As filed with the Securities and Exchange Commission on October 30, 2018

Registration No. 333-225876

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 4 to

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CREATIVE REALITIES, INC.

(Exact name of registrant as specified in its charter)

Minnesota	41-1967918
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

13100 Magisterial Drive, Suite 100 Louisville, KY 40223 Telephone: (502) 791-8800 (Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

with copies to

Bradley Pederson, Esq. Maslon LLP 3300 Wells Fargo Center 90 South Seventh Street Minneapolis, MN 55402 Telephone: (612) 672-8200 Fax: (612) 672-8341	Marc Ross, Esq. Thomas Rose, Esq. Jay Yamamoto, Esq. Sichenzia Ross Ference LLP 1185 Avenue of the Americas, 37th Fl. New York, NY 10036 Telephone: (212) 930-9700

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of the registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act (check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑
Emerging growth company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee (1)
Common stock, $0.01 par value per share (2)(3)	$14,950,000	$1,811.94
Common Stock Purchase Warrants(4)	-	-
Shares of Common Stock, $0.001 par value per share, underlying Common Stock Purchase Warrants(2)(3)(7)	$9,343,750	$1,132.46
Representative’s Warrants (5)	-	-
Shares of Common Stock underlying Representative’s Warrants (2)(3)(6)	$627,900	$76.11
Total	$24,921,650	$3,020.51	(8)

(1)	Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(o) of the Securities Act of 1933 (the “Securities Act”).

(2)	Includes shares of common stock the underwriters have the option to purchase to cover over-allotments, if any.

(3)	Pursuant to Rule 416, the securities being registered hereunder include such indeterminate number of additional securities as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions.

(4)	Estimated solely for purpose of calculating the registration fee pursuant to Rule 457(i) under the Securities Act.
(5)	No fee pursuant to Rule 457(g) under the Securities Act.

(6)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act. The representative’s warrants are exercisable at a per share price equal to 120% of the public offering price per one share of common stock. As estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act, the proposed maximum offering price of the shares of common stock underlying the representative’s warrants is $627,900 which is equal to 120% of $523,250 (3.5% of $14,950,000).

(7)	There will be issued warrants to purchase 0.5 of one share of common stock for every share issued. The warrants are exercisable at a price per share of common stock equal to 125% of the public offering price of the common stock.

(8)

Of the registration fee amount, $996 was earlier paid in connection with the June 25, 2018 filing of this registration statement and $622.50 was earlier paid in connection with the August 7, 2018 filing of this registration statement.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is prohibited.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED OCTOBER 30, 2018

1,666,667 Shares Common Stock
Warrants to Purchase up to 833,333 Shares of Common Stock

We are offering 1,666,667 shares of our common stock and warrants to purchase 833,333 shares of our common stock pursuant to this prospectus (and the shares of our common stock that are issuable from time to time upon exercise of the warrants). The warrants will have a per share exercise price of 125% of the public offering price of the common stock. Each warrant will have the right to purchase one share of our common stock. The shares of our common stock and the warrants will be separately issued. The warrants are exercisable immediately and will expire five years from the date of issuance. The underwriters have the option to purchase up to 250,000 additional shares from us at the price to the public less the underwriting discounts and commissions. All share and per share information assume that the price per share in this offering will be $7.80, which was the last reported sale price of our common stock on October 26, 2018 after giving effect to the one-for-thirty (1 for 30) stock split.

Our common stock is currently traded on the OTCQX Marketplace under the symbol “CREX.” On October 26, 2018, the closing price of our common stock was $7.80 per share. We have reserved the symbol “CREX” and “CREXW” for purposes of listing our common stock and warrants on The Nasdaq Capital Market, respectively, and we have applied to list our common stock and warrants on that exchange. No assurance can be given that our application will be approved. In this prospectus, we assume that the price per share in this offering will be $7.80, which was the last reported sale price of our common stock on October 26, 2018, and we have used that price for the assumptions set forth herein. The actual offering price per share of our common stock will be determined between us and the underwriters at the time of pricing and may be issued at a discount to the current market price of our common stock.

On October 17, 2018, the Company’s board of directors approved a l-for-30 reverse stock split of its outstanding common stock. The Company has filed for regulatory approval and will effectuate this reverse stock split prior to the effective date of the offering. All share and per share information in this prospectus has been retroactively adjusted to give effect to the reverse stock split, including the financial statements and notes thereto.

You should read this prospectus carefully before you invest. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this prospectus.

Investing in our securities involves a high degree of risk. Before making any investment in these securities, you should read and carefully consider the risks described in this prospectus under “Risk Factors” beginning on page 7 of this prospectus. We are a “smaller reporting company” under applicable law and will be subject to reduced public company reporting requirements.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions (1)	$	$
Underwriting discounts and commissions (pre-existing relationship) (1)	$	$
Proceeds, before expenses, to us	$	$

(1)	We have also agreed to reimburse A.G.P./Alliance Global Partners, the representative of the underwriters, for certain expenses incurred in connection with this offering. See “Underwriting” for a description of compensation payable to the underwriters.

We have granted a 45-day option to the representative of the underwriters to purchase up to 250,000 additional shares of our common stock and/or up to 125,000 additional warrants solely to cover over-allotments, if any.

The underwriters expect to deliver our shares and warrants against payment therefor on or about [●], 2018.

Sole Book-Running Manager

A.G.P.

Co-Manager

The Benchmark Company

The date of this prospectus is                 , 2018

i

ABOUT THIS PROSPECTUS

Unless otherwise stated or the context otherwise requires, the terms “we,” “us,” “our,” “Creative Realities” and the “Company” refer to Creative Realities, Inc. and its subsidiaries.

Neither we nor the underwriters have authorized anyone to provide you with information different from that contained in this prospectus and any free writing prospectus we have prepared. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We and the underwriters are offering to sell shares of common stock and seeking offers to buy shares of common stock only in jurisdictions where offers and sales are permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of any sale of the common stock. Our business, liquidity position, financial condition, prospects or results of operations may have changed since the date of this prospectus.

This prospectus contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. See “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

Until          , 2018 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

Presentation of Financial and Operating Data

Unless otherwise indicated, the historical financial and operating information presented in this prospectus for the years ended and as of December 31, 2017 and December 31, 2016 and as of and for the six months ended June 30, 2018 and June 30, 2017, as adjusted for the reverse stock split, is that of Creative Realities, Inc.

Industry and Market Data

The industry, market and data used throughout this prospectus have been obtained from our own research, surveys or studies conducted by third parties and industry or general publications. Industry publications and surveys generally state that they have obtained information from sources believed to be reliable, but do not guarantee the accuracy and completeness of such information. We believe that each of these studies and publications is reliable.

ii

PROSPECTUS SUMMARY

This summary contains basic information about us and the offering contained elsewhere in this prospectus. Because it is a summary, it does not contain all the information that you should consider before investing in our securities. You should read and carefully consider the entire prospectus before making an investment decision, especially the information presented under the headings “Risk Factors,” “Cautionary Note Regarding Forward-Looking Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and all other information included in this prospectus in its entirety before you decide whether to purchase any shares offered by this prospectus.

Company Overview

Creative Realities, Inc. is a Minnesota corporation that provides innovative digital marketing technology solutions to a broad range of companies, individual brands, enterprises, and organizations throughout the United States and in certain international markets. We have expertise in a broad range of existing and emerging digital marketing technologies across 18 vertical markets, as well as the related media management and distribution software platforms and networks, device and content management, product management, customized software service layers, systems, experiences, workflows, and integrated solutions. Our technology and solutions include: digital merchandising systems and omni-channel customer engagement systems; content creation, production and scheduling programs and systems; a comprehensive series of recurring maintenance, support, and field service offerings; interactive digital shopping assistants, advisors and kiosks; and, other interactive marketing technologies such as mobile, social media, point-of-sale transactions, beaconing and web-based media that enable our customers to transform how they engage with consumers.

Our main operations are conducted directly through Creative Realities, Inc. and our wholly owned subsidiaries Creative Realities Canada, Inc. a Canadian corporation, and ConeXus World Global, LLC, a Kentucky limited liability company. Our other wholly owned subsidiary Creative Realities, LLC, a Delaware limited liability company, has been effectively dormant since October 2015, the date of the merger with ConeXus World Global, LLC.

We generate revenue in this business by:

●	consulting with our customers to determine the technologies and solutions required to achieve their specific goals, strategies and objectives;

●	designing our customers’ digital marketing experiences, content and interfaces;

●	engineering the systems architecture delivering the digital marketing experiences we design – both software and hardware – and integrating those systems into a customized, reliable and effective digital marketing experience;

●	managing the efficient, timely and cost-effective deployment of our digital marketing technology solutions for our customers;

●	delivering and updating the content of our digital marketing technology solutions using a suite of advanced media, content and network management software products; and

●	maintaining our customers’ digital marketing technology solutions by: providing content production and related services; creating additional software-based features and functionality; hosting the solutions; monitoring solution service levels; and responding to and/or managing remote or onsite field service maintenance, troubleshooting and support calls.

These activities generate revenue through: bundled-solution sales; consulting services, experience design, content development and production, software development, engineering, implementation, and field services; software license fees; and maintenance and support services related to our software, managed systems and solutions.

We currently market and sell our technology and solutions primarily through our sales and business development personnel, but we also utilize agents, strategic partners, and lead generators who provide us with access to additional sales, business development and licensing opportunities.

Our digital marketing technology solutions have application in a wide variety of industries. The industries in which we sell our solutions are established and include automotive, apparel & accessories, banking, baby/children, beauty, CPG, department stores, digital out-of-home (“DOOH”), electronics, fashion, fitness, foodservice/quick service restaurant (“QSR”), financial services, gaming, luxury, mass merchants, mobile operators, and pharmacy retail; however, the planning, development, implementation and maintenance of technology-enabled experiences involving combinations of digital marketing technologies is relatively new and evolving.  Moreover, a number of participants in these industries have only recently started considering or expanding the adoption of these types of technologies, solutions and experiences as part of their overall marketing strategies.  As a result, we remain an early stage company without an established history of profitability.

On September 20, 2018, we entered into a Stock Purchase Agreement with Christie Digital Systems, Inc. (the “Purchase Agreement”) to acquire Allure Global Solutions, Inc., a wholly owned subsidiary of Christie Digital Systems (“Allure”). Allure, headquartered in Atlanta, Georgia, is an enterprise software development company providing software solutions, a suite of complementary services, and ongoing support for an array of digital media and POS solutions. The company provides a wide range of products for the theatre, restaurant, convenience store, theme park, and retail spaces and works to create, develop, deploy, and maintain enterprise software solutions including those designed specifically to integrate, manage, and power ambient client-owned networks. Those networks manage data and marketing content that has been designed and proven to influence consumer purchase behavior.

Subject to the terms and conditions of the Purchase Agreement, upon the closing of the acquisition, we will acquire ownership of all of Allure’s issued and outstanding capital shares in consideration for a total purchase price of approximately $8,450,000, subject to a post-closing working capital adjustment. Of this purchase price amount, we expect to pay approximately $6,300,000 in cash from the proceeds of this offering. Of the remaining purchase price amount, approximately $1,250,000 will be paid in the form of our assumption of certain retention bonus obligations of Allure, and approximately $900,000 (subject to increase in the event the acquisition is not consummated prior to the close of business on October 31, 2018) due from Allure to its current shareholder, Christie Digital Systems, under an existing Note which is being amended and restated for this reduced amount. That debt will be represented by our issuance to the seller of a promissory note accruing interest at 3.5% per annum. The promissory note will require us to make quarterly payments of interest only through calendar 2019, and monthly payments of interest and principal from January 2020 through December 31, 2020, on which date the promissory note will mature and all remaining amounts owing thereunder will be due. We will be able to prepay in whole or in part amounts owing under the promissory note, without penalty, at our option, at any time and from time to time.

The promissory note will be convertible into shares of Creative Realities common stock, at the seller’s option on or after the 180th day after issuance, at an initial conversion price of $8.40 per share (i.e., every $1,000 owing under the promissory note may convert into 119 shares of our common stock), subject to customary equitable adjustments. Conversion of all amounts owing under the promissory note will be mandatory if the 30-day volume-weighted average price of our common stock exceeds 200% of the common stock trading price at the closing of the acquisition. We will grant the seller customary registration rights for the shares of our common stock issuable upon conversion of the promissory note.

The stock purchase agreement contemplates additional consideration or $2,000,000 to be paid by us to seller in the event that acquiree revenue exceeds $13,000,000, wherein revenues from one specifically-named customer add only 70% of their gross value to the total, for any of (i) the 12-month period ending December 31, 2019, or (ii) any of the next following trailing 12-month periods ending on each of March 31, June 30, September 30 and December 31, 2020.

We presently expect the transaction to be completed on or prior to the close of business on or about November 13, 2018, subject, however, to the completion of this offering and the satisfaction of other customary closing conditions contained in the Purchase Agreement. The completion of this offering is a condition to the acquisition of Allure. The acquisition of Allure may not occur if we are not approved for listing on The Nasdaq Capital market, which is a condition of this offering.

The Purchase Agreement contains certain termination rights for both us and Christie Digital Systems, including rights to terminate the Purchase Agreement in the event of a breach by the other party (which right includes the right to recover out-of-pocket costs incurred by the non-breaching party) and our limited rights to terminate the Purchase Agreement upon certain adverse developments in Allure’s business. Please see our Current Report on Form 8-K filed with the SEC on September 20, 2018 for further information on the Purchase Agreement.

Audited historical financial information for the operations comprising the business of Allure, together with pro forma financial information, each as required by applicable SEC rules, is contained elsewhere in this prospectus.

We intend to fund the entire cash purchase price for our acquisition of Allure with net proceeds from this offering. Nevertheless, we may be unable to, or on the terms of the Purchase Agreement, either party may elect not to, consummate the Allure acquisition, and this offering is not conditioned on the consummation of the Allure acquisition or any other transaction. See “Risk Factors” for certain risks relating to the Allure acquisition.

Market Opportunity

We believe that the adoption and evolution of digital marketing technology solutions will increase substantially in years to come both in the industries in which we currently focus and in others. We also believe that adoption of our solutions depends not only upon the services and solutions that we provide but also depends heavily upon the cost of hardware used to process and display content on them. While the costs of hardware configurations and software media players have historically decreased and we believe they will continue to do so at an accelerating rate, flat panel displays and players typically constitute a large portion of the expenditure customers make relative to the entire cost of implementing a digital marketing system implementation and can be a barrier to customer deployment. As a result, we believe that the broader adoption of digital marketing technology solutions is likely to increase, although we cannot predict the rate at which such adoption will occur.

Another key component of our business strategy, given the evolving dynamics of the industry in which we operate, is to acquire and integrate other operating companies in the industry in conjunction with pursuing our organic growth objectives. We believe that the selective acquisition and successful integration of certain companies will: accelerate our growth in targeted vertical and operating markets; enable us to cost-effectively aggregate multiple customer bases onto a single business and technology platform; provide us with greater operating scale on a consolidated basis; enable us to leverage a common set of processes and tools, and cost efficiencies company-wide; and ultimately result in higher operating profitability and cash flow from operations. Our management team is actively pursuing and evaluating alternative acquisition opportunities on an ongoing basis. Our management team and Board of Directors have broad experience with the execution, integration and financing of acquisitions. We believe that, based on the foregoing and other factors, we can successfully serve as a consolidator of multiple business and technology platforms serving similar markets.

Our company sells products and services primarily throughout North America.

Corporate Organization

Our principal offices are located at 13100 Magisterial Drive, Suite 100, Louisville, KY 40223, and our telephone number at that office is (502) 791-8800. Our fiscal year ends December 31.

Our corporate structure, including our principal operating subsidiaries after giving effect to our acquisition of Allure, is as follows:

Recent Capitalization Events

With respect to a special meeting of the Preferred Stock to be held on November 5, 2018, the Company received proxy votes from greater than 75% of the holders of the issued and outstanding shares of Series A 6% Convertible Preferred Stock of the Company (the “Preferred Stock”) approving the mandatory conversion of all then-issued and outstanding shares of Preferred Stock into shares of the Company’s common stock contingent upon the consummation of a firm commitment underwritten public offering of the Company’s common stock (or units, consisting of common stock and warrants) resulting in its receipt of gross proceeds of at least $10,000,000 (the “Public Offering”) prior to December 31, 2018.

Holders of Preferred Stock will receive common stock at the stated conversion rate as determined pursuant to the Preferred Stock Certificate of Designation of $7.65 per share, or 723,555 shares of common stock. Those holders of Preferred Stock who execute a customary lock-up agreement for a period continuing for 90 days after the consummation of the Public Offering will be issued, as a one-time incentive, additional common stock and, if warrants are issued to purchasers in the Public Offering, warrants, in such number that makes the effective conversion price equal to 90% of the lowest of the following: (i) if shares of Common Stock are sold without accompanying warrants in the Public Offering, then the price at which shares of Common Stock are sold in the Public Offering, (ii) if units consisting of shares of Common Stock and warrants are sold in the Public Offering, then the effective price per unit sold in the Public Offering, (iii) if units consisting of shares of Common Stock and warrants are sold in the Public Offering, then the initial price at which shares of Common Stock may be purchased upon exercise of the warrants (i.e., the strike price of the warrants), and (iv) the current Conversion Price under the Certificate of Designation (i.e., $7.80) (subject, however, to equitable adjustments as provided in the Certificate of Designation). Except as otherwise indicated, all information in this prospectus assumes that the public offering price per share in this offering will be $7.80, which was the last reported sale price of our common stock on October 26, 2018, adjusted to give pro forma effect to the Reverse Split. Those holders of Preferred Stock who participate in the Public Offering, subject to a minimum participation requirement as agreed between the underwriters and the Company, and execute the foregoing lock-up agreement will receive, as a one-time incentive, additional common stock and, if warrants are issued to purchasers in the Public Offering, warrants, in such number that decreases the effective conversion price on the conversion of Preferred Stock by those holders that execute a lock-up agreement to 80% of the lowest of those scenarios outlined above. The additional discount will be given if holders of the Preferred Stock purchase a minimum amount of our securities that will be determined by the Company prior to the effective date of the registration statement of which this prospectus is a part. The lock-up agreements will apply to all shares of common stock issued to convert the holder’s Preferred Stock, and the additional shares of common stock and warrants, and underlying warrant shares, issued by the Company in exchange for the holder’s execution of the lock-up agreement and participation in the offering. As a result, and based on communication with holders of Preferred Stock as of October 30, 2018, we expect to issue an aggregate of approximately 871,757 shares of common stock consisting of (i) 723,555 shares upon conversion of the entire class of preferred; (ii) approximately 65,870 additional shares, as incentive shares, to certain shareholders that have or we expect (but can make no assurances that they will) to execute the lock-up agreement; and (iii) approximately 82,332 additional incentive shares to those locked up shareholders, assuming (but can make no assurances they will) they all participate in the offering, 740,999 of which will be subject to a customary lock-up arrangement and be eligible for receipt of warrants as outlined above which will also be subject to the same lock-up arrangement. The number of warrants awarded to holders of Preferred Stock will be calculated consistent with and have identical exercise terms, including exercise price and length of warrant, as those participants in the Public Offering. For purposes of this Prospectus we have assumed that 81.9% of the outstanding Preferred Stock will be entitled to additional shares of common stock and to warrants, if warrants are offered in the Public Offering, which represents the portion of the holders of Preferred Stock which have executed the lock-up agreement. For purposes of pro forma calculations within this Prospectus we have assumed the entire population which has executed the initial conversion lock-up agreement, or 81.9% of the outstanding Preferred Stock, will also participate in the Public Offering. The actual number of shares and warrants will vary from this amount and will depend on the actual offering price and Preferred Stockholders’ participation and entry into lock-up agreements.

On October 29, 2018, the holder of convertible promissory notes of the Company agreed to convert $4,954,938 of outstanding principal, including paid-in-kind interest and all accrued interest thereon into shares of our common stock and, if warrants are issued to purchasers in the Public Offering, warrants at a conversion price equal to 80% of the lowest of the following: (a) if shares of common stock are sold without accompanying warrants in the Public Offering, then the lower of (i) the price at which shares of common stock are sold in the Public Offering or (ii) the stated conversion price of $7.65 per share, and (b) if units consisting of shares of common stock and warrants are sold in the Public Offering, then the lower of (i) the price per unit sold in the Public Offering, (ii) the price at which shares of common stock may be purchased pursuant to the warrants (i.e., the strike price of the warrants) included within each unit in the Public Offering or (iii) the stated conversion price of $7.65 per unit sold in the Public Offering Based on an assumed $7.80 public offering price per share in this offering, which was the last reported sale price of our common stock on October 26, 2018, adjusted to give pro forma effect to the Reverse Split, 809,631 shares of our common stock will be issued at the closing of this offering upon conversion of these convertible promissory notes (reflecting interest accrued through October 26, 2018) and will be eligible for receipt of warrants as outlined above. Common stock and warrant shares issued upon conversion and exercise of warrants have assigned registration rights. Those holders of convertible promissory notes who participate in the Public Offering, subject to a minimum participation requirement as agreed between the underwriters and the Company, and execute the a lock-up agreement will receive, as a one-time incentive, additional common stock and, if warrants are issued to purchasers in the Public Offering, warrants, in such number that decreases the effective conversion price on the conversion of convertible notes by those holders that execute a lock-up agreement to 70% of the lowest of those scenarios outlined above. The additional discount will be given if holders of the convertible note holders purchase a minimum amount of our securities that will be determined by the Company prior to the effective date of the registration statement of which this prospectus is a part. The lock-up agreements will apply to all shares of common stock issued to convert the holder’s convertible promissory notes, and the additional shares of common stock and warrants, and underlying warrant shares, issued by the Company in exchange for the holder’s execution of the lock-up agreement and participation in the offering. As a result, and based on communication with holders of convertible promissory notes as of October 30, 2018, we expect to issue an aggregate of approximately 925,292 shares of common stock to current holders of convertible promissory notes upon conversion, consisting of (i) 647,705 shares upon conversion of the entire class of convertible promissory notes; (ii) approximately 161,926 additional shares, as incentive shares, to holders of convertible promissory notes that have or we expect (but can make no assurances that they will) to execute the lock-up agreement; and (iii) approximately 115,661 additional incentive shares to those locked up shareholder assuming (but can make no assurances they will) they all participate in the offering, 925,292 of which will be subject to a customary lock-up arrangement and be eligible for receipt of warrants as outlined above which will also be subject to the same lock-up arrangement. For purposes of pro forma calculations within this Prospectus we have assumed the entire population which has executed the initial conversion lock-up agreement, or 100% of the outstanding convertible notes, will also participate in the Public Offering. The number of warrants awarded to holders of convertible promissory notes will be calculated consistent with and have identical exercise terms, including exercise price and length of warrant, as those participants in the Public Offering. The actual number of shares will vary from this amount and will depend on the actual offering price and when the closing of the offering occurs.

On October 17, 2018, the Company’s board of directors approved a l-for-30 reverse split of its outstanding common stock. We refer to this reverse stock split throughout this prospectus as the “Reverse Split.” We will effectuate the Reverse Stock split prior to the effective date of this offering. The accompanying financial statements and notes to the financial statements give retroactive effect to the Reverse Split for all periods presented. The shares of common stock retained a par value of $0.01 per share. Accordingly, the stockholders’ deficit reflects the reverse stock split by reclassifying from “common stock” to “additional paid-in capital” in an amount equal to the par value of the decreased shares resulting from the Reverse Split.

Recent Developments

Estimated Quarterly Financial Results

The following is an estimate of our selected preliminary unaudited financial results for the three months ending September 30, 2018. These results do not include Allure and is meant solely as an estimate of the three months ended September 30, 2018 of the Company without taking into effect the Allure acquisition. These results are subject to the completion of our normal quarter-end closing procedures and review by our independent registered public accounting firm in accordance with Statement of Auditing Standards No. 100, which provides guidance on performing reviews of interim financial information. As a result, our preliminary unaudited financial results set forth below may be subject to change. For additional information regarding the various risks and uncertainties inherent in estimates of this type, see “Cautionary Note Regarding Forward-Looking Statements.”

We expect that we will report revenue ranging from $6.0 million to $6.1 million in the three months ending September 30, 2018. We anticipate gross margins to be in excess of 50% for the three months ending September 30, 2018. Our 2018 full year revenue expectations range from $23.2 million to $27.0 million.

Our actual results may differ from our current estimates and may differ substantially if consolidated with Allure. We cannot assure you that our results for this interim period will be indicative of our results for the full year or future quarterly periods. Please refer to “Management’s Discussion and Analysis of Financial Condition and Results of Operation” included in our filings with the SEC incorporated by reference in this prospectus for information regarding trends and other factors that may influence our results of operations.

The Offering

The summary below describes some of the terms of the offering. For a more complete description of the common stock, see “Description of Securities.”

Issuer	Creative Realities, Inc.

Securities offered by us	1,666,667 shares of our common stock and warrants to purchase 833,333 shares of common stock based on the last reported sale price of our common stock on October 26, 2018 after giving effect to the one-for-thirty (1 for 30) stock split.

Public offering price	$[●] per share.

Over-allotment option	We have granted the underwriters an option to purchase up to 250,000 additional shares of common stock and/or up to 125,000 additional warrants solely to cover over-allotments, if any. This option is exercisable, in whole or in part, for a period of 45 days from the date of this prospectus.

Representative’s warrants

We will issue to Alliance Global Partners (“A.G.P.”), the representative of the underwriters, upon closing of this offering, compensation warrants entitling A.G.P. or its designees to purchase 3.5% of the aggregate number of shares of common stock that we issue in this offering (excluding any shares issued upon exercise of the underwriters’ over-allotment option).

The representative’s warrants will be exercisable at a price per share equal to 120% of the public offering price per share of common stock issued in this offering for no more than 48 months commencing six months after the date of effectiveness of the registration statement of which this prospectus forms a part.

Common stock outstanding prior to this offering	2,962,345 shares (1)

Common stock outstanding after this offering	6,426,060 shares (1)(2)

Use of proceeds

We estimate that the net proceeds from our issuance and sale of our securities in this offering will be approximately $11,850,000, assuming a public offering price of $7.80 per share, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. In this regard, we estimate that our own offering related expenses will be approximately $240,000.

We intend to use the net proceeds from this offering to (1) fund the acquisition of Allure Global Solutions, Inc., an enterprise software development company providing software solutions, a suite of complementary services and ongoing support for its array of digital media and POS solutions, assuming this acquisition is consummated, (2) to repay the senior secured credit facility (inclusive of term loan, secured revolving promissory note and secured disbursed escrow promissory note) down to a maximum principal balance of $4,264,000, which represents a use of approximately $1.2 million based on the outstanding balance as of October 26, 2018 and (3) fund general corporate activities and working capital requirements.

For more information, see “Use of Proceeds” below.

Market and trading symbol	Our common stock is currently traded on the OTCQX Marketplace under the symbol “CREX.” We have applied to have our common stock and warrants listed on The Nasdaq Capital Market under the symbol “CREX” and “CREXW”, respectively. This offering will occur only if our listing application is approved.

Proposed Nasdaq Capital Market symbol

We reserved the symbols for our common stock and our common stock warrant with The Nasdaq Capital Market under the symbols “CREX” and “CREXW”, respectively.

On October 17, 2018, the Company’s board of directors approved a l-for-30 reverse stock split of its outstanding common stock. The Company has filed for regulatory approval and will effectuate this reverse stock split prior to the effective date of the offering. However, following the stock split, our securities may not trade at a price consistent with such reverse split. Nasdaq Capital Market listing requirements include, among other things, a stock price threshold. No assurances can be given that our stock price will meet such stock price threshold to be approved for listing on the Nasdaq Capital Markets, which is a condition to this offering.

Except as otherwise indicated, all information in this prospectus:

●	gives effect to the 1-for-30 Reverse Split that was approved by our board of directors on October 17, 2018 and that we will effectuate prior to the effective date of this offering; and

●	assumes 871,757 shares of our common stock will be issued at the closing of this offering upon conversion of the Preferred Stock, 723,555 of which represent conversion shares and 148,202 of which represent estimated incentive shares provided in exchange for lock-up agreements; and

●	assumes 925,292 shares will be issued at the closing of this offering upon conversion of convertible promissory notes, including accrued but unpaid interest, outstanding as of October 26, 2018; 647,705 of which represent conversion shares and 277,587 of which represent estimated incentive shares provided in exchange for lock-up agreements.

See “Recent Capitalization Events” beginning on page 3.

(1)	The number of shares of our common stock outstanding both before and after this offering is based on the number of shares outstanding as of October 26, 2018, assumes the issuance and sale of 1,666,667 shares of our common stock in this offering at an assumed public offering price of $7.80 per share, which was the last reported sale price of our common stock on October 26, 2018, gives effect to the 1-for-30 reverse stock split approved by our Board of Directors on October 17, 2018, and excludes:

●	288,860 common shares issuable upon exercise of stock options granted under both our 2006 Amended and Restated Equity Incentive Plan and 2014 Stock Incentive Plan and outstanding as of October 26, 2018, with a weighted-average exercise price of $8.59 per share;

●	1,498,169 common shares issuable upon exercise of warrants outstanding as of October 26, 2018, with a weighted-average exercise price of $8.83 per share;

●	14,605 shares of our common stock potentially issuable, as of October 26, 2018, on account of dividends that have accrued (but are not presently payable) on currently outstanding shares of Series A Convertible Preferred Stock, which the Company anticipates issuing at the date of conversion;

●	107,143 shares of our common stock issuable upon conversion of the convertible promissory note to be issued as consideration in the purchase of Allure.

(2)	Except as otherwise indicated, the number of shares of common stock presented in this prospectus excludes shares of our common stock issuable if the underwriters exercise their over-allotment option and shares of our common stock underlying warrants to be issued to the representative of the underwriters in connection with this offering.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

The Information in this prospectus includes “forward-looking statements” under Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact included in this prospectus, regarding our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this prospectus, the words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements described under the heading “Risk Factors” included in this prospectus. These forward-looking statements are based on our current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. Nevertheless, and despite the fact that management’s expectations and estimates are based on assumptions management believes to be reasonable and data management believes to be reliable, our actual results, performance or achievements are subject to future risks and uncertainties, any of which could materially affect our actual performance. Risks and uncertainties that could affect such performance include, but are not limited to:

●	the adequacy of funds for future operations;

●	future expenses, revenue and profitability;

●	trends affecting financial condition and results of operations;

●	ability to convert proposals into customer orders under mutually agreed upon terms and conditions;

●	general economic conditions and outlook;

●	the ability of customers to pay for products and services received;

●	the impact of changing customer requirements upon revenue recognition;

●	customer cancellations;

●	the availability and terms of additional capital;

●	industry trends and the competitive environment;

●	the impact of the company’s financial condition upon customer and prospective customer relationships;

●	potential litigation and regulatory actions directed toward our industry in general;

●	the ultimate control of our management and our Board of Directors by our controlling shareholder, Slipstream Funding, LLC;

●	our reliance on certain key personnel in the management of our businesses;

●	employee and management turnover;

●	the existence of material weaknesses in internal controls over financial reporting;

●	the inability to successfully integrate the operations of acquired companies; and

●	the fact that our common stock is presently thinly traded in an illiquid market.

These and other risk factors are discussed in reports we file with the SEC.

We caution you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond our control. These risks include, but are not limited to, the risks described under “Risk Factors” in this prospectus. Should one or more of the risks or uncertainties described in this prospectus occur, or should underlying assumptions prove incorrect, our actual results and plans could differ materially from those expressed in any forward-looking statements.

All forward-looking statements, expressed or implied, included in this prospectus are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue. Except as otherwise required by applicable law, we disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this prospectus.

Although federal securities laws provide a safe harbor for forward-looking statements made by a public company that files reports under the federal securities laws, this safe harbor is not available to certain issuers, including issuers that do not have their equity traded on a recognized national exchange or The Nasdaq Capital Market. Our common stock does not trade on any recognized national exchange or The Nasdaq Capital Market. As a result, we will not have the benefit of this safe harbor protection in the event of any legal action based upon a claim that the material provided by us contained a material misstatement of fact or was misleading in any material respect because of our failure to include any statements necessary to make the statements not misleading.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the specific risks described below, the risks described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2018, and any risks described in our other filings with the Securities and Exchange Commission, pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, before making an investment decision. See the section of this prospectus entitled “Where You Can Find More Information.” Any of the risks we describe below could cause our business, financial condition, results of operations or future prospects to be materially adversely affected.

The market price of our securities could decline if one or more of these risks and uncertainties develop into actual events and you could lose all or part of your investment. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially and adversely affect our business, financial condition, results of operations or future prospects. In addition, some of the statements in this section of the prospectus are forward-looking statements. For more information about forward-looking statements, please see the section of this prospectus entitled “Risks Relating to Forward-Looking Statements” above. Amounts within the “Risk Factors” section are stated in thousands with the exception of share information.

RISKS RELATED TO OUR BUSINESS AND OUR INDUSTRY

We have generally incurred losses, and may never become or remain profitable.

Except for the second and fourth quarters of 2016 and the first quarter of 2017, we have incurred net losses, have negative cash flows from operations and have a working capital deficit. We incurred net losses in each of the years ended December 31, 2017 and 2016, respectively. We do not know with any degree of certainty whether or when we will become profitable. Even if we are able to achieve profitability in future periods, we may not be able to sustain or increase our profitability in successive periods.

We have formulated our business plans and strategies based on certain assumptions regarding the acceptance of our business model and the marketing of our products and services. Nevertheless, our assessments regarding market size, market share, market acceptance of our products and services and a variety of other factors may prove incorrect. Our future success will depend upon many factors, including factors which may be beyond our control or which cannot be predicted at this time.

Our digital marketing business is evolving in a rapidly changing market, and we cannot ensure the long-term successful operation of our business or the execution of our business plan.

Our digital marketing technology and solutions are an evolving business offering and the markets in which we compete are rapidly changing. As a result, our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by growing companies in new and rapidly evolving markets. We may be unable to accomplish any of the following, which would materially impact our ability to implement our business plan:

●	establishing and maintaining broad market acceptance of our technology, solutions, services, and platforms, and converting that acceptance into direct and indirect sources of revenue;

●	establishing and maintaining adoption of our technology, solutions, services, and platforms in and on a variety of environments, experiences, and device types;

●	timely and successfully developing new technology, solution, service, and platform features, and increasing the functionality and features of our existing technology, solution, service, and platform offerings;

●	developing technology, solutions, services, and platforms that result in a high degree of customer satisfaction and a high level of end-customer usage;

●	successfully responding to competition, including competition from emerging technologies and solutions;

●	developing and maintaining strategic relationships to enhance the distribution, features, content and utility of our technology, solutions, services, and platforms;

●	identifying, attracting and retaining talented engineering, network operations, program management, technical services, creative services, and other personnel at reasonable market compensation rates in the markets in which we employ such personnel; and

●	integration of acquisitions.

Our business strategy may be unsuccessful and we may be unable to address the risks we face in a cost-effective manner, if at all. If we are unable to successfully accomplish these tasks, our business will be harmed.

Adequate funds for our operations may not be available, requiring us to raise additional financing or else curtail our activities significantly.

We may be required to raise additional funding through public or private financings, including equity financings, through 2019. Any additional equity financings may be dilutive to shareholders and may be completed at a discount to the then-current market price of our securities. Debt financing, if available, would likely involve restrictive covenants on our operations or pertaining to future financing arrangements. Nevertheless, we may not successfully complete any future equity or debt financing. Adequate funds for our operations, whether from financial markets, collaborative or other arrangements, may not be available when needed or on terms attractive to us. If adequate funds are not available, our plans to operate our business may be adversely affected and we could be required to curtail our activities significantly and/or cease operating.

We are reliant on the continued support of a related party for adequate financing of our operations.

We may be required to raise additional funding through public or private financings, including equity financings, through 2019. As of the date of this filing, our majority shareholder and investor, Slipstream Communications LLC is the holder of 100% of our outstanding debt instruments including the term loan, secured revolving promissory note and convertible promissory notes. If we are unable to extend the maturity or replace our existing financing agreements in the future, our plans to operate our business may be adversely affected and we could be required to curtail our activities significantly and/or cease operating.

We may be unable to implement our business plan if we cannot raise sufficient capital and may be required to pay a high price for capital.

We will need to obtain additional capital to implement our business plan and meet our financial obligations as they become due. We may not be able to raise the additional capital needed or may be required to pay a high price for capital. Factors affecting the availability and price of capital may include the following:

●	the availability and cost of capital generally;

●	our financial results;

●	the experience and reputation of our management team;

●	market interest, or lack of interest, in our industry and business plan;

●	the trading volume of, and volatility in, the market for our common stock and warrants;

●	our ongoing success, or failure, in executing our business plan;

●	the amount of our capital needs; and

●	the amount of debt, options, warrants, and convertible securities we have outstanding.

We may be unable to meet our current or future obligations or to adequately exploit existing or future opportunities if we cannot raise sufficient capital. If we are unable to obtain capital for an extended period of time, we may be forced to discontinue operations.

We expect that there will be significant consolidation in our industry. Our failure or inability to lead that consolidation would have a severe adverse impact on our access to financing, customers, technology, and human resources.

Our industry is currently composed of a large number of relatively small businesses, no single one of which is dominant or which provides integrated solutions and product offerings incorporating much of the available technology. Accordingly, we believe that substantial consolidation may occur in our industry in the near future. If we do not play a positive role in that consolidation, either as a leader or as a participant whose capability is merged in a larger entity, we may be left out of this process, with product offerings of limited value compared with those of our competitors. Moreover, even if we lead the consolidation process, the market may not validate the decisions we make in that process.

Our success depends on our interactive marketing technologies achieving and maintaining widespread acceptance in our targeted markets.

Our success will depend to a large extent on broad market acceptance of our interactive marketing technologies among our current and prospective customers. Our prospective customers may still not use our solutions for a number of other reasons, including preference for static advertising, lack of familiarity with our technology, preference for competing technologies or perceived lack of reliability. We believe that the acceptance of our interactive marketing technologies by prospective customers will depend primarily on the following factors:

●	our ability to demonstrate the economic and other benefits attendant our marketing technologies;

●	our customers becoming comfortable with using our interactive marketing technologies; and

●	the reliability of our interactive marketing technologies.

Our interactive technologies are complex and must meet stringent user requirements. Some undetected errors or defects may only become apparent as new functions are added to our technologies and products. The need to repair or replace products with design or manufacturing defects could temporarily delay the sale of new products and adversely affect our reputation. Delays, costs and damage to our reputation due to product defects could harm our business.

Our financial condition and potential for continued net losses may negatively impact our relationships with customers, prospective customers and third-party suppliers.

Our financial condition and potential for continued net losses may cause current and prospective customers to defer placing orders with us, to require terms that are less favorable to us, or to place their orders with competing marketing technology suppliers, which could adversely affect our business, financial condition and results of operations. On the same basis, third-party suppliers may refuse to do business with us, or may do so only on terms that are unfavorable to us, which also could cause our revenue to decline.

Because we do not have long-term purchase commitments from our customers, the failure to obtain anticipated orders or the deferral or cancellation of commitments could have adverse effects on our business.

Our business is characterized by short-term purchase orders and contracts that do not require that purchases be made. This makes forecasting our sales difficult. The failure to obtain anticipated orders and deferrals or cancellations of purchase commitments because of changes in customer requirements, or otherwise, could have a material adverse effect on our business, financial condition and results of operations. We have experienced such challenges in the past and may experience such challenges in the future.

Our continued growth could be adversely affected by the loss of several key customers, including a significant related party customer.

Our largest customers account for a majority of our total revenue on a consolidated basis. We had three customers that accounted for 56% of our revenue for each of the years ended December 31, 2017 and 2016. We had two customers that accounted for 67% and 49% of our revenue for the three months ended June 30, 2018 and 2017, respectively. We had two customers that accounted for 59% and 60% of revenue for the six months ended June 30, 2018 and 2017, respectively. One of these customers for all periods was a related party. We had two customers that accounted for 66% and 63% of accounts receivable as of June 30, 2018 and December 31, 2017, respectively. One of these customers for both periods was a related party.

Decisions by one or more of these key customers to not renew, terminate or substantially reduce their use of our products, technology, services, and platform could substantially slow our revenue growth and lead to a decline in revenue. Our business plan assumes continued growth in revenue, and it is unlikely that we will become profitable without a continued increase in revenue.

Our financial performance, condition and continued growth could be adversely affected by a key related party.

For the years ended December 31, 2017 and 2016, we had sales of $3,390,148 and $1,344,134, respectively, with a related party entity that was 22.5% owned by a member of senior management. Accounts receivable due from the related party was $3,016,646 and $543,202 at December 31, 2017 and 2016, respectively. For the quarter ended June 30, 2018, we had sales with this same related party entity which is now approximately 17.5% owned by a member of senior management. For the three and six months ended June 30, 2018, we had sales with a related party entity that is approximately 17.5% owned by a member of senior management. Sales to this related party were $618,754 and $1,036,223 for the three and six months ended June 30, 2018.

Most of our contracts are terminable by our customers with limited notice and without penalty payments, and early terminations could have a material effect on our business, operating results and financial condition.

Most of our contracts are terminable by our customers following limited notice and without early termination payments or liquidated damages due from them. In addition, each stage of a project often represents a separate contractual commitment, at the end of which the customers may elect to delay or not to proceed to the next stage of the project. We cannot assure you that one or more of our customers will not terminate a material contract or materially reduce the scope of a large project. The delay, cancellation or significant reduction in the scope of a large project or a number of projects could have a material adverse effect on our business, operating results and financial condition.

It is common for our current and prospective customers to take a long time to evaluate our products, most especially during economic downturns that affect our customers’ businesses. The lengthy and variable sales cycle makes it difficult to predict our operating results.

It is difficult for us to forecast the timing and recognition of revenue from sales of our products and services because our actual and prospective customers often take significant time to evaluate our products before committing to a purchase. Even after making their first purchases of our products and services, existing customers may not make significant purchases of those products and services for a long period of time following their initial purchases, if at all. The period between initial customer contact and a purchase by a customer may be years with potentially an even longer period separating initial purchases and any significant purchases thereafter. During the evaluation period, prospective customers may decide not to purchase or may scale down proposed orders of our products for various reasons, including:

●	reduced need to upgrade existing visual marketing systems;

●	introduction of products by our competitors;

●	lower prices offered by our competitors; and

●	changes in budgets and purchasing priorities.

Our prospective customers routinely require education regarding the use and benefit of our products. This may also lead to delays in receiving customers’ orders.

Our industry is characterized by frequent technological change. If we are unable to adapt our products and services and develop new products and services to keep up with these rapid changes, we will not be able to obtain or maintain market share.

The market for our products and services is characterized by rapidly changing technology, evolving industry standards, changes in customer needs, heavy competition and frequent new product and service introductions. If we fail to develop new products and services or modify or improve existing products and services in response to these changes in technology, customer demands or industry standards, our products and services could become less competitive or obsolete.

We must respond to changing technology and industry standards in a timely and cost-effective manner. We may not be successful in using new technologies, developing new products and services or enhancing existing products and services in a timely and cost-effective manner. Furthermore, even if we successfully adapt our products and services, these new technologies or enhancements may not achieve market acceptance.

A portion of our business involves the use of software technology that we have developed or licensed. Industries involving the ownership and licensing of software-based intellectual property are characterized by frequent intellectual-property litigation, and we could face claims of infringement by others in the industry. Such claims are costly and add uncertainty to our operational results.

A portion of our business involves our ownership and licensing of software. This market space is characterized by frequent intellectual-property claims and litigation. We could be subject to claims of infringement of third-party intellectual-property rights resulting in significant expense and the potential loss of our own intellectual-property rights. From time to time, third parties may assert copyright, trademark, patent or other intellectual-property rights to technologies that are important to our business. Any litigation to determine the validity of these claims, including claims arising through our contractual indemnification of our business partners, regardless of their merit or resolution, would likely be costly and time consuming and divert the efforts and attention of our management and technical personnel. If any such litigation resulted in an adverse ruling, we could be required to:

●	pay substantial damages;

●	cease the development, use, licensing or sale of infringing products;

●	discontinue the use of certain technology; or

●	obtain a license under the intellectual property rights of the third party claiming infringement, which license may not be available on reasonable terms or at all.

Our proprietary platform architectures and data tracking technology underlying certain of our services are complex and may contain unknown errors in design or implementation that could result in system performance failures or inability to scale.

The platform architecture, data tracking technology and integration layers underlying our proprietary platforms, our contract administration, procurement, timekeeping, content and network management, network services, device management, virtualized services, software automation and other tools, and back-end services are complex and include software and code used to generate customer invoices. This software and code is developed internally, licensed from third parties, or integrated by in-house personnel and third parties. Any of the system architecture, system administration, integration layers, software or code may contain errors, or may be implemented or interpreted incorrectly, particularly when they are first introduced or when new versions or enhancements to our tools and services are released. Consequently, our systems could experience performance failure or we may be unable to scale our systems, which may:

●	adversely impact our relationship with customers and others who experience system failure, possibly leading to a loss of affected and unaffected customers;

●	increase our costs related to product development or service delivery; or

●	adversely affect our revenues and expenses.

Our business may be adversely affected by malicious applications that interfere with, or exploit security flaws in, our products and services.

Our business may be adversely affected by malicious applications that make changes to our customers’ computer systems and interfere with the operation and use of our products or products that impact our business. These applications may attempt to interfere with our ability to communicate with our customers’ devices. The interference may occur without disclosure to or consent from our customers, resulting in a negative experience that our customers may associate with our products and services. These applications may be difficult or impossible to uninstall or disable, may reinstall themselves and may circumvent other applications’ efforts to block or remove them. The ability to provide customers with a superior interactive marketing technology experience is critical to our success. If our efforts to combat these malicious applications fail, or if our products and services have actual or perceived vulnerabilities, there may be claims based on such failure or our reputation may be harmed, which would damage our business and financial condition.

We compete with other companies that have more resources, which puts us at a competitive disadvantage.

The market for interactive marketing technologies is generally highly competitive and we expect competition to increase in the future. Some of our competitors or potential competitors may have significantly greater financial, technical and marketing resources than us. These competitors may be able to respond more rapidly than we can to new or emerging technologies or changes in customer requirements. They may also devote greater resources to the development, promotion and sale of their products than us.

We expect competitors to continue to improve the performance of their current products and to introduce new products, services and technologies. Successful new product and service introductions or enhancements by our competitors could reduce sales and the market acceptance of our products and services, cause intense price competition or make our products and services obsolete. To be competitive, we must continue to invest significant resources in research and development, sales and marketing and customer support. If we do not have sufficient resources to make these investments or are unable to make the technological advances necessary to be competitive, our competitive position will suffer. Increased competition could result in price reductions, fewer customer orders, reduced margins and loss of market share. Our failure to compete successfully against current or future competitors could adversely affect our business and financial condition.

Our future success depends on key personnel and our ability to attract and retain additional personnel.

Our key personnel include:

●	Richard Mills, our Chief Executive Officer;

●	John Walpuck, our Chief Operating Officer; and

●	Will Logan, our Chief Financial Officer

If we fail to retain our key personnel or to attract, retain and motivate other qualified employees, our ability to maintain and develop our business may be adversely affected. Our future success depends significantly on the continued service of our key technical, sales and senior management personnel and their ability to execute our growth strategy. The loss of the services of our key employees could harm our business. We may be unable to retain our employees or to attract, assimilate and retain other highly qualified employees who could migrate to other employers who offer competitive or superior compensation packages.

Unpredictability in financing markets could impair our ability to grow our business through acquisitions.

We anticipate that opportunities to acquire similar businesses will materially depend on the availability of financing alternatives with acceptable terms. As a result, poor credit and other market conditions or uncertainty in financial markets could materially limit our ability to grow through acquisitions since such conditions and uncertainty make obtaining financing more difficult.

We are subject to cyber security risks and interruptions or failures in our information technology systems. A cyber incident could occur and result in information theft, data corruption, operational disruption and/or financial loss.

We depend on digital technologies to process and record financial and operating data and rely on sophisticated information technology systems and infrastructure to support our business, including process control technology. At the same time, cyber incidents, including deliberate attacks, have increased. The U.S. government has issued public warnings that indicate that energy assets might be specific targets of cyber security threats. Our technologies, systems and networks and those of our vendors, suppliers and other business partners may become the target of cyberattacks or information security breaches that could result in the unauthorized release, gathering, monitoring, misuse, loss or destruction of proprietary and other information, or other disruption of business operations. In addition, certain cyber incidents, such as surveillance, may remain undetected for an extended period. Our systems for protecting against cyber security risks may not be sufficient. As the sophistication of cyber incidents continues to evolve, we will likely be required to expend additional resources to continue to modify or enhance our protective measures or to investigate and remediate any vulnerability to cyber incidents. Additionally, any of these systems may be susceptible to outages due to fire, floods, power loss, telecommunications failures, usage errors by employees, computer viruses, cyber-attacks or other security breaches or similar events. The failure of any of our information technology systems may cause disruptions in our operations, which could adversely affect our revenues and profitability.

Our reliance on information management and transaction systems to operate our business exposes us to cyber incidents and hacking of our sensitive information if our outsourced service provider experiences a security breach.

Effective information security internal controls are necessary for us to protect our sensitive information from illegal activities and unauthorized disclosure in addition to denial of service attacks and corruption of our data. In addition, we rely on the information security internal controls maintained by our outsourced service provider. Breaches of our information management system could also adversely affect our business reputation. Finally, significant information system disruptions could adversely affect our ability to effectively manage operations or reliably report results.

Because our technology, products, platform, and services are complex and are deployed in and across complex environments, they may have errors or defects that could seriously harm our business.

Our technology, proprietary platforms, products and services are highly complex and are designed to operate in and across data centers, large and complex networks, and other elements of the digital media workflow that we do not own or control. On an ongoing basis, we need to perform proactive maintenance services on our platform and related software services to correct errors and defects. In the future, there may be additional errors and defects in our software that may adversely affect our services. We may not have in place adequate reporting, tracking, monitoring, and quality assurance procedures to ensure that we detect errors in our software in a timely manner. If we are unable to efficiently and cost-effectively fix errors or other problems that may be identified, or if there are unidentified errors that allow persons to improperly access our services, we could experience loss of revenues and market share, damage to our reputation, increased expenses and legal actions by our customers.

We may have insufficient network or server capacity, which could result in interruptions in our services and loss of revenues.

Our operations are dependent in part upon: network capacity provided by third-party telecommunications networks; data center services provider owned and leased infrastructure and capacity; our dedicated and virtualized server capacity located at its data center services provider partner and a geo-redundant micro-data center location; and our own infrastructure and equipment. Collectively, this infrastructure, equipment, and capacity must be sufficiently robust to handle all of our customers’ web-traffic, particularly in the event of unexpected surges in high-definition video traffic and network services incidents. We may not be adequately prepared for unexpected increases in bandwidth and related infrastructure demands from our customers. In addition, the bandwidth we have contracted to purchase may become unavailable for a variety of reasons, including payment disputes, outages, or such service providers going out of business. Any failure of these service providers or our own infrastructure to provide the capacity we require, due to financial or other reasons, may result in a reduction in, or interruption of, service to our customers, leading to an immediate decline in revenue and possible additional decline in revenue as a result of subsequent customer losses.

We do not have sufficient capital to engage in material research and development, which may harm our long-term growth.

In light of our limited resources in general, we have made no material investments in research and development over the past several years. This conserves capital in the short term. In the long term, as a result of our failure to invest in research and development, our technology and product offerings may not keep pace with the market and we may lose any existing competitive advantage. Over the long term, this may harm our revenues growth and our ability to become profitable.

Our business operations are susceptible to interruptions caused by events beyond our control.

Our business operations are susceptible to interruptions caused by events beyond our control. We are vulnerable to the following potential problems, among others:

●	our platform, technology, products, and services and underlying infrastructure, or that of our key suppliers, may be damaged or destroyed by events beyond our control, such as fires, earthquakes, floods, power outages or telecommunications failures;

●	we and our customers and/or partners may experience interruptions in service as a result of the accidental or malicious actions of Internet users, hackers or current or former employees;

●	we may face liability for transmitting viruses to third parties that damage or impair their access to computer networks, programs, data or information. Eliminating computer viruses and alleviating other security problems may require interruptions, delays or cessation of service to our customers; and

●	failure of our systems or those of our suppliers may disrupt service to our customers (and from our customers to their customers), which could materially impact our operations (and the operations of our customers), adversely affect our relationships with our customers and lead to lawsuits and contingent liability.

The occurrence of any of the foregoing could result in claims for consequential and other damages, significant repair and recovery expenses and extensive customer losses and otherwise have a material adverse effect on our business, financial condition and results of operations.

General global market and economic conditions may have an adverse impact on our operating performance and results of operations.

Our business has been and could continue to be affected by general global economic and market conditions. Weakness in the United States and worldwide economy has had and could continue to have a negative effect on our operating results, including a decrease in revenue and operating cash flow. To the extent our customers are unable to profitably leverage various forms of digital marketing technology and solutions, and/or the content we create, deliver and publish on their behalf, they may reduce or eliminate their purchase of our products and services. Such reductions in traffic would lead to a reduction in our revenues. Additionally, in a down-cycle economic environment, we may experience the negative effects of increased competitive pricing pressure, customer loss, slowdown in commerce over the Internet and corresponding decrease in traffic delivered over our network and failures by our customers to pay amounts owed to us on a timely basis or at all. Suppliers on which we rely for equipment, field services, servers, bandwidth, co-location and other services could also be negatively impacted by economic conditions that, in turn, could have a negative impact on our operations or revenues. Flat or worsening economic conditions may harm our operating results and financial condition.

The markets in which we operate are rapidly emerging, and we may be unable to compete successfully against existing or future competitors to our business.

The market in which we operate is becoming increasingly competitive.  Our current competitors generally include general digital signage companies, specialized digital signage operators targeting certain vertical markets (e.g., financial services), content management software companies, or integrators and vertical solution providers who develop single implementations of content distribution, digital marketing technology, and related services. These competitors, including future new competitors who may emerge, may be able to develop a comparable or superior solution capabilities, software platform, technology stack, and/or series of services that provide a similar or more robust set of features and functionality than the technology, products and services we offer. If this occurs, we may be unable to grow as necessary to make our business profitable.

Whether or not we have superior products, many of these current and potential future competitors have a longer operating history in their current respective business areas and greater market presence, brand recognition, engineering and marketing capabilities, and financial, technological and personnel resources than we do. Existing and potential competitors with an extended operating history, even if not directly related to our business, have an inherent marketing advantage because of the reluctance of many potential customers to entrust key operations to a company that may be perceived as unproven. In addition, our existing and potential future competitors may be able to use their extensive resources to:

●	develop and deploy new products and services more quickly and effectively than we can;

●	develop, improve and expand their platforms and related infrastructures more quickly than we can;

●	reduce costs, particularly hardware costs, because of discounts associated with large volume purchases and longer term relationships and commitments;

●	offer less expensive products, technology, platform, and services as a result of a lower cost structure, greater capital reserves or otherwise;

●	adapt more swiftly and completely to new or emerging technologies and changes in customer requirements;

●	take advantage of acquisition and other opportunities more readily; and

●	devote greater resources to the marketing and sales of their products, technology, platform, and services.

If we are unable to compete effectively in our various markets, or if competitive pressures place downward pressure on the prices at which we offer our products and services, our business, financial condition and results of operations may suffer.

RISKS RELATED TO THIS OFFERING AND OUR COMPANY

Because of our limited resources, we may not have in place various processes and protections common to more mature companies and may be more susceptible to adverse events.

We have limited resources subsequent to the restructuring and integration costs incurred in connection with prior acquisition activities. As a result, we may not have in place systems, processes and protections that many of our competitors have or that may be essential to protect against various risks. For example, we have in place only limited resources and processes addressing human resources, timekeeping, data protection, business continuity, personnel redundancy, and knowledge institutionalization concerns. As a result, we are at risk that one or more adverse events in these and other areas may materially harm our business, balance sheet, revenues, expenses or prospects.

Failure to achieve and maintain effective internal controls could limit our ability to detect and prevent fraud and thereby adversely affect our business and stock price.

Effective internal controls are necessary for us to provide reliable financial reports. Nevertheless, all internal control systems, no matter how well designed, have inherent limitations. Even those systems determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation. Our inability to maintain an effective control environment may cause investors to lose confidence in our reported financial information, which could in turn have a material adverse effect on our stock price. We have identified several material weaknesses in internal controls and have concluded in our 2017 and 2018 filings that our disclosure controls and procedures and internal controls over financial reporting were not effective at the reasonable assurance level.

Our controlling shareholder possesses controlling voting power with respect to our common stock and also holds voting preferred stock, which will limit your influence on corporate matters.

Our controlling shareholder, Slipstream Communications, LLC, has beneficial ownership of 3,114,215 shares of common stock, including common shares that are beneficially owned by an affiliate of Slipstream Communications named Slipstream Funding, LLC. These shares represent beneficial ownership of approximately 53.49% of our common stock (on an as-converted basis including conversion of outstanding warrants, convertible notes and convertible preferred stock, and assuming no other convertible securities, options and warrants are converted or exercised by other parties) as of the date of October 26, 2018. In addition, in the last quarter of 2016 and the first quarter of 2017, Slipstream Communications, LLC purchased all of our outstanding convertible notes from the original debtholders. The terms of the debt have remained the same. As a result, Slipstream Funding has the ability to control our management and affairs through the election and removal of our entire Board of Directors and all other matters requiring shareholder approval, including the future merger, consolidation or sale of all or substantially all of our assets. This concentrated control could discourage others from initiating any potential merger, takeover or other change-of-control transaction that may otherwise be beneficial to our shareholders. Furthermore, this concentrated control will limit the practical effect of your participation in Company matters, through shareholder votes and otherwise.

Our Articles of Incorporation grant our Board of Directors the power to issue additional shares of common and preferred stock and to designate other classes of preferred stock, all without shareholder approval.

Our authorized capital consists of 250 million shares of capital stock. Pursuant to authority granted by our Articles of Incorporation, our Board of Directors, without any action by our shareholders, may designate and issue shares in such classes or series (including other classes or series of preferred stock) as it deems appropriate and establish the rights, preferences and privileges of such shares, including dividends, liquidation and voting rights, provided it is consistent with Minnesota law. The rights of holders of other classes or series of stock that may be issued could be superior to the rights of holders of our common shares. The designation and issuance of shares of capital stock having preferential rights could adversely affect other rights appurtenant to shares of our common stock. Furthermore, any issuances of additional stock (common or preferred) will dilute the percentage of ownership interest of then-current holders of our capital stock and may dilute our book value per share.

Significant issuances of our common stock, or the perception that significant issuances may occur in the future, could adversely affect the market price for our common stock.

Significant actual or perceived potential future issuance of our common stock could adversely affect the market price of our common stock. Generally, issuances of substantial amounts of common stock in the public market, and the availability of shares for future sale, could adversely affect the prevailing market price of our common stock and could cause the market price of our common stock to remain low for a substantial amount of time.

We cannot foresee the impact of potential securities issuances of common shares on the market for our common stock, but it is possible that the market for our shares may be adversely affected, perhaps significantly. It is also unclear whether or not the market for our common stock could absorb a large number of attempted sales in a short period of time, regardless of the price at which they might be offered.

You will experience immediate and substantial dilution in the book value per share of the common stock you purchase.

Investors will incur immediate and substantial dilution as a result of this offering. After giving effect to the sale by us of up to 1,666,667 shares of common stock and warrants to purchase up to an aggregate of 833,333 shares of common stock offered in this offering at an assumed public offering price of $7.80 per share (based upon the closing price on October 26, 2018), and after deducting the underwriters’ discount and estimated offering expenses payable by us, investors in this offering can expect an immediate dilution of $7.37 per share, without giving effect to the potential exercise of the warrants offered hereby. To the extent outstanding options are exercised, you will incur further dilution.

Our need for future financing may result in the issuance of additional securities which will cause investors to experience dilution.

We may be required to raise additional funding through public or private financings, including equity financings, through 2019. Any additional equity financings may result in immediate and substantial dilution to shareholders and may be completed at a discount to the then-current market price of our common stock. Debt financing, if available, would likely involve restrictive covenants on our operations or pertaining to future financing arrangements which could limit our ability to operate effectively.

Our common stock trades only in an illiquid trading market.

Trading of our common stock is conducted on the OTC Markets (OTCQX). This has an adverse effect on the liquidity of our common stock, not only in terms of the number of shares that can be bought and sold at a given price, but also through delays in the timing of transactions and reduction in security analysts’ and the media’s coverage of us and our common stock. This may result in lower prices for our common stock than might otherwise be obtained and could also result in a larger spread between the bid and asked prices for our common stock.

There is not now and there may not ever be an active market for shares of our common stock.

In general, there has been minimal trading volume in our common stock. The small trading volume will likely make it difficult for our shareholders to sell their shares as and when they choose. Furthermore, small trading volumes are generally understood to depress market prices. As a result, you may not always be able to resell shares of our common stock publicly at the time and prices that you feel are fair or appropriate.

We do not intend to pay dividends on our common stock for the foreseeable future.

We do not plan to pay dividends on our common stock for the foreseeable future. Earnings of the business will be reinvested in future growth strategies or utilized to repay outstanding debt.

We have the right to call and redeem some or all of such preferred shares, subject to a 30-day notice period and certain other conditions, at a price equal to $1.00 per share plus accrued but unpaid dividends thereon. Holders of Series A Convertible Preferred Stock have no preemptive or cumulative-voting rights.

We do not anticipate that we will pay any dividends for the foreseeable future on our common stock. Accordingly, any return on an investment in us will be realized only when you sell shares of our common stock. When legally permitted, we must expect to pay dividends to our preferred shareholders.

We do not have significant tangible assets that could be sold upon liquidation.

We have nominal tangible assets. As a result, if we become insolvent or otherwise must dissolve, there will be no tangible assets to liquidate and no corresponding proceeds to disburse to our shareholders. If we become insolvent or otherwise must dissolve, shareholders will likely not receive any cash proceeds on account of their shares.

Because of our early stage of operations and limited resources, we may not have in place various systems capabilities, processes and protections common to more mature companies and may be more susceptible to adverse events.

We are in an early stage of operations and have limited resources. As a result, we may not have in place systems, processes and protections that many of our competitors have or that may be essential to protect against various risks. For example, we have in place only limited resources and processes addressing human resources, timekeeping, data protection, business continuity, personnel redundancy, and knowledge institutionalization concerns. As a result, we are at risk that one or more adverse events in these and other areas may materially harm our business, balance sheet, revenues, expenses or prospects.

We have filed an application to have our securities listed on the Nasdaq. We can provide no assurance that our securities will be listed, and if listed, that our securities will continue to meet Nasdaq listing requirements. If we fail to comply with the continuing listing standards of the Nasdaq, our securities could be delisted.

Our common stock is currently traded on the OTCQX Marketplace under the symbol “CREX”. We have reserved the symbol “CREX” for purposes of listing our common stock on The Nasdaq Capital Market and have applied to list our common stock on that exchange. Having our securities successfully listed on the Nasdaq is reliant upon successful completion of this offering and certain shareholder and share price minimums. If we fail to initially comply with those minimum requirements our securities may not be listed. If listed, if we fail to comply with the continuing listing standards of the Nasdaq, our securities could be delisted. A failure to list and remain listed on Nasdaq could have a material adverse effect on the liquidity and price of our common stock.

Our management will have broad discretion over the use of the net proceeds from this offering and we may use the net proceeds in ways with which you disagree or which do not produce beneficial results.

We currently intend to use the net proceeds from this offering to fund the acquisition of Allure Global Solutions, Inc. and to fund general corporate activities and working capital requirements (see “Use of Proceeds”). While we have allocated $6,300 to fund the cash portion of the acquisition, we have not allocated specific amounts of the remaining net proceeds from this offering for any other purposes. Accordingly, our management will have significant discretion and flexibility in applying the net proceeds of this offering. You will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that the net proceeds will be invested in a way that does not yield a favorable, or any, return for us or our stockholders. The failure of our management to use such funds effectively could have a material adverse effect on our business, financial condition, and results of operation.

RISKS RELATING TO OUR PROPOSED ACQUISITION OF ALLURE GLOBAL SOLUTIONS, INC.

The loss of the services of certain key management personnel at Allure could impair our ability to execute our business strategy and as a result, reduce our sales and profitability.

We depend on the continued services of our senior management team. As we integrate and combine Allure with our business, the loss of key personnel at Allure could have a material adverse effect on our ability to execute our business strategy and on our financial condition and results of operations. Allure does not maintain key-person insurance for members of its senior management team and we do not anticipate obtaining any such insurance after our acquisition of Allure.

We may be unable to successfully integrate Allure with our business, which could cause our business to suffer.

Our acquisition of Allure is significant, and we may be unable to successfully integrate and combine the operations, personnel and technology of Allure with our operations. If we fail to successfully manage the integration of Allure, we may experience interruptions in our business activities, a deterioration in our employee and customer relationships, increased costs of integration and harm to our reputation, all of which could have a material adverse effect on our business, financial condition and results of operations. The types of integration issues we face may include difficulties in combining corporate cultures, maintaining employee morale and retaining key employees. The integration process is likely to impose substantial demands on our management. Other challenges involved in integrating Allure with Creative Realities include, but are not limited to, the following:

●	retaining existing customers and strategic partners for each company;

●	retaining and integrating management and other key employees of the combined company;

●	coordinating research and development activities to enhance introduction of new products and technologies, especially in light of rapidly evolving markets for those products and technologies;

●	effectively managing the diversion of management’s attention from business matters to integration issues;

●	combining product offerings and incorporating acquired software, technology and rights into the product offerings of the combined company effectively and quickly;

●	integrating sales efforts so that customers can do business easily with the combined company;

●	transitioning all facilities to a common information technology environment;

●	effectively offering products and services of Creative Realities and Allure to each other’s customers;

●	anticipating the market needs and achieving market acceptance of our products and services;

●	bringing together the companies’ marketing efforts so that the industry receives useful information about the combination and customers perceive value in the combined company’s products and services; and

●	developing and maintaining uniform standards, controls, procedures and policies.

There is no assurance that improved operating results will be achieved as a result of the Allure acquisition or that we successfully integrate the businesses of Allure in a timely manner, if at all.

We may not realize the growth opportunities that are anticipated from our acquisition of Allure.

The benefits we expect to achieve as a result of the Allure acquisition will depend, in part, on our ability to realize anticipated growth opportunities. Our success in realizing these growth opportunities, and the timing of this realization, depends largely on the successful integration of Allure’s business and operations with our business and operations. Even if we are able to integrate our business with Allure’s business successfully, this integration may not result in the realization of the full benefits of the growth opportunities we currently expect from this integration within the anticipated time frame or at all. While we anticipate that certain expenses will be incurred, such expenses are difficult to estimate accurately, and may exceed current estimates. Accordingly, the benefits from the proposed acquisition may be offset by costs incurred or delays in integrating the companies, which could cause our revenue assumptions to be inaccurate.

The Allure acquisition may fail to achieve beneficial synergies.

We have entered into the Purchase Agreement with the expectation that the acquisition will result in beneficial synergies, such as cost reductions and improving the stability of the combined company’s revenues. Achieving these anticipated synergies and benefits will depend largely on our success in integrating our existing business with Allure’s business. Potential risks from an unsuccessful integration include:

●	The potential disruption of the combined company’s ongoing business and distraction of management;

●	The risk that the customers of Creative Realities or Allure may defer purchasing decisions due to disagreements with the combined company on its strategic direction and product initiatives;

●	the risk that Allure’s customers abandon or reject products offered by the combined company after the acquisition, including Allure products that are integrated into Creative Realities’ business, such as additional software products, hosting applications or installation services;

●	The risk that it may be more difficult to retain key management, marketing, and technical personnel after the acquisition;

●	The risk that costs and expenditures for retaining personnel, eliminating unnecessary resources and integrating the businesses are greater than anticipated;

●	The risk that the combined company cannot increase sales of its product; and

●	The risk that integrating and changing the businesses will impair Creative Realities’ and Allure’s relationships with their customers and business partners.

●	effectively offering products and services of Creative Realities and Allure to each other’s customers;

●	anticipating the market needs and achieving market acceptance of our products and services;

●	bringing together the companies’ marketing efforts so that the industry receives useful information about the acquisition and customers perceive value in the combined company’s products and services; and

●	developing and maintaining uniform standards, controls, procedures and policies.

Even if the two companies are able to integrate operations, there can be no assurance that the anticipated synergies will be achieved. The failure to achieve such synergies could adversely affect the business, results of operations and financial condition of the combined company.

The assumption of unknown liabilities in the Allure acquisition may harm our financial condition and results of operations.

Because we are acquiring all of the capital stock of Allure, we are obtaining ownership of Allure subject to all of its liabilities, including contingent liabilities. Although the Purchase Agreement includes representations and warranties and indemnity covenants from the seller of Allure that may offer us some contractual remedies for breaches or certain other undisclosed or unknown liabilities, there may be other unknown obligations for which we have no contractual remedy. In such a case, our business could be materially and adversely affected. We may learn additional information about Allure’s business that adversely affects us, such as the existence of unknown liabilities, or issues that could affect our ability to comply with applicable laws. If Allure’s liabilities are greater than expected, or if there are material obligations of which we do not become aware until after the acquisition, our business could be materially and adversely affected. If we become responsible for substantial uninsured liabilities, such liabilities may have a material adverse effect on our financial condition and results of operations.

Our historical and pro forma combined financial information may not be representative of our results as a combined company.

The pro forma combined financial information included in this prospectus is constructed from the historical consolidated financial statements of Creative Realities and the financial statements of Allure and does not purport to be indicative of the financial information that will result from operations of the combined companies. In addition, the pro forma combined financial information included in this prospectus is based in part on certain assumptions regarding the Allure acquisition that we believe to be reasonable. Nevertheless, we cannot assure you that our assumptions will prove to be accurate over time. Accordingly, the historical and pro forma combined financial information included or incorporated by reference in this prospectus does not purport to be indicative of what our results of operations and financial condition would have been had we been a combined entity during the periods presented, or what our results of operations and financial condition will be in the future. The challenge of integrating previously independent businesses makes evaluating our business and our future financial prospects difficult. Our potential for future business success and operating profitability must be considered in light of the risks, uncertainties, expenses and difficulties typically encountered by recently combined companies.

We will incur significant transaction and integration costs in connection with the Allure Acquisition.

We have incurred and expect to incur additional significant costs associated with completing the Allure acquisition and integrating the operations of the two companies. The substantial majority of these costs will be non-recurring expenses and will consist of transaction costs (e.g., legal, accounting), facilities and systems consolidation costs and employment-related costs. Additional unanticipated costs may be incurred in the integration of our businesses. Although we expect that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, may offset incremental transaction and acquisition costs over time, this net benefit may not be achieved in the near term, or at all.

If the Allure acquisition is not completed, our stock price and future business and operations could be harmed.

The Purchase Agreement contains many conditions to the completion of the Allure acquisition, including, but not limited to, successful completion of this offering and approval to list our common stock on The Nasdaq Capital Market, which is a condition of this offering. Many of these conditions are beyond our control. In addition, each party has the right to terminate the Purchase Agreement under certain circumstances. If we fail to consummate the Allure acquisition, we may be subject to the following risks:

●	the price of our common stock may change to the extent that the current market price reflects an assumption that the Allure acquisition will be completed, or in response to other factors;

●	Except in cases of a termination of the Purchase Agreement due to a breach by the seller of Allure (in which case the Purchase Agreement affords us the right to recover our costs), the costs we incur in connection with the Allure acquisition, such as legal, accounting and financial advisor fees, must be paid even if the acquisition is not completed;

●	there may be substantial disruption to our businesses among our workforce and management;

●	We would fail to derive the benefits expected to result from the Allure acquisition; and

●	We may be subject to litigation related to the Purchase Agreement.

In addition, in response to the announcement of the potential transaction, customers or suppliers of Creative Realities and Allure may delay or defer product purchase or other decisions. Any delay or deferral in product purchase or other decisions by customers or suppliers could adversely affect our business, regardless of whether the acquisition is completed. Similarly, current and prospective Creative Realities or Allure employees may experience uncertainty about their future roles with Creative Realities until the acquisition is completed and until our strategies regarding the integration of operations of Creative Realities and Allure are announced or executed. This may adversely affect our ability to attract and retain key management, sales, marketing and technical personnel.

The variable sales cycle of some of the combined company’s products will likely make it difficult to predict operating results.

Our revenues in any quarter depend substantially upon contracts signed and the related shipment and installation or delivery of hardware and software products in that quarter. It is therefore difficult for us to accurately predict revenues and this difficulty also will affect the combined company. It is difficult to forecast the timing of large individual hardware and software sales with a high degree of certainty due to the extended length of the sales cycle and the generally more complex contractual terms that may be associated with our products that could result in the deferral of some or all of the revenue to future periods.

Accordingly, large individual sales have sometimes occurred in quarters subsequent to when we anticipated or not at all. If the combined company receives any significant cancellation or deferral of customer orders, or it is unable to conclude license negotiations by the end of a fiscal quarter, its operating results may be lower than anticipated. In addition, any weakening or uncertainty in the economy may make it more difficult for it to predict quarterly results in the future, and could negatively impact the combined company’s business, operating results and financial condition for an indefinite period of time.

If we successfully acquire Allure, we may in the future be required to write off some or all of our goodwill and other intangibles, which may adversely affect our financial condition and results of operations.

We will account for the acquisition of Allure using the purchase method of accounting. A portion of the purchase price for this business will be allocated to identifiable tangible and intangible assets and assumed liabilities based on estimated fair values at the date on which we consummate the acquisition. Any excess purchase price, which is likely to constitute a significant portion of the purchase price, will be allocated to goodwill. If the proposed acquisition is completed, we estimate that over 50% of the combined company’s total assets will consist of goodwill and other intangibles, of which approximately $20 million will be allocated to goodwill. In accordance with the ASC 350 Intangibles – Goodwill and Other, goodwill and certain other intangible assets with indefinite useful lives are not amortized but are reviewed at least annually for impairment, or more frequently if there are indications of impairment. All other intangible assets are subject to periodic amortization.

We evaluate the remaining useful lives of other intangibles each quarter to determine whether events and circumstances warrant a revision to the remaining period of amortization. We have estimated that the goodwill to be recorded in connection with this acquisition will total approximately $5 million. Assuming that we consummate the Allure acquisition, when we perform our future impairment tests, it is possible that the carrying value of goodwill or other intangible assets could exceed their implied fair value. In such a case, an adjustment to goodwill would result in a charge to operating income in that period. Once adjusted, there can be no assurance that there will not be further adjustments for impairment in future periods.

Allure’s continued growth could be adversely affected by the loss of several key customers.

For the year ended March 31, 2018, revenues from customers representing greater than 10% of total Allure revenues included two customers with revenues aggregating approximately $5,187,000, or 55% of net revenues. Accounts receivable outstanding for the two customers totaled approximately $1,911,216, or 73% of net accounts receivable as of March 31, 2018.

For the three month period ended June 30, 2018, revenues from customers representing greater than 10% of Allure total revenues included two customers with revenues aggregating approximately $1,323,000, or 40% of net revenues. Accounts receivable outstanding for the two customers totaled approximately $1,978,000, or 53% of net accounts receivable as of June 30, 2018.

Decisions by one or more of these key customers to not renew, terminate or substantially reduce their use of our products, technology, services, and platform could substantially slow our revenue growth and lead to a decline in revenue. Allure’s business plan assumes continued growth in revenue, and it is unlikely that the acquire business will become profitable without a continued increase in revenue.

USE OF PROCEEDS

We estimate that the net proceeds from our issuance and sale of 1,666,667 shares of our common stock in this offering will be approximately $11,850,000, assuming an initial public offering price of $7.80 per share (which was the last reported sale price of our common stock on October 26, 2018 after giving effect to the one-for-thirty (1 for 30) stock split), after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. In this regard, we estimate that our own offering expenses will be approximately $240,000.

A $1.00 increase or decrease in the assumed initial public offering price would increase or decrease our net proceeds from this offering by $1,565,000, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. An increase or decrease of 100,000 shares in the number of shares offered by us, as set forth on the cover page of this prospectus, would increase or decrease our net proceeds from this offering by $732,000, assuming no change in the assumed initial public offering price per share and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds from this offering to (1) fund the acquisition of Allure Global Solutions, Inc., an enterprise software development company providing software solutions, a suite of complementary services and ongoing support for its array of digital media and POS solutions, assuming the closing of this acquisition (2) to to repay the senior secured credit facility (inclusive of term loan, secured revolving promissory note and secured disbursed escrow promissory note) down to a maximum principal balance of $4,264,000, which represents a use of approximately $1.2 million based on the outstanding balance as of October 26, 2018 and (3) fund general corporate activities and working capital requirements. Any remaining net proceeds from this offering will be used to fund integration of the proposed acquisition, general corporate activities and working capital requirements. In the event that we uplist our common stock to The Nasdaq Capital Market and close this offering, but fail to consummate the Allure acquisition, we expect that some portion of our proceeds from this offering will be used to fund other potential investments and acquisitions of businesses or assets. Currently, however, we have no commitments or agreements to make any such other investments or acquisitions.

We believe that the net proceeds from this offering, together with our existing cash and cash equivalents, including our available borrowings under our term loan facility, will enable us to fund our operating expenses and capital expenditure requirements at least through the entirety of 2019, even assuming we are able to use a significant portion of the net proceeds from this offering to fund acquisition activity. We have based this estimate on assumptions that may prove to be wrong, and we could use our available capital resources sooner than we currently expect.

This expected use of the net proceeds from this offering and our existing cash and cash equivalents represents our intentions based upon our current plans and business conditions. The amounts and timing of our actual expenditures may vary significantly depending on numerous factors, including our ability to identify and consummate acquisitions and any unforeseen cash needs. As a result, our management will retain broad discretion over the allocation of the net proceeds from this offering. We have no current agreements, commitments or understandings for any material acquisitions or licenses of any products, businesses or technologies.

Pending our use of the net proceeds from this offering, we intend to invest the net proceeds in money market funds, government-insured bank deposit accounts or U.S. government securities.

DILUTION

If you invest in our securities in this offering, your interest will be diluted to the extent of the difference between the public offering price per share of our common stock in this offering and our pro forma as adjusted net tangible book value per share immediately after this offering. Net tangible book value per share is determined by dividing our total tangible assets less total liabilities by the number of outstanding shares of our common stock. In the table below, our pro forma net tangible book value per share as of June 30, 2018 is presented on a pro forma basis that gives effect to the conversion of preferred stock, including those additional shares generated in exchange for entering into the customary lock-up agreement, and convertible notes as outlined in “Prospectus Summary - Recent Capitalization Events” herein. We expect to issue an aggregate of approximately 871,757 shares of common stock to current holders of Preferred Stock upon conversion, consisting of (i) 723,555 shares upon conversion of the entire class of preferred; (ii) approximately 65,870 additional shares, as incentive shares, to certain shareholders that have or we expect (but can make no assurances that they will) to execute the lock-up agreement; and (iii) approximately 82,332 additional incentive shares to those locked up shareholder assuming (but can make no assurances they will) they all participate in the offering, 740,999 of which will be subject to a customary lock-up arrangement and be eligible for receipt of warrants as outlined above which will also be subject to the same lock-up arrangement. For purposes of pro forma calculations within this Prospectus we have assumed the entire population which has executed the initial conversion lock-up agreement, or 81.9% of the outstanding Preferred Stock, will also participate in the Public Offering. We expect to issue an aggregate of approximately 925,292 shares of common stock to current holders of convertible promissory notes upon conversion, consisting of (i) 647,705 shares upon conversion of the entire class of convertible promissory notes; (ii) approximately 161,926 additional shares, as incentive shares, to holders of convertible promissory notes that have or we expect (but can make no assurances that they will) to execute the lock-up agreement; and (iii) approximately 115,661 additional incentive shares to those locked up shareholder assuming (but can make no assurances they will) they all participate in the offering, 925,292 of which will be subject to a customary lock-up arrangement and be eligible for receipt of warrants as outlined above which will also be subject to the same lock-up arrangement. For purposes of pro forma calculations within this Prospectus we have assumed the entire population which has executed the initial conversion lock-up agreement, or 100% of the outstanding convertible notes, will also participate in the Public Offering. The number of warrants awarded to holders of Preferred Stock and convertible promissory notes will be calculated consistent with and have identical exercise terms, including exercise price and length of warrant, as those participants in the Public Offering. No impact of potential warrants generated as a result of those conversions has been included in the table below.

Our pro forma net tangible book value as of June 30, 2018 was ($6,208,000) or ($1.35) per share of common stock. Assuming that our common stock in this offering is sold to the underwriters at a price of $7.80 per share, based on the closing price on October 26, 2018, the number of outstanding shares of our common stock, and without counting shares issuable upon the exercise of any warrants or options, would increase by 1,666,667 shares (rounded to the nearest whole share), for a total of 6,260,382 shares of our common stock outstanding. After giving effect to our sale of shares of common stock and warrants in this offering at the assumed public offering price of $7.80 per share (which represents the closing price on October 26, 2018) and $0.01 per warrant, and after deducting underwriting discounts and commissions and other estimated offering expenses payable by us, but without adjusting for any other change in our pro forma net tangible book value subsequent to June 30, 2018, our pro forma as adjusted net tangible book value at June 30, 2018 would have been $5,642,000, or $0.90 per share. This represents an immediate increase in pro forma net tangible book value of approximately $2.42 per share to our existing stockholders, and an immediate dilution of $7.37 per share to investors purchasing shares and warrants in this offering. The following table illustrates the per share dilution:

Assumed public offering price per share of common stock together with a warrant (based upon the closing price on October 26, 2018)		$7.80
Pro forma net tangible book value per share as of June 30, 2018	$(1.35)
Decrease in pro forma net tangible book value per share after acquisition	$(0.65)
Increase in pro forma net tangible book value per share after this offering	$2.42
Pro forma as adjusted net tangible book value per share after this offering		$0.43
Dilution in pro forma net tangible book value per share to new investors		$7

The information above assumes that the underwriters do not exercise their over-allotment option. If the underwriters exercise their over-allotment option in full, the pro forma as adjusted net tangible book value per share after this offering will increase to $1.17 per share, representing an immediate increase to existing stockholders of $0.73 per share and an immediate dilution of $0.73 per share to new investors. If any shares are issued upon exercise of outstanding options or warrants, new investors will experience further dilution.

Our acquisition of Allure is contingent upon completion of this offering and the satisfaction of other customary closing conditions contained in our Purchase Agreement with Allure. Our pro forma as adjusted net tangible book value after the offering, further adjusted to give effect to our acquisition of Allure, but without adjusting for any other change in our pro forma net tangible book value subsequent to June 30, 2018, would have been $2,700,000, or $0.43 per share. This represents further dilution of an additional $1.78 per share to investors purchasing shares and warrants in this offering assuming that the underwriters do not exercise their over-allotment option.

A $1.00 increase in the assumed public offering price of $7.80 per share, with the $0.01 price per warrant remaining the same, would increase the pro forma as adjusted net tangible book value per share after this offering by $0.25, assuming the number of shares and warrants offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. A $1.00 decrease in the assumed public offering price of $7.80 per share, with the $0.01 price per warrant remaining the same, would decrease the pro forma as adjusted net tangible book value per share after this offering by $0.25, assuming the number of shares and warrants offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

CAPITALIZATION

The following table sets forth our capitalization, as of June 30, 2018:

●	on an actual basis;

●	on a pro forma basis that gives effect to the conversion of preferred stock, including those additional shares generated in exchange for entering into the customary lock-up agreement, and convertible notes, including those additional shares generated in exchange for entering into the customary lock-up agreement, as outlined in “Prospectus Summary - Recent Capitalization Events” herein. We expect to issue an aggregate of approximately 871,757 shares of common stock to current holders of Preferred Stock upon conversion, consisting of (i) 723,555 shares upon conversion of the entire class of preferred; (ii) approximately 65,870 additional shares, as incentive shares, to certain shareholders that have or we expect (but can make no assurances that they will) to execute the lock-up agreement; and (iii) approximately 82,332 additional incentive shares to those locked up shareholder assuming (but can make no assurances they will) they all participate in the offering, 740,999 of which will be subject to a customary lock-up arrangement and be eligible for receipt of warrants as outlined above which will also be subject to the same lock-up arrangement. For purposes of pro forma calculations within this Prospectus we have assumed the entire population which has executed the initial conversion lock-up agreement, or 81.9% of the outstanding Preferred Stock, will also participate in the Public Offering. We expect to issue an aggregate of approximately 925,292 shares of common stock to current holders of convertible promissory notes upon conversion, consisting of (i) 647,705 shares upon conversion of the entire class of convertible promissory notes; (ii) approximately 161,926 additional shares, as incentive shares, to holders of convertible promissory notes that have or we expect (but can make no assurances that they will) to execute the lock-up agreement; and (iii) approximately 115,661 additional incentive shares to those locked up shareholder assuming (but can make no assurances they will) they all participate in the offering, 925,292 of which will be subject to a customary lock-up arrangement and be eligible for receipt of warrants as outlined above which will also be subject to the same lock-up arrangement. For purposes of pro forma calculations within this Prospectus we have assumed the entire population which has executed the initial conversion lock-up agreement, or 100% of the outstanding convertible notes, will also participate in the Public Offering. The number of warrants awarded to holders of Preferred Stock and convertible promissory notes will be calculated consistent with and have identical exercise terms, including exercise price and length of warrant, as those participants in the Public Offering;

●	on a pro forma as adjusted basis to give effect to (i) the issuance of 1,666,667 shares of common stock for which we would receive $11,850,000 from the sale of the securities in this offering at an assumed public offering price of $7.80 per share (which represents the closing price of the common stock on October 26, 2018) and $0.01 per warrant, after deducting underwriting discounts and commissions and other estimated offering expenses payable by us; (ii) to repay the senior secured credit facility (inclusive of term loan, secured revolving promissory note and secured disbursed escrow promissory note) down to a maximum principal balance of $4,264,000 (gross debt) as articulated in the “Use of Proceeds”, which represents a use of approximately $1.2 million based on the outstanding balance as of October 26, 2018 and (iii) the Allure transaction.

Investors should consider this table in conjunction with our financial statements and the notes to those financial statements included elsewhere in this prospectus.

	Actual	Pro Forma	Pro Forma as Adjusted
Current debt:
8.0% Revolver Loan	1,550,256	1,550,256	406,662
Long term debt:
Secured Disbursed Escrow Promissory Note	264,000	264,000	264,000
8.0% Term loan	1,718,532	1,718,532	1,718,532
14.0% Convertible notes	4,378,512	-	-
3.5% Convertible Allure notes	-	-	900,000
Total long term debt	6,361,044	1,982,532	2,882,532
Total debt	7,911,300	3,532,788	3,289,194
Preferred stock, 50,000,000 shares authorized	1,801,992	-	-
Shareholders’ equity:
Common stock, $.01 par value; 200,000 shares authorized; issued and outstanding at June 30, 2018, 2,795,678 shares actual; 4,593,716 pro forma and 6,260,382 pro forma as adjusted	$27,967	$45,937	62,604
Additional paid-in capital	31,665,447	38,227,030	54,128,680
Accumulated deficit	(29,080,764)	(29,080,754)	(29,080,754)
Total shareholders’ equity	$2,612,650	$9,192,213	25,110,530
Total capitalization	$29,890,680	$29,890,680	53,734,334

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATION

The following discussion should be read in conjunction with the financial statements and related notes that appear elsewhere in this prospectus. This discussion contains forward-looking statements that involve significant uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those discussed in “Risk Factors” elsewhere in this report. For further information, see “Risk Relating to Forward-Looking Statements” above. All currency in the “Management’s Discussion and Analysis of Financial Condition and Results of Operation” section is rounded to the nearest thousands except share and per share amounts.

Overview

Creative Realities, Inc. is a Minnesota corporation that provides innovative digital marketing technology solutions to a broad range of companies, individual brands, enterprises, and organizations throughout the United States and in certain international markets. We have expertise in a broad range of existing and emerging digital marketing technologies across 18 vertical markets, as well as the related media management and distribution software platforms and networks, device and content management, product management, customized software service layers, systems, experiences, workflows, and integrated solutions. Our technology and solutions include: digital merchandising systems and omni-channel customer engagement systems; content creation, production and scheduling programs and systems; a comprehensive series of recurring maintenance, support, and field service offerings; interactive digital shopping assistants, advisors and kiosks; and, other interactive marketing technologies such as mobile, social media, point-of-sale transactions, beaconing and web-based media that enable our customers to transform how they engage with consumers.

Our main operations are conducted directly through Creative Realities, Inc. and our wholly owned subsidiaries Creative Realities Canada, Inc. a Canadian corporation and ConeXus World Global, LLC, a Kentucky limited liability company. Our other wholly owned subsidiary Creative Realities, LLC, a Delaware limited liability company, has been effectively dormant since October 2015, the date of the merger with ConeXus World Global, LLC.

We generate revenue in this business by:

●	consulting with our customers to determine the technologies and solutions required to achieve their specific goals, strategies and objectives;

●	designing our customers’ digital marketing experiences, content and interfaces;

●	engineering the systems architecture delivering the digital marketing experiences we design – both software and hardware – and integrating those systems into a customized, reliable and effective digital marketing experience;

●	managing the efficient, timely and cost-effective deployment of our digital marketing technology solutions for our customers;

●	delivering and updating the content of our digital marketing technology solutions using a suite of advanced media, content and network management software products; and

●	maintaining our customers’ digital marketing technology solutions by: providing content production and related services; creating additional software-based features and functionality; hosting the solutions; monitoring solution service levels; and responding to and/or managing remote or onsite field service maintenance, troubleshooting and support calls.

These activities generate revenue through: bundled-solution sales; consulting services, experience design, content development and production, software development, engineering, implementation, and field services; software license fees; and maintenance and support services related to our software, managed systems and solutions.

Our Sources of Revenue

We generate revenue through digital marketing solution sales, which include system hardware, professional and implementation services, software design and development, software licensing, deployment, and maintenance and support services.

We currently market and sell our technology and solutions primarily through our sales and business development personnel, but we also utilize agents, strategic partners, and lead generators who provide us with access to additional sales, business development and licensing opportunities.

Our Expenses

Our expenses are primarily comprised of three categories: sales and marketing, research and development, and general and administrative. Sales and marketing expenses include salaries and benefits for our sales, business development solution management and marketing personnel, and commissions paid on sales. This category also includes amounts spent on marketing networking events, promotional materials, hardware and software to prospective new customers, including those expenses incurred in trade shows and product demonstrations, and other related expenses. Our research and development expenses represent the salaries and benefits of those individuals who develop and maintain our proprietary software platforms and other software applications we design and sell to our customers. Our general and administrative expenses consist of corporate overhead, including administrative salaries, real property lease payments, salaries and benefits for our corporate officers and other expenses such as legal and accounting fees.

Critical Accounting Policies and Estimates

Our significant accounting policies are described in Note 2 of our consolidated financial statements included elsewhere in this filing. Our consolidated financial statements are prepared in conformity with accounting principles generally accepted in the United States. Certain accounting policies involve significant judgments, assumptions, and estimates by management that could have a material impact on the carrying value of certain assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

On January 1, 2018, we adopted ASC 606 using the modified retrospective method for all contracts not completed as of the date of adoption. Results for reporting periods beginning on or after January 1, 2018 are presented under ASC 606, while prior period amounts are not adjusted and continue to be reported under the accounting standards in effect for the prior period. Under this method, we concluded that the cumulative effect of applying this guidance was not material to the financial statements and no adjustment to the opening balance of accumulated deficit was required on the adoption date.

Under ASC 606, we account for revenue using the following steps:

●	Identify the contract, or contracts, with a customer

●	Identify the performance obligations in the contract

●	Determine the transaction price

●	Allocate the transaction price to the identified performance obligations

●	Recognize revenue when, or as, we satisfy our performance obligations

We combines contracts with the same customer into a single contract for accounting purposes when the contracts are entered into at or near the same time and the contracts are negotiated as a single commercial package, consideration in one contract depends on the other contract, or the services are considered a single performance obligation. If an arrangement involves multiple performance obligations, the items are analyzed to determine the separate units of accounting, whether the items have value on a standalone basis and whether there is objective and reliable evidence of their standalone selling price. The total contract transaction price is allocated to the identified performance obligations based upon the relative standalone selling prices of the performance obligations. The standalone selling price is based on an observable price for services sold to other comparable customers, when available, or an estimated selling price using a cost plus margin approach.

We estimate the amount of total contract consideration we expect to receive for variable arrangements by determining the most likely amount it expects to earn from the arrangement based on the expected quantities of services we expect to provide and the contractual pricing based on those quantities. We only include some or a portion of variable consideration in the transaction price when it is probable that a significant reversal in the amount of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is subsequently resolved. We consider the sensitivity of the estimate, our relationship and experience with the client and variable services being performed, the range of possible revenue amounts and the magnitude of the variable consideration to the overall arrangement. We receive variable consideration in very few instances.

As discussed in more detail below, revenue is recognized when a customer obtains control of promised goods or services under the terms of a contract and is measured as the amount of consideration we expect to receive in exchange for transferring goods or providing services. We do not have any material extended payment terms as payment is due at or shortly after the time of the sale. Observable prices are used to determine the stand-alone selling price of separate performance obligations or a cost plus margin approach when one is not available. Sales, value-added and other taxes collected concurrently with revenue producing activities are excluded from revenue.

We recognize contract assets or unbilled receivables related to revenue recognized for services completed but not yet invoiced to the clients. Unbilled receivables are recorded as accounts receivable when we have an unconditional right to contract consideration. A contract liability is recognized as deferred revenue when the Company invoices clients in advance of performing the related services under the terms of a contract. Deferred revenue is recognized as revenue when we have satisfied the related performance obligation.

Deferred contract acquisition costs were evaluated for inclusion in other assets; however, we elected to use the practical expedient for recording an immediate expense for those incremental costs of obtaining contracts, including certain design/engineering services, commissions, incentives and payroll taxes, as these incremental and recoverable costs have terms that do not exceed one year.

We provide innovative digital marketing technology and solutions to retail companies, individual retail brands, enterprises and organizations throughout the United States and in certain international markets. Our technology and solutions include: digital merchandising systems and omni-channel customer engagement systems, interactive digital shopping assistants, advisors and kiosks, and other interactive marketing technologies such as mobile, social media, point-of-sale transactions, beaconing and web-based media that enable our customers to transform how they engage with consumers.

We typically generate revenue through the following sources:

●	Hardware:

o	System hardware sales – displays, computers and peripherals

●	Services and Other:

o	Professional implementation and installation services

o	Software design and development services

o	Software as a service, including content management

o	Maintenance and support services

System hardware sales

Included in “hardware” are system hardware sales whereby revenue is recognized generally upon shipment of the product or customer acceptance depending upon contractual arrangements with the customer in instances in which the sale of hardware is the sole performance obligation.

Shipping charges billed to customers are included in hardware sales and the related shipping costs are included in hardware cost of sales. The cost of freight and shipping to the customer is recognized in cost of sales at the time of transfer of control to the customer.

Installation services

We perform outsourced installation services for customers and recognize revenue upon completion of the installations.

When system hardware sales include installation services that we must perform, the goods and services in the contract are not distinct, so the arrangement is accounted for as a single performance obligation. Our customers control the work-in-process and can make changes to the design specifications over the contract term. Revenues are recognized over time as the installation services are completed based on the relative portion of labor hours completed as a percentage of the budgeted hours for the installation.

The aggregate amount of the transaction price allocated to installation service performance obligations that are unsatisfied (or partially unsatisfied) as of March 31, 2018 were $550. We expect to recognize approximately $433 during the three months ended June 30, 2018 and the remainder in the three months ended December 31, 2018.

Software design and development services

Software and software license sales are revenue when a fixed fee order has been received and delivery has occurred to the customer. Revenue is recognized generally upon customer acceptance (point-in-time) of the software product and verification that it meets the required specifications. Software is delivered to customers electronically.

Software as a service

Software as a service includes revenue from software licensing and delivery in which software is licensed on a subscription basis and is centrally hosted. These services often include software updates which provide customers with rights to unspecified software product upgrades and maintenance releases and patches released during the term of the support period. We account for revenue from these services in accordance with ASC 985-20-15-5 and recognize revenue ratably over the performance period.

Maintenance and support services

We sell support services that include access to technical support personnel for software and hardware troubleshooting. We offer a hosting service through our network operations center, or NOC, allowing the ability to monitor and support its customers’ networks 7 days a week, 24 hours a day. These contracts are generally 12-36 months in length. Revenue is recognized over the term of the agreement in proportion to the costs incurred in fulfilling performance obligations under the contract.

Maintenance and support fees are based on the level of service provided to end customers, which can range from monitoring the health of a customer’s network to supporting a sophisticated web-portal to managing the end-to-end hardware and software of a digital marketing system. These agreements are renewable by the customer. Rates for maintenance and support, including subsequent renewal rates, are typically established based upon a fee per location, per device, or a specified percentage of net software license fees as set forth in the arrangement. These contracts are generally 12-36 months in length. Revenue is recognized over the term of the agreement in proportion to the costs incurred in fulfilling performance obligations under the contract.

We also perform time and materials-based maintenance and repair work for customers. Revenue is recognized at a point in time when the performance obligation has been fully satisfied.

In addition to changes in the timing of when we record variable consideration, ASC 606 provided clarification about the classification of certain costs relating to revenue arrangements with customers. As a result of our analysis, we did not identify any components of our revenue transactions requiring reclassification between gross and net presentation.

Accounts Receivable

Our unsecured accounts receivable are customer obligations due under normal trade terms, carried at their face value less an allowance for doubtful accounts. We had a factoring arrangement with Allied Affiliated Funding for the majority of our accounts receivable during the period October 15, 2015 to August 16, 2016. We record an allowance for doubtful accounts receivable for amounts due from third parties that we do not expect to collect. We estimate the allowance based on historical write-off experience and current economic conditions and also consider factors such as customer credit, past transaction history with the customer and changes in customer payment terms when determining whether the collection of a receivable is reasonably assured. Historically, less than 1.0% of net sales ultimately prove to be uncollectible. Accounts receivable are written off after all reasonable collection efforts have failed.

We have not made any material changes in the accounting methodology we use to measure the estimated liability for doubtful accounts during the past two fiscal years. We do not believe there is a reasonable likelihood that there will be a material change in the future estimates or assumptions we use to establish the liability for doubtful accounts. However, if actual results are not consistent with our estimates or assumptions, we may be exposed to losses or gains that could be material.

Goodwill and Intangible Assets

Goodwill is evaluated for impairment annually as of September 30 and whenever events or circumstances make it more likely than not that impairment may have occurred. We have no indefinite-lived intangible assets. We test goodwill for impairment by comparing the book value to the fair value at the reporting unit level. We have only one reporting unit, and therefore the entire goodwill is allocated to that reporting unit. The fair value of the reporting unit is determined by using a discounted cash flow analyses consisting of various assumptions, including expectations of future cash flows based on projections or forecasts derived from analysis of business prospects and economic or market trends that may occur. We use these same expectations in other valuation models throughout the business. In addition to the discounted cash flow analysis, we utilize a leveraged buy-out model, trading comps and market capitalization to ultimately determine an estimated fair value of our reporting unit based on weighted average calculations from these models. We base our fair value estimates on assumptions we believe to be reasonable but that are unpredictable and inherently uncertain. If the carrying amount exceeds the fair value, further analysis is performed to measure the impairment loss.

In addition, our market capitalization could fluctuate from time to time. Such fluctuation may be an indicator of possible impairment of goodwill if our market capitalization falls below its book value. If this situation occurs, we will perform the required detailed analysis to determine if there is impairment.

We have not made any material changes in our reporting units or the accounting methodology we use to assess impairment of goodwill since September 30, 2017. We updated our goodwill analysis as of December 31, 2017 using actual fourth quarter 2017 results and updated projected 2018 results and concluded no impairment exists. The valuation of goodwill and intangible assets is subject to a high degree of judgment, uncertainty and complexity. We do not believe there is a reasonable likelihood that there will be a material change in the future estimates or assumptions we use to test for impairment losses on goodwill. However, if actual results are not consistent with our estimates or assumptions, we may be exposed to an impairment charge that could be material.

Intangible assets include the following and are being amortized over their estimated useful lives as follows:

Acquired Intangible Asset:	Amortization Period: (years)

Technology platform and patents	4 and 5
Trademark	5
Customer relationships	3

Intangible assets are evaluated for impairment if events and circumstances warrant by comparing the fair value of the intangible asset with its carrying amount. The impairment evaluation involves testing the recoverability of the asset on an undiscounted cash-flow basis, and, if the asset is not recoverable, recognizing impairment charge, if necessary, to reduce the asset’s carrying amount to its fair value. There were no indicators of impairment identified in 2017. We recognized an impairment loss on its technology platform for the year ended December 31, 2016.

Income Taxes

Accounting for income taxes requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities. These deferred taxes are measured by applying the provisions of tax laws in effect at the balance sheet date, including the impact of the Tax Cuts and Jobs Act (the “Tax Act”) enacted on December 22, 2017. The Tax Act made broad and significant changes to the U.S. tax code that affects the year ended December 31, 2017, including, but not limited to, a change in the federal rate from 35% to 21% effective January 1, 2018.

We recognize in income the effect of a change in tax rates on deferred tax assets and liabilities in the period that includes the enactment date.

As of December 31, 2017 and 2016 a full valuation allowance is recorded against our deferred tax assets to reduce the consolidated deferred tax asset to zero. The valuation allowance is based, in part, on our estimate of future taxable income, the expected utilization of federal and state tax loss carryforwards, and credits and the expiration dates of such tax loss carryforwards. Significant assumptions are used in developing the analysis of future taxable income for purposes of determining the valuation allowance for deferred tax assets which, in our opinion, are reasonable under the circumstances.

Fair Value of Financial Instruments

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). Inputs are broadly defined as assumptions market participants would use in pricing an asset or liability.

FASB ASC 820-10 Fair Value Measurements and Disclosures, requires disclosure of the estimated fair value of an entity’s financial instruments. Such disclosures, which pertain to the Company’s financial instruments, do not purport to represent the aggregate net fair value of the Company.

The carrying value of cash and cash equivalents, accounts receivable, accounts payable, and accrued liabilities approximate fair value because of the short maturity of those instruments. The fair value of the warrant liabilities is calculated using a Black-Scholes model, which approximates a binomial model due to probability factors used to determine the fair value. The calculation of this liability is based on Level 3 inputs. See Notes 3 and 11 for further discussion on the valuation of warrant liabilities.

Results of Operations

Note: All dollar amounts reported in Results of Operations are in thousands, except per-share information.

Year Ended December 31, 2017 Compared to Year Ended December 31, 2016

The tables presented below compare our results of operations adjusted for full retrospective adoption of certain accounting guidance described in Note 2 to the consolidated financial statements issued on Form 10-K for the year-ended December 31, 2017 from one period to another, and present the results for each period and the change in those results from one period to another in both dollars and percentage change.

	For the Years Ended
	December 31,		Change
	2017	2016	Dollars	%
Sales	$17,698	13,673	$4,025	29%
Cost of sales (exclusive of depreciation and amortization shown separately below)	10,309	6,815	3,494	51%
Gross profit	7,389	6,858	531	8%
Sales and marketing expenses	2,078	1,061	1,017	96%
Research and development expenses	991	893	98	11%
General and administrative expenses	6,944	6,393	551	9%
Depreciation and amortization expense	1,505	2,003	(498)	-25%
ConeXus acquisition stock issuance expense	1,971	-	1,971	NM
Impairment loss on intangible assets	-	1,065	(1,065)	-100%
Total operating expenses	13,489	11,415	2,074	18%
Operating loss	(6,100)	(4,557)	(1,543)	34%
Other income (expenses):
Interest expense	(1,610)	(1,636)	26	-2%
Change in fair value of warrant liability	(153)	(42)	(111)	264%
Gain on settlement of debt	872	1,008	(136)	-13%
Other income	2	164	(162)	-99%
Total other expense	(889)	(506)	(383)	76%
Net loss before income taxes	(6,989)	(5,063)	(1,926)	38%
Benefit/(provision) from income taxes	39	365	(326)	-89%
Net loss	$(6,950)	$(4,698)	$(2,252)	48%

NM - not meaningful

Sales

Sales increased by $4,025 or 29% in 2017 compared to 2016. The $4,025 increase was driven by approximately $1,230 from two new large customers and the broadening of sales within existing customer relationships, including an increase in sales to a related party of $1,344.

Gross Profit

Gross profit margin on a percentage basis decreased to 42% in 2017 from 50% in 2016, and increased by $531 in absolute dollars during the same period. The decrease in gross profit margin percentage and increase in absolute dollars is primarily the result of a lower margin sales mix on increased sales to customers.

Sales and Marketing Expenses

Sales and marketing expenses generally include the salaries, taxes, and benefits of our sales and marketing personnel, as well as trade show activities, travel, and other related sales and marketing costs. Total sales and marketing expenses increased to $2,078 in 2017 from $1,061 in 2016. The increase was primarily due to an increase in payroll expense related to our growing sales force and related travel expenses.

Research and Development Expenses

Research and development expenses increased 11% to $991 in 2017 from $893 in 2016, primarily as a result of additional headcount focused on these activities.

General and Administrative Expenses

Total general and administrative expenses increased 9% to $6,944 in 2017 from $6,393 in 2016. The increase was primarily due to an increase in personnel costs, including recruiting fees, offset primarily by decreases in legal fees.

Depreciation and Amortization Expenses

Depreciation and amortization expenses decreased 25% to $1,505 in 2017 from $2,003 in 2016 primarily as a result of the reduction of intangible assets from the impairment recognized in the third quarter of 2016.

Interest Expense

See Note 6 to the Consolidated Financial Statements for a discussion of our debt and related interest expense obligations.

Change in Fair Value of Warrant Liability

See Note 3 to the Consolidated Financial Statements for a discussion of our non-cash change in Warrant Liability.

Gain on Settlement of Debt

During 2017, we settled or wrote off debt of $1,159 for $288 cash payment and recognized a gain of $872. This debt included $693 of payables previously recorded by our dissolved subsidiary Broadcast International, Inc, as we had exhausted all efforts to identify and settle these obligations in the first quarter of 2017.

In August 2016, we settled debt of $90 for $35 cash payment, resulting in a gain on debt settlement of $55. In June 2016, we settled debt of $614 for $123 cash payment and the issuance of 409,347 shares of our restricted common stock, fair value at conversion date of $85, and recognized a gain on debt restructuring of $406. In conjunction with this debt settlement, an additional 809,842 shares of restricted common stock were issued to investors for cash to facilitate the settlement of a portion of the $614 debt. In March 2016, we issued 8.00% nonconvertible promissory notes in favor of certain general unsecured creditors in the aggregate principal amount of $288 to settle an aggregate amount of $839 of accounts payable, accrued expenses and other liabilities. The aggregate amount of payables, accrued expenses and other liabilities was subsequently revised to $796. In September 2016, the amounts previously settled with nonconvertible promissory notes were paid in cash of $249 resulting in a gain on the debt settlement of $547. No gain was previously recorded.

Summary Quarterly Financial Information

The following represents unaudited financial information derived from our annual and quarterly financial statements, as adjusted for the retrospective adoption of ASU No. 2017-11:

Quarters ended	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017
Net sales	$4,136	$3,575	$3,568	$6,419
Cost of sales	2,636	2,157	1,944	3,572
Gross profit	1,500	1,418	1,624	2,847
Operating expenses, excluding depreciation and amortization	2,793	4,631	2,238	2,322
Depreciation/amortization	321	374	408	402
Operating (loss)/income	(1,614)	(3,587)	(1,022)	123
Other expenses/(income)	(177)	679	717	(369)
Net (loss)/income	(1,437)	(4,266)	(1,739)	492

Quarters ended	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016
Net sales	$5,501	$2,708	$3,029	$2,435
Cost of sales	2,826	1,387	1,312	1,290
Gross profit	2,675	1,321	1,717	1,145
Operating expenses, excluding depreciation and amortization	2,108	2,060	1,976	2,203
Depreciation/amortization	388	540	536	539
Impairment loss on intangible assets	-	1,065	-	-
Operating (loss)/income	179	(2,344)	(795)	(1,597)
Other expenses/(income)	934	(130)	(913)	250
Net (loss)/income	(755)	(2,214)	118	(1,847)

Supplemental Operating Results on a Non-GAAP Basis

The following non-GAAP data, which adjusts for the categories of expenses described below, is a non-GAAP financial measure. Our management believes that this non-GAAP financial measure is useful information for investors, shareholders and other stakeholders of our Company in gauging our results of operations on an ongoing basis. We believe that EBITDA is a performance measure and not a liquidity measure, and therefore a reconciliation between net loss/income and EBITDA has been provided. EBITDA should not be considered as an alternative to net loss/income as an indicator of performance or as an alternative to cash flows from operating activities as an indicator of cash flows, in each case as determined in accordance with GAAP, or as a measure of liquidity. In addition, EBITDA does not take into account changes in certain assets and liabilities as well as interest and income taxes that can affect cash flows. We do not intend the presentation of these non-GAAP measures to be considered in isolation or as a substitute for results prepared in accordance with GAAP. These non-GAAP measures should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP.

Reconciliation of GAAP to Non-GAAP EBITDA

The following unaudited table presents our GAAP (Net Loss) measure, and the corresponding adjustments, to calculate “EBITDA” for the quarters ending December 31, 2017 and 2016, September 30, 2017 and 2016, June 30, 2017 and 2016 and March 31, 2017 and 2016, as adjusted for the retrospective adoption of ASU No. 2017-11:

Quarters ended	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017
GAAP net (loss)/income	(1,437)	(4,266)	(1,739)	492
Interest expense:
Amortization of debt discount	100	328	133	195
Other interest	330	169	140	215
Gain on settlement of debt	(6)	-	-	(866)
Change in warrant liability	(340)	116	369	8
Additional ConeXus acquisition expense	-	1,971	-	-
Depreciation/amortization	321	374	408	402
Other expenses/(income)	(261)	66	75	79
EBITDA	(1,293)	(1,242)	(614)	525

Quarters ended	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016
GAAP net (loss)/income	$(755)	$(2,214)	$118	$(1,847)
Interest expense:
Amortization of debt discount	297	224	177	154
Other interest	228	187	175	194
Gain on settlement of debt	(55)	(547)	(406)	-
Impairment loss on intangible assets	-	1,065	-	-
Change in warrant liability	400	84	(293)	(148)
Depreciation/amortization	388	540	536	539
Other expenses/(income)	64	(78)	(566)	51
EBITDA	$567	$(739)	$(259)	$(1,057)

Three Months Ended June 30, 2018 Compared to Three Months Ended June 30, 2017

The tables presented below compare our results of operations and present the results for each period and the change in those results from one period to another in both dollars and percentage change.

	For the three months ended
	June 30,		Change
	2018	2017	Dollars	%
Sales	$7,179	$3,568	$3,611	101%
Cost of sales (exclusive of depreciation and amortization shown below)	4,089	1,944	2,145	110%
Gross profit	3,090	1,624	1,466	90%
Sales and marketing expenses	538	404	134	33%
Research and development expenses	297	146	151	103%
General and administrative expenses	1,938	1,688	250	15%
Depreciation and amortization expense	324	408	(84)	-21%
Total operating expenses	3,097	2,646	451	17%
Operating loss	(7)	(1,022)	1,015	-99%
Other income/(expenses):
Interest expense	(752)	(273)	(479)	175%
Change in fair value of warrant liability	11	(369)	380	-103%
Gain on settlement of obligations	39	-	39	100%
Other expense	(5)	(2)	(3)	150%
Total other expense	(707)	(644)	(63)	10%
Net loss before income taxes	(714)	(1,666)	952	-57%
Benefit/(provision) from income taxes	102	(73)	175	-240%
Net loss	$(612)	$(1,739)	$1,127	-65%

Sales

Sales increased by $3,611, or 101%, in 2018 compared to 2017 primarily as the result of completed work on a material software development project with a longstanding client, for which approximately $2,375 was recognized in the current quarter and approximately $2,375 will be recognized in future periods and a hardware configuration, and an engineering project for which approximately $1,600 was recorded in the quarter. These sales were partially offset by a reduction in sales to related parties period over period of approximately $750. The remaining increase was the result of the continued growth of sales within our key existing customer relationships.

Gross Profit

Gross profit margin increased $1,466 in absolute dollars from $1,624 to $3,090, or 90%, primarily as a result of the increase in sales. Gross profit margin decreased to 43% in 2018 from 46% in 2017 during the same period. The decrease in gross profit margin percentage is the result of product mix during the period.

Sales and Marketing Expenses

Sales and marketing expenses generally include the salaries, taxes, and benefits of our sales and marketing personnel, as well as trade show activities, travel, and other related sales and marketing costs. Sales and marketing expenses increased by $134, or 33%, in 2018 compared to 2017. The increase was primarily due to an increase in payroll expense related to our growing sales force and related travel expenses.

Research and Development Expenses

Research and development expenses increased by $151, or 103%, in 2018 compared to 2017 as the result of an increase in amortization expense related to capitalized software and salary costs driven by an increased investment in products and offerings in the most recent twelve months.

General and Administrative Expenses

Total general and administrative expenses increased by $250, or 15%, in 2018 compared to 2017 as a result of expanding operations in the current year and a one-time charge to compensation expense of $40 related to severance agreements.

Depreciation and Amortization Expenses

Depreciation and amortization expenses decreased by $84 or 21% in 2018 compared to 2017. This decrease was primarily a result of the reduction in amortization expense related to a lower cost basis in intangible assets as certain assets become fully amortized.

Interest Expense

See Note 8 to the condensed consolidated financial statements for a discussion of our debt and related interest expense obligations.

Change in Fair Value of Warrant Liability

See Note 5 to the condensed consolidated financial statements for a discussion of our non-cash change in warrant liability for the six months ended June 30, 2018, the methodology for which is consistent for the three months ended June 30, 2018 and 2017.

Gain on Settlement of Obligations

On August 10, 2017, we announced the planned closure of our office facilities located at 22 Audrey Place, Fairfield, New Jersey 07004 which housed our previous operations center and ceased use of the facilities in February 2018. In ceasing use of these facilities, we recorded a one-time non-cash charge of $474 to accrue for the remaining rent under the lease term, net of anticipated subtenant rental income. Effective June 30, 2018, we entered into a settlement agreement to exit this lease agreement, resulting in our recording a gain on settlement of $39.

Six Months Ended June 30, 2018 Compared to Six Months Ended June 30, 2017

The tables presented below compare our results of operations and present the results for each period and the change in those results from one period to another in both dollars and percentage change.

	For the six months ended
	June 30,		Change
	2018	2017	Dollars	%
Sales	$11,245	$9,987	$1,258	13%
Cost of sales (exclusive of depreciation and amortization shown below)	6,646	5,517	1,129	20%
Gross profit	4,599	4,470	129	3%
Sales and marketing expenses	1,041	822	219	27%
Research and development expenses	618	303	315	104%
General and administrative expenses	3,641	3,436	205	6%
Depreciation and amortization expense	651	809	(158)	-20%
Lease termination expense	474	-	474	100%
Total operating expenses	6,425	5,370	1,055	20%
Operating loss	(1,826)	(900)	(926)	103%
Other income/(expenses):
Interest expense	(1,326)	(757)	(569)	75%
Change in fair value of warrant liability	208	(377)	585	-155%
Gain on settlement of obligations	39	866	(827)	-95%
Other expense	(1)	(2)	1	-50%
Total other expense	(1,080)	(270)	(810)	300%
Net loss before income taxes	(2,906)	(1,170)	(1,736)	148%
Benefit/(provision) from income taxes	56	(152)	208	-137%
Net loss	$(2,850)	$(1,322)	$(1,528)	116%

Sales

Sales increased by $1,258 or 13% in 2018 compared to 2017 primarily as the result of growth in revenues within our top five key customer accounts during the period, including additional non-recurring projects on their behalf, in addition to the expansion of our customer base.

Gross Profit

Gross profit margin increased $129 in absolute dollars from $4,470 to $4,599, or 3%. Gross profit margin decreased from 45% in 2017 to 41% in 2018 during the same period. The decrease in gross profit margin percentage is the result of product mix during the period, with increased margin sales in the first quarter of 2018 versus the same period in 2017.

Sales and Marketing Expenses

Sales and marketing expenses generally include the salaries, taxes, and benefits of our sales and marketing personnel, as well as trade show activities, travel, and other related sales and marketing costs. Sales and marketing expenses increased by $219 or 27% in 2018 compared to 2017. The increase was primarily due to an increase in payroll expense related to our growing sales force and related travel expenses.

Research and Development Expenses

Research and development expenses increased by $315 or 104% in 2018 compared to 2017 as the result of an increase in amortization expense related to capitalized software and salary costs driven by an increased investment in products and offerings in the most recent twelve months.

General and Administrative Expenses

Total general and administrative expenses increased by $205 or 6% in 2018 compared to 2017 as a result of expanding operations in the current year and a one-time charge to compensation expense of $40 related to severance agreements.

Depreciation and Amortization Expenses

Depreciation and amortization expenses decreased by $158 or 20% in 2018 compared to 2017. This decrease was primarily a result of the reduction in amortization expense related to a lower cost basis in intangible assets as certain assets become fully amortized.

Interest Expense

See Note 8 to the condensed consolidated financial statements for a discussion of our debt and related interest expense obligations.

Change in Fair Value of Warrant Liability

See Note 5 to the condensed consolidated financial statements for a discussion of our non-cash change in warrant liability for the six months ended June 30, 2018.

Lease Termination Expense and Gain on Settlement of Obligations

On August 10, 2017, we announced the planned closure of our office facilities located at 22 Audrey Place, Fairfield, New Jersey 07004 which housed our previous operations center and ceased use of the facilities in February 2018. In ceasing use of these facilities, we recorded a one-time non-cash charge of $474 to accrue for the remaining rent under the lease term, net of anticipated subtenant rental income. Effective June 30, 2018, we entered a settlement agreement to exit this lease agreement, resulting in our recording a gain on settlement of $39.

In March 2017, we settled or wrote off debt of $1,109 for $243 cash payment and recognized a gain of $866. This debt included $693 of payables previously recorded by our dissolved subsidiary Broadcast International, Inc, as we had exhausted all efforts to identify and settle these obligations in the first quarter of 2017.

Summary Quarterly Financial Information

The following represents unaudited financial information derived from our quarterly financial statements:

	June 30,	March 31,	December 31,	September 30,	June 30,
Quarters ended	2018	2018	2017	2017	2017
Net sales	$7,179	$4,066	$4,136	$3,575	$3,568
Cost of sales	4,089	2,557	2,636	2,157	1,944
Gross profit	3,090	1,509	1,500	1,418	1,624
Operating expenses, inclusive of one-time lease termination expense, excluding depreciation and amortization	2,773	3,001	2,793	4,631	2,238
Depreciation/amortization	324	327	321	374	408
Operating (loss)/income	(7)	(1,819)	(1,614)	(3,587)	(1,022)
Other expenses/(income)	605	419	(177)	679	717
Net loss	$(612)	$(2,238)	$(1,437)	$(4,266)	$(1,739)

Supplemental Operating Results on a Non-GAAP Basis

The following non-GAAP data, which adjusts for the categories of expenses described below, is a non-GAAP financial measure. Our management believes that this non-GAAP financial measure is useful information for investors, shareholders and other stakeholders of our company in gauging our results of operations on an ongoing basis. We believe that EBITDA is a performance measure and not a liquidity measure, and therefore a reconciliation between net loss/income and EBITDA and Adjusted EBITDA has been provided. EBITDA should not be considered as an alternative to net loss/income as an indicator of performance or as an alternative to cash flows from operating activities as an indicator of cash flows, in each case as determined in accordance with GAAP, or as a measure of liquidity. In addition, EBITDA does not take into account changes in certain assets and liabilities as well as interest and income taxes that can affect cash flows. We do not intend the presentation of these non-GAAP measures to be considered in isolation or as a substitute for results prepared in accordance with GAAP. These non-GAAP measures should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP.

	June 30,	March 31,	December 31,	September 30,	June 30,
Quarters ended	2018	2018	2017	2017	2017
GAAP net loss	$(612)	$(2,238)	$(1,437)	$(4,266)	$(1,739)
Interest expense:
Amortization of debt discount	487	345	100	328	133
Other interest	265	229	330	169	140
Depreciation/amortization	437	391	392	445	479
Income tax expense/(benefit)	(102)	46	(190)	77	73
EBITDA	$475	$(1,227)	$(805)	$(3,247)	$(914)
Adjustments
Change in warrant liability	(11)	(197)	(340)	116	369
Gain on settlement of obligations	(39)	-	(6)	-	-
Lease termination expense	-	474	-	-	-
Additional ConeXus acquisition expense	-	-	-	1,971	-
Other expense/(income)	5	(4)	(71)	(11)	2
Adjusted EBITDA	$430	$(945)	$(1,222)	$(1,171)	$(543)

Liquidity and Capital Resources

We have incurred net losses and negative cash flows from operating activities for the years ended December 31, 2017 and 2016. For the three months ended June 30, 2018 and 2017 we incurred a net loss of $612 and $1,739 respectively. For the six months ended June 30, 2018 and 2017 we incurred a net loss of $2,850 and $1,322 respectively. As of June 30, 2018, we had cash and cash equivalents of $5,461 and working capital deficit of $5,509.

On November 13, 2017, Slipstream Communications, LLC, a related party, extended the maturity date of our term loan to August 17, 2019 and extended the maturity date of our promissory notes on a rolling quarter addition basis, which is now August 24, 2019. While management believes that due to the extension of our debt maturity date, our current cash balance and our operational forecast for 2018, we can continue as a going concern through at least August 14, 2019, given our net losses and working capital deficit, we obtained a continued support letter from Slipstream Communications, LLC through August 15, 2019. We can provide no assurance that our ongoing operational efforts will be successful which could have a material adverse effect on our results of operations and cash flows.

See Note 8 to the Condensed Consolidated Financial Statements for a discussion of our debt obligations.

Operating Activities

As of December 31, 2017, we had an accumulated deficit of ($26,231). The cash flows provided by in operating activities was $2,565 and $5,320 for the six months ended June 30, 2018 and 2017, respectively. The cash provided by operating activities was driven by our recognition of deferred revenue of $2,723.

Investing Activities

Net cash used in investing activities during the six months ended June 30, 2018 was ($207) compared to ($306) during 2017. The use of cash in both periods represents acquisition of capital assets, primarily related to the capitalization of software costs. We currently do not have any material commitments for capital expenditures as of June 30, 2018, nor do we anticipate any significant expenditures in 2018.

Financing Activities

Net cash provided by/(used in) financing activities during the six months ended June 30, 2018 was $2,100 compared to ($286) in 2017. The increase was related to issuance of debt in 2018 as compared to paying off debt in January 2017.

Contractual Obligations

We have no material commitments for capital expenditures, and we do not anticipate any significant capital expenditures for the remainder of 2018.

Off-Balance Sheet Arrangements

During the six months ended June 30, 2018, we did not engage in any off-balance sheet arrangements set forth in Item 303(a) (4) of Regulation S-K.

BUSINESS

General

Creative Realities, Inc. is a Minnesota corporation that provides innovative digital marketing technology solutions to a broad range of companies, individual brands, enterprises, and organizations throughout the United States and in certain international markets. We have expertise in a broad range of existing and emerging digital marketing technologies across 18 vertical markets, as well as the related media management and distribution software platforms and networks, device and content management, product management, customized software service layers, systems, experiences, workflows, and integrated solutions. Our technology and solutions include: digital merchandising systems and omni-channel customer engagement systems; content creation, production and scheduling programs and systems; a comprehensive series of recurring maintenance, support, and field service offerings; interactive digital shopping assistants, advisors and kiosks; and, other interactive marketing technologies such as mobile, social media, point-of-sale transactions, beaconing and web-based media that enable our customers to transform how they engage with consumers.

Our main operations are conducted directly through Creative Realities, Inc. and our wholly owned subsidiaries Creative Realities Canada, Inc. a Canadian corporation and ConeXus World Global, LLC, a Kentucky limited liability company. Our other wholly owned subsidiary Creative Realities, LLC, a Delaware limited liability company, has been effectively dormant since October 2015, the date of the merger with ConeXus World Global, LLC.

We generate revenue in this business by:

●	consulting with our customers to determine the technologies and solutions required to achieve their specific goals, strategies and objectives;

●	designing our customers’ digital marketing experiences, content and interfaces;

●	engineering the systems architecture delivering the digital marketing experiences we design – both software and hardware – and integrating those systems into a customized, reliable and effective digital marketing experience;

●	managing the efficient, timely and cost-effective deployment of our digital marketing technology solutions for our customers;

●	delivering and updating the content of our digital marketing technology solutions using a suite of advanced media, content and network management software products; and

●	maintaining our customers’ digital marketing technology solutions by: providing content production and related services; creating additional software-based features and functionality; hosting the solutions; monitoring solution service levels; and responding to and/or managing remote or onsite field service maintenance, troubleshooting and support calls.

These activities generate revenue through: bundled-solution sales; consulting services, experience design, content development and production, software development, engineering, implementation, and field services; software license fees; and maintenance and support services related to our software, managed systems and solutions.

We currently market and sell our technology and solutions primarily through our sales and business development personnel, but we also utilize agents, strategic partners, and lead generators who provide us with access to additional sales, business development and licensing opportunities.

Our digital marketing technology solutions have application in a wide variety of industries. The industries in which we sell our solutions are established and include automotive, apparel & accessories, banking, baby/children, beauty, CPG, department stores, digital out-of-home (“DOOH”), electronics, fashion, fitness, foodservice/quick service restaurant (“QSR”), financial services, gaming, luxury, mass merchants, mobile operators, and pharmacy retail; however, the planning, development, implementation and maintenance of technology-enabled experiences involving combinations of digital marketing technologies is relatively new and evolving.  Moreover, a number of participants in these industries have only recently started considering or expanding the adoption of these types of technologies, solutions and experiences as part of their overall marketing strategies.  As a result, we remain an early stage company without an established history of profitability.

We believe that the adoption and evolution of digital marketing technology solutions will increase substantially in years to come both in the industries on which we currently focus and in others. We also believe that adoption of our solutions depends not only upon the services and solutions that we provide but also depends heavily upon the cost of hardware used to process and display content on them. While the costs of hardware configurations and software media players have historically decreased and we believe they will continue to do so at an accelerating rate, flat panel displays and players typically constitute a large portion of the expenditure customers make relative to the entire cost of implementing a digital marketing system implementation and can be a barrier to customer deployment. As a result, we believe that the broader adoption of digital marketing technology solutions is likely to increase, although we cannot predict the rate at which such adoption will occur.

Another key component of our business strategy, given the evolving dynamics of the industry in which we operate, is to acquire and integrate other operating companies in the industry in conjunction with pursuing our organic growth objectives. We believe that the selective acquisition and successful integration of certain companies will: accelerate our growth in targeted vertical and operating markets; enable us to cost-effectively aggregate multiple customer bases onto a single business and technology platform; provide us with greater operating scale on a consolidated basis; enable us to leverage a common set of processes and tools, and cost efficiencies company-wide; and ultimately result in higher operating profitability and cash flow from operations. Our management team is actively pursuing and evaluating alternative acquisition opportunities on an ongoing basis. Our management team and Board of Directors have broad experience with the execution, integration and financing of acquisitions. We believe that, based on the foregoing and other factors, we can successfully serve as a consolidator of multiple business and technology platforms serving similar markets.

Our company sells products and services primarily throughout North America.

Corporate Organization

Our principal offices are located at 13100 Magisterial Drive, Ste 100, Louisville, Kentucky 40223, and our telephone number at that office is (502) 791-8800.

The legal entity that is the registrant was originally incorporated and organized as a Minnesota corporation under the name Wireless Ronin Technologies, Inc. in March 2003. Our business initially focused on the provision of expertise in digital media marketing solutions to customers, including digital signage, interactive kiosks, mobile, social media and web-based media solutions. We acquired the assets and business of Broadcast International, Inc., a Utah corporation and public registrant, through a merger transaction that was effective as of August 1, 2014. Then on August 20, 2014, we consummated a merger transaction with Creative Realities, LLC, a privately owned Delaware limited liability company, in which we issued a majority of our issued and outstanding shares of common stock. In that merger transaction, we acquired the interactive marketing technology business of Creative Realities that we currently operate. Shortly after that merger, we changed our corporate name from Wireless Ronin Technologies, Inc. to “Creative Realities, Inc.” On October 15, 2015, we acquired the assets and business of ConeXus World Global, LLC, a privately owned Kentucky limited liability company for which we issued preferred and common stock. In that merger transaction, we acquired the systems integration and marketing technology business of ConeXus World that we currently operate. On May 23, 2016, we dissolved Broadcast International, Inc.

Our corporate structure, including our principal operating subsidiaries, after giving effect to our acquisition of Allure, is as follows:

Our fiscal year ends December 31. Neither we nor any of our predecessors have been in bankruptcy, receivership or any similar proceeding.

Business Strategy

We believe that our existing business model is highly scalable and can be expanded successfully as we continue to grow organically and integrate our recent merger transactions, acquire and integrate other companies which operate directly in our target markets, strengthen our operational practices and procedures, further streamline our administrative office functions, and continue to capitalize on various marketing programs and activities.

Industry Background

Over approximately the past 18-24 months, we believe certain digital marketing technology industry trends are creating the opportunity for retailers, brands, venue-operators, enterprises, non-profits and other organizations to create innovative shopping, marketing, and informational experiences for their customers and other stakeholders in various venues worldwide. These trends include: (i) the expectations of technology-savvy consumers; (ii) addressing on-line competitors by improving physical experiences; (iii) accelerating decline in the cost of hardware configurations (primarily flat panel displays) and software media players; (iv) the continued evolution of mobile, social, software and hardware technologies, applications and tools; (v) the increasing sophistication of social networking platforms; (vi) increasingly complex customer requirements related to their specific digital marketing technology and solution objectives; and (vii) customers challenging service providers with the delivery of a satisfactory consumer experience with the traditional pressure on reducing installation and ongoing operating costs.

As a result, a growing number of retailers, brands, venue-operators and other organizations have identified the need and opportunity to implement increasingly cost-effective and “sales-lifting” digital marketing, and interactive experiences to market to their customers. These include creating unique and customized experiences for targeted, timely offerings and relevant promotions; improving engagement resulting in increased sales; and increasing shopping basket size. We believe our clients consider capitalizing on these industry trends to be increasingly critical to any successful “store of the future” retail and brand sales environment, especially where sales staff turnover is high, training outcomes are inconsistent and product knowledge is low.

Companies are accomplishing their strategies by implementing various digital marketing technology solutions, which: are implemented in multiple forms and types of configurations and locations; attempt to achieve any of a broad range of individual or combination of objectives; contain various levels of targeting; have the ability to instantly manage single or multiple locations remotely from a customer’s desktop or other connected device at each location; and are built to deliver or contain a standard or customized experience unique to and within the customer’s environment. Examples of such solutions include:

●	Digital Merchandising Systems, which aim to inform and interact with customers through various types of content in an integrated experience, improve in-store customer experiences and increase overall sales, upsells, and/or cross-sales;

●	Digital Sales Assistants, which aim to replace or augment existing sales resources and the level of interactive and informational sales assistance inside the store;

●	Digital Way-Finders, which aim to help customers navigate their way around individual retail stores and multi-store locations or venues, or within individual brand categories;

●

Digital Kiosks, which aim to provide data, specialized and customized broadcasts, promotional information and coupons, train, and other forms of information and interaction with customers in a variety of deployment forms, types, configurations and experiences;

●	Digital Menu-Board Systems, which aim to enable various types of restaurant operators the ability to remotely and on a scheduled basis, update and modify menu information, promotions, and other forms of content dynamically;

●	Dynamic Digital Signage which aims to deliver and manage in-store marketing and advertising campaigns, specialized and customized broadcasts, and various other forms of messaging targeting customers in a particular experience or environment.

Our Markets

We currently market and sell our marketing technology solutions through our direct sales force, inside sales team, and word-of-mouth referrals from existing customers. Select strategic partnerships and lead generation programs also drive business to the Company through targeted business development initiatives. We market to companies that seek digital marketing solutions across multiple connected devices and who specifically seek or could benefit from enhancements to the customer experience offered in their stores, venues, brands or organizations.

Our digital marketing technology solutions have application in a wide variety of industries. The industries in which we sell our solutions are established and include automotive, apparel & accessories, banking, baby/children, beauty, CPG, department stores, digital out-of-home (“DOOH”), electronics, fashion, fitness, foodservice/quick service restaurant (“QSR”), financial services, gaming, luxury, mass merchants, mobile operators, and pharmacy retail; however, the planning, development, implementation and maintenance of technology-enabled experiences involving combinations of digital marketing technologies is relatively new and evolving.  Moreover, a number of participants in these industries have only recently started considering or expanding the adoption of these types of technologies, solutions and experiences as part of their overall marketing strategies.

Seasonality

A portion of our customer activity is influenced by seasonal effects related to traditional end of calendar year peak retail sales periods and other factors that arise from our target customer base. Nevertheless, our revenues can be materially affected by the launch of new markets, the timing of production rollouts, and other factors, any of which have the ability to reduce or outweigh certain seasonal effects.

Effect of General Economic Conditions on our Business

We believe that demand for our services will increase in part as a result of new construction and the recent economic recovery in general. These general economic improvements generally make it easier for our customers to justify decisions to invest in digital marketing technology solutions.

Regulation

We are subject to regulation by various federal and state governmental agencies. Such regulation includes radio frequency emission regulatory activities of the U.S. Federal Communications Commission, the consumer protection laws of the U.S. Federal Trade Commission, product safety regulatory activities of the U.S. Consumer Product Safety Commission, and environmental regulation in areas in which we conduct business. Some of the hardware components that we supply to customers may contain hazardous or regulated substances, such as lead. A number of U.S. states have adopted or are considering “takeback” bills addressing the disposal of electronic waste, including CRT style and flat panel monitors and computers. Electronic waste legislation is developing. Some of the bills passed or under consideration may impose on us, or on our customers or suppliers, requirements for disposal of systems we sell and the payment of additional fees to pay costs of disposal and recycling. Presently, we do not believe that any such legislation or proposed legislation will have a materially adverse impact on our business.

Competition

While we believe there is presently no direct competitor with the comprehensive offering of technologies, solutions and services we provide to our customers, there are multiple individual competitors who offer pieces of our solution stack. These include digital signage software companies such as Stratacache, Four Winds Interactive, and Reflect Systems; marketing services companies such as Sapient Nitro or digital signage systems integrators such as Convergent Media Systems. Some of these competitors may have significantly greater financial, technical and marketing resources than we do and may be able to respond more rapidly than we can to new or emerging technologies or changes in customer requirements. We believe that our sales and business development capabilities, network operations / field service management capabilities, our comprehensive offering of digital marketing technology and solutions, brand awareness, and proprietary processes are the primary factors affecting our competitive position.

Territories

We sell products and services primarily throughout North America.

Employees

We have approximately 100 employees as of October 26, 2018. We do not have any employees that operate under collective-bargaining agreements.

Legal Proceedings

We are involved in certain legal claims and proceedings incidental to our business, including customer bankruptcy and employment-related matters from time to time, and other legal matters that arise in the normal course of business. We believe these claims and proceedings are not out of the ordinary course for a business of the type and size in which we are engaged. While we are unable to predict the ultimate outcome of these claims and proceedings, management believes there is not a reasonable possibility that the costs and liabilities of such matters, individually or in the aggregate, will have a material adverse effect on our financial condition or results of operations.

Properties

Our headquarters is located at 13100 Magisterial Drive, Suite 100, Louisville, KY 40223. There, we have approximately 7,600 square-feet of space and 6,500 square-feet of warehouse space, which we believe is sufficient for our projected near-term future growth. The monthly lease amount is currently $18 and escalates 1% annually through the end of the lease term in January 2024. The corporate phone number is (502) 791-8800.

We have additional office space with approximately 18,000 aggregate square feet located in Dallas, TX, El Segundo, CA and Windsor, ON, Canada with aggregate monthly lease amounts totaling $14 and escalating approximately 1% annually through the end of 2021.

MANAGEMENT

General

Our Board of Directors consists of Alec Machiels (Chairman), Rick Mills (CEO), David Bell, Donald Harris, and Joseph Manko. The following table sets forth the name and position of each of our current directors and executive officers.

Name	Age	Positions
Alec Machiels	45	Director (Chairman)
David Bell	74	Director
Donald A. Harris	65	Director
Richard Mills	63	Chief Executive Officer and Director
John Walpuck	56	Chief Operating Officer
Joseph Manko	53	Director
Will Logan	34	Chief Financial Officer

The biographies of the above-identified individuals are set forth below.

Alec Machiels is a Partner at Pegasus Capital Advisors, L.P., a private equity fund manager, and joined our Board of Directors in August 2014 in connection with the Creative Realities merger. Mr. Machiels is a member of the Executive, Investment and Sustainability Committees, as well as the co-chair of the Energy and Wellness Committees at Pegasus Capital Advisors, L.P.  He has over 17 years of private equity investing and investment banking experience.  Previously, Mr. Machiels was a Financial Analyst in the Financial Services Group at Goldman Sachs International in London and in the Private Equity Group at Goldman Sachs and Co. in New York.  Investments in which he has been highly involved in include Molycorp Minerals, Traxys, Pure Biofuels, Olympus, Slipstream Communications, Coffeyville Resources and Merisant Company.  Mr. Machiels previously served on the board of Pure Biofuels from 2012-2018 and currently serves on the boards of Olympus, Slipstream Communications, NSI, and Valogix.  He was also a member of the Board of Trustees of the American Federation of Arts and Chair of its Endowment Committee 2011- 2013.  Mr. Machiels also co-founded Potentia Pharmaceuticals and Apellis Pharmaceuticals – two biotechnology companies in the complement immunotherapy space – as well as Revon Systems, a healthcare IT company.  Mr. Machiels is a graduate of Harvard Business School, KU Leuven Law School in Belgium and Konstanz University in Germany.

David Bell joined our Board of Directors in August 2014 in connection with the Creative Realities merger. Mr. Bell brings over 40 years of advertising and marketing industry experience to the board, including serving as CEO of three of the largest companies in the industry–Bozell Worldwide, True North Communications and The Interpublic Group of Companies, Inc. Since 2007, Mr. Bell has led Slipstream Communications, LLC which is an international company providing strategic branding, digital marketing, and public relations services and served as a Senior Advisor to Google Inc. from 2006 to 2009. Mr. Bell previously served as an Operating Advisor at Pegasus Capital Advisors. He is currently a Senior Advisor to AOL and has also served on the boards of multiple publicly traded companies, including Lighting Science Group Corporation and Point Blank Solutions, Inc., and Primedia, Inc., and served as President and CEO of The Interpublic Group of Companies Inc. from 2003 to 2005. Mr. Bell served as an independent director on the Board of Directors of Time, Inc. from June 2014 to January 2018.

Donald A. Harris was appointed to our Board of Directors in August 2014 in connection with the Broadcast International merger. He has been President of 1162 Management, the General Partner of 5 Star Partnership, a private equity firm, since June 2006. Mr. Harris has been President and Chief Executive Officer of UbiquiTel Inc., a telecommunications company organized by Mr. Harris and other investors, since its inception in September 1999 and also its Chairman since May 2000. Mr. Harris served as the President of Comcast Cellular Communications Inc. from March 1992 to March 1997. Mr. Harris received a Bachelor of Science degree from the United States Military Academy and an MBA from Columbia University. Mr. Harris’s experience in the telecommunications industry and his association with private equity funding is valuable to the Company.

Richard Mills is currently our Chief Executive Officer. Mr. Mills possesses over 32 years of industry experience. He was previously Chief Executive Officer of ConeXus World Global, a leading digital media services company, which he founded in 2010, and which was acquired by Creative Realities as reported herein. Prior to founding ConeXus, Mr. Mills was President and Director at Beacon Enterprise Solutions Group, Inc., a public telecom and technology infrastructure services provider. Previous to that, he joined publicly traded Pomeroy Computer Resources, Inc. in 1993 and served as Chief Operating Officer and a member of the Board of Directors from 1995 until 1999. Mr. Mills helped grow sales at Pomeroy during his time there from $100 million to $700 million. Mr. Mills was also a founder of Strategic Communications LLC.

John Walpuck has served as our Chief Operating Officer since April 2014 and previously served as our Chief Financial Officer from April 2014 – May 2018. Mr. Walpuck brings over 25 years of experience in financial and general management to Creative Realities, and over 20 years of experience in a broad range of digital media services, software, Internet services, online businesses, virtualization, and other technology industry sectors. Prior to Creative Realities, Mr. Walpuck served as the Chief Operating Officer and Chief Financial Officer of AllDigital, Inc. a digital broadcasting solutions company for the period from 2010 through 2013. Mr. Walpuck also served as the President and CEO of Disaboom, Inc., an online business and social network dedicated to people with disabilities, where he worked from 2007 to 2010. Prior to Disaboom, from 2005 to 2007, he served as the Senior Vice President and Chief Financial Officer of Nine Systems Corporation, a digital media services company. Mr. Walpuck has an MBA from the University of Chicago. He is a CMA, CPA and holds other professional certifications.

Joseph Manko is an experienced Board member and Senior Principal in Horton Capital Management LLC, the investment manager for the Horton Capital Partners Fund, LP (“Horton Fund”), and significant shareholder in the Company. Mr. Manko has over 20 years of investment experience in the asset management, investment banking, private equity and corporate securities markets, including senior roles at Deutsche Bank in London and Merrill Lynch in Hong Kong. Prior to founding the Horton Fund, Mr. Manko was a Partner and Chief Executive Officer of Switzerland-based BZ Fund Management Limited. Mr. Manko began his career as a corporate finance attorney at Skadden, Arps, Slate, Meagher & Flom and earned both his B.A. and Juris Doctorate from the University of Pennsylvania.

Will Logan joined the Company as VP of Finance in November 2017 and was promoted to the position of Chief Financial Officer effective May 16, 2018. From January 2007 until November 2017, Mr. Logan was employed by Ernst & Young in the assurance services group where he primarily served large public companies, including a two-year international rotation in London, UK in the asset management practice. He brings over ten years of experience in SEC reporting, technical accounting matters and Sarbanes-Oxley compliance expertise as well as expertise in initial public offerings, acquisitions and integration. He has B.A. degrees in Accounting and Economics from Bellarmine University and is a Certified Public Accountant.

Under our corporate bylaws, all of our directors serve for indefinite terms expiring upon the next annual meeting of our shareholders. The holders of a majority of our outstanding Series A Convertible Preferred Stock also have the right, but not the obligation, to designate one person to serve as a director on our board. As of the date of this prospectus, however, the preferred shareholders have not exercised this right.

When considering whether directors and nominees have the experience, qualifications, attributes and skills to enable the Board of Directors to satisfy its oversight responsibilities effectively in light of our business and structure, the Board of Directors focuses primarily on the industry and transactional experience, and other background, in addition to any unique skills or attributes associated with a director. With regard to Mr. Machiels, the Board of Directors considered his background and experience with the private investing market and his long-standing oversight of the Creative Realities business during such time as it was wholly owned by Pegasus Capital. With regard to Mr. Bell, the Board considered his deep experience within the advertising and marketing industries and his prior management of large enterprises. With regard to Mr. Mills, the Board of Directors considered his extensive background and experience in the industry. With regard to Mr. Manko, the Board of Directors considered his legal and corporate finance background and prior experience on boards of directors. Finally, with regard to Mr. Harris, the Board of Directors considered his extensive experience in the telecommunications industry and association with private equity investors.

The Board of Directors has determined that there are presently three “independent” directors as such term is defined in Section 5605(a)(2) of the Nasdaq listing rules, each of whom also meets the criteria for independence set forth in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934. The directors whom the board has determined to be independent are Messrs. Bell, Harris and Manko.

Board Committees

Our Board of Directors has created a standing Compensation Committee and Audit Committee. Messrs. Bell, Harris and Manko serve on each of those committees. In the case of the Compensation Committee, Mr. Manko serves as chair, and in the case of the Audit Committee, Mr. Bell serves as chair. The Board of Directors has determined that at least one member of the board’s Audit Committee, Mr. Bell, is an “audit committee financial expert” as that term is defined in Regulation S-K promulgated under the Securities Exchange Act of 1934. Mr. Bell’s relevant experience in this regard is detailed above. Mr. Bell, Mr. Harris and Mr. Manko qualify as “independent” member of the board as described above. The Board of Directors has determined that each director serving on the Audit Committee is able to read and understand fundamental financial statements.

The Board of Directors has not created a separate committee for nomination or corporate governance. Instead, the entire Board of Directors shares the responsibility of identifying potential director-nominees to serve on the Board of Directors. Nevertheless, nominees to serve as directors on our Board of Directors are selected by those directors on our board who are independent.

Communications with Board Members

Our Board of Directors has provided the following process for shareholders and interested parties to send communications to our board and/or individual directors. All communications should be addressed to Creative Realities, Inc., 13100 Magisterial Drive, Ste. 100, Louisville, KY 40223, Attention: Corporate Secretary. Communications to individual directors may also be made to such director at our company’s address. All communications sent to any individual director will be received directly by such individuals and will not be screened or reviewed by any company personnel. Any communications sent to the board in the care of the Corporate Secretary will be reviewed by the Corporate Secretary to ensure that such communications relate to the business of the company before being reviewed by the board.

EXECUTIVE AND DIRECTOR COMPENSATION

Summary Compensation Table

The following table sets forth information concerning the compensation of our named executive officers for 2017 and 2016:

Name and Principal Position	Year	Salary ($) (a)	Bonus ($)	Stock Awards ($)	Option Awards ($) (b)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Richard Mills	2017	270,000	-	-	-	-	-	270,000
Chief Executive Officer and Director	2016	270,000	-	-	-	-	-	270,000

John Walpuck	2017	240,000	-	-	-	-	-	240,000
Chief Operating Officer	2016	240,000	-	-	-	-		240,000

Will Logan	2017	24,000	-	-	92,592	-	-	116,592
Chief Financial Officer

(a)	In the case of Mr. Logan, represents his prorated annual base salary of $156,000. Mr. Logan joined the Company on November 6, 2017.
(b)	Represents the grant date fair value based on the Black-Scholes value determined as of November 6, 2017, the grant date.

On September 20, 2018, the Compensation Committee of the Board of Directors (1) adjusted the salary of Mr. Mills, CEO, to $330,000 annually, retroactive to January 1, 2018 and (2) granted 166,667 shares of common stock to Mr. Mills, CEO as compensation for his performance and direction of the Company since taking over as CEO in October 2015, 33,334 of which have been granted but are subject to certain performance requirements. These shares have been reflected as outstanding as of September 20, 2018. The Compensation Committee of the Board of Directors further authorized the issuance of 16,667 stock options to Mr. Logan for performance since joining the Company and to align his compensation with his role as Chief Financial Officer following promotion in May 2018.

The material terms of employment agreements and payments to be made upon a change in control are discussed below, in the narrative below under the caption “Employment Agreements.”

Our named executive officers are eligible for retirement benefits on the same terms as non-executives under the company’s defined contribution 401(k) retirement plan. Employees may contribute pretax compensation to the plan in accordance with current maximum contribution levels proscribed by the Internal Revenue Service. There are currently plans to implement an employer contribution match of 50% of employee wages up to 6%, for an effective match of 3% on April 1, 2018.

Employment Agreements and Potential Payments upon Termination or Change in Control

We employ Richard Mills as our Chief Executive Officers and John Walpuck as our Chief Operating Officer. Mr. Mills’ employment agreement is effective for a two-year term, which automatically renews for additional one-year periods unless either the Company or Mr. Mills elects not to extend the employment term. The agreement provides for an initial annual base salary of $270,000, subject to annual increases but generally not subject to decreases. Mr. Walpuck’s employment agreement is effective for a one-year term, which automatically renews for additional one-year periods unless either the Company or Mr. Walpuck elects not to extend the employment term. The agreement provides for an initial annual base salary of $240,000, subject to annual increases but generally not subject to decreases.

Under their respective agreements, Mr. Mills and Mr. Walpuck are eligible to participate in performance-based cash bonus or equity award plans for the Company’s senior executives. In addition, Mr. Mills and Mr. Walpuck will participate in employee benefit plans, policies, programs, perquisites and arrangements to the extent he meets eligibility and other requirements.

Under Mr. Mills’ employment agreement, he is entitled to 17 days of paid time off. In addition, upon any termination of employment Mr. Mills will receive his then-earned base salary through the date of termination, payment for the amount of any accrued and unpaid paid time off, and, if such termination was effected by the Company without “cause,” or if it was effected by Mr. Mills for “good reason,” or if such termination is effected by the Company within 12 months of a “change of control” that occurred during Mr. Mills’ tenure with the Company, as such terms are defined in his employment agreement, then (other than in cases involving Mr. Mills’ death or disability) Mr. Mills will be entitled to receive severance payments aggregating to an amount equal to six months of his then-current base salary. Mr. Mills would also be entitled to customary benefits regarding health insurance (COBRA) for a one-year period following any such termination.

Under Mr. Walpuck’s employment agreement, he is entitled to 17 days of paid time off. In addition, upon any termination of employment Mr. Walpuck will receive his then-earned base salary through the date of termination, payment for the amount of any accrued and unpaid paid time off, and, if such termination was effected by the Company without “cause,” or if it was effected by Mr. Walpuck for “good reason,” or if such termination is effected by the Company within 12 months of a “change of control” that occurred during Mr. Walpuck’s tenure with the Company, as such terms are defined in his employment agreement, then (other than in cases involving Mr. Walpuck’s death or disability) Mr. Walpuck will be entitled to receive severance payments aggregating to an amount equal to six months of his then-current base salary. Mr. Walpuck would also be entitled to customary benefits regarding health insurance (COBRA) for a one-year period following any such termination.

Upon the termination of a named executive officer or change in control of the company, a named executive officer may be entitled to payments or the provision of other benefits, depending on the triggering event. The potential payments for each named executive officer who is currently employed with our company were determined as part of the negotiation of each of their employment agreements, and the board believes that the potential payments for the triggering events are in line with current compensation trends.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth certain information concerning outstanding stock options and restricted stock awards held by our named executive officers as of December 31, 2017:

	Option Awards (a)						Stock Awards
	Number of		Number of Securities				Number	Market value
	Securities		Underlying				of shares	of shares
	Underlying		Unexercised				or units of	or units of
	Unexercised		Options		Option		stock	stock
	Options		(#)		Exercise	Option	that has	that have
	(#)		Non-		Price	Expiration	not vested	not vested
Name	Exercisable		Exercisable		($)	Date	(#)	($)
John Walpuck	9,000	(a)	-		$19.50	5/29/2024	-	-
	1,667	(a)	-		$13.50	8/18/2024
	12,018	(b)	4,006	(b)	$13.50	10/9/2024
	36,236	(c)	12,079	(c)	$9.60	1/22/2025
	17,832	(d)	17,832	(d)	$5.70	11/20/2025

(a)	Represents shares issuable upon the exercise of stock options granted under our Amended and Restated 2006 Equity Incentive Plan. These stock options became fully exercisable upon the effectiveness of the Company’s merger transaction with Creative Realities, LLC.
(b)	This stock option became exercisable to the extent of 25 percent of the shares purchasable thereunder on October 9, 2015, with additional increments of 25 percent becoming exercisable annually thereafter.
(c)	This stock option became exercisable to the extent of 25 percent of the shares purchasable thereunder on January 22, 2016, with additional increments of 25 percent becoming exercisable annually thereafter.
(d)	This stock option becomes exercisable to the extent of 25 percent of the shares purchasable thereunder on November 20, 2016, with additional increments of 25 percent becoming exercisable annually thereafter.

Director Compensation Table

Non-employee directors received no compensation during 2017 and 2016.

TRANSACTIONS WITH RELATED PERSONS

Since January 1, 2017, we have engaged in the following transactions in which the amount involved exceeded $120,000 and one or more of our directors or executive officers, or beneficial holders of more than 5% of any class of our voting securities, or any immediate family member of the foregoing persons, had a material interest. We believe that all of these transactions were on terms comparable to terms that could have been obtained from unrelated third parties.

33 Degrees Convenience Connect

For the years-ended December 31, 2017 and 2016, we had sales of $3,390 and $1,344, respectively, to 33 Degrees Convenience Connect, Inc. (“33 Degrees”), a Kentucky corporation, an entity in which our CEO, Richard Mills, holds an ownership interest of approximately 17.5%. Sales to 33 Degrees were $417 for the quarter ended June 30, 2018 and $108 during the quarter ended June 30, 2017. Accounts receivable due from the related party was $2,650 and $2,078 at June 30, 2018 and June 30, 2017, respectively. Accounts receivable due from the 33 Degrees was $3,017 and $543 at December 31, 2017 and 2016, respectively.

Financing with Slipstream Communications

On August 10, 2017, we entered into an agreement with Slipstream Communications, LLC, a related party by virtue of their beneficial ownership of approximately 53.49% of our common stock, to extend to August 17, 2018 the maturity date of an 8% senior note that we had earlier issued in August 2016. In exchange for the extension of the maturity date, we issued Slipstream Communications a five-year warrant to purchase up to 196,079 shares of our common stock at a per-share price of $8.38 (subject to adjustment). For financial reporting purposes, the fair value of the warrant was $1,240, which was accounted for as an additional debt discount and amortized over the remaining life of the loan.

On November 13, 2017, we entered into an agreement with Slipstream Communications, LLC, a related party by virtue of their beneficial ownership of approximately 53.49% of our common stock, to extend to August 17, 2019, the maturity date for a term loan we had earlier obtained in August 2016. In exchange for the extension of the maturity date, we issued Slipstream Communications another five-year warrant to purchase up to 196,079 shares of our common stock at a per-share price of $8.38 (subject to adjustment). For financial reporting purposes, the fair value of the warrant was $976, which is accounted for as an additional debt discount and amortized over the remaining life of the loan.

On January 16, 2018, we entered into the Third Amendment to the Loan and Security Agreement with Slipstream Communications, LLC and obtained a $1.0 million revolving loan, with interest thereon at 8% per annum, maturing on January 16, 2019. In connection with this amendment, we issued Slipstream Communications a five-year warrant to purchase up to 61,729 shares of our common stock at a per-share price of $8.09 (subject to adjustment). The fair value of the warrants was $266, which is accounted for as an additional debt discount and amortized over the remaining life of the loan.

On April 27, 2018, we entered into the Fourth Amendment to the Loan and Security Agreement with Slipstream Communications, LLC and obtained a $1.1 million revolving loan, with interest thereon at 8% per annum, provided however at all times when the aggregate outstanding principal amount of the Term Loan and the Revolving Loan (excluding the additional principal from the Secured Disbursed Escrow Promissory Note) exceeds $4,000 then the Loan Rate shall be 10%, of which eight percent 8% shall be payable in cash and 2% shall be paid by the issuance of and treated as additional principal of the Term Loan (“PIK”); however, that the Loan Rate with respect to the Disbursed Escrow Promissory Note shall be 0%. The revolving loan matures on January 16, 2019. In connection with the loan, we issued the lender a five-year warrant to purchase up to 143,791 shares of Creative Realities’ common stock at a per share price of $7.65 (subject to adjustment). The fair value of the warrants was $543, which is accounted for as an additional debt discount and amortized over the remaining life of the loan.

On April 27, 2018, we entered into the Fourth Amendment to the Loan and Security Agreement with Slipstream Communications, LLC, which included entry into a Secured Disbursed Escrow Promissory Note with Slipstream Communications, LLC, and, effective June 30, 2018 we drew $264 in conjunction with our exit from a previously leased operating facility. The principal amount of the Secured Disbursed Escrow Promissory Note will bear simple interest at the 8%; provided, further, however, that the Loan Rate with respect to the Secured Disbursed Escrow Promissory Note shall be 0% at all times when the aggregate outstanding principal amount of the Term Loan and the Revolving Loan (excluding the additional principal added pursuant to this proviso) exceeds $4,000.

Issuance of Holdback Shares

On October 15, 2015, we completed the acquisition of ConeXus World Global, LLC (“ConeXus”) pursuant to an Agreement and Plan of Merger and Reorganization for 2,080,000 shares of Series A-1 Convertible Preferred Stock, and the conversion of $823 of ConeXus debt into (i) 87,976 shares of our common stock, and (ii) $150 in principal amount of our convertible debt. As a result of the merger transaction, ConeXus World Global, LLC is our wholly owned operating subsidiary. The merger was completed by the filing of articles of merger with the Kentucky Secretary of State. The debtholders and members of ConeXus received a total of 1,664,000 shares of Series A-1 Convertible Preferred Stock, par value $1.00, and 533,334 shares of our common stock, par value $0.01.

On September 1, 2017, we reached agreement with the prior shareholders of ConeXus World Global, LLC (a business we acquired in a merger transaction in October 2015) to issue 187,713 shares of our common stock in the merger that initially had been held back pursuant to the merger agreement. Of these issued shares, 106,602 shares were issued to our CEO, Richard Mills, who had been the majority shareholder of ConeXus prior to our acquisition of that company in the merger.

Issuance of Performance Shares

On September 20, 2018, the Compensation Committee of the Board of Directors granted 166,667 shares of common stock to Mr. Mills, CEO as compensation for his performance and direction of the Company since taking over as CEO in October 2015, 33,334 of which have been granted but are subject to certain performance requirements. These shares have been reflected as outstanding as of September 20, 2018.

Policies and Procedures for Related Person Transactions

Our Board of Directors has adopted written policies and procedures, effective as of September 7, 2018, for the review of any transaction, arrangement or relationship in which our company is a participant, the amount involved exceeds $120,000 and one of our executive officers, directors, director nominees or 5% stockholders, or their immediate family members, each of whom we refer to as a “related person,” has a direct or indirect material interest.

If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related person transaction,” the related person must report the proposed related person transaction to our principal financial officer. The policy calls for the proposed related person transaction to be reviewed and approved by our Audit Committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the committee will review, and, in its discretion, may ratify the related person transaction. The policy also permits the chairman of the Audit Committee to review and, if deemed appropriate, approve proposed related person transactions that arise between committee meetings, subject to ratification by the committee at its next meeting. Any related person transactions that are ongoing in nature will be reviewed annually.

A related person transaction reviewed under the policy will be considered approved or ratified if authorized by the Audit Committee after full disclosure of the related person’s interest in the transaction. As appropriate for the circumstances, the committee will review and consider:

●	the related person’s interest in the related person transaction;

●	the approximate dollar value of the amount involved in the related person transaction;

●	the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

●	whether the transaction was undertaken in the ordinary course of our business;

●	whether the terms of the transaction are no less favorable to us than terms that could have been reached with an unrelated third party;

●	the purpose of, and the potential benefits to us of, the transaction; and

●	any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

The Audit Committee may approve or ratify the transaction only if the committee determines that, after consideration of all of the facts and circumstances, the transaction is in our best interests. In connection with an approval, the committee may impose any conditions on the related person transaction that it deems appropriate.

The policy provides that transactions involving compensation of executive officers shall be reviewed and approved by the Compensation Committee in the manner specified in its charter.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

All information disclosed within this section of the document gives effect to those recent capitalization events outlined within the Prospectus Summary, including the Company’s planned 1-for-30 stock split, conversion of Preferred Stock, and conversion of Convertible Notes, but gives no effect to common stock or warrants anticipated to be created as a result of this public offering.

As of the close of business on October 26, 2018, we had outstanding two classes of voting securities – common stock, of which there were 2,962,345 shares issued and outstanding and Series A Convertible Preferred Stock, of which there were 5,535,192 shares issued and outstanding. Each share of common stock is currently entitled to one vote on all matters put to a vote of our shareholders, and each share of preferred stock votes on an as-converted basis, which means that each preferred share is currently entitled to approximately 4.16 votes on all matters put to a vote of our shareholders. Our preferred stock votes together with our common stock as a single class. The following table sets forth the number of common shares, and percentage of outstanding common shares, beneficially owned as of October 26, 2018, by:

●	each person known by us to be the beneficial owner of more than five percent of our outstanding common stock

●	each current director

●	each executive officer of the Company and other persons identified as a named executive in this prospectus, and

●	all current executive officers and directors as a group.

Unless otherwise indicated, the address of each of the following persons is 13100 Magisterial Drive, Suite 100, Louisville, KY 40223, and each such person has sole voting and investment power with respect to the shares set forth opposite his, her or its name.

Name and Address	Common Shares Beneficially Owned [1]	Percentage of Common Shares [1]
Slipstream Funding, LLC [2] c/o Pegasus Capital Advisors, L.P. 99 River Road Cos Cob, CT 06807	1,011,666	20.99%
Slipstream Communications, LLC [3] c/o Pegasus Capital Advisors, L.P. 99 River Road Cos Cob, CT 06807	3,114,215	53.49%
Horton Capital Partners Fund, L.P. [4]	351,399	7.32%
Joseph Manko [5]	0	*
John Walpuck [6]	80,758	1.67%
Donald A. Harris [7]	91,838	1.92%
Alec Machiels [8]	0	*
David Bell [9]	0	*
Richard Mills [10]	765,831	16.06%
Will Logan [11]	6,068	*
Ronald L Chez [12]	204,717	4.26%
All current executive officers and directors as a group [13]	944,495	19.42%

* less than 1%

(1)	Beneficial ownership is determined in accordance with the rules of the SEC, and includes general voting power and/or investment power with respect to securities. Shares of common stock issuable upon exercise of options or warrants that are currently exercisable or exercisable within 60 days of the record rate, and shares of common stock issuable upon conversion of other securities currently convertible or convertible within 60 days, are deemed outstanding for computing the beneficial ownership percentage of the person holding such securities but are not deemed outstanding for computing the beneficial ownership percentage of any other person. Under applicable SEC rules, each person’s beneficial ownership is calculated by dividing the total number of shares with respect to which they possess beneficial ownership by the total number of outstanding shares of the Company. In any case where an individual has beneficial ownership over securities that are not outstanding, but are issuable upon the exercise of options or warrants or similar rights within the next 60 days, that same number of shares is added to the denominator in the calculation described above. Because the calculation of each person’s beneficial ownership set forth in the “Percentage of Common Shares” column of the table may include shares that are not presently outstanding, the sum total of the percentages set forth in such column may exceed 100%.

(2)	Investment and voting power over shares held by Slipstream Funding, LLC is held by Slipstream Communications, LLC, its sole member, and may deemed to be directly or indirectly controlled by Craig Cogut, Chairman and Chief Executive Officer of Pegasus Capital Advisors, LLC.. See table footnote 3 for further information regarding Slipstream Communications, LLC. The share figure includes 59,301 shares of common stock issuable upon exercise of an outstanding warrant issued to the shareholder in connection with our merger transaction with Creative Realities, LLC.

(3)	Investment and voting power over shares held by Slipstream Communications, LLC may be deemed to be directly or indirectly controlled by Craig Cogut, Chairman and Chief Executive Officer of Pegasus Capital Advisors, LLC. Slipstream Communications, LLC (“Slipstream Communications”) is the sole member of Slipstream Funding, LLC (“Slipstream Funding”). BCOM Holdings, LP (“BCOM Holdings”) is the managing member of Slipstream Communications. BCOM GP LLC (“BCOM GP”) is the general partner of BCOM Holdings. Business Services Holdings, LLC (“Business Services Holdings”) is the sole member of BCOM GP. PP IV BSH, LLC (“PP IV BSH”), Pegasus Investors IV, L.P. (“Pegasus Investors”) and Pegasus Partners IV (AIV), L.P. (“Pegasus Partners (AIV)”) are the members of Business Services Holdings. Pegasus Partners IV, L.P. (“Pegasus Partners”) is the sole member of PP IV BSH. Pegasus Investors IV, L.P. (“Pegasus Investors”) is the general partner of each of Pegasus Partners (AIV) and Pegasus Partners and Pegasus Investors IV GP, L.L.C. (“Pegasus Investors GP”) is the general partner of Pegasus Investors. Pegasus Investors GP is wholly owned by Pegasus Capital, LLC (“Pegasus Capital”). Pegasus Capital may be deemed to be directly or indirectly controlled by Craig Cogut. The share figure includes the 952,365 shares of common stock and 59,301 common shares issuable upon exercise of an outstanding warrant, issued to and held by Slipstream Funding, LLC in connection with the merger transaction with Creative Realities, LLC. Share figure also includes 1,062,401 common shares purchasable upon exercise of outstanding warrants issued to and held by Slipstream Communications, LLC.

(4)	Investment and voting power over shares held by Horton Capital Partners Fund, L.P. (“HCPF”) may be deemed to be directly or indirectly controlled by Joseph M. Manko, Jr. The principal business of HCPF and Horton Capital Partners LLC (“HCP”) is purchasing, holding and selling securities for investment purposes. The principal business of Horton Capital Management, LLC (“HCM”) is serving as the investment manager of HCPF. HCP is the general partner of HCPF. The principal occupation of Mr. Manko is serving as the managing member of HCM and HCP. Mr. Manko is also a director of the Company. The share figure includes 40,179 common shares purchasable upon exercise of outstanding warrants. The warrants to purchase shares held by Horton Capital Partners Fund, LP contain “blocker” provisions that limits its ability to exercise such warrants to the extent that such exercise would cause the shareholder’s beneficial ownership in the Company to exceed 4.99% of the Company’s shares outstanding. The calculation of beneficial ownership does not take into account the effect of such “blocker” provisions.

(5)	Mr. Manko is a director of the Company. As outlined in footnote 4 above, investment and voting power over shares held by HCPF may be deemed to be directly or indirectly controlled by Joseph M. Manko, Jr.

(6)	Mr. Walpuck is the Chief Operating Officer of the Company. Shares reflected in the table are common shares issuable upon exercise of vested options.

(7)	Mr. Harris is a director of the Company. Share figure includes 13,989 shares purchasable upon the exercise of outstanding warrants. The warrants to purchase shares held by Mr. Harris contain “blocker” provisions that limits its ability to exercise such warrants to the extent that such exercise would cause the shareholder’s beneficial ownership in the Company to exceed 4.99% of the Company’s shares outstanding.

(8)	Mr. Machiels is a director of the Company.

(9)	Mr. Bell is a director of the Company.

(10)	Mr. Mills is a director of the Company and Chief Executive Officer. Includes 87,976 common shares and 8,929 common shares purchasable upon exercise of outstanding warrants, each held by RFK Communications, LLC. The warrants to purchase shares held by RFK Communications, LLC contain “blocker” provisions that limits its ability to exercise such warrants to the extent that such exercise would cause the shareholder’s beneficial ownership in the Company to exceed 4.99% of the Company’s shares outstanding. The calculation of beneficial ownership does not take into account the effect of such “blocker” provisions.

(11)	Mr. Logan is the Chief Financial Officer of the Company.

(12)	Includes 41,667 common shares purchasable upon exercise of outstanding warrants. The warrants to purchase shares held by Ronald Chez contain “blocker” provisions that limits its ability to exercise such warrants to the extent that such exercise would cause the shareholder’s beneficial ownership in the Company to exceed 4.99% of the Company’s shares outstanding. The calculation of beneficial ownership does not take into account the effect of such “blocker” provisions.

(13)	Includes Messrs. Walpuck, Harris, Machiels, Bell, Mills, Manko and Logan.

MARKET INFORMATION

Upon the consummation of this offering, we expect to have our common stock listed on the Nasdaq Capital Market under the trading symbol “CREX.” Presently, however, our common stock is listed for trading on the OTC Bulletin Board, the “OTCQX,” under the symbol “CREX.” The transfer agent and registrar for our common stock is Computershare Trust Company, N.A., 462 South 4th Street, Suite 1600, Louisville, KY 40202. The following table sets forth the high and low bid prices for our common stock as reported by the OTC Markets in 2017 and 2016 and for the year-to-date period of 2018 through the date of this filing. These quotations reflect inter-dealer prices, without retail mark-up, markdown, or commission, and may not represent actual transactions. Trading in the Company’s common stock during the period represented was sporadic, exemplified by low trading volume and many days during which no trades occurred.

	High	Low
2018
First Quarter	$8.70	$6.00
Second Quarter	$7.80	$5.40
Third Quarter	$8.10	$5.70
Fourth Quarter	$7.65	$6.00

	High	Low
2017
First Quarter	$8.40	$5.40
Second Quarter	$11.10	$6.90
Third Quarter	$11.70	$8.40
Fourth Quarter	$10.20	$5.10

	High	Low
2016
First Quarter	$6.90	$3.90
Second Quarter	$6.60	$3.60
Third Quarter	$6.00	$3.30
Fourth Quarter	$7.20	$4.20

Shareholders

As of October 26, 2018, there were approximately 1,800 holders of record of our common stock.

Dividend Policy

We have never declared or paid cash dividends on our common stock. We currently intend to retain future earnings, if any, to operate and expand our business and to finance the development and expansion of our business, subject to our obligation to pay dividends to our preferred stockholders as described below. We do not anticipate paying cash dividends on our common stock in the foreseeable future. Any payment of cash dividends in the future will be at the discretion of our Board of Directors and will depend upon our results of operations, earnings, capital requirements, contractual restrictions and other factors deemed relevant by our Board of Directors.

Holders of our common stock are entitled to share pro rata in dividends and distributions with respect to the common stock when, as and if declared by our Board of Directors out of funds legally available therefor. In addition, we must first pay dividends on our Series A Convertible Preferred Stock, which have priority over any dividends to be paid to holders of our common stock. The current dividend payable to the holders of Series A Convertible Preferred Stock has been satisfied through the issuance of preferred and common stock. The current dividend for the Series A Convertible Preferred Stock aggregates to up to approximately $175 on a semi-annual basis (which we may be able to satisfy our dividend-payment obligations relating to the Series A Convertible Preferred Stock through the issuance of additional shares of preferred stock through August 20, 2017 and thereafter the issuance of additional shares of common stock). Other than with respect to shares of Series A Convertible Preferred Stock, future dividend policy is subject to the sole discretion of our Board of Directors and will depend upon a number of factors, including future earnings, capital requirements and our financial condition.

Securities Authorized for Issuance Under Equity Compensation Plans

The table below sets forth certain information, as of the close of business on October 26, 2018, regarding equity compensation plans (including individual compensation arrangements) under which our securities were then authorized for issuance.

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Issuance Under Equity Compensation Plans (excluding securities reflected in column a)
Equity compensation plans approved by stockholders	None	(1)	N/A	None
Equity compensation plans not approved by stockholders	288,860		$8.59	17,723,326

(1)	All shares reflected in the table are issuable upon exercise of outstanding stock options issued under the 2006 Amended and Restated Equity Incentive Plan or the 2014 Stock Incentive Plan.

DESCRIPTION OF SECURITIES

The following is a description of the common stock we are registering, and certain material provisions of Minnesota law, our Articles of Incorporation, and our corporate bylaws. The following is only a summary and is qualified by applicable law, our Articles of Incorporation, and our corporate bylaws. Copies of our Articles of Incorporation and corporate bylaws are included as exhibits to the registration statements of which this prospectus is a part and are available as set forth under “Where You Can Find More Information.”

General

As of the date of this prospectus, there were 2,962,345 shares of our common stock issued and outstanding, held of record by approximately 1,800 holders. Our authorized capital consists of 250,000,000 shares of capital stock, $0.01 par value per share, of which 200,000,000 shares are available for issuance as common stock, and 50,000,000 shares are available for issuance as preferred stock. Of the authorized preferred shares, we presently have designated 7,000,000 shares for issuance as our “Series A Convertible Preferred Stock” and another 7,000,000 shares for issuance as our “Series A-1 Convertible Preferred Stock.” As of the date of this prospectus, there were 5,535,192 shares of our Series A Convertible Preferred Stock outstanding, and no shares of our Series A-1 Convertible Preferred Stock outstanding.

On August 7, 2018, our stockholders approved a proposed amendment to our Articles of Incorporation, as amended, to effect a reverse stock split of our outstanding common stock at a ratio of not more than 1-for-40, with the exact split ratio to be determined by our Board of Directors, and without reducing our total number of authorized shares of capital stock.

With respect to a special meeting of the Preferred Stock to be held on November 9, 2018, the Company received proxy votes from greater than 75% of the holders of the issued and outstanding shares of Series A 6% Convertible Preferred Stock of the Company (the “Preferred Stock”) approving the mandatory conversion of all then-issued and outstanding shares of Preferred Stock into shares of the Company’s common stock contingent upon the consummation of a firm commitment underwritten public offering of the Company’s common stock (or units, consisting of common stock and warrants) resulting in its receipt of gross proceeds of at least $10,000,000 (the “Public Offering”) prior to December 31, 2018.

Holders of Preferred Stock will receive common stock at the stated conversion rate as determined pursuant to the Preferred Stock Certificate of Designation of $7.65 per share, or 723,555 shares of common stock. Those holders of Preferred Stock who execute a customary lock-up agreement for a period continuing for 90 days after the consummation of the Public Offering will be issued, as a one-time incentive, additional common stock and, if warrants are issued to purchasers in the Public Offering, warrants, in such number that makes the effective conversion price equal to 90% of the lowest of the following: (i) if shares of Common Stock are sold without accompanying warrants in the Public Offering, then the price at which shares of Common Stock are sold in the Public Offering, (ii) if units consisting of shares of Common Stock and warrants are sold in the Public Offering, then the effective price per unit sold in the Public Offering, (iii) if units consisting of shares of Common Stock and warrants are sold in the Public Offering, then the initial price at which shares of Common Stock may be purchased upon exercise of the warrants (i.e., the strike price of the warrants), and (iv) the current Conversion Price under the Certificate of Designation (i.e., $7.80) (subject, however, to equitable adjustments as provided in the Certificate of Designation). Except as otherwise indicated, all information in this prospectus assumes that the public offering price per share in this offering will be $7.80, which was the last reported sale price of our common stock on October 26, 2018, adjusted to give pro forma effect to the Reverse Split. Those holders of Preferred Stock who participate in the Public Offering, subject to a minimum participation requirement as agreed between the underwriters and the Company, and execute the foregoing lock-up agreement will receive, as a one-time incentive, additional common stock and, if warrants are issued to purchasers in the Public Offering, warrants, in such number that decreases the effective conversion price on the conversion of Preferred Stock by those holders that execute a lock-up agreement to 80% of the lowest of those scenarios outlined above. The additional discount will be given if holders of the Preferred Stock purchase a minimum amount of our securities that will be determined by the Company prior to the effective date of the registration statement of which this prospectus is a part. The lock-up agreements will apply to all shares of common stock issued to convert the holder’s Preferred Stock, and the additional shares of common stock and warrants, and underlying warrant shares, issued by the Company in exchange for the holder’s execution of the lock-up agreement and participation in the offering. As a result, and based on communication with holders of Preferred Stock as of October 30, 2018, we expect to issue an aggregate of approximately 871,757 shares of common stock consisting of (i) 723,555 shares upon conversion of the entire class of preferred; (ii) approximately 65,870 additional shares, as incentive shares, to certain shareholders that have or we expect (but can make no assurances that they will) to execute the lock-up agreement; and (iii) approximately 82,332 additional incentive shares to those locked up shareholders, assuming (but can make no assurances they will) they all participate in the offering, 740,999 of which will be subject to a customary lock-up arrangement and be eligible for receipt of warrants as outlined above which will also be subject to the same lock-up arrangement. The number of warrants awarded to holders of Preferred Stock will be calculated consistent with and have identical exercise terms, including exercise price and length of warrant, as those participants in the Public Offering. For purposes of this Prospectus we have assumed that 81.9% of the outstanding Preferred Stock will be entitled to additional shares of common stock and to warrants, if warrants are offered in the Public Offering, which represents the portion of the holders of Preferred Stock which have executed the lock-up agreement. For purposes of pro forma calculations within this Prospectus we have assumed the entire population which has executed the initial conversion lock-up agreement, or 81.9% of the outstanding Preferred Stock, will also participate in the Public Offering. The actual number of shares and warrants will vary from this amount and will depend on the actual offering price and Preferred Stockholders’ participation and entry into lock-up agreements.

On October 17, 2018, the Company’s board of directors approved a l-for-30 reverse stock split of its outstanding common stock. The Company has filed for regulatory approval and will effectuate this reverse stock split prior to the effective date of the offering. The reverse stock split resulted in an adjustment to the preferred stock conversion prices to reflect a proportional decrease in the number of shares of common stock to be issued upon conversion. The accompanying financial statements and notes to the financial statements give retroactive effect to the reverse stock split for all periods presented. The shares of common stock retained a par value of $0.01 per share. Accordingly, the stockholders’ deficit reflects the reverse stock split by reclassifying from “common stock” to “additional paid-in capital” in an amount equal to the par value of the decreased shares resulting from the reverse stock split.

Common Stock

Voting. The holders of our common stock are entitled to one vote for each outstanding share of common stock owned by that shareholder on every matter properly submitted to the shareholders for their vote. The holders of our Series A Convertible Preferred Stock are entitled to vote together with the holders of our common stock on an as-converted basis. Presently, each share of outstanding Series A Convertible Preferred Stock is convertible into approximately 3.92 shares of our common stock. Shareholders are not entitled to vote cumulatively for the election of directors. Nevertheless, the holders of a majority of our Series A Convertible Preferred Stock are entitled to designate one person for appointment to our Board of Directors. This right of designation is contained in the Securities Purchase Agreement we entered into with the purchasers of Series A Convertible Preferred Stock effective August 18, 2014. As of the date of this prospectus, the holders of preferred stock have not exercised their right to designate a person for appointment to our board.

Dividend Rights. Subject to the dividend rights of the holders of any outstanding series of preferred stock, holders of our common stock are entitled to receive ratably such dividends and other distributions of cash or any other right or property as may be declared by our Board of Directors out of our assets or funds legally available for such dividends or distributions. Nevertheless, we must first pay dividends on our Series A Convertible Preferred Stock. The current dividend payable to the holders of Series A Convertible Preferred Stock aggregates to up to $166 on a semi-annual basis (although under certain circumstances we may be able to satisfy our dividend-payment obligations relating to the Series A Convertible Preferred Stock through the issuance of additional shares of common stock).

Liquidation Rights. In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, holders of our common stock would be entitled to share ratably in our assets that are legally available for distribution to shareholders after payment of liabilities and after the satisfaction of the liquidation preference owed to the holders of our Series A Convertible Preferred Stock. Specifically, the aggregate liquidation preference to which the holders of Series A Convertible Preferred Stock are presently entitled is equal to the sum of (i) the $5,535 stated value of their shares plus (ii) any accrued but unpaid dividends thereon. If we have any other preferred stock outstanding at such time, holders of that preferred stock may be entitled to distribution or liquidation preferences. In either such case, we must pay the applicable distribution to the holders of our preferred stock before we may pay distributions to the holders of our common stock.

Conversion, Redemption and Preemptive Rights. Holders of our common stock have no conversion, redemption, preemptive, subscription or similar rights.

Offering Warrants

The following summary of certain terms and provisions of the warrants offered hereby is not complete and is subject to, and qualified in its entirety by the provisions of the form of the warrant, which is filed as an exhibit to the registration statement of which this prospectus is a part. Prospective investors should carefully review the terms and provisions set forth in the form of warrant.

Exercisability. The warrants are exercisable immediately upon issuance and at any time up to the date that is forty-two months from the date of issuance. The warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise as discussed below).

Cashless Exercise. In the event that a registration statement covering shares of common stock underlying the warrants, or an exemption from registration, is not available for the resale of such shares of common stock underlying the warrants, the holder may, in its sole discretion, exercise the warrant in whole or in part and, in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, elect instead to receive upon such exercise the net number of shares of common stock determined according to the formula set forth in the warrant. In no event shall we be required to make any cash payments or net cash settlement to the registered holder in lieu of issuance of common stock underlying the warrants.

Exercise Price. The initial exercise price per share of common stock purchasable upon exercise of the warrants is $[●], or 125% of the Offering Price. The exercise price is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common stock and also upon any distributions of assets, including cash, stock or other property to our stockholders.

Certain Adjustments. The exercise price and the number of shares of common stock purchasable upon the exercise of the warrants are subject to adjustment upon the occurrence of specific events, including stock dividends, stock splits, combinations and reclassifications of our common stock.

Transferability. Subject to applicable laws, the warrants may be transferred at the option of the holders upon surrender of the warrants to us together with the appropriate instruments of transfer.

Fundamental Transaction. If, at any time while the warrants are outstanding, (1) we consolidate or merge with or into another corporation and we are not the surviving corporation, (2) we sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of our assets, (3) any purchase offer, tender offer or exchange offer (whether by us or another individual or entity) is completed pursuant to which holders of our shares of common stock are permitted to sell, tender or exchange their shares of common stock for other securities, cash or property and has been accepted by the holders of 50% or more of our outstanding shares of common stock, (4) we effect any reclassification or recapitalization of our shares of common stock or any compulsory share exchange pursuant to which our shares of common stock are converted into or exchanged for other securities, cash or property, or (5) we consummate a stock or share purchase agreement or other business combination with another person or entity whereby such other person or entity acquires more than 50% of our outstanding shares of common stock, each, a “Fundamental Transaction,” then upon any subsequent exercise of the warrants, the holders thereof will have the right to receive the same amount and kind of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of the number of warrant shares then issuable upon exercise of the warrant, and any additional consideration payable as part of the Fundamental Transaction.

Rights as a Stockholder. Except as otherwise provided in the warrants or by virtue of such holder’s ownership of shares of our common stock, the holder of a warrant does not have the rights or privileges of a holder of our common stock, including any voting rights, until the holder exercises the warrant.

Representative’s Warrants

Please see “Underwriting — Representative’s Warrants” for a description of the warrants we have agreed to issue to the representative of the underwriters in this offering, subject to the completion of the offering. We expect to enter into a warrant agreement in respect of the Representative’s Warrants prior to the closing of this offering.

Anti-Takeover Provisions

The following is a description of certain provisions of the Minnesota Business Corporation Act and our corporate bylaws that are likely to discourage any unfriendly attempt to obtain control of the Company. This summary does not purport to be complete and is qualified in its entirety by reference to the Minnesota Business Corporation Act and our corporate bylaws.

Minnesota Business Combination Act

We are subject to the Minnesota Business Combination Act, Section 302A.673 of the Minnesota Business Corporation Act. Subject to certain qualifications and exceptions, the statute prohibits an “interested shareholder” of certain Minnesota corporations that are termed “issuing public corporations” (which definition Creative Realities satisfies) from effecting any “business combination” with the corporation for a period of four years from the date the shareholder becomes an “interested shareholder” unless the corporation’s Board of Directors approved the business combination prior to the shareholder becoming an “interested shareholder” or otherwise approved the shareholder becoming an “interested shareholder.”

An “interested shareholder” is defined to include (i) any beneficial owner of 10% or more of the voting power of the outstanding voting stock of the corporation, or (ii) any affiliate or associate of the corporation, that, within the prior four-year period has at any time directly or indirectly beneficially owned 10% or more of the voting power of the then-outstanding stock of the corporation.

The term “business combination” is defined broadly to include, among other things:

●	the merger, consolidation or share exchange of the corporation with the interested shareholder or any corporation that is, or after the merger, consolidation or share exchange would be, an affiliate or associate of the interested shareholder (subject to certain exceptions);

●	the sale, lease, exchange, mortgage, pledge, transfer or other disposition to or with an interested shareholder or any affiliate or associate of the interested shareholder, of assets of the corporation or any subsidiary (i) having an aggregate market value of 10% or more of the corporation’s consolidated assets, (ii) having an aggregate market value of 10% or more of the market value of all outstanding shares of the corporation, or (iii) representing 10% or more of the earning power or net income of the corporation determined on a consolidated basis (subject to certain exceptions); or

●	the issuance or transfer to an interested shareholder or any affiliate or associate of the interested shareholder of 5% or more of the aggregate market value of the outstanding stock of the corporation (subject to certain exceptions).

The statute is designed to protect minority shareholders by prohibiting transactions in which an acquirer could favor itself at the expense of minority shareholders. The statute’s prohibition on the issuance or transfer to an interested shareholder of 5% or more of the aggregate market value of the outstanding stock of a corporation is subject to an exemption for shares purchased pursuant to the exercise of rights offered on a pro rata basis to all shareholders, such as this rights offering.

Bylaws

Certain provisions of our corporate bylaws could have anti-takeover effects. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our corporate policies formulated by our Board of Directors. In addition, these provisions also are intended to ensure that our Board of Directors will have sufficient time to act in what our Board of Directors believes to be in the best interests of our Company and our shareholders. Nevertheless, these provisions could delay or frustrate the removal of incumbent directors or the assumption of control of us by the holder of a large block of common stock, and could also discourage or make more difficult a merger, tender offer, or proxy contest, even if such event would be favorable to the interest of our shareholders. These provisions are summarized below.

Advance Notice Provisions for Raising Business or Nominating Directors. Sections 2.2 and 3.3 of our bylaws contain advance-notice provisions relating to the ability of shareholders to raise business at a shareholder meeting and make nominations for directors to serve on our Board of Directors. These advance-notice provisions generally require shareholders to raise business within a specified period of time prior to a meeting in order for the business to be properly brought before the meeting. Similarly, our bylaws prescribe the timing of submissions for nominations to our Board of Directors and the certain of factual and background information respecting the nominee and the shareholder making the nomination.

Limited Shareholder Action in Writing. Our bylaws provide that shareholder action can be taken only at an annual or special meeting of shareholders and cannot be taken by written consent in lieu of a meeting by fewer than all shareholders entitled to vote. This provision is consistent with the Minnesota Business Corporation Act, which does not allow for fewer than all shareholders of a public corporation to take action other than at an actual meeting of the shareholders.

Number of Directors and Vacancies. Our bylaws provide that the number of directors shall initially consist of seven persons, with the precise number of directors comprising the board shall be determined from time to time by the board itself. The prescribed number of directors comprising the board may be increased (but not decreased) by a majority of the directors then serving on the board. The bylaws also provide that our board has the right, except as may be provided in the terms of any series of preferred stock created by resolutions of the board, to fill vacancies, including vacancies created by any decision of our board to increase the number of directors comprising the board.

Articles of Incorporation – Blank-Check Preferred Stock Power

Under our Articles of Incorporation, our board has the authority to fix by resolution the terms and conditions of one or more series of preferred stock and provide by resolution for the issuance of shares of such series.

We believe that the availability of our preferred stock, in each case issuable in series, and additional shares of common stock could facilitate certain financings and acquisitions and provide a means for meeting other corporate needs which might arise. The authorized shares of our preferred stock, as well as authorized but unissued shares of common stock, will be available for issuance without further action by our shareholders, unless shareholder action is required by applicable law or the rules of any stock exchange on which any series of our stock may then be listed, or except as may be provided in the terms of any preferred stock created by resolution of our board.

These provisions give our board the power to approve the issuance of a series of preferred stock, or additional shares of common stock, that could, depending on its terms, either impede or facilitate the completion of a merger, tender offer or other takeover attempt. For example, the issuance of new shares of preferred stock might impede a business combination if the terms of those shares include voting rights which would enable a holder to block business combinations or, alternatively, might facilitate a business combination if those shares have general voting rights sufficient to cause an applicable percentage vote requirement to be satisfied.

Listing

We have applied to have our common stock and warrants listed on The Nasdaq Capital Market under the symbol “CREX” and “CREXW”, respectively. This offering will occur only if our listing application is approved.

UNDERWRITING

Underwriting

We have entered into an underwriting agreement with A.G.P./Alliance Global Partners, acting as the representative of the several underwriters named below (the “Representative”), with respect to this offering of common stock. Subject to certain conditions, we have agreed to sell to the underwriters, and the underwriters have severally agreed to purchase, the number of shares of common stock and the warrants below opposite their respective names.

Underwriters	Number of Shares
A.G.P./Alliance Global Partners	[●]
The Benchmark Company, LLC	[●]

Total	[●]

The underwriters are offering the shares of common stock subject to their acceptance of the shares of common stock from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered under this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of common stock if any such shares are taken.

A copy of the underwriting agreement will be filed as an exhibit to the registration statement of which this prospectus is part.

We have been advised by the underwriters that they propose to offer the common stock directly to the public at the assumed public offering price set forth on the cover page of this prospectus. The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

No action has been taken by us or the underwriters that would permit a public offering of the shares in any jurisdiction where action for that purpose is required. None of the shares of common stock included in this offering may be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sales of any of the shares of common stock being offered hereby be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons who receive this prospectus are advised to inform themselves about and to observe any restrictions relating to this offering of securities and the distribution of this prospectus. This prospectus is neither an offer to sell nor a solicitation of any offer to buy the shares in any jurisdiction where that would not be permitted or legal.

The underwriters have advised us that they do not intend to confirm sales to any accounts over which they exercise discretionary authority.

Underwriting Discounts and Commissions

The following table shows the public offering price, underwriting discounts and commissions, and proceeds before expenses to us. The information assumes either no exercise or full exercise of the option we granted to the Representative to purchase additional shares.

Total
	Per share		Without Over-Allotment		With Over-Allotment
Public offering price	$	[●]	$	[●]	$	[●]
Underwriting discounts and commissions (7%)(1)	$	[●]	$	[●]	$	[●]
Underwriting discounts and commissions (3.5%)(1)	$	[●]	$	[●]	$	[●]
Proceeds, before expenses, to us	$	[●]	$	[●]	$	[●]

(1) We and the underwriters have agreed to a commission rate of 7.0% with a commission rate of 3.5% on securities issued and sold to certain investors.

We have agreed to reimburse the underwriters for certain out-of-pocket expenses not to exceed $120,000 in the aggregate, including but not limited to travel, databases, fees and disbursements of counsel, and of other consultants and advisors retained by the Representative. We estimate that expenses payable by us in connection with this offering, including our reimbursement of the underwriters’ out-of-pocket expenses, but excluding the underwriting discount referred to above, will be approximately $360,000.

We have paid an expense deposit of $25,000 to the Representative, which will be applied against the accountable expenses that will be paid by us to the Representative in connection with this offering. The $25,000 expense deposit will be returned to us to the extent not actually incurred. The underwriting agreement also provides that in the event the offering is terminated, the $25,000 expense deposit paid to the Representative will be returned to us to the extent that offering expenses are not actually incurred by the Representative.

The securities we are offering are being offered by the underwriters subject to certain conditions specified in the underwriting agreement.

Over-allotment Option

We have granted to the Representative an option, exercisable not later than 45 days after the date of this prospectus, to purchase up to              additional shares of common stock at a price per share equal to the public offering price, less the underwriting discount. The Representative may exercise the option solely to cover over-allotments, if any, made in connection with this offering. If any additional shares of common stock are purchased pursuant to the over-allotment option, the underwriters will offer these shares of common stock on the same terms as those on which the other securities are being offered hereby.

Representative’s Warrants

We have agreed to issue to the Representative warrants to purchase up to a total of [●] shares of common stock (3.5% of the shares of common stock sold in this offering, excluding additional shares sold pursuant to the over-allotment option). The warrants will be exercisable at any time, and from time to time, in whole or in part, during the four-year period commencing six months from the effective date of the offering, which period shall not extend further than forty-eight months from the effective date of the offering in compliance with FINRA Rule 5110(f)(2)(G)(i). The warrants are exercisable at a per share price equal to [●], or 120% of the public offering price per share in the offering. The Representative warrants have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to FINRA Rule 5110(g)(1). The Representative (or permitted assignees under FINRA Rule 5110(g)(1)) will not sell, transfer, assign, pledge, or hypothecate these warrants or the securities underlying these warrants, nor will they engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrants or the underlying securities for a period of 180 days from the date of effectiveness. In addition, the Representative warrants provide for piggyback registration rights upon request, in certain cases. The piggyback registration right provided will not be greater than seven years from the effective date of the offering in compliance with FINRA Rule 5110(f)(2)(G)(v). We will bear all fees and expenses attendant to registering the securities issuable on exercise of the warrants other than underwriting commissions incurred and payable by the holders. The exercise price and number of shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend or our recapitalization, reorganization, merger or consolidation. However, the warrant exercise price or underlying shares will not be adjusted for issuances of shares of common stock at a price below the warrant exercise price.

Right of First Refusal

For a period of twelve months immediately following the effective date of the registration statement in connection with this offering, we will grant the representative a right of first refusal to act as lead investment banker, lead book-runner and/or lead placement agent, at the representative’s sole discretion, for each and every future public and private equity and debt offering, including all equity-linked financings, by us or any of our successors or subsidiaries during such twelve month period on terms customary to the representative, and the representative shall have the sole right to determine whether or not any other broker dealer shall have the right to participate in any such offering and the economic terms of any such participation.

Determination of Offering Price

The public offering price of our common stock offered by this prospectus has been determined by us and the underwriters and may bear no relation to our assets, book value, historical earnings or net worth, or any other accepted valuation criteria. No valuation or appraisal has been obtained in connection with this offering.

The public offering price of our common stock offered by this prospectus will be determined by negotiation between us and the underwriters based on many factors, including the price of our common stock on the OTCQX Marketplace during recent periods, our history, our prospects, the industry in which we operate, our past and present operating results, the previous experience of our executive officers and the general condition of the securities markets at the time of this offering. It should be noted, however, that historically there has been a limited volume of trading in our common stock on the OTCQX Marketplace. Therefore, the price of our common stock on the OTCQX Marketplace during recent periods will only be one of many factors in determining the public offering price.

Accordingly, the assumed public offering price stated on the cover page of this prospectus should not be considered as an indication of the actual value of our common stock, which is subject to change as a result of market conditions and other factors. Neither we nor any of the underwriters can assure investors that, after this offering, an active trading market will develop for our common stock or that our common stock can be resold at or above the assumed public offering price.

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including certain liabilities arising under the Securities Act, or to contribute to payments that the underwriters may be required to make for these liabilities.

Lock-up Agreements

We, our officers and directors have agreed, subject to limited exceptions, for a period of 90 days after the date of the closing of the offering, not to offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of, directly or indirectly any shares of common stock or any securities convertible into or exchangeable for our common stock either owned as of the date of the underwriting agreement or thereafter acquired without the prior written consent of the representative. The representative may, in its sole discretion and at any time or from time to time before the termination of the lock-up period, without notice, release all or any portion of the securities subject to lock-up agreements.

In addition, certain holders of our Preferred Stock have agreed, subject to limited exceptions, for a period of 90 days after the date of the closing of the offering, not to offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of, directly or indirectly any shares of common stock or securities convertible into or exercisable or exchangeable for common stock, including any shares of common stock or securities convertible into or exercisable or exchangeable for common stock, acquired after the date of the underwriting agreement, whether as part of, simultaneously with or in connection with this offering. We, together with the representative, may at any time or from time to time before the termination of the lock-up period, without notice, release all or any portion of the securities subject to lock-up agreements. See section entitled “Recent Capitalization Events” beginning on page 3 of this prospectus.

Price Stabilization, Short Positions and Penalty Bids

In connection with this offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate-covering transactions, penalty bids and purchases to cover positions created by short sales.

●	Over-allotment transactions involve sales by the underwriters of securities in excess of the number of securities the underwriters are obligated to purchase. This creates a syndicate short position that may be either a covered short position or a naked short position. In a covered short position, the number of securities over-allotted by the underwriters is not greater than the number of securities that they may purchase in the over-allotment option. In a naked short position, the number of securities involved is greater than the number of securities in the over-allotment option. The underwriters may close out any short position by exercising their over-allotment option and/or purchasing securities in the open market.

●	Syndicate covering transactions involve purchases of securities in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of securities to close out the short position, the underwriters will consider, among other things, the price of securities available for purchase in the open market as compared with the price at which they may purchase securities through exercise of the over-allotment option. If the underwriters sell more securities than could be covered by exercise of the over-allotment option and, therefore, have a naked short position, the position can be closed out only by buying securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that after pricing there could be downward pressure on the price of the securities in the open market that could adversely affect investors who purchase in the offering.

●	Penalty bids permit the Representative to reclaim a selling concession from a syndicate member when the securities originally sold by that syndicate member are purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our securities or preventing or retarding a decline in the market price of our securities. As a result, the price of our securities in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our securities. These transactions may be effected on The OTCQX Marketplace, The Nasdaq Capital Market, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

Passive Market Making

In connection with this offering, the underwriters and any selling group members may engage in passive market making transactions in our common stock on The OTCQX Marketplace in accordance with Rule 103 of Regulation M under the Exchange Act during a period before the commencement of offers or sales of common stock and extending through the completion of the distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, that bid must then be lowered when specified purchase limits are exceeded.

Electronic Distribution

This prospectus in electronic format may be made available on websites or through other online services maintained by one or more of the underwriters, or by their affiliates. Other than this prospectus in electronic format, the information on any underwriter’s website and any information contained in any other website maintained by an underwriter is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter in its capacity as underwriter, and should not be relied upon by investors.

Other

From time to time, certain of the underwriters and/or their affiliates have provided, and may in the future provide, various investment banking and other financial services for us for which services they have received and, may in the future receive, customary fees. In the course of their businesses, the underwriters and their affiliates may actively trade our securities or loans for their own account or for the accounts of customers, and, accordingly, the underwriters and their affiliates may at any time hold long or short positions in such securities or loans. Except for services provided in connection with this offering, no underwriter has provided any investment banking or other financial services to us during the 180-day period preceding the date of this prospectus and we do not expect to retain any underwriter to perform any investment banking or other financial services for at least 90 days after the date of this prospectus.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Articles of Incorporation and corporate bylaws contain provisions indemnifying our directors and officers to the fullest extent permitted by Minnesota law. In addition, and as permitted by Minnesota law, our Articles of Incorporation provide that no director will be liable to us or our shareholders for monetary damages for breach of certain fiduciary duties as a director. The effect of this provision is to restrict our rights and the rights of our shareholders in derivative suits to recover monetary damages against a director for breach of certain fiduciary duties as a director, except that a director will be personally liable for:

●	any breach of his or her duty of loyalty to us or our shareholders;

●	acts or omissions not in good faith which involve intentional misconduct or a knowing violation of law;

●	the payment of an improper dividend or an improper repurchase of our stock in violation of Minnesota law or in violation of federal or state securities laws; or

●	any transaction from which the director derived an improper personal benefit.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC, Washington, D.C. 20549, under the Securities Act of 1933, a registration statement on Form S-1 relating to the shares offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to our company and the shares offered by this prospectus, you should refer to the registration statement, including the exhibits and schedules thereto. You may inspect a copy of the registration statement without charge at the Public Reference Section of the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The SEC’s World Wide Web address is http://www.sec.gov.

Statements contained in this prospectus as to the contents of any contract or other document that we have filed as an exhibit to the registration statement are qualified in their entirety by reference to the exhibits for a complete statement of their terms and conditions.

The representations, warranties and covenants made by us in any agreement that is filed as an exhibit to the registration statement of which this prospectus is a part were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were made as of an earlier date. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

We maintain an Internet site at http://www.cri.com. We have not incorporated by reference into this prospectus the information on our website, and you should not consider it to be a part of this prospectus.

LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus will be passed upon for us by Maslon LLP, of Minneapolis, Minnesota. The underwriters are being represented by Sichenzia Ross Ference LLP, of New York, New York.

EXPERTS

The consolidated balance sheets of Creative Realities, Inc. and Subsidiaries as of December 31, 2017 and 2016, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the years each then ended, have been audited by EisnerAmper LLP, independent registered public accounting firm, as stated in their report which is incorporated herein which report included a change in accounting principle. Such financial statements have been incorporated herein in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated balance sheets of Allure Global Solutions, Inc. as of March 31, 2018 and 2017, and the related statements of operations, changes in stockholder’s equity, and cash flows for each of the years each then ended, have been audited by Aprio, LLP, independent auditors, as stated in their report which is incorporated herein. Such financial statements have been incorporated herein in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

Creative Realities, Inc. and Subsidiaries

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Creative Realities, Inc. and Subsidiaries (the “Company”) as of December 31, 2017 and 2016, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2017 and 2016 and the consolidated results of their operations and their cash flows for each of the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Change in Accounting Principle

As discussed in Note 2 to the financial statements, the Company has changed its method of accounting for the classification of certain equity-linked financial instruments with down-round features in 2017 due to the adoption of the Financial Accounting Standards Board Accounting Standards Update No. 2017-11.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ EisnerAmper LLP

We have served as the Company’s auditor since 2015.

EISNERAMPER LLP

Iselin, New Jersey

March 26, 2018, except for the effects of a reverse stock split discussed in Note 16 to the consolidated financial statements, as to which the date is October 22, 2018

CREATIVE REALITIES, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts)

	December 31,	December 31,
	2017	2016
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$1,003	$1,352
Accounts receivable, net of allowance for doubtful accounts of $40 and $85, respectively	5,912	3,998
Unbilled receivables	77	242
Work-in-process and inventories	851	585
Prepaids and other current assets	1,030	168
Total current assets	8,873	6,345
Property and equipment, net	1,136	912
Intangibles, net	875	2,035
Goodwill	14,989	14,989
Other assets	172	138
TOTAL ASSETS	$26,045	$24,419

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Short-term related party loans payable, net of $0 and $454 discount, respectively	$-	$7,627
Accounts payable	2,017	3,218
Accrued expenses	2,689	2,277
Deferred revenues	6,721	753
Customer deposits	1,247	606
Total current liabilities	12,674	14,481
Long-term related party loans payable, net of $1,916 and $0 discount, respectively	5,465	-
Warrant liability	858	705
Deferred tax liabilities	549	610
Other liabilities	220	218
TOTAL LIABILITIES	19,766	16,014

COMMITMENTS AND CONTINGENCIES
Convertible preferred stock, net of discount (liquidation preference of $5,692 and $7,690, respectively)	1,927	3,925

SHAREHOLDERS’ EQUITY
Common stock, $.01 per value, 200,000 shares authorized; 2,753 and 2,222 shares issued and outstanding, respectively	28	22
Additional paid-in capital	30,555	23,739
Accumulated deficit	(26,231)	(19,281)
Total shareholders’ equity	4,352	4,480
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$26,045	$24,419

See accompanying Notes to Consolidated Financial Statements.

CREATIVE REALITIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

	For the Years Ended
	December 31,
	2017	2016
Sales
Hardware	$5,412	$3,031
Services and other	12,286	10,642
Total sales	17,698	13,673

Cost of sales
Hardware	4,434	2,544
Services and other	5,875	4,271
Total cost of sales (exclusive of depreciation and amortization shown separately below)	10,309	6,815
Gross profit	7,389	6,858

Operating expenses:
Sales and marketing expenses	2,078	1,061
Research and development expenses	991	893
General and administrative expenses	6,944	6,393
Depreciation and amortization expense	1,505	2,003
ConeXus acquisition stock issuance expense	1,971	-
Impairment loss on intangible assets	-	1,065
Total operating expenses	13,489	11,415
Operating loss	(6,100)	(4,557)

Other income (expenses):
Interest expense	(1,610)	(1,636)
Change in fair value of warrant liability	(153)	(42)
Gain on settlement of debt and dissolution of Broadcast	872	1,008
Other income, net	2	164
Total other expense	(889)	(506)
Net loss before income taxes	(6,989)	(5,063)
Benefit/(provision) from income taxes	39	365
Net loss	(6,950)	(4,698)
Dividends on preferred stock	246	463
Net loss attributable to common shareholders	$(7,196)	$(5,161)
Net loss per common share - basic and diluted	$(2.86)	$(2.11)
Net loss attributable to common shareholders	$(2.96)	$(2.32)
Weighted average shares outstanding - basic and diluted	2,426	2,222

See accompanying Notes to Consolidated Financial Statements.

CREATIVE REALITIES, INC.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

For the years ended December 31, 2017 and 2016

(in thousands, except shares)

			Additional
	Common Stock		paid in	(Accumulated
	Shares	Amount	capital	Deficit)	Total
Balance as of December 31, 2015	2,140,829	$21	$23,149	$(14,582)	$8,588
Shares issued upon conversion of preferred stock	40,199	-	307	-	307
Shares issued for restructured settlement program	40,641	1	166	-	167
Dividends on preferred stock	-	-	(463)	-	(463)
Stock-based compensation	-	-	273	-	273
Net loss	-	-	-	(5,910)	(5,910)
Adjustment due to adoption of ASU 2017-11	-	-	307	1,211	1,518
Balance as of December 31, 2016	2,221,669	$22	$23,739	$(19,281)	$4,480

Shares issued upon conversion of preferred stock	293,571	3	2,243	-	2,246
Additional shares issued for ConeXus purchase	187,713	2	1,969	-	1,971
Shares issued for services	65,360	1	499	-	500
Issuance of warrants with promissory notes	-	-	2,216	-	2,216
Redemption and cancellation of shares under repurchase plan	(39,533)	(1)	(148)	-	(149)
Dividends on preferred stock	-	-	(246)	-	(246)
Common stock issued as dividend	23,962	1	(1)	-	-
Stock-based compensation	-	-	284	-	284
Net loss	-	-	-	(6,950)	(6,950)
Balance as of December 31, 2017	2,752,742	28	30,555	(26,231)	4,352

See accompanying Notes to Consolidated Financial Statements.

CREATIVE REALITIES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands, except share per share amounts)

	For the Years Ended
	December 31,
	2017	2016
Operating Activities:
Net loss	(6,950)	(4,698)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	1,505	2,003
Amortization of debt discount	756	852
Stock-based compensation	284	273
Change in warrant liability	153	42
Allowance for doubtful accounts	-	85
Warrants issued for services	-	36
ConeXus acquisition stock issuance expense	1,971	-
Increase in notes due to in-kind interest	86	102
Deferred tax provision (benefit)	(61)	(365)
Impairment of intangible assets	-	1,065
Gain on debt settlement	(872)	(1,008)
Changes to operating assets and liabilities:
Accounts receivable and unbilled revenues	(1,749)	(3,360)
Inventories	(266)	(503)
Prepaid expenses and other current assets	(862)	180
Other non-current assets	(34)	65
Accounts payable	(390)	858
Deferred revenue	5,968	(460)
Accrued expenses	473	17
Customer deposits	641	606
Other non-current liabilities	2	104
Net cash provided by (used in) operating activities	655	(4,106)
Investing activities
Purchases of property and equipment	(569)	(292)
Net cash used in investing activities	(569)	(292)
Financing activities
Issuance of common stock	500	167
Issuance of loans payable and warrants, net of discount	-	4,510
Share repurchase and cancellation	(149)	-
Payments on debts	(786)	(288)
Net cash (used in) provided by financing activities	(435)	4,389
(Decrease)/increase in Cash and Cash Equivalents	(349)	(9)
Cash and Cash Equivalents, beginning of year	1,352	1,361
Cash and Cash Equivalents, end of year	1,003	1,352

See accompanying Notes to Consolidated Financial Statements.

CREATIVE REALITIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except share and per share amounts)

All currency is rounded to the nearest thousands except share and per share amounts

NOTE 1: NATURE OF OPERATIONS AND LIQUIDITY

Nature of the Company’s Business

Creative Realities, Inc. is a Minnesota corporation that provides innovative digital marketing technology and solutions to retail companies, individual retail brands, enterprises and organizations throughout the United States and in certain international markets. We have expertise in a broad range of existing and emerging digital marketing technologies, as well as the related media management and distribution software platforms and networks, device management, product management, customized software service layers, systems, experiences, workflows, and integrated solutions. Our technology and solutions include: digital merchandising systems and omni-channel customer engagement systems, interactive digital shopping assistants, advisors and kiosks, and other interactive marketing technologies such as mobile, social media, point-of-sale transactions, beaconing and web-based media that enable our customers to transform how they engage with consumers. We have expertise in a broad range of existing and emerging digital marketing technologies, as well as the following related aspects of our business: content, network management, and connected device software and firmware platforms; customized software service layers; hardware platforms; digital media workflows; and proprietary processes and automation tools. We believe we are one of the world’s leading interactive marketing technology companies that focuses on the retail shopper experience by helping retailers and brands use the latest technologies to create better shopping experiences.

Our main operations are conducted directly through Creative Realities, Inc., and under our wholly owned subsidiaries Creative Realities, LLC, a Delaware limited liability company, Wireless Ronin Technologies Canada, Inc., and ConeXus World Global, LLC, a Kentucky limited liability company.

Liquidity

We have incurred net losses and negative cash flows from operating activities for the years ended December 31, 2017 and 2016. As of December 31, 2017, we had cash and cash equivalents of $1,003 and a working capital deficit of $(3,801). On November 13, 2017, Slipstream Communications, LLC, a related party, extended the maturity date of our term loan to August 17, 2019 and extended the maturity date of our promissory notes on a rolling quarter addition basis which is now April 15, 2019. While management believes that due to the extension of our debt maturity date, our current cash balance and our operational forecast for 2018, we can continue as a going concern through at least March 31, 2019, given our net losses and working capital deficit, we obtained a continued support letter from Slipstream Communications, LLC through March 31, 2019. We can provide no assurance that our ongoing operational efforts will be successful which could have a material adverse effect on our results of operations and cash flows.

The consolidated financial statements do not include any adjustments to the recoverability and classifications of recorded assets and liabilities as a result of the above uncertainty.

Major Acquisitions

Acquisition of ConeXus World Global

There were no acquisitions completed during the years-ended December 31, 2017 and 2016. On October 15, 2015, we completed the acquisition of ConeXus World Global, LLC for 2,080,000 shares of Series A-1 Convertible Preferred Stock, and the conversion of $823 of ConeXus World Global debt into (i) 87,976 shares of our common stock, and (ii) $150 in principal amount of our convertible debt.

In accordance with the terms of the agreement and plan of merger and reorganization, an additional 416,000 shares of Series A-1 Convertible Preferred Stock and 133,334 shares of common stock were to be issued upon the reorganization of the capital structure of a Belgian affiliate of ConeXus (the “Holdback Shares”). Since the passage of the March 31, 2016 date targeted for the completion of the reorganization of the Belgian affiliate, the parties have determined that the value of the Belgian affiliate was de minimis.

An agreement was reached on September 1, 2017 by Creative Realities, Inc. and the prior shareholders of ConeXus to recognize the value obtained by Creative Realities, Inc. as a result of the merger and to settle the Holdback Shares to the prior shareholders of ConeXus.  Creative Realities, Inc. has waived the contingency relating to the issuance of the Holdback Shares and issued to the shareholders 187,713 shares of common stock. 106,602 of these shares were issued to Rick Mills, a majority shareholder of ConeXus, a related party, and the CEO of Creative Realities, Inc. Since the measurement period for the business combination has expired, the issuance of the shares is recognized as a charge to operations during the year ended December 31, 2017 of $1.9 million.

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A summary of the significant accounting policies consistently applied in the preparation of the accompanying consolidated financial statements follows:

1.  Principles of Consolidation

The consolidated financial statements include the accounts of Creative Realities, Inc., our wholly owned subsidiaries ConeXus World Global LLC, Creative Realities, LLC and Wireless Ronin Technologies Canada, Inc. All inter-company balances and transactions have been eliminated in consolidation, as applicable.

2.  Foreign Currency

For the Company’s Canadian operations, the local currency has been determined to be the functional currency. The results of its non-U.S. dollar based operations are translated to U.S. dollars at the average exchange rates during the period. Assets and liabilities are translated at the rate of exchange prevailing on the balance sheet date. Equity is translated at the prevailing rate of exchange at the date of the equity transaction. The effects of converting non-functional currency assets and liabilities into the functional currency are recorded as general and administrative expenses in the consolidated statements of operations. Translation adjustments which were considered immaterial to date, have been recorded as general and administrative expenses in the consolidated statements of operations.

3.  Revenue Recognition

We recognize revenue primarily from these sources:

●	Hardware: System hardware sales

●	Services and Other: Professional and implementation services
Software design and development services
Software and software license sales
Maintenance and support services

We recognize revenue in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 910, Contractors-Construction, ASC 605, Revenue Recognition, ASC 605-25, Accounting for Revenue Arrangements with Multiple Deliverables and ASC subtopic 985-605, Software. In the event of a multiple-element arrangement, we evaluate each element of the transaction to determine if it represents a separate unit of accounting, taking into account all factors following the guidelines set forth in FASB ASC 985-605-25-5:

(v)	persuasive evidence of an arrangement exists;

(vi)	delivery has occurred, which is when product title transfers to the customer, or services have been rendered;

(vii)	customer payments are fixed or determinable and free of contingencies and significant uncertainties; and

(viii)	collection is reasonably assured. If it is determined that collection of a fee is not reasonably assured, we defer the revenue and recognize it at the time collection becomes reasonably assured, which is generally upon receipt of cash payment. Revenues are reported on a gross basis.

We enter into arrangements with customers that may include a combination of software products, system hardware, maintenance and support, or installation and training services. We allocate the total arrangement fee among the various elements of the arrangement based on the relative fair value of each of the undelivered elements determined by vendor-specific objective evidence (VSOE). In software arrangements for which we do not have VSOE of fair value for all elements, revenue is deferred until the earlier of when VSOE is determined for the undelivered elements (residual method) or when all elements for which we do not have VSOE of fair value have been delivered. We have determined VSOE of fair value for each of our products and services.

The VSOE for maintenance and support services is based upon the renewal rate for continued service arrangements. The VSOE for installation and training services is established based upon pricing for the services. The VSOE for software and licenses is based on the normal pricing and discounting for the product when sold separately.

Each element of our multiple-element arrangements qualifies for separate accounting. Nevertheless, when a sale includes both software and maintenance, we defer revenue under the residual method of accounting. Under this method, the undelivered maintenance and support fees included in the price of software is amortized ratably over the period the services are provided. We defer maintenance and support fees based upon the customer’s renewal rate for these services.

System hardware sales

Included in “hardware” are system hardware sales whereby revenue is recognized generally upon shipment of the product or customer acceptance depending upon contractual arrangements with the customer. Shipping charges billed to customers are included in sales and the related shipping costs are included in cost of sales. Total hardware sales were $5,400 and $3,031 for the years ended December 31, 2017 and 2016, respectively.

Services and Other

Included in “services and other” revenue is professional and implementation services, software design and development services, software and software license sales and maintenance and support services revenue. Total services and other revenue was $12,298 and $10,642 for the years ended December 31, 2017 and 2016, respectively.

Professional and implementation services

Professional services revenue is derived primarily from consulting services related to the design and development of various marketing experiences, and content development and management. The majority of professional services and accompanying agreements qualify for separate accounting.

Implementation services revenue is derived from implementation, maintenance and support contracts, content development, software development and training.

These services are bid either on a fixed-fee basis, time-and-materials basis or both. For time-and-materials contracts, we recognize revenue as services are performed. For fixed-fee contracts, we recognize revenue upon completion of specific contractual milestones, by using the percentage-of-completion method.

Software design and development services

Software design and development services includes revenue from contracts for technology integration consulting services where we design/redesign, build and implement new or enhanced systems applications and related processes for clients recognized on the percentage-of-completion method. The percentage-of-completion accounting involves calculating the percentage of services provided during the reporting period compared to the total estimated services to be provided over the duration of the contract. Estimated revenues from applying the percentage-of-completion method include estimated incentives for which achievement of defined goals is deemed probable. Contract costs include all direct material, labor, subcontractors, certain indirect costs, such as indirect labor, equipment costs, supplies, tools and depreciation costs. Selling, general and administrative costs are charged to expense as incurred. This method is followed where reasonably dependable estimates of revenues and costs can be made. We measure progress for completion based on either the hours worked as a percentage of the total number of hours of the project or by delivery and customer acceptance of specific milestones as outlined per the terms of the agreement with the customer. Estimates of total contract revenue and costs are continuously monitored during the term of the contract, and recorded revenue and costs are subject to revision as the contract progresses. Such revisions may result in increases or decreases to revenue and income and are reflected in the financial statements in the periods in which they are first identified. If estimates indicate that a contract loss will occur, a loss provision is recorded in the period in which the loss first becomes probable and reasonably estimable. Contract losses are determined to be the amount by which the estimated direct and indirect costs of the contract exceed the estimated total revenue that will be generated by the contract and are included in cost of sales and classified in accrued expenses in the balance sheet. Our presentation of revenue recognized on a contract completion basis has been consistently applied for all periods presented.

Software and software license sales

Software and software license sales are revenue when a fixed fee order has been received and delivery has occurred to the customer. We assess whether the fee is fixed or determinable and free of contingencies based upon signed agreements received from the customer confirming terms of the transaction. Software is delivered to customers electronically or on a CD-ROM, and license files are delivered electronically.

Maintenance and support services

Maintenance and support services revenue consists of software updates and various forms of support services. Software updates provide customers with rights to unspecified software product upgrades and maintenance releases and patches released during the term of the support period. Support includes access to technical support personnel for software and hardware issues. We also offer a hosting service through our network operations center, or NOC, allowing the ability to monitor and support its customers’ networks 7 days a week, 24 hours a day. This revenue is recognized ratably over the term of the contract, which is typically one to three years. Maintenance and support is renewable by the customer. Rates for maintenance and support, including subsequent renewal rates, are typically established based upon a fee per location, per device, or a specified percentage of net software license fees as set forth in the arrangement. Support agreement fees are based on the level of service provided to its customers, which can range from monitoring the health of a customer’s network to supporting a sophisticated web-portal to managing the end-to-end hardware and software of a digital marketing system.

Costs and estimated earnings recognized in excess of billings on uncompleted contracts are recorded as unbilled services and are included in work-in-process on the balance sheet. Billings in excess of costs and estimated earnings on uncompleted contracts are recorded as deferred revenues until revenue recognition criteria are met. Unbilled receivables are a normal part of our business as some receivables are invoiced in the month following shipment or completion of services. Our policy is to present any taxes imposed on revenue-producing transactions on a net basis.

4.  Cash and Cash Equivalents

Cash equivalents consist of liquid investments with original maturities of three months or less when purchased. As of December 31, 2017, the Company had substantially all cash deposited with commercial banks. The balances are insured by the Federal Deposit Insurance Corporation up to $250.

5. Accounts Receivable and Allowance for Doubtful Accounts

Our unsecured accounts receivable are customer obligations due under normal trade terms, carried at their face value less an allowance for doubtful accounts. Approximately 51% or $3,017 of our accounts receivable at December 31, 2017 is from a related party (see Note 8). We entered into a factoring arrangement with Allied Affiliated Funding for our accounts receivable with recourse on October 15, 2015 which concluded on August 17, 2016. During that period, the majority of our receivables were factored. We determine our allowance for doubtful accounts based on the evaluation of the aging of our accounts receivable and on a customer-by-customer analysis of our high-risk customers. Our reserves contemplate our historical loss rate on receivables, specific customer situations and the economic environments in which we operate. We determine past-due accounts receivable on a customer-by-customer basis. Accounts receivable are written off after all reasonable collection efforts have failed.

6. Work-In-Process and Inventories

Our work-in-process and inventories are recorded using the lower of cost or market on a first-in, first-out (FIFO) method. Inventory is net of an allowance for obsolescence of $10 and $10 as of December 31, 2017 and 2016, respectively.

7. Fair Value of Financial Instruments

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). Inputs are broadly defined as assumptions market participants would use in pricing an asset or liability.

FASB ASC 820-10, Fair Value Measurements and Disclosures, requires disclosure of the estimated fair value of an entity’s financial instruments. Such disclosures, which pertain to our financial instruments, do not purport to represent our aggregate net fair value. The carrying value of cash and cash equivalents, accounts receivable, accounts payable, and accrued liabilities approximate fair value because of the short maturity of those instruments. The fair value of the warrant liabilities is calculated using a Black-Scholes model, which approximates a binomial model due to probability factors used to determine the fair value. The calculation of this liability is based on Level 3 inputs. See Notes 3 and 11 for further discussion on the valuation of warrant liabilities.

8.  Impairment of Long-Lived Assets

We review the carrying value of all long-lived assets, including property and equipment, for impairment in accordance with FASB ASC 360-10-05-4, Accounting for the Impairment or Disposal of Long-Lived Assets. Under FASB ASC 360-10-05-4, impairment losses are recorded whenever events or changes in circumstances indicate the carrying value of an asset may not be recoverable.

If the impairment tests indicate that the carrying value of the asset is greater than the expected undiscounted cash flows to be generated by such asset, an impairment loss would be recognized. The impairment loss is determined by the amount by which the carrying value of such asset exceeds its fair value. We generally measure fair value by considering sale prices for similar assets or by discounting estimated future cash flows from such assets using an appropriate discount rate. Assets to be disposed of are carried at the lower of their carrying value or fair value less costs to sell. Considerable management judgment is necessary to estimate the fair value of assets, and accordingly, actual results could vary significantly from such estimates. There were no impairment losses for long-lived assets recorded for the years ended December 31, 2017 and 2016.

9. Property and Equipment

Property and equipment are carried at cost, less accumulated depreciation and amortization. Depreciation is provided for in amounts sufficient to relate the cost of depreciable assets to operations over the estimated service lives, principally using straight-line methods. Leasehold improvements are amortized over the shorter of the life of the improvement or the lease term, using the straight-line method.

Property and equipment consists of the following at December 31, 2017 and 2016:

	December 31,
	2017	2016

Equipment	$1,700	$1,644
Leasehold improvements	680	673
Purchased and developed software	1,516	1,007
Furniture and fixtures	439	438
Other depreciable assets	27	27
Total property and equipment	4,362	3,789
Less: accumulated depreciation and amortization	(3,226)	(2,877)
Net property and equipment	$1,136	$912

The estimated useful lives used to compute depreciation and amortization are as follows:

Equipment	3 – 5 years
Furniture and fixtures	5 years
Purchased and developed software	5 years
Leasehold improvements	Shorter of 5 years or term of lease

Depreciation expense was $345 and $272 for the years ended December 31, 2017 and 2016, respectively.

10. Research and Development and Software Development Costs

Research and development expenses consist primarily of development personnel and non-employee contractor costs related to the development of new products and services, enhancement of existing products and services, quality assurance and testing. Effective April 2015, the Company began capitalizing its costs for additional functionality to its internal software. We capitalized approximately $524 and $270 for the years ended December 31, 2017 and 2016, respectively. These software development costs include both enhancements and upgrades of our client based systems including functionality of our internal information systems to aid in our productivity, profitability and customer relationship management. We are amortizing these costs over 5 years once the new projects are finished and placed in service. These costs are included in property and equipment, net on the consolidated balance sheets.

11. Basic and Diluted Loss per Common Share

Basic and diluted loss per common share for all periods presented is computed using the weighted average number of common shares outstanding. Basic weighted average shares outstanding include only outstanding common shares. Diluted net loss per common share is computed by dividing net loss by the weighted average common and potential dilutive common shares outstanding computed in accordance with the treasury stock method. Shares reserved for outstanding stock options and warrants totaling approximately 1.6 and 1.2 million at December 31, 2017 and 2016, respectively, were excluded from the computation of loss per share as well as the potential common shares issuable upon conversion of convertible preferred stock and convertible promissory notes as their effect was antidilutive due to our net loss. Net loss attributable to common shareholders for the year ended December 31, 2017 and December 31, 2016 is after dividends on convertible preferred stock of $246 and $463, respectively.

12. Deferred Income Taxes

The calculation of our income tax provision involves dealing with uncertainties in the application of complex tax regulations.  We recognize tax liabilities for uncertain income tax positions based on management’s estimate of whether it is more likely than not that additional taxes will be required.  We had no uncertain tax positions as of December 31, 2017 and 2016. Deferred income taxes are recognized in the financial statements for the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts based on enacted tax laws and statutory tax rates. Temporary differences arise from net operating losses, differences in basis of intangibles (other than goodwill), stock-based compensation, reserves for uncollectible accounts receivable and inventory, differences in depreciation methods, and accrued expenses. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. In the event of any future tax assessments, we have elected to record the income taxes and any related interest and penalties as income tax expense on our statement of operations.

13. Accounting for Stock-Based Compensation

The Company accounts for stock-based compensation in accordance with ASC 718-10 that requires the measurement and recognition of compensation expense for all stock-based payments including warrants, stock options, restricted stock grants and stock bonuses based on estimated fair value. For purposes of determining estimated fair value under FASB ASC 718-10-30, the Company computes the estimated fair values of stock options using the Black-Scholes option pricing model. Stock-based compensation expense to employees of $284 and $273 was charged to expense during the years ended December 31, 2017 and 2016, respectively.

14. Goodwill and Definite-Lived Intangible Assets

We follow the provisions of FASB ASC 350, Goodwill and Other Intangible Assets. Pursuant to FASB ASC 350, goodwill acquired in a purchase business combination is not amortized, but instead tested for impairment at least annually. The Company used a measurement date of September 30 (see Note 5). There was no impairment loss recognized during the year ended December 31, 2017. An impairment loss was recognized during the year ended December 31, 2016.

15. Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Our significant estimates include; the allowance for doubtful accounts, recognition of revenue under fixed price contracts, deferred tax assets, deferred revenue, depreciable lives and methods for property and equipment and definite lived intangible assets, valuation of warrants and other stock-based compensation, as well as valuations and purchase price allocations related to business combinations, expected future cash flows including growth rates, discount rates and terminal values and other assumptions and estimates used to evaluate the recoverability of long-lived assets, goodwill and other intangible assets and the related amortization methods and periods. Actual results could differ from those estimates.

16. Change in authorized shares

On February 11, 2016, the Company filed an S-1 Registration Statement registering 675,632 shares of common stock issuable upon conversion of its secured notes and upon exercise of the warrants. This S-1 was effective June 1, 2016.

17. Recently Issued Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2014-09, Revenue From Contracts With Customers (Topic 606), that outlines a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance, including industry-specific guidance. This ASU is based on the core principle that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. This ASU also requires disclosures sufficient to enable users to understand the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers, including qualitative and quantitative disclosures about contracts with customers, significant judgments and changes in judgments, and assets recognized from the costs to obtain or fulfill a contract.

The Company adopted the new revenue guidance effective January 1, 2018 using the modified retrospective method of adoption. Based on the Company’s initial assessment any adjustments for transition are not expected to be material. The Company conducted a risk assessment and had developed a transition plan that enabled the Company to meet the implementation requirement. Revenue streams and performance obligations evaluated include those outlined in the Revenue section of Note 1 above. The Company’s contracts rarely include forms of variable consideration. Based on the evaluation of the Company’s current contracts and the related revenue streams and performance obligations, the allocation of revenue between hardware, services and other will have insignificant changes as compared with current GAAP. However, for certain sales transactions, the timing of revenue recognition for hardware and certain services sales may occur earlier, with the remaining service and other sales, occurring later than under current GAAP. The largest impacts as a result of the new standard are the new required qualitative and quantitative disclosures.

In July 2017, the FASB issued Accounting Standards Update No. 2017-11, Earnings Per Share (Topic 260), Distinguishing Liabilities From Equity (Topic 480), Derivatives and Hedging (Topic 815) Part I. Accounting for Certain Financial Instruments With Down Round Features, Part II Replacement of the Indefinite Deferral for Mandatorily Redeemable Entities and Certain Mandatorily Redeemable Noncontrolling Interests with a Scope Exception. This update provides guidance that changes the classification analysis of certain equity-linked financial instruments with down-round features. These instruments are no longer accounted for as derivative liabilities at fair value as a result of the existence of a down round feature. The Company early adopted this ASU in 2017 and has applied the guidance in this ASU retrospectively to all prior periods. As a result of adopting this ASU, the Company no longer recognizes a liability related to 549,421 warrants, which were only classified as liabilities as a result of having down round features. The debt discount for those warrants has been recalculated to reflect the relative fair value of the warrants and the debt. In addition, the Company determined that the impact to the income/(loss) per share as a result of the down round features was not material. The impact to the financial statements for the year ended December 31, 2016 and the balance sheet as of December 31, 2016 is as follows:

	Year ended
	December 31, 2016
	As previously reported	As adjusted
Operating income/(loss)	(4,557)	(4,557)

Other income (expenses):
Interest expense	(1,908)	(1,636)
Change in fair value of warrant liability	(982)	(42)
Gain on settlement of debt	1,008	1,008
Other income/(expense)	164	164
Total other income/(expense)	(1,718)	(506)
Income/(loss) before income taxes	(6,275)	(5,063)
Benefit/(provision) from income taxes	365	365
Net loss	(5,910)	(4,698)
Dividends on preferred stock	463	463
Net loss attributable to common shareholders	(6,373)	(5,161)
Net loss per common share - basic and diluted	(2.66)	(2.11)
Net loss attributable to common shareholders	(2.87)	(2.32)
Weighted average shares outstanding - basic and diluted	2,222	2,222

	December 31, 2016
	As previously reported	As adjusted
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Loans payable, net	$7,635	$7,627
Total current liabilities	14,374	14,481
Warrant liability	3,316	705
TOTAL LIABILITIES	18,518	16,014
SHAREHOLDERS’ EQUITY
Additional paid-in capital	21,834	23,739
Accumulated deficit	(20,524)	(19,281)
Total shareholders’ equity	1,976	4,480
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$24,419	$24,419

In January 2017, the FASB issued ASU 2017-04, Intangibles—Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment. This update eliminates the requirement that an entity perform a two-step test to determine the amount, if any, of goodwill impairment. In Step 1, an entity compares the fair value of a reporting unit with its carrying amount, including goodwill. If the carrying amount of the reporting unit exceeds its fair value, the entity performs Step 2 and compares the implied fair value of goodwill with the carrying amount of that goodwill for that reporting unit. An impairment charge equal to the amount by which the carrying amount of goodwill for the reporting unit exceeds the implied fair value of that goodwill is recorded, limited to the amount of goodwill allocated to that reporting unit. To address concerns over the cost and complexity of the two-step goodwill impairment test, the amendments in this ASU remove the second step of the test. An entity will apply a one-step quantitative test and record the amount of goodwill impairment as the excess of a reporting unit’s carrying amount over its fair value, not to exceed the total amount of goodwill allocated to the reporting unit. The new guidance does not amend the optional qualitative assessment of goodwill impairment. This guidance is effective for public business entities for fiscal years beginning after December 15, 2019, and for interim periods within those fiscal years, early adoption is permitted.

In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows: Classification of Certain Cash Receipts and Cash Payments, which provides guidance on the classification of certain cash receipts and cash payments in the statement of cash flows, including those related to debt prepayment or debt extinguishment costs, contingent consideration payments made after a business combination, proceeds from the settlement of insurance claims, proceeds from the settlement of corporate-owned life insurance, and distributions received from equity method investees. This guidance is effective for public business entities for fiscal years beginning after December 15, 2017, and for interim periods within those fiscal years. The guidance must be adopted on a retrospective basis and must be applied to all periods presented, but may be applied prospectively if retrospective application would be impracticable. The Company does not expect the adoption of this ASU to have a material impact on our consolidated financial statements, including. our consolidated statement of cash flows.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments—Credit Losses: Measurement of Credit Losses on Financial Instruments, which provides guidance with respect to measuring credit losses on financial instruments, including trade receivables. This guidance eliminates the probable initial recognition threshold that was previously required prior to recognizing a credit loss on financial instruments. The credit loss estimate can now reflect an entity’s current estimate of all future expected credit losses. Under the previous guidance, an entity only considered past events and current conditions. The guidance is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. The Company does not expect the adoption of this ASU to have a material impact on our consolidated financial statements.

In February 2016, the FASB issued ASU No. 2016-02, Leases, that requires lessees to recognize most leases on the balance sheet and provides for expanded disclosures on key information about leasing arrangements. This ASU is effective for interim and annual periods beginning after December 15, 2018, which means it will become effective for the Company on January 1, 2019 although early adoption is permitted. In transition, the Company is required to recognize and measure leases at the beginning of the earliest period presented using a modified retrospective approach. The Company is currently evaluating this ASU to determine the impact it will have on the Company’s Consolidated Financial Statements. We are currently evaluating the impact of adopting this guidance on our consolidated financial statements.

18. Reclassification:

Certain prior year amounts have been reclassified to conform to the current year presentation.

NOTE 3: FAIR VALUE MEASUREMENT

We measure certain financial assets, including cash equivalents, at fair value on a recurring basis. In accordance with FASB ASC 820-10-30, fair value is a market-based measurement that should be determined based on the assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, FASB ASC 820-10-35 establishes a three-level hierarchy that prioritizes the inputs used in measuring fair value. The three hierarchy levels are defined as follows:

Level 1 — Valuations based on unadjusted quoted prices in active markets for identical assets.

Level 2 — Valuations based on observable inputs (other than Level 1 prices), such as quoted prices for similar assets at the measurement date; quoted prices in markets that are not active; or other inputs that are observable, either directly or indirectly.

Level 3 — Valuations based on inputs that are unobservable and involve management judgment and the reporting entity’s own assumptions about market participants and pricing.

The following table presents information about the Company’s warrant liabilities that are measured at fair value on a recurring basis and indicates the fair value hierarchy of the valuation techniques the Company used to determine such fair value. In general, fair values determined by Level 1 inputs use quoted prices (unadjusted) in active markets for identical assets or liabilities. Fair values determined by Level 2 inputs use data points that are observable such as quoted prices, interest rates and yield curves. Fair values determined by Level 3 inputs are unobservable data points for the asset or liability, and includes situations where there is little, if any, market activity for the asset or liability:

		Quote Prices In Active Markets	Significant Other Observable Inputs	Significant Other Unobservable Inputs
Description	Fair Value	(Level 1)	(Level 2)	(Level 3)
Warrant liability at December 31, 2016	$3,316	-	-	$3,316
Reclassification of warrants from liabilities to equity per ASU 2017-11	$(2,611)	-	-	$(2,611)
Revised warrant liability at December 31, 2016	$705	-	-	$705
Warrant liability at December 31, 2017	$858	-	-	$858

The change in level 3 fair value is as follows:

Warrant liability December 31, 2016	$705
New warrant liabilities	-
Increase in fair value of warrant liability	153
Ending warrant liability as of December 31, 2017	$858

NOTE 4: OTHER FINANCIAL STATEMENT INFORMATION

The following table provides details of selected financial statement items:

Inventories

	December 31,	December 31,
	2017	2016
Finished goods	$719	$138
Work-in-process	132	447
Total inventories	$851	$585

Supplemental Cash Flow Information:

	2017	2016
Cash paid for interest	$640	$363
Cash paid for taxes	$5	$11
Non-cash Investing and Financing Activities
Noncash preferred stock dividends	$246	$463
Issuance of notes in exchange for accounts payable	$-	$288
Issuance of stock upon conversion of preferred stock	$2,246	$307
Issuance of warrants with term loan extensions	$2,218	361
Issuance of stock in exchange for accounts payable	$-	$86

NOTE 5: GOODWILL AND OTHER INTANGIBLE ASSETS

Other intangible assets consisted of the following at December 31, 2017 and 2016 (in thousands):

	December 31,
	2017		2016
	Gross		Gross
	Carrying	Accumulated	Carrying	Accumulated
	Amount	Amortization	Amount	Amortization
Technology platform	2,865	2,568	4,190	2,433
Customer relationships	2,460	2,093	2,460	1,404
Trademarks and trade names	680	469	680	393
	6,005	5,130	7,330	4,230
Accumulated amortization	5,130		4,230
Impairment loss on technology platform	-		1,065
Net book value of amortizable intangible assets	875		2,035

For the years ended December 31, 2017 and 2016, amortization of intangible assets charged to operations was $1,160 and $1,731, respectively. For the years ended December 31, 2017 and 2016 we wrote-off fully amortized intangible assets of $260 and $0, respectively.

Estimated amortization is as follows:

Year ending December 31, 2017
2018	$739
2019	76
2020	60

The Company has made comprehensive upgrades to its technology platform. Due to these upgrades, the Company evaluated the recoverability of the carrying amount of the original technology platform intangible asset at September 30, 2016. Based upon this evaluation, the Company determined that the technology platform intangible asset was impaired as its value was not recoverable and exceeded its fair value. The Company recognized an impairment loss of $1,065 in 2016.

Goodwill represents the excess of the purchase price over the fair value of net assets acquired. Goodwill is subject to an impairment review at a reporting unit level, on an annual basis as of the end of September of each fiscal year, or when an event occurs or circumstances change that would indicate potential impairment. The Company has only one reporting unit, and therefore the entire goodwill is allocated to that reporting unit.

The Company has the option to first assess qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If, after assessing the totality of events or circumstances, the Company determines it is not more likely than not that the fair value of a reporting unit is less than its carrying amount, then performing the two-step impairment test is unnecessary. The Company performed its annual goodwill impairment test at September 30, 2017.

Utilizing the two-step impairment test, the Company first assessed the carrying value of goodwill at the reporting unit level based on an estimate of the fair value of the respective reporting unit. Fair value of the reporting unit was estimated using a discounted cash flow analyses consisting of various assumptions, including expectations of future cash flows based on projections or forecasts derived from analysis of business prospects and economic or market trends that may occur, specifically, the Company gave significant consideration for purchase orders expected to be completed in the fourth quarter of 2017 and orders already received or actively being negotiated for fiscal 2018. We also used these same expectations in a number of valuation models in addition to discounted cash flows, including, leveraged buy-out, trading comps and market capitalization, and ultimately determined an estimated fair value of our reporting unit based on weighted average calculations from these models. Based on the Company’s assessment, we determined that the fair value of our reporting unit exceeds its carrying value, and accordingly, the goodwill associated with the reporting unit is not considered to be impaired at September 30, 2017.

The Company updated its goodwill analysis as of December 31, 2017 using our actual fourth quarter 2017 results and updated projected 2018 results noting no impairment exists. The valuation of goodwill and intangible assets is subject to a high degree of judgment, uncertainty and complexity. Should any indicators of impairment occur in subsequent periods, the Company will perform an analysis in order to determine whether goodwill is impaired.

NOTE 6: LOANS PAYABLE

At the end of December 2016 and the beginning of January 2017, Slipstream Communications, LLC, a related party, see Note 8: Related Party Transactions, purchased all of our outstanding debt from the original debtholders. The terms of the debt have remained the same. The outstanding debt with detachable warrants are shown in the table below. Further discussion of the notes follows.

Issuance Date	Original Principal	Additional Principal	Total Principal	Maturity Date	Warrants
8/17/2016	3,000	-	3,000	8/17/2019	588,237	8.0% interest
6/29/2016	50	2	52	4/10/2019	2,977	14% interest*
6/13/2016	200	19	219	4/10/2019	11,905	14% interest*
6/13/2016	250	14	264	4/10/2019	14,881	14% interest*
5/3/2016	500	17	517	4/10/2019	29,762	14% interest*
12/28/2015	150	6	156	4/10/2019	8,929	14% interest*
12/28/2015	500	20	520	4/10/2019	29,762	14% interest*
12/28/2015	600	24	624	4/10/2019	35,715	14% interest*
10/26/2015	300	13	313	4/10/2019	17,858	14% interest*
10/15/2015	150	7	157	4/10/2019	8,929	14% interest*
10/15/2015	500	23	523	4/10/2019	29,762	14% interest*
6/23/2015	400	21	421	4/10/2019	21,334	14% interest*
6/23/2015	119	31	150	4/10/2019	31,176	Refinanced May 20, 2015 debt, 14% interest *
5/20/2015	465	-	465	4/10/2019	25,410	14% cash interest
	$7,184	$197	$7,381		856,637
Debt discount			(1,916)
Total debt	$7,184		$5,465

*	12% cash, 2% added to principal

Obligations under the secured convertible promissory notes are secured by a grant of collateral security in all of the tangible assets of the co-makers pursuant to the terms of an amended and restated security agreement.

Included in accrued expenses is unpaid interest of $295 on outstanding debt.

Term Notes

On December 12, 2016, we entered into a $1.0 million secured revolving promissory note pursuant to the August 17, 2016 Loan and Security Agreement with Slipstream Communications, LLC, a related party, addressed below (see Note 8), wherein we borrowed $786 with interest thereon at 8% per annum, maturing on February 1, 2017. In connection with the loan, we issued the lender a five-year warrant to purchase up to 51,416 shares of common stock at a per-share price of $8.40 (subject to adjustment), all pursuant to a securities purchase agreement. In connection with the secured revolving promissory note, we incurred fees aggregating $37. The fair value of the warrants on the issuance date was $136. This note was repaid on January 12, 2017.

On August 17, 2016, we entered into a Loan and Security Agreement with Slipstream Communications, LLC, a related party (see Note 8), under which we obtained a $3.0 million term loan, with interest thereon at 8% per annum, maturing on August 17, 2017 (with a one-year option for us to extend that maturity, so long as we are not then in default and we deliver additional warrants to the lender). The term loan contains certain customary restrictions including, but not limited to, restrictions on mergers and consolidations with other entities, cancellation of any debt or incurring new debt (subject to certain exceptions), and other customary restrictions. In connection with this loan, we issued the lender a five-year warrant to purchase up to 196,079 shares of common stock shares of Creative Realities’ common stock at a per-share price of $8.40 (subject to adjustment), all pursuant to a securities purchase agreement. The proceeds from the loan were used to (i) satisfy the obligations owed to Allied Affiliated Lending, L.P. under the Factoring Agreement, (ii) pay off certain obligations under settlement arrangements in effect as of the date hereof (see Note 8), and (iii) obtain working capital. The Loan and Security Agreement permits the lender to make additional advances of up to an additional $1.0 million. In connection with this financing transaction, we terminated the Factoring Agreement with Allied Affiliated Lending. Our principal subsidiaries — Creative Realities, Inc., Creative Realities, LLC, Conexus World Global, LLC, and Broadcast International, Inc. — were also parties to the securities purchase agreement and are co-makers of the secured convertible promissory notes. In connection with the term loan, we incurred fees aggregating $20. The fair value of the warrants on the issuance date was $361.

On August 10, 2017, Slipstream Communications, LLC extended the maturity date of the 8% senior notes to August 17, 2018. In exchange for the extension of the maturity date of the 8% senior notes, Creative Realities provided 196,079 five-year warrants to purchase Company common shares. The fair value of the warrants was $1,240, which is accounted for as an additional debt discount and amortized over the remaining life of the loan.

On November 13, 2017, Slipstream Communications, LLC extended the maturity dates for the term loan to August 17, 2019. In exchange for the extension of the maturity date of the 8% senior notes, Creative Realities provided 196,079 five-year warrants to purchase Company common shares. The fair value of the warrants was $976, which is accounted for as an additional debt discount and amortized over the remaining life of the loan.

See Note 11 for the Black Scholes inputs used to calculate the fair value of the warrants.

Convertible Promissory Notes

In December 2016 and January 2017, Slipstream Communications, LLC purchased all of our outstanding convertible promissory notes from the original debtholders. The terms of the notes have remained the same. Further discussion of the notes follows.

The convertible promissory notes were issued in a private placement exempt from registration under the Securities Act of 1933. Our principal subsidiaries — Creative Realities, LLC, Wireless Ronin Technologies Canada, Inc., and Conexus World Global, LLC — were also parties to the Securities Purchase Agreement and are co-makers of the secured convertible promissory notes. Obligations under the secured convertible promissory notes are secured by a grant of collateral security in all of the personal property of the co-makers pursuant to the terms of a security agreement. The secured convertible promissory notes bear interest at the rate of 14% per annum. Of this amount, 12% per annum is payable monthly in cash, and the remaining 2% per annum is payable in the form an additional principal through increases in the principal amount of the note. Upon the consummation of a change in control transaction of the company or a default, interest on the secured convertible promissory note will increase to the rate of 17% per annum. On August 10, 2017, Slipstream Communications, LLC extended the maturity date of the convertible notes to October 15, 2018. On November 13, 2017, Slipstream Communications, LLC elected to extend the maturity date of the convertible promissory notes on a rolling quarter addition basis to January 15, 2019, which is now April 10, 2019.

At any time prior to the maturity date, the holder of a promissory note may convert the outstanding principal and accrued and unpaid interest into our common stock at its conversion rate. We may not prepay the secured convertible promissory note prior to the maturity date. The secured convertible promissory note contains other customary terms. See Note 11 for the Black Scholes inputs used to calculate the fair value of the warrants.

On June 29, 2016, we entered into a secured convertible promissory note in the principal amount of $50 and an immediately exercisable five-year warrant to purchase up to 2,977 shares of the Company’s common stock at a per-share price of $8.40 (subject to adjustment). The fair value of the warrants on the issuance date was $6. This note was subsequently purchased by Slipstream Communications, LLC on December 20, 2016.

On June 13, 2016, upon receipt of an additional $300 of principal, we exchanged two short term demand notes entered into in July 2015 totaling $150 for two secured convertible promissory notes totaling a principal amount of $450 and immediately exercisable five-year warrants to purchase up to 26,786 shares of the Company’s common stock at a per-share price of $8.40 (subject to adjustment). This exchange is accounted for as a modification of the debt. The fair value of the warrants on the issuance date was $57. On December 20, 2016, $200 of this note was subsequently purchased by Slipstream Communications, LLC, the remaining $250 was already owed to Slipstream Communications, LLC.

On or about May 3, 2016, we entered into a secured convertible promissory note in the principal amount of $500 and an immediately exercisable five-year warrant to purchase up to 29,762 shares of the Company’s common stock at a per-share price of $8.40 (subject to adjustment). In connection with the secured convertible promissory note, we incurred commissions to a placement agent aggregating $25. The fair value of the warrants on the issuance date was $89. This note was subsequently purchased by Slipstream Communications, LLC on December 22, 2016.

NOTE 7: COMMITMENTS AND CONTINGENCIES

Structured Settlement Program

During March and December 2017, the Company settled and/or wrote off debt of $1,159 for $288 cash payment and recognized a gain of $872. This debt included $693 of payables previously recorded by our dissolved subsidiary Broadcast International, Inc, as we had exhausted all efforts to identify and settle these obligations in the first quarter of 2017.

In August 2016, the Company settled debt of $90 for $35 cash payment, resulting in a gain on debt settlement of $55. In June 2016, the Company settled debt of $614 for $123 cash payment and the issuance of 409,347 shares of the Company’s restricted common stock, fair value at conversion date of $85, and recognized a gain on debt restructuring of $406. In conjunction with this debt settlement, an additional 26,995 shares of restricted common stock were issued to investors for cash to facilitate the settlement of a portion of the $614 debt.

In March 2016, the Company issued 8.00% nonconvertible promissory notes in favor of certain general unsecured creditors in the aggregate principal amount of $288 to settle an aggregate amount of $839 of accounts payable, accrued expenses and other liabilities. The aggregate amount of payables, accrued expenses and other liabilities was subsequently revised to $796. In September 2016, the amounts previously settled with nonconvertible promissory notes were paid in cash of $249 resulting in a gain on the debt settlement of $547. No gain was previously recorded.

Litigation

In February 2016, a former vendor alleging our failure to pay outstanding invoices for approximately $335, which is included in accounts payable in the December 31, 2016 accompanying consolidated balance sheet, initiated a breach-of-contract lawsuit against us. Also in February 2016, a former vendor alleging our failure to pay outstanding invoices for approximately $51, which is included in accounts payable in the December 31, 2016 accompanying consolidated balance sheet, filed a motion for summary judgment against us. During 2017, we negotiated settlement with the vendor for $45.

The Company is involved in various legal proceedings incidental to the operations of its business. The Company believes that the outcome of all such other pending legal proceedings in the aggregate will not have a material adverse effect on its business, financial condition, liquidity, or operating results.

Leases

Future minimum lease payments under leases with initial or remaining non-cancelable lease terms in excess of one year as of December 31, 2017 are as follows:

Year ending December 31,	Lease Obligations
2018	$587
2019	499
2020	398
2021	61
Total future minimum obligations	$1,545

Rent expense totaled $474 and $416 for the years ended December 31, 2017 and 2016, respectively, and is included in General and Administrative expenses.

Our CEO was awarded 165,052 performance shares with a grant date to be determined upon certain conditions being satisfied. As December 31, 2017 those conditions had not been met and were deemed not probable to be achieved resulting in no compensation expense being recorded.

Termination benefits

On August 10, 2017, the Company announced that it was closing its New Jersey and Minnesota locations. The Company has accrued one-time termination benefits related to severance to the affected employees of $146 and will recognize the expense over the period the employees are expected to continue service to the Company.

NOTE 8: RELATED PARTY TRANSACTIONS

As discussed in Note 1, on September 1, 2017, our CEO received 106,602 shares of our common stock valued at $1,119, as part of the issuance of the ConeXus Holdback shares. During the year-ended December 31, 2017, 181,421 of the 293,564 shares of common stock were issued to the CEO upon conversion of preferred stock.

For the years-ended December 31, 2017 and 2016, the Company had sales of $3,390 and $1,344, respectively, with a related party entity that is 22.5% owned by a member of senior management. Accounts receivable due from the related party was $3,017 and $543 at December 31, 2017 and 2016, respectively.

On November 13, 2017, Slipstream Communications, LLC, a related party investor, extended the maturity date of the term loan for which we issued to Slipstream Communications a five-year warrant to purchase up to 196,079 shares of common stock at a per-share price of $8.40 (subject to adjustment). The fair value of the warrants on the issuance date was $1.0 million.

On August 10, 2017, Slipstream Communications, LLC, a related party investor, extended the maturity date of the term loan for which we issued to Slipstream Communications a five-year warrant to purchase up to 196,079 shares of common stock at a per-share price of $8.40 (subject to adjustment). The fair value of the warrants on the issuance date was $1.2 million.

In December 2016 and January 2017, the Company’s majority shareholder and investor, Slipstream Communications LLC acquired all of the Company’s outstanding debt (see Note 6).

On December 12, 2016, we entered into a $1.0 million secured revolving promissory note pursuant to the August 17, 2016 Loan and Security Agreement with Slipstream Communications, LLC, a related party investor, with interest thereon at 8% per annum, maturing on February 1, 2017. In connection with the loan, we issued the lender a five-year warrant to purchase up to 51,416 shares of common stock at a per-share price of $8.40 (subject to adjustment), all pursuant to a securities purchase agreement. This note was repaid on January 12, 2017.

On August 17, 2016, we entered into a Loan and Security Agreement with Slipstream Communications, LLC, a related party investor, under which we obtained a $3.0 million term loan, with interest thereon at 8% per annum, maturing on August 17, 2018 (see Note 6). In connection with the loan, we issued the lender a five-year warrant to purchase up to 196,079 shares of Creative Realities’ common stock at a per share price of $8.40 (subject to adjustment).

NOTE 9: INCOME TAXES

Our gross deferred tax assets are primarily related to net federal and state operating loss carryforwards (NOLs). We have substantial NOLs that are limited in its usage by IRC Section 382. IRC Section 382 generally imposes an annual limitation on the amount of NOLs that may be used to offset taxable income when a corporation has undergone significant changes in stock ownership within a statutory testing period. We have performed a preliminary analysis of the annual NOL carryforwards and limitations that are available to be used against taxable income. The estimated federal NOL carryforward after application of the IRC Section 382 limitation is $19.3 million and foreign NOL carryforward is $7.0 million as of December 31, 2017.

The Tax Cuts and Jobs Act (Tax Act) was enacted on December 22, 2017 and introduces significant changes to the U.S. income tax law.  Effective in 2018, the Tax Act reduces U.S. statutory tax rates from 35% to 21%. Accordingly, we remeasured our deferred taxes as of December 31, 2017 to reflect the reduced rate that will apply in future periods when these deferred taxes are settled or realized, resulting in a one-time $0.2 million net tax benefit in 2017.

Due to the timing of the enactment and the complexity involved in applying the provisions of the Tax Act, we have made reasonable estimates of the effects and recorded provisional amounts in our financial statements as of December 31, 2017.  As we collect and prepare necessary data, and interpret the Tax Act and any additional guidance issued by the Internal Revenue Service, and other standard-setting bodies, we may make adjustments to the provisional amounts.  Those adjustments may materially impact our provision for income taxes and effective tax rate in the period in which adjustments are made.  The accounting for the tax effects of the Tax Act will be completed in 2018.

A summary of the deferred tax assets and liabilities is included below:

	December 31,
	2017	2016

Deferred tax assets (liabilities):
Reserves	$12	$35
Property and equipment	80	171
Accrued expenses	619	1,034
Severance	56	39
Non-qualified stock options	268	420
Net foreign carryforwards	1,906	1,844
Net operating loss and credit carryforwards	6,801	8,054
Intangibles	605	907

Total deferred tax assets	10,347	12,504
Valuation allowance	(10,896)	(13,114)

Net deferred tax liabilities	$(549)	$(610)

	Year ended December 31,
	2017	2016
Tax provision summary
State income tax	$21	$18
Deferred tax benefit, release of valuation allowance	-	(635)
Deferred tax benefit - federal	2,382	(1,101)
Deferred tax benefit - state	(149)	(89)
Deferred tax benefit - foreign	(75)	(453)
Change in valuation allowance	(2,218)	1,895
Tax (benefit)/expense	$(39)	$(365)

A reconciliation of the statutory income tax rate to the effective income tax rates as a percentage of income before income taxes is as follows:

	2017	2016
Federal statutory rate	-34.00%	-34.00%
State taxes	-2.44%	-2.75%
Foreign rate differential	-0.08%	3.11%
Other	3.55%	1.68%
Impact of Tax Act	3.10%	0%
Changes in valuation allowance	-37.79%	36.72%
Effective tax rate	-67.66%	4.80%

NOTE 10: CONVERTIBLE PREFERRED STOCK

The preferred stock entitles its holders to a 6% dividend, payable semi-annually in cash or in kind through the three-year anniversary of the original issue date, and from and after such three-year anniversary in duly authorized, validly issued, fully paid and non-assessable shares of common stock. The three-year anniversary of the initial investment date occurred during the second half of 2017 for $5.2 million of the $5.5 million originally issued Convertible Preferred Stock and therefore dividends on those investments were paid via issuance of common shares as of the year-end date.

During the years ended December 31, 2017 and 2016 respectfully, the Company issued an aggregate of 245,816 and 452,224 shares of preferred stock in satisfaction of its semi-annual dividend obligation. During the years ended December 31, 2017 and 2016 respectfully, the Company issued an aggregate of 23,962 and 0 shares of common stock in satisfaction of its semi-annual dividend obligation.

The preferred stock may be converted into our common stock at the option of a holder at an initial conversion price as adjusted of $7.65 per share. Subject to certain conditions, we may call and redeem the preferred stock after three years. From and after the three-year anniversary of the date of issuance, the Company has the right (but not the obligation), upon at least 30 days prior written notice, to call some or all of the Series A Preferred Stock for redemption at any time after the common stock has had a closing price on the relevant trading market, for a period of at least 15 consecutive days, all of which must be after the three-year anniversary date of the purchase agreement, equal to at least one and one-half times the initial conversion price.

During such time as a majority of the preferred stock sold remains outstanding, holders will have the right to elect a member to our Board of Directors. The preferred stock has full-ratchet price protection in the event that we issue common stock below the conversion price, as adjusted, subject to certain customary exceptions. The warrants issued to purchasers of the preferred stock contain weighted-average price protection in the event that we issue common stock below the exercise price, as adjusted, again subject to certain customary exceptions. In the Securities Purchase Agreement, we granted purchasers of the preferred stock certain registration rights pertaining to the common shares they may receive upon conversion of their preferred stock and upon exercise of their warrants.

In 2017, 385,200 shares of Series A Convertible Preferred Stock and 1,860,561 shares of Series A-1 Convertible Preferred Stock were converted into 293,564 shares of common stock at the conversion rate of $7,65 per share.

In 2016, 307,500 shares of Series A Preferred Stock were converted into 40,197 shares of common stock at the conversion rate of $7.65 per share.

	Number of Convertible Preferred Series A	Number of Convertible Preferred Series A-1	Shares of Common Stock Received
Q4 2017	-	-	-
Q3 2017	132,200	1,860,561	66,426
Q2 2017	12,750	-	425
Q1 2017	240,250	-	8,009

Q4 2016	132,000	-	4,400
Q3 2016	75,500	-	2,517
Q2 2016	-	-	-
Q1 2016	100,000	-	3,334

During the quarter-ended September 30, 2017, the four holders of Series A-1 Convertible Preferred Stock (substantially similar in terms to the Company’s Convertible Preferred Stock and issued to the shareholders of Conexus World Global LLC) converted all 1,860,561 shares of Series A-1 Convertible Preferred Stock into 62,019 shares of common stock. Additionally, certain accredited investors converted 132,200 shares of Series A Convertible Preferred Stock for 4,407 shares of common stock. During the quarter ended June 30, 2017, accredited investors converted 12,750 shares of Convertible Preferred Stock for 425 shares of common stock. During the quarter ended March 31, 2017, accredited investors converted 240,250 shares of Convertible Preferred Stock for 8,009 shares of common stock. During the three months ended December 31, September 30, and March 31, 2016, accredited investors converted 132,000, 75,500, and 100,000 shares of Convertible Preferred Stock for 4,400, 2,517 and 3,334 shares of common stock, respectively.

NOTE 11: WARRANTS

On November 13, 2017, the Company issued a warrant to purchase 196,079 shares of common stock at the per share price of $8.40 (subject to adjustment) to Slipstream Communications, LLC in connection with extension of the term loan facility.

On August 10, 2017, the Company issued a warrant to purchase 196,079 shares of common stock at the per share price of $8.40 (subject to adjustment) to Slipstream Communications, LLC in connection with extension of the term loan facility.

On August 17, 2016, the Company issued a warrant to purchase 196,079 shares of common stock at the per share price of $8.40 (subject to adjustment) to Slipstream Communications, LLC in connection with extension of the term loan facility.

On June 29, 2016, the Company issued a warrant to purchase 2,977 shares of common stock at the per share price of $8.40 (subject to adjustment) pursuant to a securities purchase agreement as more fully described in Note 7, Loans Payable.

On June 13, 2016, the Company issued a warrant to purchase 26,786 shares of common stock at the per share price of $8.40 (subject to adjustment) pursuant to a securities purchase agreement as more fully described in Note 7, Loans Payable.

On May 3, 2016, the Company issued a warrant to purchase 29,762 shares common stock at the per share price of $8.40 (subject to adjustment) pursuant to a securities purchase agreement as more fully described in Note 7, Loans Payable.

On January 15, 2016, the Company issued a warrant to purchase 8,334 shares of the Company’s common stock at the per share price of $8.40 (subject to adjustment) in exchange for services rendered related to the issuance of debt on December 28, 2015. The fair value of the warrants on the issuance date was $20. The warrants were initially recorded as a liability with a discount to the debt issued to amortized over the life of the debt but were reclassified to equity as a result of retrospective application of the adoption of ASU 2017-11.

Listed below are the range of inputs used for the probability weighted Black Scholes option pricing model valuations when the warrants were issued and at December 31, 2017.

Issuance Date	Expected Term at Issuance Date	Risk Free Interest Rate at Date of Issuance	Volatility at Date of Issuance	Stock Price at Date of Issuance
8/20/2014	5.00	1.50%	96.00%	$18.90
2/13/2015	5.00	1.28%	100.00%	$10.20
5/22/2015	5.00	1.28%	107.58%	$8.70
10/15/2015	5.00	1.71%	58.48%	$6.60
10/26/2015	5.00	1.71%	60.47%	$6.30
12/21/2015	5.00	1.75%	58.48%	$6.30
12/28/2015	5.00	1.75%	58.48%	$4.80
1/15/2016	5.00	1.76%	58.48%	$5.10
5/3/2016	5.00	1.25%	51.15%	$6.30
6/13/2016	5.00	1.14%	51.12%	$5.10
6/29/2016	5.00	1.01%	48.84%	$5.10
8/17/2016	5.00	1.15%	51.55%	$4.50
11/4/2016	5.00	1.66%	47.48%	$4.80
12/12/2016	5.00	1.90%	48.54%	$5.70
8/19/2017	5.00	1.81%	64.71%	$10.50
11/13/2017	5.00	2.08%	66.24%	$8.70

Remaining Expected Term at December 31, 2017	Risk Free Interest Rate at December 31, 2017	Volatility at December 31, 2017	Stock Price at December 31, 2017
1.64 - 4.87	1.83%	72.34%	$9.60

A summary of outstanding debt and equity warrants is included below:

	Warrants (Equity)			Warrants (Liability)
	Amount	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	Amount	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life
Balance, January 1, 2016	431,264	1.88	3.90	216,255	10.51	3.64
Warrants issued to financial advisors	16,669	8.40	4.46	-	-	-
Warrants issued with promissory notes	59,525	8.40	4.37	-	-	-
Warrants issued with term loan	247,495	8.40	4.70	-	-	-
Warrants expired	(37,212)	49.82	-	-	-	-
Balance, December 31, 2016	717,741	17.08	3.79	216,255	10.51	2.64
Warrants issued with term loan	392,158	8.40	4.75	-	-	-
Warrants expired	(9,749)	1,400.31	-	-	-	-
Balance December 31, 2017	1,100,150	13.99	3.55	216,255	10.51	1.64

NOTE 12: STOCKHOLDERS’ EQUITY

On August 9, 2017, our Board of Directors authorized a program to repurchase up to 5 million shares of our outstanding common stock through August 9, 2019. The authorization allows for the repurchases to be conducted through open market or privately negotiated transactions. Shares acquired under the stock repurchase program are expected to be retired and returned to the status of authorized but unissued shares of common stock. The stock repurchase program can be suspended, modified or discontinued at any time at our discretion.  During the fourth quarter of 2017, 1,185,968 shares of common stock were repurchased at an aggregate price of $149 and were immediately cancelled.

On September 1, 2017, the Company issued to the prior shareholders of ConeXus 187,713 shares of common stock valued at $10.50 per share for a total of $1,971 to settle the contingency of the Company in the ConeXus merger. 106,602 of these shares were issued to Rick Mills, a majority shareholder of ConeXus, a related party, and the CEO of Creative Realities, Inc. Since the measurement period for the business combination has expired, the issuance of the shares is recognized as a charge to operations during the year of $1.9 million.

In May 2017, the Company paid a vendor for services at a value of $500 with the issuance of 65,360 shares of common stock.

During 2017, accredited investors converted 2,245,511 shares of Convertible Preferred Stock in exchange for 293,564 shares of common stock. During 2016, accredited investors converted 307,500 shares of Convertible Preferred Stock in exchange for 40,197 shares of common stock. In conjunction with the structured settlement program, the Company issued 13,645 shares of its restricted common stock to creditors and 26,995 shares of stock were issued to investors (see Note 8).

A summary of outstanding options is included below:

		Weighted
		Average	Weighted		Weighted
		Remaining	Average		Average
Range of Exercise	Number	Contractual	Exercise	Options	Exercise
Prices between	Outstanding	Life	Price	Exercisable	Price
$5.40 - $19.50	238,174	7.51	$8.41	142,177	$9.02
$19.51 - $23.70	1,000	6.04	23.70	1,000	$23.70
$23.71 - $367.50	519	4.59	112.30	519	$112.30
	239,693	7.50	$8.69

	Options	Weighted Average
	Outstanding	Exercise Price
Balance, December 31, 2016	249,693	$8.56
Granted	-	-
Exercised	-	-
Forfeited or expired	10,000	5.40
Balance, December 31, 2017	239,693	$8.69

The weighted average remaining contractual life for options exercisable is 7.50 years as of December 31, 2017.

NOTE 13: STOCK-BASED COMPENSATION

Stock Compensation Expense Information

FASB ASC 718-10 requires measurement and recognition of compensation expense for all stock-based payments including warrants, stock options, restricted stock grants and stock bonuses based on estimated fair values. Under the Amended and Restated 2006 Equity Incentive Plan, the Company reserved 1,720,000 shares for purchase by the Company’s employees and under the Amended and Restated 2006 Non-Employee Director Stock Option Plan the Company reserved 700,000 shares for purchase by the Company’s employees. There are 12,186 options outstanding under the 2006 Equity Incentive Plan. In October 2014, the Company’s shareholders approved the 2014 Stock Incentive Plan, under which 7,390,355 shares were reserved for purchase by the Company’s employees. There are 227,507 options outstanding under the 2014 Stock Incentive Plan.

Compensation expense recognized for the issuance of stock options for the years ended December 31, 2017 and 2016 was as follows:

	December 31,
	2017	2016
Stock-based compensation costs included in:
Costs of sales	$6	$1
Sales and marketing expense	76	74
General and administrative expense	202	198
Total stock-based compensation expense	$284	$273

At December 31, 2017, there was approximately $554 of total unrecognized compensation expense related to unvested share-based awards. Generally, this expense will be recognized over the next 1.6 years and will be adjusted for any future changes in estimated forfeitures.

Valuation Information for Stock-Based Compensation

For purposes of determining estimated fair value under FASB ASC 718-10, the Company computed the estimated fair values of stock options using the Black-Scholes model.

There were no options granted during the year ended December 31, 2017.

On November 11, 2016, the Company granted 10-year options to purchase 14,167 shares of its common stock to an employee. The options vest over 4 years and have an exercise price of $5.40. The fair value of the options on the grant date was $2.70 and was determined using the Black-Sholes model. The values set forth above were calculated using the following weighted average assumptions:

Risk-free interest rate	1.14%
Expected term	6.25 years
Expected price volatility	47.89%
Dividend yield	0%

 The Company does not have sufficient historical information to develop reasonable expectations about future exercise patterns and post-vesting employment behavior, so we estimate the expected term of awards granted by taking the average of the vesting term and the contractual term of the awards, referred to as the simplified method. The risk-free interest rate assumption is based on observed interest rates appropriate for the term of the Company’s stock options. The Company used historical closing stock price volatility for a period of 2 years. Although the Company has historical pricing for a period equal to the expected life of the respective awards, the Company used a shorter period of time as the Company went through reorganization and was fundamentally a different company. The dividend yield assumption is based on the Company’s history and expectation of no future dividend payouts.

Our stock-based compensation expense is based on awards ultimately expected to vest and is reduced for estimated forfeitures as permitted by FASB ASU 2016-09, Stock Compensation, wherein a Company can make an entity-wide accounting policy election to either estimate the number of awards that are expected to vest or account for forfeitures when they occur. The Company applied a pre-vesting forfeiture rate of 10%.

NOTE 14: PROFIT-SHARING PLAN

We have a defined contribution 401(k) retirement plans for eligible associates. Associates may contribute up to 15% of their pretax compensation to the plan subject to IRS limitations. There are currently plans to implement an employer contribution match of 50% of employee wages up to 6%, for an effective match of 3% on April 1, 2018.

NOTE 15: SEGMENT INFORMATION AND SIGNIFICANT CUSTOMERS

Segment Information

We currently operate in one reportable segment, marketing technology solutions. Substantially all property and equipment is located at our offices in the United States. All sales for the years ended December 31, 2017 and 2016, were in the United States and Canada.

Major Customers

We had three and two customers that accounted for 63% and 71% of accounts receivable as of December 31, 2017 and 2016, respectively. We do not believe the loss of this customer will have a material adverse effect on our business. The Company had three customers that accounted for 56% and 56% of revenue for the years ended December 31, 2017 and 2016, respectively.

For the years ended December 31, 2017 and 2016, the Company had sales of $3,390 and $1,344, respectively, with a related party entity that is 22.5% owned by a member of senior management. Accounts receivable due from the related party was $3,017 and $543 at December 31, 2017 and 2016, respectively.

NOTE 16: SUBSEQUENT EVENTS

On January 16, 2018, we entered into the Third Amendment to the Loan and Security Agreement with Slipstream Communications, LLC which extended the period through which the Company could draw on the Revolver established by the Loan and Security Agreement. In conjunction with this Amendment, we entered into a $1.0 million secured revolving promissory note pursuant to the August 17, 2016 Loan and Security Agreement with Slipstream Communications, LLC, a related party, addressed below (see Note 10), wherein we borrowed $1.0 million with interest thereon at 8% per annum, maturing on January 16, 2019. In connection with the loan, we issued the lender a five-year warrant to purchase up to 61,729 shares of common stock at a per-share price of $8.10 (subject to adjustment), all pursuant to a securities purchase agreement. In connection with the secured revolving promissory note, we did not incur any fees.

On August 10, 2017, we announced the planned closure of our office facilities located at 22 Audrey Place, Fairfield, New Jersey 07004 which housed our previous operations center and ceased use of the facilities in February 2018. In ceasing use of these facilities, we will incur a one-time non-cash charge of $0.6 million in the first quarter of 2018 to accrue for the remaining rent under the lease term, net of anticipated subtenant rental income.

On October 17, 2018, the Company effectuated a l-for-30 reverse stock split of its outstanding common stock, which was approved by the Company’s board of directors on October 17, 2018. The reverse stock split resulted in an adjustment to the preferred stock conversion prices to reflect a proportional decrease in the number of shares of common stock to be issued upon conversion. The accompanying financial statements and notes to the financial statements give retroactive effect to the reverse stock split for all periods presented. The shares of common stock retained a par value of $0.01 per share. Accordingly, the stockholders’ deficit reflects the reverse stock split by reclassifying from “common stock” to “additional paid-in capital” in an amount equal to the par value of the decreased shares resulting from the reverse stock split.

CREATIVE REALITIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except per share amounts)

	June 30,	December 31,
	2018	2017
	(unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$5,461	$1,003
Accounts receivable, net of allowance of $53 and $40, respectively	4,760	5,912
Unbilled receivables	312	77
Work-in-process and inventories	462	851
Prepaid expenses and other current assets	1,320	1,030
Total current assets	12,315	8,873
Long-term receivables	900	-
Property and equipment, net	1,154	1,136
Intangibles, net	411	875
Goodwill	14,989	14,989
Other assets	122	172
TOTAL ASSETS	$29,891	$26,045
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Short-term related party loans payable, net of $557 and $0 discount, respectively	$1,551	$-
Accounts payable	2,083	2,017
Accrued expenses	3,519	2,689
Deferred revenues	9,444	6,721
Customer deposits	1,152	1,247
Other current liabilities	75	-
Total current liabilities	17,824	12,674
Long-term related party loans payable, net of $1,336 and $1,916 discount, respectively	6,361	5,465
Warrant liability	650	858
Deferred tax liabilities	472	549
Other long-term liabilities	169	220
TOTAL LIABILITIES	25,476	19,766
COMMITMENTS AND CONTINGENCIES
Convertible preferred stock, net of discount (liquidation preference of $5,535)	1,802	1,927
SHAREHOLDERS’ EQUITY
Common stock, $.01 par value, 200,000 shares authorized; 2,796 and 2,753 shares issued and outstanding	28	28
Additional paid-in capital	31,666	30,555
Accumulated deficit	(29,081)	(26,231)
Total shareholders’ equity	2,613	4,352
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	29,891	26,045

See accompanying notes to condensed consolidated financial statements

CREATIVE REALITIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Sales
Hardware	$2,839	$1,543	$4,070	$2,081
Services and other	4,340	2,025	7,175	7,906
Total sales	7,179	3,568	11,245	9,987
Cost of sales
Hardware	1,844	1,141	2,944	1,674
Services and other	2,245	803	3,702	3,843
Total cost of sales (exclusive of depreciation and amortization shown below)	4,089	1,944	6,646	5,517
Gross profit	3,090	1,624	4,599	4,470
Operating expenses:
Sales and marketing expenses	538	404	1,041	822
Research and development expenses	297	146	618	303
General and administrative expenses	1,938	1,688	3,641	3,436
Depreciation and amortization expense	324	408	651	809
Lease termination expense	-	-	474	-
Total operating expenses	3,097	2,646	6,425	5,370
Operating income/(loss)	(7)	(1,022)	(1,826)	(900)

Other income (expenses):
Interest expense	(752)	(273)	(1,326)	(757)
Change in fair value of warrant liability	11	(369)	208	(377)
Gain on settlement of obligations	39	-	39	866
Other expense	(5)	(2)	(1)	(2)
Total other expense	(707)	(644)	(1,080)	(270)
Loss before income taxes	(714)	(1,666)	(2,906)	(1,170)
Benefit/(provision) for income taxes	102	(73)	56	(152)
Net loss	(612)	(1,739)	(2,850)	(1,322)
Dividends on preferred stock	(129)	(113)	(240)	(227)
Net loss attributable to common shareholders	$(741)	$(1,852)	$(3,090)	$(1,549)
Basic loss per common share	$(0.22)	$(0.76)	$(1.03)	$(0.58)
Diluted loss per common share	$(0.27)	$(0.81)	$(1.12)	$(0.68)
Weighted average shares outstanding - basic	2,763	2,296	2,758	2,267
Weighted average shares outstanding - diluted	2,763	2,296	2,758	2,267

See accompanying notes to condensed consolidated financial statements.

CREATIVE REALITIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Six Months Ended
	June 30,
	2018	2017
Operating Activities:
Net loss	$(2,850)	$(1,322)
Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation and amortization	651	810
Amortization of debt discount	832	326
Stock-based compensation	177	142
Change in warrant liability	(208)	377
Deferred tax (benefit)/provision	(77)	126
Allowance for doubtful accounts	13	28
Increase in notes due to in-kind interest	62	39
Charge for lease termination	474	-
Gain on settlement of obligations	(39)	(866)
Changes to operating assets and liabilities:
Accounts receivable and unbilled revenues	4	538
Inventories	389	(34)
Prepaid expenses and other current assets	(290)	(30)
Other assets	50	(19)
Accounts payable	66	(616)
Deferred revenue	2,723	6,039
Accrued expenses	830	289
Deposits	(95)	(513)
Other liabilities	(147)	6
Net cash provided by operating activities	2,565	5,320
Investing activities
Purchases of property and equipment	(207)	(306)
Net cash used in investing activities	(207)	(306)
Financing activities
Issuance of common stock	-	500
Proceeds from related party loans	2,100	-
Payments on debt	-	(786)
Net cash provided by/(used in) financing activities	2,100	(286)
Increase/(decrease) in Cash and Cash Equivalents	4,458	4,728
Cash and Cash Equivalents, beginning of period	1,003	1,352
Cash and Cash Equivalents, end of period	$5,461	$6,080

See accompanying notes to condensed consolidated financial statements.

CREATIVE REALITIES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(all currency in thousands, except per share amounts)

(unaudited)

NOTE 1: NATURE OF ORGANIZATION AND OPERATIONS

Unless the context otherwise indicates, references in these Notes to the accompanying condensed consolidated financial statements to “we,” “us,” “our” and “the Company” refer to Creative Realities, Inc. and its subsidiaries.

Creative Realities, Inc. is a Minnesota corporation that provides innovative digital marketing technology and solutions to retail companies, individual retail brands, enterprises and organizations throughout the United States and in certain international markets. The Company has expertise in a broad range of existing and emerging digital marketing technologies, as well as the related media management and distribution software platforms and networks, device management, product management, customized software service layers, systems, experiences, workflows, and integrated solutions. Our technology and solutions include: digital merchandising systems and omni-channel customer engagement systems, interactive digital shopping assistants, advisors and kiosks, and other interactive marketing technologies such as mobile, social media, point-of-sale transactions, beaconing and web-based media that enable our customers to transform how they engage with consumers. We have expertise in a broad range of existing and emerging digital marketing technologies, as well as the following related aspects of our business: content, network management, and connected device software and firmware platforms; customized software service layers; hardware platforms; digital media workflows; and proprietary processes and automation tools. We believe we are one of the world’s leading interactive marketing technology companies that focuses on the retail shopper experience by helping retailers and brands use the latest technologies to create better shopping experiences.

Our main operations are conducted directly through Creative Realities, Inc., and under our wholly owned subsidiaries Creative Realities, LLC, a Delaware limited liability company, Creative Realities Canada, Inc., and ConeXus World Global, LLC, a Kentucky limited liability company.

Liquidity and Financial Condition

The accompanying unaudited condensed consolidated financial statements have been prepared on the basis of the realization of assets and the satisfaction of liabilities and commitments in the normal course of business.

We have incurred net losses and negative cash flows from operating activities for the years ended December 31, 2017 and 2016. For the three months ended June 30, 2018 and 2017, we incurred a net loss of $612 and $1,739 respectively. For the six months ended June 30, 2018 and 2017, we incurred a net loss of $2,850 and $1,322 respectively. As of June 30, 2018, we had cash and cash equivalents of $5,461 and working capital deficit of $5,509.

On November 13, 2017, Slipstream Communications, LLC, a related party, extended the maturity date of our term loan to August 17, 2019 and extended the maturity date of our promissory notes on a rolling quarter addition basis, which is now August 24, 2019. While management believes that due to the extension of our debt maturity date, our current cash balance and our operational forecast for 2018, we can continue as a going concern through at least August 14, 2019, given our net losses and working capital deficit, we obtained a continued support letter from Slipstream Communications, LLC through August 15, 2019. We can provide no assurance that our ongoing operational efforts will be successful which could have a material adverse effect on our results of operations and cash flows.

See Note 8 to the Condensed Consolidated Financial Statements for a discussion of the Company’s debt obligations.

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

1. Basis of Presentation

The accompanying unaudited Condensed Consolidated Financial Statements have been prepared in accordance with the instructions to Form 10-Q and Article 10 of Regulation S-X and include all of the information and disclosures required by generally accepted accounting principles in the United States (“GAAP”) for interim financial reporting. These unaudited Condensed Consolidated Financial Statements should be read in conjunction with the Consolidated Financial Statements of the Company and related footnotes for the year ended December 31, 2017, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 26, 2018.

The results of operations for the interim periods are not necessarily indicative of results of operations for a full year. It is the opinion of management that all necessary adjustments for a fair presentation of the results of operations for the interim periods have been made and are of a recurring nature unless otherwise disclosed herein.

2. Revenue Recognition

We recognize revenue in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers, which we adopted effective January 1, 2018, using the modified retrospective method. See further discussion of the impact of adoption and current revenue recognition policy in Note 4.

3. Inventories

Inventories are stated at the lower of cost or market (net realizable value), determined by the first-in, first-out (FIFO) method, and consist of the following:

	June 30,	December 31,
	2018	2017
Finished goods	$414	$719
Work-in-process	48	132
Total inventories	$462	$851

 4. Impairment of Long-Lived Assets

We review the carrying value of all long-lived assets, including property and equipment, for impairment in accordance with ASC 360-10-05-4, Accounting for the Impairment or Disposal of Long-Lived Assets. Under ASC 360-10-05-4, impairment losses are recorded whenever events or changes in circumstances indicate the carrying value of an asset may not be recoverable.

If the impairment tests indicate that the carrying value of the asset is greater than the expected undiscounted cash flows to be generated by such asset, an impairment loss would be recognized. The impairment loss is determined as the amount by which the carrying value of such asset exceeds its fair value. We generally measure fair value by considering sale prices for similar assets or by discounting estimated future cash flows from such assets using an appropriate discount rate. Assets to be disposed of are carried at the lower of their carrying value or fair value less costs to sell. Considerable management judgment is necessary to estimate the fair value of assets, and accordingly, actual results could vary significantly from such estimates.

5. Basic and Diluted Income/(Loss) per Common Share

Basic and diluted income/(loss) per common share for all periods presented is computed using the weighted average number of common shares outstanding. Basic weighted average shares outstanding includes only outstanding common shares. Diluted weighted average shares outstanding includes outstanding common shares and potential dilutive common shares outstanding in accordance with the treasury stock method. Shares reserved for outstanding stock options and warrants totaling approximately 1,759,695 at June 30, 2018 were excluded from the computation of loss per share. Additionally, the potential common shares issuable upon conversion of convertible preferred stock and convertible promissory notes of 1,250,095 were excluded at June 30, 2018 as their effect was antidilutive due to net loss. Net income/(loss) attributable to common shareholders for the three and six months ended June 30, 2018 is after dividends on convertible preferred stock of $129 and $240, respectively.

6. Income Taxes

Deferred income taxes are recognized in the financial statements for the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts based on enacted tax laws and statutory tax rates. Temporary differences arise from net operating losses, differences in basis of intangibles (other than goodwill), stock-based compensation, reserves for uncollectible accounts receivable and inventory, differences in depreciation methods, and accrued expenses. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. The Company accounts for uncertain tax positions utilizing an established recognition threshold and measurement attributes for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. We had no uncertain tax positions as of June 30, 2018 and December 31, 2017.

7. Goodwill and Definite-Lived Intangible Assets

We follow the provisions of ASC 350, Goodwill and Other Intangible Assets. Pursuant to ASC 350, goodwill acquired in a purchase business combination is not amortized, but instead tested for impairment at least annually. The Company uses a measurement date of September 30. There was no impairment loss recognized on goodwill or definite-lived intangible assets during the three and six months ended June 30, 2018 and 2017 (see Note 7).

8. Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Our significant estimates include: the allowance for doubtful accounts, recognition of revenue, deferred tax assets, deferred revenue, depreciable lives and depreciation methods for property and equipment, valuation of warrants and other stock-based compensation and other assumptions and estimates used to evaluate the recoverability of long-lived assets, goodwill and other intangible assets and the related amortization methods and periods. Actual results could differ from those estimates.

NOTE 3: RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

In March 2018, the FASB issued Accounting Standards Update (“ASU”) 2018-05, Amendments to SEC Paragraphs Pursuant to SEC Staff Accounting Bulletin No. 118. The amendments in this update provide guidance on when to record and disclose provisional amounts for certain income tax effects of the Tax Cuts and Jobs Act (“Tax Reform Act”). The amendments also require any provisional amounts or subsequent adjustments to be included in net income from continuing operations. Additionally, this ASU discusses required disclosures that an entity must make with regard to the Tax Reform Act. This ASU is effective immediately as new information is available to adjust provisional amounts that were previously recorded. The Company has adopted this standard and will continue to evaluate indicators that may give rise to a change in our tax provision as a result of the Tax Reform Act. Refer to Note 11 for additional information on the Tax Reform Act.

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers, which replaces most existing revenue recognition guidance in U.S. GAAP and is intended to improve and converge with international standards the financial reporting requirements for revenue from contracts with customers. ASU 2014-09 and its amendments were included primarily in ASC 606. The core principle of ASC 606 is that an entity should recognize revenue for the transfer of goods or services equal to the amount that it expects to be entitled to receive for those goods or services. ASC 606 also requires additional disclosures about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments. We adopted ASC 606 effective January 1, 2018, using the modified retrospective method. Refer to Note 4.

In May 2017, the FASB issued ASU 2017-09 Compensation—Stock Compensation (Topic 718) Scope of Modification Accounting. This update provides guidance about which changes to the terms or conditions of a share-based payment award require an entity to apply modification accounting for Stock Compensation. The Company adopted this standard effective January 1, 2018; there was no impact on our financial statements for any period presented as a result of adoption.

In January 2017, the FASB issued ASU 2017-04, Intangibles—Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment. This update requires an entity to perform a two-step test to determine the amount, if any, of goodwill impairment. In Step 1, an entity compares the fair value of a reporting unit with its carrying amount, including goodwill. If the carrying amount of the reporting unit exceeds its fair value, the entity performs Step 2 and compares the implied fair value of goodwill with the carrying amount of that goodwill for that reporting unit. An impairment charge equal to the amount by which the carrying amount of goodwill for the reporting unit exceeds the implied fair value of that goodwill is recorded, limited to the amount of goodwill allocated to that reporting unit. To address concerns over the cost and complexity of the two-step goodwill impairment test, the amendments in this ASU removes the second step of the test. An entity will apply a one-step quantitative test and record the amount of goodwill impairment as the excess of a reporting unit’s carrying amount over its fair value, not to exceed the total amount of goodwill allocated to the reporting unit. The new guidance does not amend the optional qualitative assessment of goodwill impairment. This guidance is effective for public business entities for fiscal years beginning after December 15, 2019, and for interim periods within those fiscal years, early adoption is permitted. The Company does not expect the adoption of this guidance will have a material impact on our financial statements.

In January 2017, the FASB issued ASU 2017-01 Business Combinations, guidance clarifying the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions or disposals of assets or businesses. The guidance provides a screen to determine when an integrated set of assets and activities is not a business, provides a framework to assist entities in evaluating whether both an input and substantive process are present, and narrows the definition of the term output. The Company adopted this standard on a prospective basis effective January 1, 2018.

In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows: Classification of Certain Cash Receipts and Cash Payments, which provides guidance on the classification of certain cash receipts and cash payments in the statement of cash flows, including those related to debt prepayment or debt extinguishment costs, contingent consideration payments made after a business combination, proceeds from the settlement of insurance claims, proceeds from the settlement of corporate-owned life insurance, and distributions received from equity method investees. The Company adopted this standard effective January 1, 2018; there was no impact on our financial statements for any period presented as a result of adoption.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments—Credit Losses: Measurement of Credit Losses on Financial Instruments, which provides guidance with respect to measuring credit losses on financial instruments, including trade receivables. This guidance eliminates the probable initial recognition threshold that was previously required prior to recognizing a credit loss on financial instruments. The credit loss estimate can now reflect an entity’s current estimate of all future expected credit losses. Under the previous guidance, an entity only considered past events and current conditions. The guidance is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. We are currently evaluating the impact, if any that the adoption of this guidance will have on our consolidated financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases, which amended guidance for lease arrangements in order to increase transparency and comparability by providing additional information to users of financial statements regarding an entity’s leasing activities. The revised guidance seeks to achieve this objective by requiring reporting entities to recognize lease assets and lease liabilities on the balance sheet for substantially all lease arrangements. The guidance, which is required to be adopted in the first quarter of 2019, will be applied on a modified retrospective basis beginning with the earliest period presented. Early adoption is permitted. We are currently evaluating the impact of adopting this guidance on our consolidated financial statements.

NOTE 4: REVENUE RECOGNITION

On January 1, 2018, the Company adopted ASC 606 using the modified retrospective method for all contracts not completed as of the date of adoption. Results for reporting periods beginning on or after January 1, 2018 are presented under ASC 606, while prior period amounts are not adjusted and continue to be reported under the accounting standards in effect for the prior period. Under this method, we concluded that the cumulative effect of applying this guidance was not material to the financial statements and no adjustment to the opening balance of accumulated deficit was required on the adoption date.

Under ASC 606, the Company accounts for revenue using the following steps:

●	Identify the contract, or contracts, with a customer

●	Identify the performance obligations in the contract

●	Determine the transaction price

●	Allocate the transaction price to the identified performance obligations

●	Recognize revenue when, or as, the Company satisfies the performance obligations

The Company combines contracts with the same customer into a single contract for accounting purposes when the contracts are entered into at or near the same time and the contracts are negotiated as a single commercial package, consideration in one contract depends on the other contract, or the services are considered a single performance obligation. If an arrangement involves multiple performance obligations, the items are analyzed to determine the separate units of accounting, whether the items have value on a standalone basis and whether there is objective and reliable evidence of their standalone selling price. The total contract transaction price is allocated to the identified performance obligations based upon the relative standalone selling prices of the performance obligations. The standalone selling price is based on an observable price for services sold to other comparable customers, when available, or an estimated selling price using a cost plus margin approach.

The Company estimates the amount of total contract consideration it expects to receive for variable arrangements by determining the most likely amount it expects to earn from the arrangement based on the expected quantities of services it expects to provide and the contractual pricing based on those quantities. The Company only includes some or a portion of variable consideration in the transaction price when it is probable that a significant reversal in the amount of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is subsequently resolved. The Company considers the sensitivity of the estimate, its relationship and experience with the client and variable services being performed, the range of possible revenue amounts and the magnitude of the variable consideration to the overall arrangement. The Company receives variable consideration in very few instances.

As discussed in more detail below, revenue is recognized when a customer obtains control of promised goods or services under the terms of a contract and is measured as the amount of consideration the Company expects to receive in exchange for transferring goods or providing services. The Company does not have any material extended payment terms as payment is due at or shortly after the time of the sale. Observable prices are used to determine the standalone selling price of separate performance obligations or a cost plus margin approach when one is not available. Sales, value-added and other taxes collected concurrently with revenue producing activities are excluded from revenue.

The Company recognizes contract assets or unbilled receivables related to revenue recognized for services completed but not yet invoiced to the clients. Unbilled receivables are recorded as accounts receivable when the Company has an unconditional right to contract consideration. A contract liability is recognized as deferred revenue when the Company invoices clients in advance of performing the related services under the terms of a contract. Deferred revenue is recognized as revenue when the Company has satisfied the related performance obligation.

Deferred contract acquisition costs were evaluated for inclusion in other assets; however, the Company elected to use the practical expedient for recording an immediate expense for those incremental costs of obtaining contracts, including certain design/engineering services, commissions, incentives and payroll taxes, as these incremental and recoverable costs have terms that do not exceed one year.

The Company provides innovative digital marketing technology and solutions to retail companies, individual retail brands, enterprises and organizations throughout the United States and in certain international markets. The Company’s technology and solutions include: digital merchandising systems and omni-channel customer engagement systems, interactive digital shopping assistants, advisors and kiosks, and other interactive marketing technologies such as mobile, social media, point-of-sale transactions, beaconing and web-based media that enable our customers to transform how they engage with consumers.

We typically generate revenue through the following sources:

●	Hardware:

o	System hardware sales – displays, computers and peripherals

●	Services and Other:

o	Professional implementation and installation services
o	Software design and development services
o	Software as a service, including content management
o	Maintenance and support services

System hardware sales

Included in “hardware” are system hardware sales whereby revenue is recognized generally upon shipment of the product or customer acceptance depending upon contractual arrangements with the customer in instances in which the sale of hardware is the sole performance obligation.

Shipping charges billed to customers are included in hardware sales and the related shipping costs are included in hardware cost of sales. The cost of freight and shipping to the customer is recognized in cost of sales at the time of transfer of control to the customer.

Installation services

The Company performs outsourced installation services for customers and recognizes revenue upon completion of the installations.

When system hardware sales include installation services to be performed by the Company, the goods and services in the contract are not distinct, so the arrangement is accounted for as a single performance obligation. Our customers control the work-in-process and can make changes to the design specifications over the contract term. Revenues are recognized over time as the installation services are completed based on the relative portion of labor hours completed as a percentage of the budgeted hours for the installation.

The aggregate amount of the transaction price allocated to installation service performance obligations that are unsatisfied (or partially unsatisfied) as of June 30, 2018 were $2,537, $2,375 of which is included in deferred revenue. We expect to recognize approximately $2,420 during the three months ended September 30, 2018 and the remainder in the three months ended December 31, 2018.

Software design and development services

Software and software license sales are revenue when a fixed fee order has been received and delivery has occurred to the customer. Revenue is recognized generally upon customer acceptance (point-in-time) of the software product and verification that it meets the required specifications. Software is delivered to customers electronically.

Software as a service

Software as a service includes revenue from software licensing and delivery in which software is licensed on a subscription basis and is centrally hosted. These services often include software updates which provide customers with rights to unspecified software product upgrades and maintenance releases and patches released during the term of the support period. We account for revenue from these services in accordance with ASC 985-20-15-5 and recognize revenue ratably over the performance period.

Maintenance and support services

The Company sells support services which include access to technical support personnel for software and hardware troubleshooting. The Company offers a hosting service through our network operations center, or NOC, allowing the ability to monitor and support its customers’ networks 7 days a week, 24 hours a day. These contracts are generally 12-36 months in length. Revenue is recognized over the term of the agreement in proportion to the costs incurred in fulfilling performance obligations under the contract.

Maintenance and support fees are based on the level of service provided to end customers, which can range from monitoring the health of a customer’s network to supporting a sophisticated web-portal to managing the end-to-end hardware and software of a digital marketing system. These agreements are renewable by the customer. Rates for maintenance and support, including subsequent renewal rates, are typically established based upon a fee per location, per device, or a specified percentage of net software license fees as set forth in the arrangement. These contracts are generally 12-36 months in length. Revenue is recognized ratably and evenly over the service period.

The Company also performs time and materials-based maintenance and repair work for customers. Revenue is recognized at a point in time when the performance obligation has been fully satisfied.

In addition to changes in the timing of when we record variable consideration, ASC 606 provided clarification about the classification of certain costs relating to revenue arrangements with customers. As a result of our analysis, we did not identify any components of our revenue transactions which required reclassification between gross and net presentation.

NOTE 5: FAIR VALUE MEASUREMENT

We measure certain financial assets, including cash equivalents, at fair value on a recurring basis. In accordance with ASC 820-10-30, fair value is a market-based measurement that should be determined based on the assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, ASC 820-10-35 establishes a three-level hierarchy that prioritizes the inputs used in measuring fair value. The three hierarchy levels are defined as follows:

Level 1 — Valuations based on unadjusted quoted prices in active markets for identical assets.

Level 2 — Valuations based on observable inputs (other than Level 1 prices), such as quoted prices for similar assets at the measurement date; quoted prices in markets that are not active; or other inputs that are observable, either directly or indirectly.

Level 3 — Valuations based on inputs that are unobservable and involve management judgment and the reporting entity’s own assumptions about market participants and pricing.

The following table presents information about the Company’s warrant liabilities that are measured at fair value on a recurring basis, and indicates the fair value hierarchy of the valuation techniques the Company used to determine such fair value. See Note 13 for the inputs used for the probability weighted Black Scholes valuations when the warrants were issued and at June 30, 2018.

		Quote Prices In Active Markets	Significant Other Observable Inputs	Significant Other Unobservable Inputs
Description	Fair Value	(Level 1)	(Level 2)	(Level 3)
Warrant liabilities at December 31, 2017	$858	-	-	$858
Warrant liabilities at June 30, 2018	$650	-	-	$650

The change in level 3 fair value is as follows:

Warrant liability as of December 31, 2017				$858
New warrant liabilities				-
Decrease in fair value of warrant liability				208
Ending warrant liability as of June 30, 2018				$650

NOTE 6: SUPPLEMENTAL CASH FLOW STATEMENT INFORMATION

	Six Months Ended
	June 30,
	2018	2017
Supplemental Cash Flow Information
Non-cash Investing and Financing Activities
Noncash preferred stock dividends	$-	$246
Issuance of common stock upon conversion of preferred stock	$125	$2,246
Issuance of warrants with term loan extensions / revolver draws	$809	$2,218

NOTE 7: INTANGIBLE ASSETS

Intangible Assets

Intangible assets consisted of the following at June 30, 2018 and December 31, 2017:

	June 30,		December 31,
	2018		2017
	Gross		Gross
	Carrying	Accumulated	Carrying	Accumulated
	Amount	Amortization	Amount	Amortization
Technology platform	2,865	2,766	2,865	2,568
Customer relationships	2,460	2,321	2,460	2,093
Trademarks and trade names	680	507	680	469
	6,005	5,594	6,005	5,130
Accumulated amortization	5,594		5,130
Net book value of amortizable intangible assets	411		875

For the three months ended June 30, 2018 and 2017, amortization of intangible assets charged to operations was $232 and $323, and for the six months ended June 30, 2018 and 2017 amortization of intangible assets charged to operations was $464 and $646, respectively.

NOTE 8: LOANS PAYABLE

The outstanding debt with detachable warrants, as applicable, are shown in the table below. Further discussion of the notes follows.

Debt Type	Issuance Date	Original Principal	Additional Principal	Total Principal	Maturity Date	Warrants	Interest Rate Information
A	6/30/2018	$264	$-	$264	6/30/2021	-	0.0% interest (1)
B	4/27/2018	$1,100	4	1,104	1/16/2019	143,791	8.0% interest (2)
B	1/16/2018	$1,000	3	1,003	1/16/2019	61,729	8.0% interest (2)
C	8/17/2016	3,000	11	3,011	8/17/2019	588,237	8.0% interest (2)
D	6/29/2016	50	2	52	8/24/2019	2,977	14% interest - 12% cash, 2% added to principal
D	6/13/2016	200	21	221	8/24/2019	11,905	14% interest - 12% cash, 2% added to principal
D	6/13/2016	250	17	267	8/24/2019	14,881	14% interest - 12% cash, 2% added to principal
D	5/3/2016	500	22	522	8/24/2019	29,762	14% interest - 12% cash, 2% added to principal
D	12/28/2015	150	8	158	8/24/2019	8,929	14% interest - 12% cash, 2% added to principal
D	12/28/2015	500	25	525	8/24/2019	29,762	14% interest - 12% cash, 2% added to principal
D	12/28/2015	600	30	630	8/24/2019	35,715	14% interest - 12% cash, 2% added to principal
D	10/26/2015	300	16	316	8/24/2019	17,858	14% interest - 12% cash, 2% added to principal
D	10/15/2015	150	8	158	8/24/2019	8,929	14% interest - 12% cash, 2% added to principal
D	10/15/2015	500	28	528	8/24/2019	29,762	14% interest - 12% cash, 2% added to principal
D	6/23/2015	400	25	425	8/24/2019	21,334	14% interest - 12% cash, 2% added to principal
D	6/23/2015	119	37	156	8/24/2019	31,176	Refinanced May 20, 2015 debt, 14% interest(3)
D	5/20/2015	465	-	465	8/24/2019	25,410	14% interest - 12% cash, 2% added to principal
		$9,548	$257	$9,805		1,062,157
	Debt discount			(1,893)
	Total debt	$9,548		$7,912

A – Secured Disbursed Escrow Promissory Note

B – Revolving Loan

C – Term Loan

D – Convertible Promissory Note

(1) 0.0% interest per annum when total borrowings under the term and revolver loans, in aggregate, are below $4,000,000 in principal (disregarding paid-in-kind (“PIK”) interest); 8.0% cash, when total borrowing under the term and revolver loans, in aggregate, exceed $4,000,000 in principal (disregarding PIK interest)

(2) 8.0% interest per annum when total borrowings under the term and revolver loans, in aggregate, are below $4,000,000 in principal (disregarding PIK interest); 8.0% cash, 2.0% PIK when total borrowing under the term and revolver loans, in aggregate, exceed $4,000,000 in principal (disregarding PIK interest)

(3) 12.0% cash, 2.0% added to principal

Obligations under the secured convertible promissory notes are secured by a grant of collateral security in all of the tangible assets of the co-makers pursuant to the terms of an amended and restated security agreement.

Term Notes and Secured Disbursed Escrow Promissory Note

On August 17, 2016, we entered into a Loan and Security Agreement with Slipstream Communications, LLC (“Slipstream”), a related party (see Note 10), and obtained a $3.0 million term loan, with interest thereon at 8% per annum. The loan currently matures August 17, 2019. The term loan contains certain customary restrictions including, but not limited to, restrictions on mergers and consolidations with other entities, cancellation of any debt or incurring new debt (subject to certain exceptions), and other customary restrictions.

On January 16, 2018, we entered into the Third Amendment to the Loan and Security Agreement with Slipstream and obtained a $1.0 million revolving loan, with interest thereon at 8% per annum, maturing on January 16, 2019. In connection with the loan, we issued Slipstream a five-year warrant to purchase up to 61,729 shares of Creative Realities’ common stock at a per share price of $8.10 (subject to adjustment). The fair value of the warrants was $266, which is accounted for as an additional debt discount and amortized over the remaining life of the loan.

On April 27, 2018, we entered into the Fourth Amendment to the Loan and Security Agreement with Slipstream, a related party investor, under which we obtained a $1.1 million revolving loan, with interest thereon at 8% per annum, provided, however, at all times when the aggregate outstanding principal amount of the Term Loan and the Revolving Loan (excluding the additional principal added pursuant to this proviso) exceeds $4,000,000 then the Loan Rate shall be 10%, of which eight percent 8% shall be payable in cash and 2% shall be paid by the issuance of and treated as additional principal of the Term Loan (“PIK”); provided, further, however, that the Loan Rate with respect to the Disbursed Escrow Loan shall be 0%. The revolving loan matures on January 16, 2019. In connection with the loan, we issued the lender a five-year warrant to purchase up to 143,791 shares of Creative Realities’ common stock at a per share price of $7.65 (subject to adjustment). The fair value of the warrants was $543, which is accounted for as an additional debt discount and amortized over the remaining life of the loan.

The Fourth Amendment to the Loan and Security Agreement included entry into a Secured Disbursed Escrow Promissory Note between the Company and Slipstream, a related party investor, and, effective June 30, 2018 we drew $264 in conjunction with our exit from a previously leased operating facility. The principal amount of the Secured Disbursed Escrow Promissory Note will bear simple interest at the 8%; provided, further, however, that the Loan Rate with respect to the Secured Disbursed Escrow Promissory Note shall be 0% at all times when the aggregate outstanding principal amount of the Term Loan and the Revolving Loan (excluding the additional principal added pursuant to this proviso) exceeds $4,000,000.

See Note 13 for the Black Scholes inputs used to calculate the fair value of the warrants.

Convertible Promissory Notes

In December 2016 and January 2017, Slipstream purchased all of our outstanding convertible promissory notes from the original debtholders. The terms of the notes are set forth in the table above and are discussed in further detail below.

The convertible promissory notes were issued in a private placement exempt from registration under the Securities Act of 1933. Our principal subsidiaries — Creative Realities, LLC, Creative Realities Canada, Inc., and Conexus World Global, LLC — are also parties to the Securities Purchase Agreement and are co-makers of the secured convertible promissory notes. Obligations under the secured convertible promissory notes are secured by a grant of collateral security in all of the personal property of the co-makers pursuant to the terms of a security agreement. The secured convertible promissory notes bear interest at the rate of 14% per annum. Of this amount, 12% per annum is payable monthly in cash, and the remaining 2% per annum is payable in the form an additional principal through increases in the principal amount of the note. Upon the consummation of a change in control transaction of the Company or a default, interest on the secured convertible promissory note will increase to the rate of 17% per annum. The secured convertible promissory note contains other customary terms. See Note 13 for the Black Scholes inputs used to calculate the fair value of the warrants issued in connection with such notes. On August 10, 2017, Slipstream extended the maturity date of all the promissory notes to October 15, 2018. The change was accounted for as a modification of the debt. On November 13, 2017, Slipstream elected to extend the maturity date of the convertible promissory notes on a rolling quarter addition basis to January 15, 2019, which is now extended to August 24, 2019.

At any time prior to the maturity date, the holder of a promissory note may convert the outstanding principal and accrued and unpaid interest into our common stock at its conversion rate. We may not prepay the secured convertible promissory note prior to the maturity date. The secured convertible promissory note contains other customary terms. See Note 13 for the Black Scholes inputs used to calculate the fair value of the warrants.

NOTE 9: COMMITMENTS AND CONTINGENCIES

Lease termination

On August 10, 2017, we announced the planned closure of our office facilities located at 22 Audrey Place, Fairfield, New Jersey 07004 which housed our previous operations center and ceased use of the facilities in February 2018. In ceasing use of these facilities, we recorded a one-time non-cash charge of $474 to accrue for the remaining rent under the lease term, net of anticipated subtenant rental income. Effective June 30, 2018, we entered a settlement agreement to exit this lease agreement, resulting in the Company drawing on the Secured Disbursed Escrow Promissory Note entered with Slipstream on April 27, 2018 (Note 8). The Company reclassified $264 of the previously recorded liability from a Lease Termination Liability to a Note as a result of this transaction and recorded a gain on settlement of $39. Approximately $75 remains recorded as an accrued liability as of June 30, 2018 which was paid subsequent to the balance sheet date.

Structured Settlement Program

In March 2017, the Company settled and/or wrote off debt of $1,109 for $243 cash payment and recognized a gain of $866. This debt included $693 of payables previously recorded by our dissolved subsidiary Broadcast International, Inc., as we had exhausted all efforts to identify and settle these obligations in the first quarter of 2017. There were no such settlements in any other period presented.

Litigation

The Company is involved in various legal proceedings incidental to the operations of its business. The Company believes that the outcome of all such other pending legal proceedings in the aggregate will not have a material adverse effect on its business, financial condition, liquidity, or operating results.

Termination benefits

On August 10, 2017, the Company announced that it was closing its New Jersey and Minnesota locations and accrued one-time termination benefits related to severance to the affected employees of $75. During the three-months ended June 30, 2018, the remaining cash payments for termination benefits were paid and no liability remains recorded on the balance sheet.

NOTE 10: RELATED PARTY TRANSACTIONS

On August 14, 2018, we entered into a payment agreement with 33 Degrees Convenience Connect, Inc. (“33 Degrees”) outlining terms for repayment of $2,567 of aged accounts receivable as of that date. The payment agreement stipulates a simple interest rate of 12% on aged accounts receivable to be paid on the tenth day of each month through the maturity date of December 31, 2019. Payments under the agreement are due as follows: $450 paid August 14, 2018, $350 to be paid November 1, 2018, $450 to be paid March 2, 2018 and $150 to be paid on the first day of each month thereafter through the maturity date. As a result of entry into this payment agreement, we have reclassified $900 to long-term receivables in the balance sheet as we anticipate collecting those balances greater than one year from the balance sheet date.

On April 27, 2018, we entered into the Fourth Amendment to the Loan and Security Agreement with Slipstream Communications, LLC, a related party investor, under which we obtained a $1.1 million revolving loan, with interest thereon at 8% per annum; provided however at all times when the aggregate outstanding principal amount of the Term Loan and the Revolving Loan (excluding the additional principal added pursuant to this proviso) exceeds $4,000,000 then the Loan Rate shall be 10%, of which eight percent 8% shall be payable in cash and 2% shall be paid by the issuance of and treated as additional principal of the Term Loan (“PIK”); provided, further, however, that the Loan Rate with respect to the Disbursed Escrow Loan shall be 0%. The revolving loan matures on January 16, 2019. In connection with the loan, we issued the lender a five-year warrant to purchase up to 143,791 shares of Creative Realities’ common stock at a per share price of $7.65 (subject to adjustment). The fair value of the warrants was $543, which is accounted for as an additional debt discount and amortized over the remaining life of the loan.

The Fourth Amendment to the Loan and Security Agreement included entry into a Secured Disbursed Escrow Promissory Note between the Company and Slipstream, a related party investor, and, effective June 30, 2018 we drew $264 in conjunction with our exit from a previously leased operating facility. The principal amount of the Secured Disbursed Escrow Promissory Note will bear simple interest at the 8%; provided, further, however, that the Loan Rate with respect to the Secured Disbursed Escrow Promissory Note shall be 0% at all times when the aggregate outstanding principal amount of the Term Loan and the Revolving Loan (excluding the additional principal added pursuant to this proviso) exceeds $4,000,000.

On January 16, 2018, we entered into the Third Amendment to the Loan and Security Agreement with Slipstream Communications, LLC, a related party investor, under which we obtained a $1.0 million revolving loan, with interest thereon at 8% per annum, maturing on January 16, 2019. In connection with the loan, we issued the lender a five-year warrant to purchase up to 61,729 shares of Creative Realities’ common stock at a per share price of $8.10 (subject to adjustment). The fair value of the warrants was $266, which is accounted for as an additional debt discount and amortized over the remaining life of the loan.

For the three and six months ended June 30, 2018, the Company had sales with a related party entity that is approximately 17.5% owned by a member of senior management. Sales were $618, or 8.6%, and $1,035, or 9.2% of consolidated revenue for the three and six months ended June 30, 2018. Accounts receivable due from the related party was $2,650, or 46.8%, and $3,017, or 51.0% of consolidated accounts receivable at June 30, 2018 and December 31, 2017, respectively.

For the three and six months ended June 30, 2017, the Company had sales with a related party entity that is approximately 17.5% owned by a member of senior management. Sales were $1,368, or 38.3%, and $1,477, or 14.8% of consolidated revenue for the three and six months ended June 30, 2017.

In December 2016 and January 2017, the Company’s majority shareholder and investor, Slipstream Communications LLC acquired all of the Company’s outstanding debt (see Note 8).

NOTE 11: INCOME TAXES

Our deferred tax assets are primarily related to net federal and state operating loss carryforwards (NOLs). We have substantial NOLs that are limited in its usage by IRC Section 382. IRC Section 382 generally imposes an annual limitation on the amount of NOLs that may be used to offset taxable income when a corporation has undergone significant changes in stock ownership within a statutory testing period. We have performed a preliminary analysis of the annual NOL carryforwards and limitations that are available to be used against taxable income. Based on the history of losses of the Company, there continues to be a full valuation allowance against the net deferred tax assets of the Company with a definite life.

For the three and six months ended June 30, 2018, we reported tax benefit of $102 and $56. The net deferred liability at June 30, 2018 of $472 represents the liability relating to indefinite lived assets, which is not more likely than not to be offset by the Company’s deferred tax assets.

The Tax Reform Act was signed into law on December 22, 2017. Among other things, the Tax Reform Act reduced the U.S. federal corporate tax rate from 35.0 percent to 21.0 percent effective for tax years beginning after December 31, 2017. We applied the guidance in the U.S. Securities and Exchange Commission (“SEC”) Staff Accounting Bulletin No. 118 (“SAB 118”) when accounting for the enactment date effects of the Tax Reform Act. Accordingly, we remeasured our deferred taxes as of December 31, 2017 to reflect the reduced rate that will apply in future periods when these deferred taxes are settled or realized, resulting in a one-time $0.2 million net tax benefit in 2017. Upon further analyses of certain aspects of the Tax Reform Act and refinement of our calculations during the six months ended June 30, 2018, we made no adjustments to our provisional amounts recorded.

NOTE 12: CONVERTIBLE PREFERRED STOCK

The preferred stock entitles its holders to a 6% dividend, payable semi-annually in cash or in kind through the three-year anniversary of the original issue date, and from and after such three-year anniversary in duly authorized, validly issued, fully paid and non-assessable shares of common stock. The three-year anniversary of the initial investment date occurred during the second half of 2017 for $5.2 million and the first quarter of 2018 for the remaining $0.3 million originally issued Convertible Preferred Stock and therefore dividends on those investments will be paid via issuance of common shares at all future dividend dates.

As of June 30, 2018, the pro rata portion of earned dividends to be distributed as of June 30, 2018 were the equivalent of 166,056 shares of Series A Convertible Preferred Stock, which represents 26,391 equivalent common shares based on the volume-weighted adjusted price utilized for conversion. The common share dividend was distributed by the Company on June 30, 2018 and is reflected in the issued and outstanding shares on the balance sheet as of that date. The fair value of those common shares issued are reflected at fair value as a dividend on preferred stock in the condensed consolidated statement of operations and do not impact net loss for the period.

The preferred stock may be converted into our common stock at the option of a holder at an initial conversion price as adjusted of $7.65 per share. Subject to certain conditions, we may call and redeem the preferred stock after three years. From and after the three-year anniversary of the date of issuance, the Company has the right (but not the obligation), upon at least 30 days prior written notice, to call some or all of the Series A Preferred Stock for redemption at any time after the common stock has had a closing price on the relevant trading market, for a period of at least 15 consecutive days, all of which must be after the three-year anniversary date of the purchase agreement, equal to at least one and one-half times the initial conversion price.

During such time as a majority of the preferred stock sold remains outstanding, holders will have the right to elect a member to our Board of Directors. The preferred stock has full-ratchet price protection in the event that we issue common stock below the conversion price, as adjusted, subject to certain customary exceptions. The warrants issued to purchasers of the preferred stock contain weighted-average price protection in the event that we issue common stock below the exercise price, as adjusted, again subject to certain customary exceptions. In the Securities Purchase Agreement, we granted purchasers of the preferred stock certain registration rights pertaining to the common shares they may receive upon conversion of their preferred stock and upon exercise of their warrants.

During the three and six months ended June 30, 2018, accredited investors converted 124,985 shares of Series A Convertible Preferred Stock for 16,339 shares of common stock.

As of the date of the conversion, the pro rata portion of earned dividends were the equivalent of 1,529 shares of Series A Convertible Preferred Stock, which represents 222 equivalent common shares based on the stated conversion price. The common share dividend was distributed by the Company and is reflected in the issued and outstanding shares on the balance sheet. The fair value of those common shares issued are reflected at fair value as a dividend on preferred stock in the condensed consolidated statement of operations and do not impact net loss for the period.

During the three and six months ended June 30, 2017, accredited investors converted 12,750 and 252,750 shares of Convertible Preferred Stock for 1,667 and 33,072 shares of common stock, respectively.

NOTE 13: WARRANTS

On April 27, 2018, we entered into the Fourth Amendment to the Loan and Security Agreement with Slipstream, a related party investor, under which we obtained a $1.1 million revolving loan, with interest thereon at 8% per annum, maturing on January 16, 2019. In connection with the loan, we issued the lender a five-year warrant to purchase up to 143,791 shares of Creative Realities’ common stock at a per share price of $7.65 (subject to adjustment). The fair value of the warrants was $543, which is accounted for as an additional debt discount and amortized over the remaining life of the loan.

On January 16, 2018, we entered into the Third Amendment to the Loan and Security Agreement with Slipstream, a related party investor, under which we obtained a $1.0 million revolving loan, with interest thereon at 8% per annum, maturing on January 16, 2019. In connection with the loan, we issued the lender a five-year warrant to purchase up to 61,729 shares of Creative Realities’ common stock at a per share price of $8.10 (subject to adjustment). The fair value of the warrants on the issuance date was $266, which is accounted for as an additional debt discount and amortized over the remaining life of the loan.

Listed below are the range of inputs used for the probability weighted Black Scholes option pricing model valuations for warrants issued during the three-months ended June 30, 2018 and for warrants outstanding as of June 30, 2018.

Issuance Date	Expected Term at Issuance Date	Risk Free Interest Rate at Date of Issuance	Volatility at Date of Issuance	Stock Price at Date of Issuance
4/27/2018	5.00	2.80%	65.95%	$6.90

Remaining Expected Term at June 30, 2018 (Years)	Risk Free Interest Rate at June 30, 2018	Volatility at June 30, 2018	Stock Price at June 30, 2018
0.04 - 4.8	2.49%	70.35%	$9.00

A summary of outstanding debt and equity warrants is included below:

	Warrants (Equity)			Warrants (Liability)
	Amount	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	Amount	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life
Balance January 1, 2018	1,100,150	14.10	3.55	216,255	10.51	1.64
Warrants issued with revolver loan	205,520	7.79	4.74	-	-	-
Warrants expired	17,756	326.09	-	-	-	-
Balance June 30, 2018	1,287,914	8.69	3.37	216,255	10.51	1.14

NOTE 14: STOCK-BASED COMPENSATION

A summary of outstanding options is included below:

		Weighted
		Average	Weighted		Weighted
		Remaining	Average		Average
Range of Exercise	Number	Contractual	Exercise	Options	Exercise
Prices between	Outstanding	Life	Price	Exercisable	Price
$5.40 - $19.50	254,007	7.19	$8.46	156,756	$9.03
$19.51 - $23.70	1,000	5.55	23.70	1,000	$23.70
$23.71 - $367.50	519	4.09	112.30	519	$112.30
	255,526	7.18	$8.73

		Weighted Average
	Options Outstanding	Exercise Price
Balance, December 31, 2017	239,693	$8.69
Granted	19,167	8.70
Exercised	-	-
Forfeited or expired	(3,334)	5.70
Balance, June 30, 2018	255,526	$8.73

The weighted average remaining contractual life for options exercisable is 7.18 years as of June 30, 2018.

Stock Compensation Expense Information

ASC 718-10, Stock Compensation, requires measurement and recognition of compensation expense for all stock-based payments including warrants, stock options, restricted stock grants and stock bonuses based on estimated fair values. Under the Amended and Restated 2006 Equity Incentive Plan, the Company reserved 1,720,000 shares for purchase by the Company’s employees and under the Amended and Restated 2006 Non-Employee Director Stock Option Plan the Company reserved 700,000 shares for purchase by the Company’s employees. There are 12,186 options outstanding under the 2006 Equity Incentive Plan. In October 2014, the Company’s shareholders approved the 2014 Stock Incentive Plan, under which 7,390,355 shares were reserved for purchase by the Company’s employees. There are 243,340 options outstanding under the 2014 Stock Incentive Plan.

Compensation expense recognized for the issuance of stock options for the three and six months ended June 30, 2018 and 2017 was as follows:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Stock-based compensation costs included in:
Costs of sales	$-	$2	$(6)	$4
Sales and marketing expense	10	19	16	38
General and administrative expense	103	50	167	100
Total stock-based compensation expense	$113	$71	$177	$142

At June 30, 2018, there was approximately $292 of total unrecognized compensation expense related to unvested share-based awards. Generally, this expense will be recognized over the next 3.5 years and will be adjusted for any future changes in estimated forfeitures.

Stock-based compensation expense is based on awards ultimately expected to vest and is reduced for estimated forfeitures. ASC 718-10-55 requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. The Company applied a pre-vesting forfeiture rate of 10% based on upon actual historical experience for employee option awards of the registrant.

On October 15, 2015, our current CEO was awarded 165,052 performance shares with a grant date to be determined upon certain conditions being satisfied. Those conditions had not been met as of June 30, 2018 and no compensation expense had been recorded.

NOTE 15: SEGMENT INFORMATION AND SIGNIFICANT CUSTOMERS

Segment Information

We currently operate in one reportable segment, marketing technology solutions. Substantially all property and equipment is located at our offices in the United States, and a data center located in the United States. All sales for the three and six months ended June 30, 2018 and 2017 were in the United States and Canada.

Major Customers

We had 3 customers that in the aggregate accounted for 66% and 63% of accounts receivable as of June 30, 2018 and December 31, 2017, respectively, which includes transactions with related parties.

The Company had 2 customers that accounted for 67% and 49% of revenue for the three months ended June 30, 2018 and 2017, respectively, which includes transactions with related parties. The Company had 2 customers that accounted for 59% and 60% of revenue for the six months ended June 30, 2018 and 2017, respectively.

For the three and six months ended June 30, 2018, the Company had sales with a related party entity that is approximately 17.5% owned by a member of senior management. Sales to this related party were $618 and $1,035 for the three and six months ended June 30, 2018. Sales to this related party were $1,368 and $1,477 for the three and six months ended June 30, 2017. Accounts receivable due from the related party was $2,650 and $3,017 at June 30, 2018 and December 31, 2017, respectively.

NOTE 16: SUBSEQUENT EVENTS

On October 17, 2018, the Company effectuated a l-for-30 reverse stock split of its outstanding common stock, which was approved by the Company’s board of directors on October 17, 2018. The reverse stock split resulted in an adjustment to the preferred stock conversion prices to reflect a proportional decrease in the number of shares of common stock to be issued upon conversion. The accompanying financial statements and notes to the financial statements give retroactive effect to the reverse stock split for all periods presented. The shares of common stock retained a par value of $0.01 per share. Accordingly, the stockholders’ deficit reflects the reverse stock split by reclassifying from “common stock” to “additional paid-in capital” in an amount equal to the par value of the decreased shares resulting from the reverse stock split.

ALLURE GLOBAL SOLUTIONS, INC.

A WHOLLY OWNED SUBSIDIARY OF CHRISTIE DIGITAL SERVICES, INC.

FINANCIAL STATEMENTS

MARCH 31, 2018 AND 2017

ALLURE GLOBAL SOLUTIONS, INC.

A WHOLLY OWNED SUBSIDIARY OF CHRISTIE DIGITAL SERVICES, INC.

Advisory Assurance Tax Private Client

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors of

Allure Global Solutions, Inc.

We have audited the accompanying financial statements of Allure Global Solutions, Inc., a wholly owned subsidiary of Christie Digital Services, Inc. which comprise the balance sheets as of March 31, 2018 and 2017, the related statements of operations, changes in stockholder’s equity, and cash flows for the years then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statement

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Allure Global Solutions, Inc. as of March 31, 2018 and 2017, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Atlanta, Georgia

September 17, 2018

Aprio, LLP        Five Concourse Parkway, Suite 1000, Atlanta, Georgia 30328         404.892.9651                         Aprio.com

Independently Owned and Operated Member of Morison KSi

ALLURE GLOBAL SOLUTIONS, INC.

A WHOLLY OWNED SUBSIDIARY OF CHRISTIE DIGITAL SERVICES, INC.

BALANCE SHEETS

MARCH 31,

	2018	2017
ASSETS
Current assets
Cash and equivalents	$42,674	$387,165
Accounts receivable - net	2,715,079	2,138,509
Due from affiliate	1,082,515	143,221
Inventories - net	351,937	296,037
Income taxes receivable	-	50,693
Prepaid expenses	69,116	54,370
Total current assets	4,261,321	3,069,995
Property and equipment - net	116,586	161,510

Other assets
Capitalized software development costs, net of accumulated amortization of $1,103,891 and $992,074, respectively	1,848,506	1,273,541
Deferred income taxes, net	1,110,639	957,047
Goodwill and other intangible assets	8,952,652	10,372,652
Security deposits	7,308	7,308
	11,919,105	12,610,548
	$16,297,012	$15,842,053

LIABILITIES AND STOCKHOLDER’S EQUITY

Current liabilities
Due to affiliate	$3,300,000	$-
Accounts payable and accrued expenses	3,105,352	1,536,211
Deferred revenue	1,765,323	2,015,800
Total current liabilities	8,170,675	3,552,011

Long-term liabilities
Deferred income taxes	2,236,717	3,707,359

Commitments and Contingencies

Stockholder’s equity
Common stock	-	-
Additional paid-in capital	18,204,930	18,204,930
Accumulated deficit	(12,315,311)	(9,622,247)
	5,889,620	8,582,683
	$16,297,012	$15,842,053

See auditors’ report and accompanying notes

ALLURE GLOBAL SOLUTIONS, INC.

A WHOLLY OWNED SUBSIDIARY OF CHRISTIE DIGITAL SERVICES, INC.

STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED MARCH 31,

	2018	2017
Net revenues	$9,449,435	$11,047,034

Costs and expenses:
Direct costs of sales	7,377,550	5,192,782
Operating expenses	5,743,667	6,507,932
Depreciation and amortization	1,487,920	2,421,122
	14,609,137	14,121,836
Operating loss	(5,159,702)	(3,074,802)

Other income (expense)

Interest income	55	199

Interest expense	(41,270)	(719)

Total other income (expense)	(41,215)	(520)

Impairment of goodwill	-	(6,162,880)

Loss before income taxes	(5,200,917)	(9,238,202)

Income tax benefit	2,507,854	1,294,431

Net loss	$(2,693,063)	$(7,943,771)

See auditors’ report and accompanying notes

ALLURE GLOBAL SOLUTIONS, INC.
A WHOLLY OWNED SUBSIDIARY OF CHRISTIE DIGITAL SERVICES, INC.

STATEMENT OF CHANGES IN STOCKHOLDER’S EQUITY
FOR THE YEARS ENDED MARCH 31,

	Shares	Common Stock	Additional Paid-In Capital	Accumulated Deficit	Total Stockholder’s Equity
Balance at April 1, 2016	1	$-	$18,204,930	$(1,678,476)	$16,526,454
Net loss	-	-	-	(7,943,771)	(7,943,771)
Balance at March 31, 2017	1	-	18,204,930	(9,622,247)	8,582,683
Net loss	-	-	-	(2,693,063)	(2,693,063)
Balance at March 31, 2018	1	$-	$18,204,930	$(12,315,310)	$5,889,620

See auditors’ report and accompanying notes

ALLURE GLOBAL SOLUTIONS, INC.

A WHOLLY OWNED SUBSIDIARY OF CHRISTIE DIGITAL SERVICES, INC.

STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED MARCH 31, 2018 AND 2017

	2018	2017
Cash flows from operating activities
Net loss	$(2,693,063)	$(7,943,771)
Adjustments to reconcile net loss to net cash provided / used by operating activities:
Depreciation and amortization	1,646,134	2,647,337
Impairment of goodwill	-	6,162,880
Change in reserve for slow-moving and obsolete inventory	23,944	(73,252)
Change in allowance for doubtful accounts	342,000	(99,000)
Deferred income taxes	(1,624,234)	(1,300,685)
Change in operating assets and liabilities:
Accounts receivable	(918,570)	(123,671)
Due from affiliate	(939,294)	6,255
Inventories	(79,844)	165,302
Income taxes receivable	50,693	339,552
Prepaid expenses	(14,745)	39,008
Accounts payable and accrued expenses	1,569,140	636,427
Deferred revenue	(250,477)	(167,447)

Net cash (used) provided by operating activities	(2,888,316)	288,935

Cash flows from investing activities
Capitalization of software development costs	(733,179)	(439,676)
Purchases of property and equipment	(22,996)	-
Net cash used by investing activities	(756,175)	(439,676)

Cash flows from financing activities Proceeds from due to affiliate	3,300,000	-
Decrease in cash and cash equivalents	(344,491)	(150,741)
Cash and cash equivalents, beginning of year	387,165	537,906
Cash and cash equivalents, end of year	$42,674	$387,165

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

Cash paid during the years for:
Interest	$-	$719
Income taxes	-	-

See auditors’ report and accompanying notes

ALLURE GLOBAL SOLUTIONS, INC.

A WHOLLY OWNED SUBSIDIARY OF CHRISTIE DIGITAL SERVICES, INC.

NOTES TO FINANCIAL STATEMENTS

MARCH 31, 2018 AND 2017

Note A

Summary of Significant Accounting Policies

Nature of Operations:

Allure Global Solutions, Inc., (the “Company”) is a global leader in helping companies connect and engage consumers by activating brands, environments, and experiences digitally. Allure’s visual communication and retail transaction solutions connect businesses, brands, and products with their consumers at points of influence and purchase, in a variety of environments. Leveraging dynamic digital signage integrations to drive new revenue streams and create differentiated brand experiences, the company’s suite of intelligent solutions integrate advanced analytics, exceptional creative, software, and hardware with business applications to deliver engaging data-driven experiences, activate brands, and achieve desired business outcomes. The Company’s software currently manages approximately 3,000 installations and 18,500 devices in 13 countries around the world. The Company provides product and service offerings specifically tailored for restaurants and bars, theatres, theme parks, convenience stores, stadiums and arenas, as well as other high traffic retail spaces. The Company’s vision is provide end-to-end planning, management, and support for innovative consumer engagement solutions such as digital menu boards, merchandisers, video walls and more. The Company is a wholly-owned subsidiary of Christie Digital Systems, Inc.

Basis of Presentation:

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (GAAP).

Estimates:

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Concentrations of Credit Risk:

The Company grants credit to its customers during the normal course of business. The Company performs ongoing credit evaluations of its customers’ financial condition and generally requires no collateral from its customers.

ALLURE GLOBAL SOLUTIONS, INC.

A WHOLLY OWNED SUBSIDIARY OF CHRISTIE DIGITAL SERVICES, INC.

NOTES TO FINANCIAL STATEMENTS

MARCH 31, 2018 AND 2017

Note A

Summary of Significant Accounting Policies (Continued)

The Company maintains cash balances in financial institutions, which may at times exceed the amount insured by the Federal Deposit Insurance Corporation. Management continually monitors the soundness of these institutions and does not believe the Company is exposed to any significant credit risk related to cash and equivalents.

Cash and Cash Equivalents:

The Company considers cash on hand and deposits in banks as cash and equivalents for purposes of the statement of cash flows.

Accounts Receivable - Net:

Accounts receivable are generally due under normal trade terms requiring payment within 30 days from the invoice date. Unpaid accounts receivable do not bear interest and accounts receivable are stated at the amount billed to the customer. Customer account balances with invoices over 90 days old are considered delinquent.

Bad debts are provided using the allowance for doubtful accounts method based on historical experience and management’s evaluation of outstanding accounts receivable at the end of the year. The allowance for doubtful accounts totaled approximately $536,000 and $194,000 as of March 31, 2018 and 2017.

Revenue Recognition:

The Company requires that four basic criteria be met before revenue can be recognized for all transactions: (i) persuasive evidence of an arrangement exists; (ii) the price is fixed or determinable; (iii) collectability is reasonably assured; and (iv) product delivery has occurred.

The Company earns revenue from the sale of equipment, installation of equipment, consulting services related to the development of content, software licenses, and support and maintenance of software including technical customer support and bug fixes.

ALLURE GLOBAL SOLUTIONS, INC.

A WHOLLY OWNED SUBSIDIARY OF CHRISTIE DIGITAL SERVICES, INC.

NOTES TO FINANCIAL STATEMENTS

MARCH 31, 2018 AND 2017

Note A

Summary of Significant Accounting Policies (Continued)

Revenue Recognition (Continued)

Most of the Company’s contracts are multiple element arrangements. For such arrangements, each element should be accounted for separately over its respective service period, provided that there is vendor-specific objective evidence (VSOE) of fair value for the separate elements. The Company has established VSOE on the sale of equipment, the consulting services related to content development and the installation of the equipment. The Company recognizes revenue on the sale and installation of equipment when the installation is complete, and recognizes revenue on the content creation when the content is turned over to the customer. Within the licensing of software, revenue is primarily from (a) perpetual software licenses installed at customer premises which is controlled by a cloud-based software and (b) cloud based services license, which allows customers to upload new content to the on- premise installed solution and provides real time analytical data that the customer can leverage to optimize profitability. The perpetual software license is recognized over the estimated life of the customer. Cloud services are billed as a time-based license and the Company recognizes revenue from the cloud services over the contractual license period. The Company recognizes support and maintenance on a straight line basis over the contractual service period. Revenue is reported net of sales tax.

Deferred revenue consists of amounts billed to, or payments received from customers for software licenses, equipment, services and maintenance that have not met the criteria for revenue recognition.

Inventories:

Inventories consist principally of purchased materials and are recorded at the lower of cost or net realizable value. Inventory is valued using average costing method. The Company assesses slow- moving inventory based on management’s analysis of inventory levels and future marketability. As of March 31, 2018 and 2017, the allowance for slow-moving and obsolete inventory totaled $150,830 and $126,886.

ALLURE GLOBAL SOLUTIONS, INC.

A WHOLLY OWNED SUBSIDIARY OF CHRISTIE DIGITAL SERVICES, INC.

NOTES TO FINANCIAL STATEMENTS

MARCH 31, 2018 AND 2017

Note A

Summary of Significant Accounting Policies (Continued)

Property and Equipment:

Property and equipment are recorded at cost. When assets are retired or otherwise disposed of, the related cost and accumulated depreciation or amortization is removed from the accounts, and any resulting gain or loss is reflected in the statement of income. Depreciation and amortization are computed using the straight-line method over their estimated useful lives as follows:

Autos	5 years
Office furniture	5 - 7 years
Computer hardware	5 years
Leasehold improvements	3 years
Computer software	3 years

Impairment of Long-Lived Assets:

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the assets to their fair value, which is normally determined through analysis of the future net cash flows expected to be generated by the assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount that the carrying amount of the assets exceeds the fair value of the assets. During the years ended March 31, 2018 and 2017, no impairment charges related to long-lived assets were recorded by the Company.

Intangible Assets:

Intangible assets consist of backlog, customer relationships, technology and trademarks and tradenames. Amortization is computed using the straight-line method. Backlog is amortized over 1 year. Customer relationships are amortized over 10 years. Technology is amortized over 7 years. Trademarks and tradenames are amortized over 10 years.

Capitalized Software Development Costs:

Software development costs are expensed as incurred until technological feasibility of the product is established. Development costs incurred subsequent to establishing technological feasibility are capitalized and are amortized on a straight-line basis over the estimated economic life of the product. Capitalization of computer software costs ceases and amortization begins when the product is available for general release to customers.

ALLURE GLOBAL SOLUTIONS, INC.

A WHOLLY OWNED SUBSIDIARY OF CHRISTIE DIGITAL SERVICES, INC.

NOTES TO FINANCIAL STATEMENTS

MARCH 31, 2018 AND 2017

Note A

Summary of Significant Accounting Policies (Continued)

Goodwill:

Goodwill is accounted for in accordance with FASB ASC 350, “Intangibles—Goodwill and Other” (“FASB ASC 350”), which requires goodwill and certain intangible assets be reviewed for impairment annually. Under FASB ASC 350, goodwill impairment occurs if the net book value of a reporting unit exceeds its estimated fair value. Based on an independent valuation, the recorded book value of goodwill exceeded the reporting unit’s fair value, and an impairment loss of $0 and $6,162,880 was recognized for the years ended March 31, 2018 and 2017, respectively.

Advertising and Marketing Costs:

Advertising and marketing costs are expensed when incurred and are included as a part of operating expenses in the accompanying statement of operations. These costs totaled $944,135 and $757,639 for the years ended March 31, 2018 and 2017, respectively.

Income Taxes:

The Company recognizes deferred income taxes to reflect the tax consequences of temporary differences between the assets and liabilities recognized for financial reporting purposes and such amounts recognized for tax purposes. A valuation allowance is provided, if necessary, to reduce deferred tax assets to a level, which more likely than not, will be realized.

On December 22, 2017, the U.S. enacted new tax reform legislation which reduced the corporate tax rate to 21% effective for tax years beginning January 1, 2018. Under ASC 740, the effects of new tax legislation are recognized in the period which includes the enactment date. As a result, the deferred tax assets and liabilities existing on the enactment date must be revalued to reflect the rate at which these deferred balances will reverse. Due to this rate reduction, the net deferred tax liability was reduced which resulted in a corresponding income tax benefit.

Research and Development:

Expenditures related to the development of new products and processes are expensed as incurred. Research and development expenses were $550,828 and $1,021,401 for the years ended March 31, 2018 and 2017, respectively.

ALLURE GLOBAL SOLUTIONS, INC.

A WHOLLY OWNED SUBSIDIARY OF CHRISTIE DIGITAL SERVICES, INC.

NOTES TO FINANCIAL STATEMENTS

MARCH 31, 2018 AND 2017

Note B

Accounts Receivable - Net

Accounts receivable consisted of the following at March 31,:

	2018	2017
Trade accounts receivable	$3,250,225	$2,332,509
Employee advances	854	-
Less allowance for doubtful accounts	(536,000)	(194,000)
	$2,715,079	$2,138,509

Note C

Property and Equipment - Net

Property and equipment- net consisted of the following at March 31,:

	2018	2017
Automobiles	$134,028	$134,028
Computer hardware	525,576	502,580
Computer software	104,462	104,462
Office furniture	148,401	148,401
Leasehold improvements	10,148	10,148
	922,615	899,619
Less accumulated depreciation and amortization	(806,029)	(738,109)
	$116,586	$161,510

Depreciation expense on property and equipment was $67,920 and $84,455 for the years ended March 31, 2018 and 2017, respectively, and is included in depreciation and amortization in the accompanying statement of income.

ALLURE GLOBAL SOLUTIONS, INC.

A WHOLLY OWNED SUBSIDIARY OF CHRISTIE DIGITAL SERVICES, INC.

NOTES TO FINANCIAL STATEMENTS

MARCH 31, 2018 AND 2017

Note D

Capitalized Software Development Costs

In 2011, the Company initiated a project to create a new point-of-sale product to replace the existing technology. The Company established technological feasibility in October 2011, and subsequently capitalized $232,848 related to development costs. In accordance with the Christie acquisition in 2015 (Note E), the Company recorded the project at fair market value of $109,494. The project was ready for general release to customers in March 2012, at which point capitalization of development costs ceased, and amortization of the capitalized software development costs began. Amortization expense related to this project was $33,264 for each of the years ended March 31, 2018 and 2017. During the year ended March 31, 2018, the Company determined that the product would no longer be sold and wrote-off the remaining unamortized balance of $30,492. These expenses are included in direct costs of sales in the accompanying statement of operations.

In 2014, the Company initiated a project to provide major enhancements to its primary digital signage content management software solution. The Company established technological feasibility in October 2014, and subsequently capitalized $182,204 related to development costs. In accordance with the Christie acquisition in 2015 (Note E), the Company recorded the project at fair market value of $180,685. The project was ready for general release to customers in October 2015, at which point capitalization of development costs ceased, and amortization of the capitalized software development costs began. Amortization expense related to this project was $36,441 for each of the years ended March 31, 2018 and 2017, and is included in direct costs of sales in the accompanying statement of operations.

In 2015, the Company initiated a project to re-write its content management software solution to, among other things, allow content to be driven by a rules engine. The Company established technological feasibility in January 2015, and subsequently capitalized $605,570 related to development costs. In accordance with the Christie acquisition in 2015 (Note E), the Company recorded the project at fair market value of $605,570. The project was ready for general release to customers in January 2016, at which point capitalization of development costs ceased, and amortization of the capitalized software development costs began. Amortization expense related to this project was $121,114 for each of the years ended March 31, 2018 and 2017, and is included in direct costs of sales in the accompanying statement of operations.

In 2016, the Company initiated a project to provide major enhancements, including operating system agnosticism and improved self-service functionality to its primary content management software solution. The Company established technological feasibility in January 2016, and capitalized $1,421,304 related to development costs through March 31, 2018, including $796,276 and $439,677 in the years ended March 31, 2018 and 2017, respectively. As of March 31, 2018 and 2017, the project was not ready for general release to customers. Accordingly, no amortization expense related to this project was recorded for the years ended March 31, 2018 and 2017.

ALLURE GLOBAL SOLUTIONS, INC.

A WHOLLY OWNED SUBSIDIARY OF CHRISTIE DIGITAL SERVICES, INC.

NOTES TO FINANCIAL STATEMENTS

MARCH 31, 2018 AND 2017

Note E

Goodwill and Intangible Assets

On November 5, 2015, the Company was acquired by Christie Digital Systems, Inc. for total purchase consideration of $18,205,000. The purchase consideration for the acquisition was allocated to the tangible and intangible assets acquired and liabilities assumed based on their fair values. The resulting intangible assets consist of goodwill, backlog, customer relationships, technology, trademarks and trade names.

Goodwill of $7,207,755 has been assessed annually for impairment. Impairment charges for the years ended March 31, 2018 and 2017, were $0 and $6,162,881, respectively.

The intangible assets, other than goodwill, which total $12,800,000 are being amortized over periods ranging from one to ten years. Accumulated amortization and impairment charges of these intangible assets at March 31, 2018 and 2017, was $4,892,222 and $3,472,222, respectively.

Amortization expense for the years ended March 31, 2018 and 2017, was $1,420,000 and $2,336,667, respectively, and is included in depreciation and amortization in the accompanying statement of operations.

Intangible assets at March 31, 2018 and 2017, were as follows:

	Backlog	Customer Relationships	Technology	Trademarks and Tradenames	Goodwill	Total

April 1, 2016	$916,667	$4,305,556	$5,288,889	$1,153,333	$7,207,755	$18,872,200
Impairment	-	-	-	-	(6,162,881)	(6,162,881)
Amortization	(916,667)	(500,000)	(800,000)	(120,000)	-	(2,336,667)
March 31, 2017	-	3,805,556	4,488,889	1,033,333	1,044,874	10,372,652
Impairment	-	-	-	-	-	-
Amortization	-	(500,000)	(800,000)	(120,000)	-	(1,420,000)
March 31, 2018	$-	$3,305,556	$3,688,889	$913,333	$1,044,874	$8,952,652

Estimated future amortization expense is as follows:

Year Ending March 31	Amount
2019	$1,420,000
2020	1,420,000
2021	1,420,000
2022	1,420,000
2023	1,108,889
Thereafter	1,118,889
$7,907,778

ALLURE GLOBAL SOLUTIONS, INC.

A WHOLLY OWNED SUBSIDIARY OF CHRISTIE DIGITAL SERVICES, INC.

NOTES TO FINANCIAL STATEMENTS

MARCH 31, 2018 AND 2017

Note F

Due to Affiliate

The Company has a revolving loan agreement with it’s parent company that provides for a maximum borrowing amount of $4,000,000, and that bears interest at a rate per annum equal to the rate announced by Bank of Tokyo-Mitsubishi UFJ, Ltd. as its prime rate, plus 50 basis points. The initial term for this facility was March 31, 2017, and the term automatically extends until the next anniversary date unless the lender gives written notice of it’s intention not to renew. All principal, interest, and other amounts payable under this agreement are payable on demand by lender. As of March 31, 2018 and 2017, the outstanding balance was $3,300,000 and $0, respectively. As of March 31, 2018 and 2017, outstanding accrued interest payable was $41,270 and $0, respectively.

Note G

Accounts Payable and Accrued Expenses

Accounts payable and accrued expenses consisted of the following at March 31,:

	2018	2017
Accounts payable	$896,244	$464,558
Accrued expenses:
Bonuses	1,569,896	897,083
Commissions	73,707	11,621
Deferred rent	71,361	86,581
Due to parent company	100,638	16,283
Interest	41,270	-
Miscellaneous	340,140	37,094
Professional fees	4,294	19,294
Sales taxes	7,801	3,697
	$3,105,351	$1,536,211

Note H

Deferred Revenue

Deferred revenue consisted of the following at March 31,:

	2018	2017
Customer deposits	$780,733	$273,298
Deferred revenue - maintenance and support	984,590	1,742,502
	$1,765,323	$2,015,800

ALLURE GLOBAL SOLUTIONS, INC.

A WHOLLY OWNED SUBSIDIARY OF CHRISTIE DIGITAL SERVICES, INC.

NOTES TO FINANCIAL STATEMENTS

MARCH 31, 2018 AND 2017

Note I

Commitments and Contingencies

Lease Obligations

The Company leases office and warehouse space under multiple operating leases. Total rental expense was $288,783 and $269,075 for the years ended March 31, 2018 and 2017, respectively, and is included in operating expenses in the accompanying statement of operations.

The following is a schedule of future minimum lease payments under operating leases:

Year Ending March 31
2019	$169,965
2020	259,431
2021	133,286
$562,682

Litigation

The Company has legal proceedings arising from the normal course of business. The Company believes that the ultimate outcome of the proceedings will not have a material adverse impact on the Company’s financial position, results of operations, or cash flows.

Note J

Income Taxes

	2018	2017
Current:
Federal	$(904,989)	$68,497
State	21,369	4,500

Total	(883,620)	72,997

Deferred:
Federal	(1,576,486)	(1,155,357)
State	(47,748)	(212,071)

Total	(1,624,234)	(1,367,428)

Income tax benefit	$(2,507,854)	$(1,294,431)

ALLURE GLOBAL SOLUTIONS, INC.

A WHOLLY OWNED SUBSIDIARY OF CHRISTIE DIGITAL SERVICES, INC.

NOTES TO FINANCIAL STATEMENTS

MARCH 31, 2018 AND 2017

Note J

Income Taxes (Continued)

For the year ended March 31, 2018 and 2017, the Company’s effective income tax rate varied from the statutory federal income rate principally due to research and development credits and certain expenses permanently non-deductible for tax purposes.

The approximate tax effects of cumulative temporary differences that give rise to deferred income tax assets (liabilities) at March 31, 2018 and 2017, are as follows:

	2018	2017
Allowance for doubtful accounts	$134,333	$70,068
Allowance for slow-moving and obsolete inventory	37,801	45,828
Property and equipment	(63,817)	(189,566)
Net operating loss	93,760	6,691
Accrued compensation	407,500	324,002
Accrued expenses	17,884	31,271
Intangible assets	(1,939,617)	(3,284,510)
Research and development tax credits	401,940	431,067
Other	17,421	48,120
Valuation allowance	(233,283)	(233,283)
Net deferred tax liability	$(1,126,078)	$(2,750,312)

At March 31, 2018 and 2017, the Company had research and development tax credits of $401,940 and $431,067 that expire in years beginning in 2019. As of March 31, 2018 and 2017, the Company recorded a $233,283 valuation allowance, respectively, due to the likelihood that the Company would not generate sufficient taxable income in the State of Georgia to fully utilize the unused tax credits.

Note K

Common Stock

The Company has 1,000,000 shares of $.001 par value common stock authorized, with one share issued and outstanding as of March 31, 2018 and 2017. The Company had 50,000,000 shares of $.001 par value preferred stock authorized, with no shares issued or outstanding as of March 31, 2017.

ALLURE GLOBAL SOLUTIONS, INC.

A WHOLLY OWNED SUBSIDIARY OF CHRISTIE DIGITAL SERVICES, INC.

NOTES TO FINANCIAL STATEMENTS

MARCH 31, 2018 AND 2017

Note L

Related Party Transactions

The Company’s parent company provides information technology, engineering and project management, and other services to the Company from time-to-time. The Company has entered into a revolving loan agreement with its parent company (See note F).

Note M

Major Customers and Suppliers

For the year ended March 31, 2018, revenues from customers representing greater than 10% of total revenues included two customers with revenues aggregating approximately $5,187,000, or 55% of net revenues. Accounts receivable outstanding for the two customers totaled approximately $1,911,216, or 73% of net accounts receivable as of March 31, 2018.

For the year ended March 31, 2017, revenues from customers representing greater than 10% of total revenues included three customers with revenues aggregating approximately $6,719,000, or 62% of net revenues. Accounts receivable outstanding for the four customers totaled approximately $1,751,441, or 82% of net accounts receivable as of March 31, 2017.

For the year ended March 31, 2018, purchases from suppliers representing greater than 10% of total purchases included one supplier with purchases aggregating approximately $1,777,000, or 28% of total purchases. Accounts payable due to these suppliers totaled approximately $122,600, or 28% of accounts payable as of March 31, 2018.

For the year ended March 31, 2017, purchases from suppliers representing greater than 10% of total purchases included three suppliers with purchases aggregating approximately $1,222,000, or 40% of total purchases. Accounts payable due to these suppliers totaled approximately $55,900, or 24% of accounts payable as of March 31, 2017.

Note N

Subsequent Events

On May 30, 2018, the Company entered into a non-binding letter of intent to sell the outstanding stock of the Company. The transaction is contingent on various terms and conditions and is expected to close during the third quarter of calendar year 2018.

Subsequent events have been evaluated through September 17, 2018, the date which the financial statements were available to be issued.

ALLURE GLOBAL SOLUTIONS, INC.

A WHOLLY OWNED SUBSIDIARY OF CHRISTIE DIGITAL SERVICES, INC.

FINANCIAL STATEMENTS

JUNE 30, 2018

ALLURE GLOBAL SOLUTIONS, INC.

Advisory Assurance Tax Private Client

INDEPENDENT AUDITOR’S REVIEW REPORT

To the Board of Directors of

Allure Global Solutions, Inc.

We have reviewed the accompanying interim financial statements of Allure Global Solutions, Inc., a wholly owned subsidiary of Christie Digital Services, Inc. which comprise the balance sheets as of June 30, 2018, the related statements of operations, changes in stockholder’s equity, and cash flows for the three month period then ended, and the related notes to the interim financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of the interim financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control sufficient to provide a reasonable basis for the preparation and fair presentation of interim financial statements in accordance with accounting principles generally accepted in the United States of America.

Auditor’s Responsibility

Our responsibility is to conduct our review in accordance with auditing standards generally accepted in the United States of America applicable to reviews of interim financial statements. A review of interim financial statements consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with auditing standards generally accepted in the United States of America, the objective of which is the expression of an opinion regarding the financial statements as a whole. Accordingly, we do not express such an opinion.

Conclusion

Based on our review, we are not aware of any material modifications that should be made to the accompanying interim financial statements in order for them to be in accordance with accounting principles generally accepted in the United States of America.

Atlanta, Georgia

September 17, 2018

Aprio, LLP        Five Concourse Parkway, Suite 1000, Atlanta, Georgia 30328         404.892.9651                         Aprio.com

Independently Owned and Operated Member of Morison KSi

ALLURE GLOBAL SOLUTIONS, INC.

A WHOLLY OWNED SUBSIDIARY OF CHRISTIE DIGITAL SERVICES, INC.

BALANCE SHEET

JUNE 30, 2018

ASSETS

Current assets
Cash and equivalents	$11,945
Accounts receivable - net	3,491,603
Due from affiliate	1,288,428
Inventories - net	322,549
Prepaid expenses	66,465
Total current assets	5,180,990
Property and equipment - net	103,941
Other assets
Capitalized software development costs, net of accumulated amortization of $1,151,596	1,958,208
Deferred income taxes	1,110,639
Goodwill and other intangible assets	8,597,652
Security deposits	7,308
11,673,807
$16,958,738

LIABILITIES AND STOCKHOLDER’S EQUITY

Current liabilities
Due to affiliate	$3,750,000
Accounts payable and accrued expenses	3,014,108
Deferred revenue	2,620,061
Total current liabilities	9,384,169

Long-term liabilities
Deferred income taxes, noncurrent	2,236,716

Commitment and Contingencies
Stockholder’s equity
Common stock	-
Additional paid-in capital	18,204,930
Accumulated deficit	(12,867,076)
5,337,853
$16,958,738

See independent auditor’s review report and accompanying notes

ALLURE GLOBAL SOLUTIONS, INC.

A WHOLLY OWNED SUBSIDIARY OF CHRISTIE DIGITAL SERVICES, INC.

STATEMENT OF OPERATIONS

FOR THE THREE MONTH PERIOD ENDED JUNE 30, 2018

Net revenues	$2,371,406
Costs and expenses:
Direct costs of sales	1,925,058
Operating expenses	806,959
Depreciation and amortization	369,300
3,101,317
Operating loss	(729,911)

Interest expense	(27,769)

Loss before income taxes	(757,680)

Income tax benefit	205,913

Net loss	$(551,767)

See independent auditor’s review report and accompanying notes

ALLURE GLOBAL SOLUTIONS, INC.

A WHOLLY OWNED SUBSIDIARY OF CHRISTIE DIGITAL SERVICES, INC.

STATEMENT OF CHANGES IN STOCKHOLDER’S EQUITY

FOR THE THREE MONTH PERIOD ENDED JUNE 30,

	Shares	Common Stock	Additional Paid-In Capital	Accumulated Deficit	Total Stockholder’s Equity
Balance at March 31, 2018	1	$-	$18,204,930	$(12,315,310)	$5,889,620
Net loss	-	-	-	(551,767)	(551,767)
Balance at June 30, 2018	1	$-	$18,204,930	$(12,867,077)	$5,337,853

See independent auditor’s review report and accompanying notes

ALLURE GLOBAL SOLUTIONS, INC.

A WHOLLY OWNED SUBSIDIARY OF CHRISTIE DIGITAL SERVICES, INC.

STATEMENT OF CASH FLOWS

FOR THE THREE MONTH PERIOD ENDED JUNE 30, 2018

Cash flows from operating activities
Net loss	$(551,767)
Adjustments to reconcile net cash by operating activities:
Depreciation and amortization	417,005
Change in allowance for doubtful accounts	(292,085)
Change in operating assets and liabilities:
Accounts receivable	(484,439)
Due from affiliate	(205,913)
Inventories	29,388
Prepaid expenses	2,650
Accounts payable and accrued expenses	(91,241)
Deferred revenue	854,738

Net cash used by operating activities	(321,664)

Cash flows from investing activities
Capitalization of software development costs	(157,407)
Purchases of property and equipment	(1,658)
Net cash used by investing activities	(159,065)

Cash flows from financing activities
Proceeds from due to affiliate	450,000
Decrease in cash and cash equivalents	(30,729)
Cash and cash equivalents, beginning of year	42,674
Cash and cash equivalents, end of year	$11,945

See independent auditor’s review report and accompanying notes

ALLURE GLOBAL SOLUTIONS, INC.

A WHOLLY OWNED SUBSIDIARY OF CHRISTIE DIGITAL SERVICES, INC.

NOTES TO FINANCIAL STATEMENTS

JUNE 30, 2018

Note A

Summary of Significant Accounting Policies

Nature of Operations:

Allure Global Solutions, Inc., (the “Company”) is a global leader in helping experience-driven companies connect and engage consumers by activating brands, environments, and experiences digitally. Allure’s visual communication and retail transaction solutions connect businesses, brands, and products with their consumers at points of influence and purchase, in a variety of environments. Leveraging dynamic digital signage integrations to drive new revenue streams and create differentiated brand experiences, the company’s suite of intelligent solutions integrate advanced analytics, exceptional creative, software, and hardware with business applications to deliver engaging data-driven experiences, activate brands, and achieve desired business outcomes. The Atlanta-based Company’s software currently manages approximately 3,000 installations and 18,500 devices in 13 countries around the world. The Company provides product and service offerings specifically tailored for restaurants and bars, theatres, theme parks, convenience stores, stadiums and arenas, as well as other high traffic retail spaces. The Company’s vision is provide end-to-end planning, management, and support for innovative consumer engagement solutions such as digital menu boards, merchandisers, video walls and more. The Company is a wholly-owned subsidiary of Christie Digital Systems, Inc.

Basis of Presentation:

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (GAAP).

Estimates:

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Concentrations of Credit Risk:

The Company grants credit to its customers during the normal course of business. The Company performs ongoing credit evaluations of its customers’ financial condition and generally requires no collateral from its customers.

ALLURE GLOBAL SOLUTIONS, INC.

A WHOLLY OWNED SUBSIDIARY OF CHRISTIE DIGITAL SERVICES, INC.

NOTES TO FINANCIAL STATEMENTS

JUNE 30, 2018

Note A

Summary of Significant Accounting Policies (Continued)

The Company maintains cash balances in financial institutions, which may at times exceed the amount insured by the Federal Deposit Insurance Corporation. Management continually monitors the soundness of these institutions and does not believe the Company is exposed to any significant credit risk related to cash and equivalents.

Cash and Cash Equivalents:

The Company considers cash on hand and deposits in banks as cash and equivalents for purposes of the statement of cash flows.

Accounts Receivable - Net:

Accounts receivable are generally due under normal trade terms requiring payment within 30 days from the invoice date. Unpaid accounts receivable do not bear interest and accounts receivable are stated at the amount billed to the customer. Customer account balances with invoices over 90 days old are considered delinquent.

Bad debts are provided using the allowance for doubtful accounts method based on historical experience and management’s evaluation of outstanding accounts receivable at the end of the year. The allowance for doubtful accounts totaled approximately $243,915 as of June 30, 2018.

Revenue Recognition:

The Company requires that four basic criteria be met before revenue can be recognized for all transactions: (i) persuasive evidence of an arrangement exists; (ii) the price is fixed or determinable; (iii) collectability is reasonably assured; and (iv) product delivery has occurred.

The Company earns revenue from the sale of equipment, installation of equipment, consulting services related to the development of content, software licenses, and support and maintenance of software including technical customer support and bug fixes.

ALLURE GLOBAL SOLUTIONS, INC.

A WHOLLY OWNED SUBSIDIARY OF CHRISTIE DIGITAL SERVICES, INC.

NOTES TO FINANCIAL STATEMENTS

JUNE 30, 2018

Note A

Summary of Significant Accounting Policies (Continued)

Most of the Company’s contracts are multiple element arrangements. For such arrangements, each element should be accounted for separately over its respective service period, provided that there is vendor-specific objective evidence (VSOE) of fair value for the separate elements. The Company has established VSOE on the sale of equipment, the consulting services related to content development and the installation of the equipment. The Company recognizes revenue on the sale and installation of equipment when the installation is complete, and recognizes revenue on the content creation when the content is turned over to the customer. Within the licensing of software, revenue is primarily from (a) perpetual software licenses installed at customer premises which is controlled by a cloud-based software and (b) cloud based services license, which allows customers to upload new content to the on- premise installed solution and provides real time analytical data that the customer can leverage to optimize profitability. The perpetual software license is recognized over the estimated life of the customer. Cloud services are billed as a time-based license and the Company recognizes revenue from the cloud services over the contractual license period. The Company recognizes support and maintenance on a straight line basis over the contractual service period. Revenue is reported net of sales tax.

Deferred revenue consists of amounts billed to, or payments received from customers for software licenses, equipment, services and maintenance that have not met the criteria for revenue recognition.

Inventories:

Inventories consist principally of purchased materials and are recorded at the lower of cost or net realizable value. Inventory is valued using average costing method. The Company assesses slow- moving inventory based on management’s analysis of inventory levels and future marketability. As of June 30, 2018, the allowance for slow-moving and obsolete inventory totaled $150,830.

Property and Equipment:

Property and equipment are recorded at cost. When assets are retired or otherwise disposed of, the related cost and accumulated depreciation or amortization is removed from the accounts, and any resulting gain or loss is reflected in the statement of income. Depreciation and amortization are computed using the straight-line method over their estimated useful lives as follows:

Autos	5 years
Office furniture	5 - 7 years
Computer hardware	5 years
Leasehold improvements	3 years
Computer software	3 years

ALLURE GLOBAL SOLUTIONS, INC.

A WHOLLY OWNED SUBSIDIARY OF CHRISTIE DIGITAL SERVICES, INC.

NOTES TO FINANCIAL STATEMENTS

JUNE 30, 2018

Note A

Summary of Significant Accounting Policies (Continued)

Impairment of Long-Lived Assets:

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the assets to their fair value, which is normally determined through analysis of the future net cash flows expected to be generated by the assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount that the carrying amount of the assets exceeds the fair value of the assets. During the three month period ended June 30, 2018, no impairment charges were recorded by the Company.

Intangible Assets:

Intangible assets consist of backlog, customer relationships, technology and trademarks and tradenames. Amortization is computed using the straight-line method. Backlog is amortized over 1 year. Customer relationships are amortized over 10 years. Technology is amortized over 7 years. Trademarks and tradenames are amortized over 10 years.

Capitalized Software Development Costs:

Software development costs are expensed as incurred until technological feasibility of the product is established. Development costs incurred subsequent to establishing technological feasibility are capitalized and are amortized on a straight-line basis over the estimated economic life of the product. Capitalization of computer software costs ceases and amortization begins when the product is available for general release to customers.

Goodwill:

Goodwill is accounted for in accordance with FASB ASC 350, “Intangibles—Goodwill and Other” (“FASB ASC 350”), which requires goodwill and certain intangible assets be reviewed for impairment annually. Under FASB ASC 350, goodwill impairment occurs if the net book value of a reporting unit exceeds its estimated fair value. No impairment loss was recognized for the three month period ended June 30, 2018.

Advertising and Marketing Costs:

Advertising and marketing costs are expensed when incurred and are included as a part of operating expenses in the accompanying statement of operations. These costs totaled approximately $133,232 for the three month period ended June 30, 2018.

ALLURE GLOBAL SOLUTIONS, INC.

A WHOLLY OWNED SUBSIDIARY OF CHRISTIE DIGITAL SERVICES, INC.

NOTES TO FINANCIAL STATEMENTS

JUNE 30, 2018

Note A

Summary of Significant Accounting Policies (Continued)

Income Taxes:

The Company recognizes deferred income taxes to reflect the tax consequences of temporary differences between the assets and liabilities recognized for financial reporting purposes and such amounts recognized for tax purposes. A valuation allowance is provided, if necessary, to reduce deferred tax assets to a level, which more likely than not, will be realized.

Research and Development:

Expenditures related to the development of new products and processes are expensed as incurred. Research and development expenses were $79,051 for the three months ended June 30, 2018.

Note B

Accounts Receivable - Net

Accounts receivable consisted of the following at June 30, 2018:

Trade accounts receivable	$3,734,509
Employee advances	1,009
Less allowance for doubtful accounts	(243,915)
$3,491,603

Note C

Property and Equipment - Net

Property and equipment- net consisted of the following at June 30, 2018:

Automobiles	$134,028
Computer hardware	525,576
Computer software	106,117
Office furniture	148,401
Leasehold improvements	10,148
924,270
Less accumulated depreciation and amortization	(820,329)
$103,941

Depreciation expense on property and equipment was $14,300 for the three month period ended June 30, 2018, and is included in depreciation and amortization in the accompanying statement of income.

ALLURE GLOBAL SOLUTIONS, INC.

A WHOLLY OWNED SUBSIDIARY OF CHRISTIE DIGITAL SERVICES, INC.

NOTES TO FINANCIAL STATEMENTS

JUNE 30, 2018

Note D

Capitalized Software Development Costs

In 2014, the Company initiated a project to provide major enhancements to its primary digital signage content management software solution. The Company established technological feasibility in October 2014, and subsequently capitalized $182,204 related to development costs. In accordance with the Christie acquisition in 2015 (Note E), the Company recorded the project at fair market value of $109,494. The project was ready for general release to customers in October 2015, at which point capitalization of development costs ceased, and amortization of the capitalized software development costs began. Amortization expense related to this project was $9,110 for the three month period ended ended June 30, 2018, and is included in direct costs of sales in the accompanying statement of operations.

In 2015, the Company initiated a project to re-write its content management software solution to, among other things, allow content to be driven by a rules engine. The Company established technological feasibility in January 2015, and subsequently capitalized $605,570 related to development costs. In accordance with the Christie acquisition in 2015 (Note E), the Company recorded the project at fair market value of $605,570. The project was ready for general release to customers in January 2016, at which point capitalization of development costs ceased, and amortization of the capitalized software development costs began. Amortization expense related to this project was $30,278 for the three month period ended June 30, 2018, and is included in direct costs of sales in the accompanying statement of operations.

In 2016, the Company initiated a project to provide major enhancements, including operating system agnosticism and improved self-service functionality to its primary content management software solution. The Company established technological feasibility in January 2016, and capitalized $1,578,710 related to development costs through June 30, 2018, including $796,276 and $439,677 in the years ended June 30, 2018 and 2017, respectively. As of June 30, 2018 and 2017, the project was not ready for general release to customers. Accordingly, no amortization expense related to this project was recorded for the years ended June 30, 2018 and 2017.

Note E

Goodwill and Intangible Assets

On November 5, 2015, the Company was acquired by Christie Digital Systems, Inc. for total purchase consideration of $18,205,000. The purchase consideration for the acquisition was allocated to the tangible and intangible assets acquired and liabilities assumed based on their fair values. The resulting intangible assets consist of goodwill, backlog, customer relationships, technology, trademarks and tradenames.

ALLURE GLOBAL SOLUTIONS, INC.

A WHOLLY OWNED SUBSIDIARY OF CHRISTIE DIGITAL SERVICES, INC.

NOTES TO FINANCIAL STATEMENTS

JUNE 30, 2018

Note E

Goodwill and Intangible Assets (Continued)

Goodwill of $7,207,755 has been assessed annually for impairment. Impairment charges for the three month period ended June 30, 2018, were $0. Total impairment charges recognized through June 30, 2018, totaled $6,162,881.

The intangible assets, other than goodwill, which total $12,800,000 are being amortized over periods ranging from one to ten years. Accumulated amortization of these intangible assets at June 30, 2018, was $5,247,222.

Amortization expense for the three month period ended was $355,000 and is included in depreciation and amortization in the accompanying statement of operations.

Intangible assets at June 30, 2018, were as follows:

	Backlog	Customer Relationships	Technology	Trademarks and Tradenames	Goodwill	Total
April 1, 2017	$-	$3,305,555	$3,688,889	$913,333	$1,044,874	$8,952,651

Impairment	-	-	-	-	-	-
Amortization	-	(125,000)	(200,000)	(30,000)	-	(355,000)
June 30, 2018	$-	$3,180,555	$3,488,889	$883,333	$1,044,874	$8,597,651

Estimated future amortization expense is as follow:

Year Ending June 30	Amount
2019	$1,420,000
2020	1,420,000
2021	1,420,000
2022	1,420,000
2023	908,889
Thereafter	963,888
$7,552,777

ALLURE GLOBAL SOLUTIONS, INC.

A WHOLLY OWNED SUBSIDIARY OF CHRISTIE DIGITAL SERVICES, INC.

NOTES TO FINANCIAL STATEMENTS

JUNE 30, 2018

Note F

Due to Affiliate

The Company has a revolving loan agreement with it’s parent company that provides for a maximum borrowing amount of $4,000,000, and that bears interest at a rate per annum equal to the rate announced by Bank of Tokyo-Mitsubishi UFJ, Ltd. at its prime rate, plus 50 basis points. The initial term for this facility was March 31, 2017, and the term automatically extends until the next anniversary date unless the lender gives written notice of it’s intention not to renew. All principal, interest, and other amounts payable under this agreement are payable on demand by lender. As of June 30, 2018, the outstanding balance was $3,750,000. As of June 30, 2018, outstanding accrued interest payable was $69,039.

Note G

Accounts Payable and Accrued Expenses

Accounts payable and accrued expenses consisted of the following at June 30, 2018:

Accounts payable	$371,907
Accrued expenses:
Bonuses	1,738,099
Commissions	26,639
Deferred rent	66,178
Due to parent company	691,141
Interest	69,039
Miscellaneous	37,359
Professional fees	6,407
Sales taxes	7,339
$3,014,108

Note H

Deferred Revenue

Deferred revenue consisted of the following at June 30, 2018:

Customer deposits	$1,860,148
Deferred revenue - maintenance and support	759,913
$2,620,061

ALLURE GLOBAL SOLUTIONS, INC.

A WHOLLY OWNED SUBSIDIARY OF CHRISTIE DIGITAL SERVICES, INC.

NOTES TO FINANCIAL STATEMENTS

JUNE 30, 2018

Note I

Commitments and Contingencies

Lease Obligations:

The Company leases office and warehouse space under multiple operating leases. Total rental expense was $68,437 for the three month period ended June 30, 2018, and is included in operating expenses in the accompanying statement of operations.

The following is a schedule of future minimum lease payments under operating leases:

Year Ending June 31
2019	$255,058
2020	261,365
2021	66,969
$583,392

Litigation:

The Company has legal proceedings arising from the normal course of business. The Company believes that the ultimate outcome of the proceedings will not have a material adverse impact on the Company’s financial position, results of operations, or cash flows.

Note J

Income Taxes

The Company’s effective income tax rate differs from the U.S. statutory rate principally due to state taxes, Federal research and development tax credits, jurisdictions with pretax losses for which no tax benefit can be recognized,and changes in the valuation allowance. For the three-month period ended June 30, 2018, the Company recorded a tax benefit of $205,913 for income taxes, respectively. The effective income tax rates for the Company for the three-month periods ended June 30, 2018, is 15.3%.

The Company continues to evaluate the realizability of its deferred tax assets and liabilities on a quarterly basis and will adjust such amounts in light of changing facts and circumstances including, but not limited to, future projections of taxable income, tax legislation, rulings by relevant tax authorities, the progress of ongoing tax audits and the regulatory approval of products currently under development. Any changes to the valuation allowance or deferred tax assets and liabilities in the future would impact the Company’s income taxes.

ALLURE GLOBAL SOLUTIONS, INC.

A WHOLLY OWNED SUBSIDIARY OF CHRISTIE DIGITAL SERVICES, INC.

NOTES TO FINANCIAL STATEMENTS

JUNE 30, 2018

Note J

Income Taxes (Continued)

The Tax Cuts and Jobs Act of 2017 (the “Act”) was enacted on December 22, 2017. The Act reduces the U.S. federal corporate tax rate from 35% to 21% effective for tax years beginning after December 31, 2017, requires companies to pay a one-time transition tax on earnings of certain foreign subsidiaries that were previously deferred and includes a variety of other changes.

Note K

Common Stock

The Company has 1,000,000 shares of $.001 par value common stock authorized, with one share issued and outstanding as of June 30, 2018. The Company has no preferred stock authorized, issued or outstanding as of June 30, 2018.

Note L

Related Party Transactions

The Company’s parent company provides information technology, engineering and project management, and other services to the Company from time-to-time. The Company has entered into a revolving loan agreement with its parent company.

Note M

Major Customers and Suppliers

For the three month period ended June 30, 2018, revenues from customers representing greater than 10% of total revenues included three customers with revenues aggregating approximately $1,323,000, or 56% of net revenues. Accounts receivable outstanding for the three customers totaled approximately

$1,978,000, or 53% of net accounts receivable as of June 30, 2018.

For the three month period ended June 30, 2018, purchases from suppliers representing greater than 10% of total purchases included three suppliers with purchases aggregating approximately $1,182,300, or 69% of total purchases. Accounts payable due to these suppliers totaled approximately $74,600, or 28% of accounts payable as of June 30, 2018.

Note N

Subsequent Events

On May 30, 2018, the Company entered into a non-binding letter of intent to the outstanding stock of the Company. The transaction is contingent on various terms and conditions and is expected to close during the third quarter of 2018.

Subsequent events have been evaluated through September 17, 2018, the date which the financial statements were available to be issued.

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

On September 20, 2018, Creative Realities, Inc. (“Creative Realities” or the “Company”), announced the execution of a Stock Purchase Agreement which anticipates the acquisition of Allure Global Solutions, Inc. (“Allure”).  The acquisition of Allure is expected to close in October 2018 and is referred to as the “Transaction.”

The following unaudited pro forma condensed combined financial statements are based on the Creative Realities historical consolidated financial statements and Allure’s historical financial statements as adjusted to give effect to the announced acquisition of Allure which is anticipated to close in October 2018 and those “Recent Capitalization Events” as outlined in the Prospectus Summary, including the stock split, conversion of Preferred Stock, and conversion of Convertible Notes.

The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2018 give effect to the acquisition of Allure as if it had occurred on January 1, 2016 and combine the historical statement of operations for the six months ended June 30, 2018 for both Creative Realities and Allure.

The unaudited pro forma condensed combined statements of operations for the twelve months ended December 31, 2017 give effect to the acquisition of Allure as if it had occurred on January 1, 2016 and combine the Creative Realities historical statement of operations for the twelve months ended December 31, 2017 and the Allure historical statement of operations for the twelve months ended March 31, 2018, representing the fiscal year end date for Allure.

The unaudited pro forma condensed combined balance sheet as of June 30, 2018 gives effect to the acquisition of Allure as if it had occurred on June 30, 2018 and include adjustments that give effect to factually supportable events that are directly attributable to the Transaction.

The Notes to the unaudited pro forma combined financial information describe the pro forma amounts and adjustments presented.  The unaudited pro forma combined financial information should be read in conjunction with the accompanying Notes.

The unaudited pro forma combined financial information are primarily based on and should be read in conjunction with the Company’s historical consolidated financial statements and accompanying notes included in the Company’s periodic reports previously filed with the Securities and Exchange Commission, along with the historical financial statements and accompanying notes for Allure included in our Registration Statement filed on Form S-1/A. The unaudited pro forma combined financial information may not necessarily reflect the financial position or results of operations which would have been obtained if these transactions had been consummated on the dates indicated in the unaudited pro forma combined financial information.

The pro forma adjustments reflecting the completion of the Transaction are based upon the acquisition method of accounting in accordance with United States Generally Accepted Accounting Principles (“U.S. GAAP”) and upon the assumptions set forth in the Notes included in this section.  The pro forma adjustments related to the allocation of purchase price within the unaudited pro forma combined balance sheet are preliminary and subject to change and are based on the estimated fair value of the identifiable assets acquired and liabilities assumed with the excess purchase price allocated to goodwill.  The final purchase price allocation will be completed no later than one year after the date of completion of the Transaction.

The unaudited pro forma combined financial information is presented for informational purposes only and do not reflect future events that may occur after the Transaction, or any operating efficiencies or inefficiencies that may result from the Transaction.  Therefore, the unaudited pro forma combined financial information is not necessarily indicative of results that would have been achieved had the businesses been combined during the period presented or the results that the Company will experience after the Transaction.  In addition, the preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions.  These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  These estimates and assumptions are preliminary and have been made solely for purposes of developing this unaudited pro forma combined financial information. Actual results could differ, perhaps materially, from these estimates and assumptions.

CREATIVE REALITIES, INC.

UNAUDITED PRO FORMA COMBINED BALANCE SHEETS

As of June 30, 2018

(In thousands)

	Creative Realities, Inc.	Allure Global Solutions, Inc.	Pro Forma Adjustments	Notes	Pro Forma as Adjusted
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$5,461	$12	$4,436	(a)	$9,909
Accounts receivable, net	4,760	3,492	-		8,252
Unbilled receivables	312	-	-		312
Due from affiliate	-	1,288	(1,288)	(b)	-
Work-in-process and inventories	462	323	-		785
Prepaid expenses and other current assets	1,320	66	(30)	(a)	1,356

TOTAL CURRENT ASSETS	12,315	5,181	3,118		20,614

Long-term receivables	900	-	-		900
Property and equipment, net	1,154	104	1,958	(c), (d)	3,216
Capitalized software development costs	-	1,958	(1,958)	(c), (d)	-
Intangibles, net	411	-	-	(f)	411
Goodwill and other intangible assets	14,989	-	13,310	(e)	28,299
Goodwill and other intangible assets		8,598	(8,598)	(e), (f)	-
Deferred income taxes	-	1,111	(1,111)	(n), (o)	-
Other assets	122	-	7	(c)	129
Security deposits		7	(7)	(c)	-
TOTAL ASSETS	$29,891	$16,959	$6,719		$53,569

CREATIVE REALITIES, INC.

UNAUDITED PRO FORMA COMBINED BALANCE SHEETS

As of June 30, 2018

(In thousands)

	Creative Realities, Inc.	Allure Global Solutions, Inc.	Pro Forma Adjustments	Notes	Pro Forma as Adjusted
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Short-term related party loans payable, net	1,551	-	(1,144)	(a)	407
Due to affiliate	-	3,750	(3,750)	(g)	-
Accounts payable and accrued expenses		3,014	(3,014)	(c)
Accounts payable	2,083	-	372	(c)	2,455
Accrued expenses	3,519	-	2,642	(c)	4,912
			(850)	(h)
			(399)	(q)
Deferred revenue	9,444	2,620	(1,860)	(c)	10,204
Customer deposits	1,152	-	1,860	(c)	3,012
Other current liabilities	75	-	-		75

TOTAL CURRENT LIABILITIES	17,824	9,384	(6,143)		21,065

LONG-TERM LIABILITIES:
Long-term related party loans payable, net	6,361	-	(4,378)	(q)	1,983
Long-term loans payable, net	-	-	900	(g)	900
Earn-out liability	-	-	2,000	(j)	2,000
Warrant liability	650	-	-		650
Deferred tax liabilities	472	2,237	(1,017)	(o)	1,692
Other long-term liabilities	169	-	-		169

TOTAL LONG-TERM LIABILITIES	7,652	2,237	(2,495)		7,394
TOTAL LIABILITIES	25,476	11,621	(8,638)		28,459

COMMITMENTS AND CONTINGENCIES:
Convertible preferred stock, net of discount (liquidation preference of $5,535)	1,802	-	(1,802)	(p)	-

STOCKHOLDERS’ EQUITY:
Common stock, $.01 par value, 200,000 shares authorized; 2,796 shares issued and outstanding actual, 6,260 shares issued and outstanding pro forma as adjusted	28	-	17	(a)	63
			9	(p)
			9	(q)
Additional paid-in capital	31,666	18,205	(18,205)	(i)	54,128
			5,533	(a)
			(1,288)	(b)
			4,712	(e), (f)
			2,850	(g)
			850	(h)
			(2,000)	(j)
			5,338	(l)
			(94)	(n)
			1,793	(p)
			4,768	(q)
Accumulated deficit	(29,081)	(12,867)	12,867	(i)	(29,081)
TOTAL STOCKHOLDERS’ EQUITY	2,613	5,338	17,159		25,110
TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$29,891	$16,959	$6,719		$53,569

See notes to unaudited pro forma consolidated financial information

CREATIVE REALITIES, INC.

UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS

For the Six Months Ended June 30, 2018

(In thousands, except per share data)

	Creative Realities, Inc.		Allure Global Solutions, Inc.	Pro Forma Adjustments	Notes	Pro Forma as Adjusted
Net revenues	$		$4,740	$(4,740)	(c), (m)	$-
Sales - Hardware		4,070		1,927	(c)	5,997
Sales - Services and Other		7,175		2,813	(c)	9,988
Direct costs of sales			4,089	(4,089)	(c)	-
Cost of Sales - Hardware		2,944		1,983	(c)	4,927
Cost of Sales - Services and Other		3,702		1,651	(c)	5,353
Gross profit		4,599	651	455		5,705
Operating Expenses:
Operating expenses			2,394	(2,394)	(c)	-
Sales and marketing expenses		1,041		918	(c)	1,959
Research and development expenses		618		221	(c)	839
General and administrative expenses		3,641		1,615	(c)	5,115
				(141)	(h)
Depreciation and amortization expense		651	746	95	(c)	1,492
				(710)	(f)
Lease termination expense		474		-		474

Total operating expenses		6,425	3,140	(396)		9,169
Operating income (loss)		(1,826)	(2,489)	851		(3,464)
Other income (expenses):
Interest expense		(1,326)	(47)	30	(g)	(1,433)
				(90)	(r)
Change in fair value of warrant liability		208		-		208
Gain on settlement of obligations		39		-		39
Other income (expense), net		(1)		-		(1)
Net income (loss) before income taxes		(2,906)	(2,536)	791		(4,651)
Benefit/(provision) from income taxes		56	1,821	550	(k)	1,862
				(565)	(b)
Net loss		$(2,850)	$(715)	$776		$(2,789)

Dividends on preferred stock		(240)				(240)
Net loss attributable to common shareholders		(3,090)				(3,029)

Basic loss per common share		(1.03)				(0.66)
Diluted loss per common share		(1.03)				(0.66)

Weighted average shares outstanding - basic		2,758		1,444	(a)	4,203
Weighted average shares outstanding - diluted		2,758		1,444	(a)	4,203

CREATIVE REALITIES, INC.

UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Creative Realities, Inc. For the twelve months ended December 31, 2017	Allure Global Solutions, Inc. For the twelve months ended March 31, 2018	Pro Forma Adjustments	Notes	Pro Forma as Adjusted
Net revenues	$-	$9,449	$(9,449)	(c), (m)	$-
Sales - Hardware	5,412	-	3,748	(c)	9,160
Sales - Services and Other	12,286	-	5,701	(c)	17,987
Direct costs of sales	-	7,377	(7,377)	(c)	-
Cost of Sales - Hardware	4,434	-	4,104	(c)	8,538
Cost of Sales - Services and Other	5,875	-	2,285	(c)	8,160
Gross profit	7,389	2,072	988		10,449
Operating Expenses:
Operating expenses	-	5,744	(5,744)	(c)	-
Sales and marketing expenses	2,078	-	2,012	(c)	4,090
Research and development expenses	991	-	564	(c)	1,555
General and administrative expenses	6,944	-	3,965	(c)	10,628
			(281)	(h)
Depreciation and amortization expense	1,505	1,488	191	(c)	1,764
			(1,420)	(f)
ConeXus acquisition stock issuance expense	1,971	-	-		1,971
Total operating expenses	13,489	7,232	(713)		20,008
Operating income (loss)	(6,100)	(5,160)	1,701		(9,559)
Other income (expenses):
Interest expense	(1,610)	(41)	27	(g)	(1,624)
Change in fair value of warrant liability	(153)		-		(153)
Gain on settlement of obligations	872		-		872
Other income (expense), net	2		-		2
Net income (loss) before income taxes	(6,989)	(5,201)	1,728		(10,462)
Benefit/(provision) from income taxes	39	2,507	(1,568)	(k)	137
			4	(b)
			94	(n)
			(939)	(b)
Net loss	$(6,950)	$(2,694)	$(681)		$(10,325)

Dividends on preferred stock	(246)				(246)
Net loss attributable to common shareholders	(7,196)				(10,571)

Basic loss per common share	(2.86)				(2.67)
Diluted loss per common share	(2.86)				(2.67)

Weighted average shares outstanding - basic	2,426		1,445	(a)	3,871
Weighted average shares outstanding - diluted	2,426		1,445	(a)	3,871

CREATIVE REALITIES, INC.

NOTES TO UNAUDITED PRO FORMA COMBINED

FINANCIAL INFORMATION

NOTE 1 – BASIS OF PRESENTATION

The accompanying unaudited pro forma combined financial information is presented on a basis consistent with the Company’s historical consolidated financial statements and is comprised of the following:

●	The unaudited pro forma combined balance sheet combines the Company’s unaudited consolidated balance sheet and Allure’s unaudited consolidated balance sheet as of June 30, 2018.

●	The unaudited pro forma combined statements of operations for the year ended December 31, 2017 combines the Company’s audited consolidated statement of operations for the year ended December 31, 2017 and Allure’s audited statement of operations for the year ended March 31, 2018.

●	The unaudited pro forma combined statements of operations for the six months ended June 30, 2018 combines the Company’s unaudited consolidated statement of operations with Allure’s unaudited consolidated statement of operations for the six month period ended June 30, 2018.

The unaudited pro forma combined statements of operations do not reflect any anticipated cost savings or any related non-recurring costs to achieve those cost savings.  The unaudited pro forma combined statements of operations do not claim to represent our actual results of operations that would have occurred if the Transaction had taken place on the dates specified, nor are they indicative of the results of operations that may be achieved in the future.

NOTE 2 – PURCHASE PRICE ALLOCATION

The purchase price summary and purchase price allocations are preliminary, subject to change and based on Allure’s assets and liabilities as of June 30, 2018.  Final purchase price and purchase price allocations will be based on the fair value of identifiable assets acquired and liabilities assumed in accordance with U.S. GAAP on the closing date of the Transaction. The Company expects to finalize the valuation and complete the purchase price summary and purchase price allocations as soon as practical, but no later than one year from the acquisition date.

Estimated Purchase Price Summary

For purposes of the pro forma financial information, the following table presents the components of the purchase price consideration (amounts in thousands), assuming an estimated working capital settlement of zero:

Cash consideration for stock	$6,300
Note payable with former creditor of seller	900
Management retention liability due by former seller	1,250
Earn-out on revenue target	2,000
Total consideration / purchase price	$10,450

The working capital settlement adjusts the base purchase price based on the excess or shortfall of current assets less current liabilities of the acquiree on the acquisition date versus the working capital target date of June 30, 2018.  Settlement is due 60 days after the closing date of the Transaction.

Estimated Purchase Price Allocation

The following represents the preliminary allocation of the purchase price to the acquired net tangible and intangible assets acquired and liabilities assumed of Allure and is for illustrative purposes only.

Accounts receivable	$3,491
Inventory	323
Prepaid expenses and other current assets	67
Property and equipment	2,062
Goodwill	13,310
Deferred tax assets	1,111
Other long-term assets	7
Accounts payable	(372)
Accrued expenses	(904)
Deferred revenues	(760)
Customer deposits	(1,860)
Deferred tax liabilities	(2,237)
Management retention liability	(888)
Earn-out liability	(2,000)
Note payable to seller	(900)
Total purchase price	10,450

Goodwill represents the excess of the purchase price over the fair value of tangible and intangible assets. Specifically identifiable indefinite-lived intangible assets include trade name, customer relationships and technology platform. No finite-lived intangible assets were identified.

NOTE 3 – PRO FORMA ADJUSTMENTS

The following pro forma adjustments are reflected in the accompanying unaudited pro forma combined financial information:

(a)	The principal sources and uses of cash associated with the Transaction are anticipated as follows (in thousands of US Dollars):

Increase (decrease) in Cash
Cash raised through equity offering, net	$11,850
Cash consideration paid for stock	(6,300)
Pro forma adjustment	$5,550

The Transaction is being funded through the sale of shares of our common stock in our anticipated public offering as described in our registration statement on Form S-1 in which these unaudited pro forma financial statements are included as an exhibit. We anticipate raising $13,000 in gross proceeds or $11,850 net of offering expenses. $30 of the $1,150 anticipated offering expenses were recorded in other current assets as of June 30, 2018 and have been reclassified. We anticipate use of $6,300 in cash consideration due at closing, assuming an estimated working capital settlement of zero, as outlined in the Stock Purchase Agreement. We anticipate using proceeds for repayment of our senior secured credit facility down to a maximum balance of $4,000 (gross debt) as articulated in the “Use of Proceeds”, which represents a use of approximately $1,144 based on the outstanding balance as of October 26, 2018.

(b)	Commensurate with the Transaction, income tax receivables related to historic income tax returns filed by Allure were retained by the seller as amounts were generated as the result of the use of Allure deferred tax assets recognized as part of the seller’s consolidated income tax return. Accordingly, we have eliminated the benefit of these items from the “Benefit/(provision) from income taxes” for within the unaudited pro forma combined statements of income for both the year ended December 31, 2017 and the six months June 30, 2018. We also eliminated these amounts from the pro forma as adjusted balance sheet at June 30, 2018 and accounted for the impact on the unaudited pro forma combined statements of operations through additional paid-in capital as of June 30, 2018.

(c)	Reclassifications to Allure’s historical audited and unaudited consolidated financial statements to conform to the financial statement classification and presentation used by Creative Realities, Inc. to prepare its consolidated financial statements.

(d)	Reclassifications for financial statement presentation purposes, as the assets acquired in the Transaction primarily relate to computer, software and other related hardware for which the fair value is expected to approximate net book value given the short duration of the economic life of these asset types. Reclassified amounts include capitalized software development costs.

(e)	To derecognize the $1,045 recorded by the acquiree for goodwill, net of amortization, and to record goodwill for the Transaction. For further detail on the calculation of goodwill, see the estimated purchase price and estimated purchase price allocation tables in Note 2.

(f)	To derecognize the $7,553 million recorded by the acquiree for separately identified intangible assets. As a result of the recognition of these assets, we adjusted the unaudited pro forma combined statement of operations for the twelve months ended December 31, 2017 and the six months ended June 30, 2018 for the amortization expense previously recorded and the related impact on additional paid-in capital within the unaudited pro forma combined balance sheet as of June 30, 2018. For purposes of these unaudited pro forma financial statements, no amounts have been preliminarily assigned to separately identifiable intangible assets as fair value assessments have not been completed on these assets. As such, no pro forma adjustments were recorded to the amortization expense included in the historic Allure financial statements. Separately identifiable intangible assets principally represent indefinite lived assets including include trade name, customer relationships and technology platform. The fair value of the Company’s separately identifiable intangible assets will be based on the Company’s estimate of fair value based on both historical experience and knowledge of the Transaction. Valuations of the Company’s intangible assets are expected to be finalized no later than one year from the date of acquisition. Any value assigned to these assets will represent a reclassification from the goodwill asset recorded in our preliminary purchase price allocation as outlined in the table in Note 2. Any reclassification recorded could result in further adjustments to pro forma combined financial statements, including but not limited to adjustments to amortization expense, deferred tax liabilities and income tax expense.

(g)	To derecognize the $3,750 note payable recorded by the acquiree for notes payable to their parent company, and to recognize a $900 long-term note payable due to the seller as part of the purchase price consideration included within the tables in Note 2. The note has a stated interest rate of 3.5% and is payable over four years, with interest-only payments through the end of 2020 and semi-annual payments following that date through the maturity date. We have eliminated the incremental interest expense from the unaudited pro forma combined statements of operations for the twelve months ended December 31, 2017 and the six months ended June 30, 2018 and accounted for the impact on the unaudited pro forma combined statements of operations through additional paid-in capital as of June 30, 2018.

(h)	To eliminate $1,738 of management retention bonus included within Accrued expenses on the unaudited pro forma balance sheet as of June 30, 2018 and re-establish a liability of $888 representing the liability transferred to us as part of the purchase price consideration as outlined in our preliminary purchase price allocation in the table in Note 2. Accordingly, we have eliminated general and administrative expense recorded in the unaudited pro forma combined statements of operations for both the year ended December 31, 2017 and the six months June 30, 2018 related to the liability retained by the seller and adjusted additional paid-in capital within the unaudited pro forma combined balance sheet at June 30, 2018.

(i)	To eliminate the stockholders’ equity section of the sellers’ balance sheet.

(j)

To recognize a liability in the unaudited pro forma combined balance sheet as of June 30, 2018 for the earn-out payment. The stock purchase agreement contemplates additional consideration or $2,000 to be paid by us to seller in the event that acquiree revenue exceeds $13,000, wherein revenues from one specifically-named customer add only 70% of their gross value to the total, for any of (i) the 12-month period ending December 31, 2019, or (ii) any of the next following trailing 12-month periods ending on each of March 31, June 30, September 30 and December 31, 2020.

ASC 805 requires recognition of the fair value of this contingent consideration transferred in exchange for an acquired business. The gross value of the contingent consideration has been recorded as a liability and a reduction to accumulated deficit within the unaudited pro forma combined balance sheet as of June 30, 2018. As the contingent consideration arrangement includes a nonlinear relationship between outcomes and payouts, we utilized the probabilistic method in determining the fair value of this liability to be recorded as part of the estimated purchase price allocation as included in the tables in Note 2.

(k)	To derecognize the income tax benefit recorded on acquire standalone financial statements, net of adjustment previously outlined in (b), as the acquiree has had losses for two consecutive annual periods and did not previously record a valuation allowance on deferred tax assets. As the unaudited pro forma combined statements of income indicate a pre-tax loss for all periods presented, a valuation allowance has been recorded and the related income tax benefit has been removed.

(l)	Pro forma adjustments for non-acquired assets and liabilities.

(m)	Acquiree is a private company not yet required and has not yet adopted ASC 606 Revenue from Contracts with Customers. The potential impact of the adoption of ASC 606 is not present within this unaudited pro forma financial information. Upon consummation of the transaction, we will formalize our evaluation, adopt, and implement ASC 606.

(n)	To record a valuation allowance of $94, representing 100% of the deferred tax assets related to net operating losses. The Acquiree financial statements did not record a valuation allowance on net operating losses; however, as the unaudited combined pro forma statements accumulated deficit indicates historical losses, an adjustment to reserve against these assets by reducing income tax benefit in the unaudited combined statement of income.

(o)	To reclassify $1,017 of deferred tax assets to deferred tax liabilities in accordance with ASU 2015-17 Balance Sheet Classification. Acquiree is a private company and ASU 2015-17 is effective for nonpublic entities for annual periods beginning after December 15, 2017 and interim periods with annual periods beginning after December 31, 2018. The Acquiree did not early adopt the standard and therefor both deferred tax assets and liabilities are presented on their financial statements. Amounts have been reclassified to conform to public company standards.

(p)	To recognize the mandatory conversion of the preferred stock as result of the results of the proxy by preferred stockholders to convert preferred stock into common stock contingent upon the Company’s consummation of the Offering and the Allure Transaction. In exchange for executing a customary lock-up agreement continuing for 90 days after the consummation of the Public Offering, holders of the Preferred Stock were offered additional common stock. Holders of Preferred Stock will receive common stock at the stated conversion rate as determined pursuant to the Preferred Stock Certificate of Designation of $7.65 per share, or 723,555 shares of common stock. Those holders of Preferred Stock who execute a customary lock-up agreement for a period continuing for 90 days after the consummation of the Public Offering will be issued, as a one-time incentive, additional common stock and, if warrants are issued to purchasers in the Public Offering, warrants, in such number that makes the effective conversion price equal to 90% of the lowest of the following: (i) if shares of Common Stock are sold without accompanying warrants in the Public Offering, then the price at which shares of Common Stock are sold in the Public Offering, (ii) if units consisting of shares of Common Stock and warrants are sold in the Public Offering, then the effective price per unit sold in the Public Offering, (iii) if units consisting of shares of Common Stock and warrants are sold in the Public Offering, then the initial price at which shares of Common Stock may be purchased upon exercise of the warrants (i.e., the strike price of the warrants), and (iv) the current Conversion Price under the Certificate of Designation (i.e., $7.80) (subject, however, to equitable adjustments as provided in the Certificate of Designation). Except as otherwise indicated, all information in this prospectus assumes that the public offering price per share in this offering will be $7.80, which was the last reported sale price of our common stock on October 26, 2018, adjusted to give pro forma effect to the Reverse Split. Those holders of Preferred Stock who participate in the Public Offering, subject to a minimum participation requirement as agreed between the underwriters and the Company, and execute the foregoing lock-up agreement will receive, as a one-time incentive, additional common stock and, if warrants are issued to purchasers in the Public Offering, warrants, in such number that decreases the effective conversion price on the conversion of Preferred Stock by those holders that execute a lock-up agreement to 80% of the lowest of those scenarios outlined above. The additional discount will be given if holders of the Preferred Stock purchase a minimum amount of our securities that will be determined by the Company prior to the effective date of the registration statement of which this prospectus is a part. The lock-up agreements will apply to all shares of common stock issued to convert the holder’s Preferred Stock, and the additional shares of common stock and warrants, and underlying warrant shares, issued by the Company in exchange for the holder’s execution of the lock-up agreement and participation in the offering. As a result, and based on communication with holders of Preferred Stock as of October 30, 2018, we expect to issue an aggregate of approximately 871,757 shares of common stock consisting of (i) 723,555 shares upon conversion of the entire class of preferred; (ii) approximately 65,870 additional shares, as incentive shares, to certain shareholders that have or we expect (but can make no assurances that they will) to execute the lock-up agreement; and (iii) approximately 82,332 additional incentive shares to those locked up shareholders, assuming (but can make no assurances they will) they all participate in the offering, 740,999 of which will be subject to a customary lock-up arrangement and be eligible for receipt of warrants as outlined above which will also be subject to the same lock-up arrangement. The number of warrants awarded to holders of Preferred Stock will be calculated consistent with and have identical exercise terms, including exercise price and length of warrant, as those participants in the Public Offering. For purposes of this Prospectus we have assumed that 81.9% of the outstanding Preferred Stock will be entitled to additional shares of common stock and to warrants, if warrants are offered in the Public Offering, which represents the portion of the holders of Preferred Stock which have executed the lock-up agreement. For purposes of pro forma calculations within this Prospectus we have assumed the entire population which has executed the initial conversion lock-up agreement, or 81.9% of the outstanding Preferred Stock, will also participate in the Public Offering. The actual number of shares and warrants will vary from this amount and will depend on the actual offering price and Preferred Stockholders’ participation and entry into lock-up agreements.

(q)	To recognize the convertible notes liability conversion agreement which included provisions to convert those notes into common stock in conjunction with the Company’s consummation of the Offering and the Allure Transaction. We expect to issue an aggregate of approximately 925,292 shares of common stock to current holders of convertible promissory notes upon conversion, consisting of (i) 647,705 shares upon conversion of the entire class of convertible promissory notes; (ii) approximately 161,926 additional shares, as incentive shares, to holders of convertible promissory notes that have or we expect (but can make no assurances that they will) to execute the lock-up agreement; and (iii) approximately 115,661 additional incentive shares to those locked up shareholder assuming (but can make no assurances they will) they all participate in the offering, 925,292 of which will be subject to a customary lock-up arrangement and be eligible for receipt of warrants as outlined above which will also be subject to the same lock-up arrangement. For purposes of pro forma calculations within this Prospectus we have assumed the entire population which has executed the initial conversion lock-up agreement, or 100% of the outstanding convertible notes, will also participate in the Public Offering. The additional discount will be given if holders of the convertible note holders purchase a minimum amount of our securities that will be determined by the Company prior to the effective date of the registration statement of which this prospectus is a part.

(r)	To derecognize the interest expense recorded on the additional loan of $1,100 from April 2018. We anticipate using proceeds for repayment of our senior secured credit facility down to a maximum balance of $4,000 (gross debt) as articulated in the “Use of Proceeds”, which represents a use of approximately $1,144 based on the outstanding balance as of October 26, 2018.

1,666,667 Shares Common Stock

Warrants to Purchase up to 833,333 Shares of Common Stock

PROSPECTUS

Sole Book-Running Manager

A.G.P.

Co-Manager

The Benchmark Company

Dated                                , 2018

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Set forth below are expenses we expect to incur in connection with the issuance and distribution of the securities registered hereby. With the exception of the Securities and Exchange Commission registration fee, the amounts set forth below are estimates and actual expenses may vary considerably from these estimates:

Securities and Exchange Commission registration fee	$3,095.39
FINRA filing fees	$7,450
Nasdaq listing fee	$50,000
Accounting fees and expenses	$60,000
Legal fees and expenses	$50,000
Transfer agent and registrar fees	$30,000
Printing and mailing expenses	$25,000
Miscellaneous	$15,000
Total	$240,545.39

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

The registrant is subject to Minnesota Statutes, Chapter 302A, the Minnesota Business Corporation Act (the “Corporation Act”). Section 302A.521 of the Corporation Act provides in substance that, unless prohibited by its articles of incorporation or bylaws, a Minnesota corporation must indemnify an officer or director who is made or threatened to be made a party to a proceeding by reason of the former or present official capacity of the person against judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys’ fees and disbursements, incurred by such person in connection with the proceeding, if certain criteria are met. These criteria, all of which must be met by the person seeking indemnification, are as follows: (a) such person has not been indemnified by another organization or employee benefit plan for the same judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys’ fees and disbursements, incurred by the person in connection with the proceeding with respect to the same acts or omissions; (b) such person must have acted in good faith; (c) no improper personal benefit was obtained by such person and such person satisfied certain statutory conflicts of interest provisions, if applicable; (d) in the case of a criminal proceeding, such person had no reasonable cause to believe that the conduct was unlawful; and (e) in the case of acts or omissions occurring in such person’s performance in an official capacity, such person must have acted in a manner such person reasonably believed was in the best interests of the corporation or, in certain limited circumstances, not opposed to the best interests of the corporation. In addition, Section 302A.521, subd. 3, requires payment by the registrant, upon written request, of reasonable expenses in advance of final disposition in certain instances. A decision as to required indemnification is made by a majority of the disinterested directors present at a meeting at which a disinterested quorum is present, or by a designated committee of disinterested directors, by special legal counsel, by the disinterested shareholders, or by a court.

The registrant also maintains a director and officer insurance policy to cover the registrant, its directors and its officers against certain liabilities.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

During 2018, accredited investors converted 128,754 shares of Series A Convertible Preferred Stock for 16,561 shares of common stock at the conversion rate of $7.65 per share. During 2017, accredited investors converted 385,200 shares of Series A Convertible Preferred Stock and 1,860,561 shares of Series A-1 Convertible Preferred Stock for 293,571 shares of common stock at the conversion rate of $7.65 per share. During 2016, accredited investors converted 307,500 shares of Convertible Preferred Stock for 40,199 shares of common stock. For these issuances, we relied on the statutory exemptions from registration under Section 4(a)(2) of the Securities Act, including Rule 506 promulgated thereunder. We relied on this exemption based on the fact that all the investors were accredited investors. The Company and the investors entered into registration rights agreements requiring Creative Realities to register under the Securities Act of 1933 the resale of the shares of common stock issuable upon conversion of the secured notes and upon exercise of the warrants.

In April 2018, we entered into a $1.1 million secured revolving promissory note. In connection with the loan, we issued the lender a five-year warrant to purchase up to 143,791 shares of common stock at a per share price of $7.65 (subject to adjustment), all pursuant to a securities purchase agreement. The fair value of the warrants was $543. For this issuance, we relied on the statutory exemptions from registration under Section 4(a)(2) of the Securities Act, including Rule 506 promulgated thereunder. We relied on this exemption based on the fact that the investor was an accredited investor.

In January 2018, we entered into a $1.0 million secured revolving promissory note. In connection with the loan, we issued the lender a five-year warrant to purchase up to 61,729 shares of common stock at a per-share price of $8.10 (subject to adjustment), all pursuant to a securities purchase agreement. For this issuance, we relied on the statutory exemptions from registration under Section 4(a)(2) of the Securities Act, including Rule 506 promulgated thereunder. We relied on this exemption based on the fact that the investor was an accredited investor.

In November 2017, in connection with the extension of the maturity date of our term loan, we issued the lender a five-year warrant to purchase up to 196,079 shares of common stock at a per-share price of $8.40 (subject to adjustment). The fair value of the warrants on the issuance date was $1.0 million. For this issuance, we relied on the statutory exemptions from registration under Section 4(a)(2) of the Securities Act, including Rule 506 promulgated thereunder. We relied on this exemption based on the fact that the investor was an accredited investor.

In August 2017, in connection with the extension of the maturity date of our term loan, we issued to the lender a five-year warrant to purchase up to 196,079 shares of common stock at a per-share price of $8.40 (subject to adjustment). The fair value of the warrants on the issuance date was $1.2 million. For this issuance, we relied on the statutory exemptions from registration under Section 4(a)(2) of the Securities Act, including Rule 506 promulgated thereunder. We relied on this exemption based on the fact that the investor was an accredited investor.

In December 2016, we entered into a $1.0 million secured revolving promissory note. In connection with the loan, we issued the lender a five-year warrant to purchase up to 51,416 shares of common stock at a per-share price of $8.40 (subject to adjustment), all pursuant to a securities purchase agreement. The fair value of the warrants on the issuance date was $136. This note was repaid on January 12, 2017. For this issuance, we relied on the statutory exemptions from registration under Section 4(a)(2) of the Securities Act, including Rule 506 promulgated thereunder. We relied on this exemption based on the fact that the investor was an accredited investor.

On August 17, 2016, we entered into a Loan and Security Agreement with Slipstream Communications, LLC, a related party investor, under which we obtained a $3.0 million term loan, with interest thereon at 8% per annum, maturing on August 17, 2018. In connection with the loan, we issued the lender a five-year warrant to purchase up to 196,079 shares of Creative Realities’ common stock at a per share price of $8.40 (subject to adjustment).

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) Exhibits. The exhibits listed below are filed as a part of this registration statement.

Exhibit No.	Description

1.1	Form of Underwriting Agreement (previously filed)

2.1	Agreement and Plan of Merger and Reorganization dated as of August 11, 2015, by and among the registrant, CXW Acquisition, Inc. and ConeXus World Global, LLC (incorporated by reference to the registrant’s Quarterly Report on Form 10-Q filed with the SEC on August 14, 2015)

2.2	Amendment to Agreement and Plan of Merger and Reorganization dated as of October 15, 2015, by and among the registrant, CXW Acquisition, Inc. and ConeXus World Global, LLC (incorporated by reference to the registrant’s Current Report on Form 8-K filed with the SEC on October 21, 2015)

2.3	Second Amendment to Agreement and Plan of Merger and Reorganization and Waiver dated as of September 1, 2017 (incorporated by reference to the registrant’s Quarterly Report on Form 10-Q filed with the SEC on November 14, 2017)

2.4	Stock Purchase Agreement, dated as of September 20, 2018, by and between the registrant and Christie Digital System, Inc. (incorporated by reference to the registrant’s Current Report on Form 8-K filed with the SEC on September 20, 2018).

3.1	Articles of Incorporation, as amended (incorporated by reference to Exhibit 3.1 to the registrant’s Form 8-K filed with the SEC on September 17, 2014)

3.2	Amended and Restated Bylaws (incorporated by reference to the registrant’s Current Report on Form 8-K filed on November 2, 2011)

3.3	Articles of Amendment Filed on October 17, 2018 (previously filed)

4.1	Series A Convertible Preferred Stock Certificate of Designation of Preferences, Rights and Limitations filed August 19, 2014 (incorporated by reference to Exhibit 3.1 to the registrant’s Current Report on Form 8-K filed with the SEC on August 22, 2014)

4.2	Series A-1 Convertible Preferred Stock Certificate of Designation of Preferences, Rights and Limitations filed October 30, 3015 (incorporated by reference to Exhibit 4.2 of the registrant’s Registration Statement on Form S-1 filed with the SEC on February 11, 2016)

4.3	Form of Investor Warrant (filed herewith)

4.4	Form of Representative’s Warrant (previously filed)

4.5	Form of Warrant Agency Agreement between the Company and Computershare Trust Company, N.A. (previously filed)

5.0	Legal Opinion of Maslon LLP (to be filed by amendment).

10.1	Securities Purchase Agreement dated February 18, 2015 by and between Creative Realities, Inc. and Mill City Ventures II, Ltd. (incorporated by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed with the SEC on February 24, 2015)

10.2	Secured Convertible Promissory Note dated February 18, 2015, issued in favor of Mill City Ventures III, Ltd. (incorporated by reference to Exhibit 10.2 to the registrant’s Current Report on Form 8-K filed with the SEC on February 24, 2015)

10.3	Warrant dated February 18, 2015, issued in favor of Mill City Ventures III, Ltd. (incorporated by reference to Exhibit 10.3 to the registrant’s Current Report on Form 8-K filed with the SEC on February 24, 2015)

10.4	Security Agreement dated February 18, 2015, by and among Creative Realities, Inc. and Broadcast International, Inc., Creative Realities, LLC, and Wireless Ronin Technologies Canada, Inc. (incorporated by reference to Exhibit 10.4 to the registrant’s Current Report on Form 8-K filed with the SEC on February 24, 2015)

10.5	Subordinated Secured Promissory Note issued on May 20, 2015 to Slipstream Communications, LLC, in the original principal amount of $465,000 (incorporated by reference to the registrant’s Quarterly Report on Form 10-Q filed with the SEC on August 14, 2015)

10.6	Warrant to Purchase Common Stock, issued in favor of Slipstream Communications, LLC (incorporated by reference to the registrant’s Quarterly Report on Form 10-Q filed with the SEC on August 14, 2015)

10.7	Form of Secured Convertible Promissory Note (for use in connection with Form of Securities Purchase Agreement dated June 23, 2015) (incorporated by reference to the registrant’s Registration Statement on Form S-1/A filed with the SEC on July 9, 2015)

10.8	Form of Warrant (for use in connection with Form of Securities Purchase Agreement dated June 23, 2015) (incorporated by reference to the registrant’s Registration Statement on Form S-1/A filed with the SEC on July 9, 2015)

10.9	Form of Security Agreement (for use in connection with Form of Securities Purchase Agreement dated June 23, 2015) (incorporated by reference to the registrant’s Registration Statement on Form S-1/A filed with the SEC on July 9, 2015)

10.10	Factoring Agreement dated October 15, 2015, by and among the registrant and Allied Affiliated Funding, L.P. (incorporated by reference to the registrant’s Current Report on Form 8-K filed with the SEC on October 21, 2015)

10.11	Warrant dated December 22, 2015, issued in favor of Slipstream Communications, LLC (incorporated by reference to the registrant’s Annual Report on Form 10-K filed with the SEC on April 4, 2016)

10.12	Form of Amended and Restated Securities Purchase Agreement dated December 28, 2015 (incorporated by reference to the registrant’s Registration Statement on Form S-1 filed with the SEC on February 11, 2016)

10.13	Form of Securities Purchase Agreement dated December 28, 2015 (incorporated by reference to the registrant’s Registration Statement on Form S-1 filed with the SEC on February 11, 2016)

10.14	Form of Secured Convertible Promissory Note (for use in connection with Form of Securities Purchase Agreement dated December 28, 2015) (incorporated by reference to the registrant’s Registration Statement on Form S-1 filed with the SEC on February 11, 2016)

10.15	Form of Warrant (for use in connection with Form of Securities Purchase Agreement dated December 28, 2015) (incorporated by reference to the registrant’s Registration Statement on Form S-1 filed with the SEC on February 11, 2016)

10.16	Form of Amended and Restated Security Agreement (for use in connection with Form of Securities Purchase Agreement dated December 28, 2015) (incorporated by reference to the registrant’s Registration Statement on Form S-1 filed with the SEC on February 11, 2016)

10.17	Form of Registration Rights Agreement (for use in connection with Form of Securities Purchase Agreement dated December 28, 2015) (incorporated by reference to the registrant’s Registration Statement on Form S-1 filed with the SEC on February 11, 2016)

10.18	Loan and Security Agreement with Slipstream Communications, LLC, dated as of August 17, 2016 (incorporated by reference to the registrant’s Quarterly Report on Form 10-Q filed with the SEC on November 21, 2016)

10.19	Secured Term Promissory Note in favor of Slipstream Communications, LLC (entered into in connection with Loan and Security Agreement dated August 17, 2016) (incorporated by reference to the registrant’s Quarterly Report on Form 10-Q filed with the SEC on November 21, 2016)

10.20	Employment Agreement with John Walpuck (incorporated by reference to the registrant’s Annual Report on Form 10-K filed with the SEC on March 28, 2017)

10.21	Employment Agreement with Richard Mills (incorporated by reference to the registrant’s Annual Report on Form 10-K filed with the SEC on March 28, 2017)

10.22	Warrant to Purchase Common Stock (entered into in connection with Loan and Security Agreement dated August 17, 2016) (incorporated by reference to the registrant’s Quarterly Report on Form 10-Q filed with the SEC on November 21, 2016)

10.23	Form of Securities Purchase Agreement dated June 23, 2015 (incorporated by reference to the registrant’s Registration Statement on Form S-1/A filed with the SEC on July 9, 2015)

10.24	Warrant dated August 10, 2017, issued in favor of Slipstream Communications, LLC (incorporated by reference to the registrant’s Form 10-Q filed with the SEC on November 14, 2017)

10.25	Warrant dated November 13, 2017, issued in favor of Slipstream Communications, LLC (incorporated by reference to the registrant’s Form S-1 filed with the SEC on June 25, 2018)

10.26	Warrant dated January 16, 2018, issued in favor of Slipstream Communications, LLC (incorporated by reference to the registrant’s Form S-1 filed with the SEC on June 25, 2018)

10.27

First Amendment to Loan and Security Agreement dated as of August 10, 2017 among Slipstream Communications, LLC, registrant and registrant’s subsidiaries. (incorporated by reference to the registrant’s Form S-1 filed with the SEC on June 25, 2018)

10.28

Second Amendment to Loan and Security Agreement dated as of November 13, 2017 among Slipstream Communications, LLC, registrant and registrant’s subsidiaries. (incorporated by reference to the registrant’s Form S-1 filed with the SEC on June 25, 2018)

10.29

Third Amendment to Loan and Security Agreement dated as of January 16, 2018 among Slipstream Communications, LLC, registrant and registrant’s subsidiaries. (incorporated by reference to the registrant’s Form S-1 filed with the SEC on June 25, 2018)

10.30

Secured Revolving Promissory Note in favor of Slipstream Communications, LLC (entered into in connection with Third Amendment to Loan and Security Agreement dated January 16, 2018) (incorporated by reference to the registrant’s Form S-1 filed with the SEC on June 25, 2018)

10.31	Fourth Amendment to Loan and Security Agreement with Slipstream Communications, LLC, dated as of April 27, 2018.

10.32	Warrant to Purchase Common Stock issued to Slipstream Communications, LLC on April 27, 2018.

10.33

Second Allonge to Secured Revolving Promissory Note issued in favor of Slipstream Communications, LLC., dated as of April 27, 2018. (incorporated by reference to the registrant’s Form S-1 filed with the SEC on June 25, 2018)

10.34

Second Allonge to Amended and Restated Secured Term Promissory Note issued in favor of Slipstream Communications, LLC., dated as of April 27, 2018 (incorporated by reference to the registrant’s Form S-1 filed with the SEC on June 25, 2018)

10.35

Secured Disbursed Escrow Promissory Note issued in favor of Slipstream Communications, LLC, in principal amount of $264,000 dated as of April 27, 2018 (incorporated by reference to the registrant’s Form S-1 filed with the SEC on June 25, 2018)

10.36	2014 Stock Incentive Plan as amended (incorporated by reference to the registrant’s definitive proxy statement filed with the SEC on July 24, 2018)

21	List of Subsidiaries (previously filed)

23.1	Consent of EisnerAmper LLP (filed herewith)

23.2	Consent of Aprio (filed herewith)

23.3	Consent of Maslon LLP (included within Exhibit 5)

101.INS	XBRL Instance Document

101.SCH	XBRL Taxonomy Extension Schema

101.CAL	XBRL Taxonomy Extension Calculation Linkbase

101.DEF	XBRL Taxonomy Extension Definition Linkbase

101.LAB	XBRL Taxonomy Extension Label Linkbase

101.PRE	XBRL Taxonomy Extension Presentation Linkbase

ITEM 17. UNDERTAKINGS

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, an increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	[intentionally omitted]

(5)	For the purpose of determining any liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Creative Realities, Inc.

By:	/s/ Richard Mills
Chief Executive Officer

Dated: October 30, 2018

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Richard Mills and Will Logan, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ Richard Mills	Director, Chief Executive Officer	October 30, 2018
Richard Mills	(principal executive officer)

/s/ Alec Machiels	Chairman of the Board	October 30, 2018
Alec Machiels

/s/ Will Logan	Chief Financial Officer	October 30, 2018
Will Logan	(principal accounting and financial officer)

/s/ Donald A. Harris	Director	October 30, 2018
Donald A. Harris

/s/ Joseph M. Manko, Jr.	Director	October 30, 2018
Joseph M. Manko, Jr.

/s/ David Bell	Director	October 30, 2018
David Bell